    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 2003


                                                     REGISTRATION NO. 333-107524
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         INTERNATIONAL STEEL GROUP INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                           3310                          71-0871875
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                             3250 INTERSTATE DRIVE
                             RICHFIELD, OHIO 44286
                           TELEPHONE: (330) 659-9100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                               LEONARD M. ANTHONY
                            CHIEF FINANCIAL OFFICER
                             3250 INTERSTATE DRIVE
                             RICHFIELD, OHIO 44286
                           TELEPHONE: (330) 659-9100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   COPIES TO:

           CHRISTOPHER M. KELLY, ESQ.                        RICHARD L. MUGLIA, ESQ.
                   JONES DAY                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
              901 LAKESIDE AVENUE                               FOUR TIMES SQUARE
             CLEVELAND, OHIO 44114                           NEW YORK, NEW YORK 10036

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT THAT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     SUBJECT TO COMPLETION OCTOBER 28, 2003


PRELIMINARY PROSPECTUS

                                        SHARES

                           (INTERNATIONAL STEEL LOGO)

                         INTERNATIONAL STEEL GROUP INC.

                                  COMMON STOCK

                             ---------------------

     International Steel Group Inc. is offering      shares of common stock. We
will receive all of the net proceeds from the sale of this common stock. Prior to this offering, there has been no public offering for our common stock. The initial public offering price of the common stock is expected to be between
$     and $     per share. We will apply to list our common stock on the New
York Stock Exchange under the symbol "ISG."

     BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds, before expenses, to us............................  $           $

     The underwriters may also purchase up to an additional      shares of
common stock from us at the public offering price, less the underwriting discounts and commissions within 30 days from the date of this prospectus.

     The underwriters expect to deliver the shares against payment in New York,
New York on or about           , 2003.

                        Joint Book-Running Lead Managers

GOLDMAN, SACHS & CO.                                         UBS INVESTMENT BANK

                The date of this prospectus is           , 2003.

                   [GRAPHIC OF MAP OF US INDICATING LOCATION]
               11 MAJOR STEEL PRODUCING AND FINISHING FACILITIES;
                    EXPORT CAPABILITIES FROM SPARROWS POINT

INDIANA HARBOR
* Hot-Rolled
* Cold-Rolled
* Coated

RIVERDALE
* Hot-Rolled

HENNEPIN
* Cold-Rolled
* Coated

COLUMBUS COATINGS
* Coated

BURNS HARBOR
* Hot-Rolled
* Cold-Rolled
* Coated
* Plate

CLEVELAND
* Hot-Rolled
* Cold-Rolled
* Coated

LACKAWANNA
* Coated
* Cold-Rolled

COATESVILLE
* Plate

CONSHOHOCKEN
* Hot-Rolled
* Plate

STEELTON
* Rail
* Ingot
* Blooms

SPARROWS POINT
* Hot-Rolled
* Cold-Rolled
* Coated
* Tin

                                   [ISG LOGO]

                               TABLE OF CONTENTS


MARKET AND INDUSTRY DATA...............   ii
PROSPECTUS SUMMARY.....................    1
RISK FACTORS...........................   10
FORWARD-LOOKING STATEMENTS.............   19
USE OF PROCEEDS........................   19
DIVIDEND POLICY........................   20
CAPITALIZATION.........................   21
DILUTION...............................   23
UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL INFORMATION...   24
SELECTED HISTORICAL FINANCIAL DATA OF
  ISG..................................   31
SELECTED HISTORICAL FINANCIAL DATA OF
  BETHLEHEM............................   34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   36
BUSINESS...............................   55
MANAGEMENT.............................   79
RELATED PARTY TRANSACTIONS.............   88
PRINCIPAL STOCKHOLDERS.................   89
DESCRIPTION OF CAPITAL STOCK...........   92
SHARES ELIGIBLE FOR FUTURE SALE........   98
DESCRIPTION OF INDEBTEDNESS............  100
UNDERWRITING...........................  103
LEGAL MATTERS..........................  105
EXPERTS................................  105
WHERE YOU CAN FIND MORE INFORMATION....  105
INDEX TO FINANCIAL STATEMENTS..........  F-1


                             ---------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK.

     Until           , 2003 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                             ---------------------

                            MARKET AND INDUSTRY DATA

     The market and industry data presented in this prospectus are generally estimates and are based upon third-party data, including the American Iron and Steel Institute, or AISI, and Purchasing Magazine(TM), information made public by other steelmakers and our own internal estimates. While we believe that these data are reasonable, in some cases these data are based on our or others' estimates and cannot be independently verified by us.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risk factors, our audited and unaudited financial statements and related notes and other financial and operating data to understand this offering fully. In this prospectus, unless the context indicates otherwise, "ISG," "we," "us" and "our" and similar terms refer to International Steel Group Inc. and its consolidated subsidiaries. Prior to our acquisition of assets from LTV Steel Company Inc., or LTV, in April 2002, we had no operations. As a result, we believe historical financial information and other operating data for our company prior to April 2002 is of limited relevance in understanding what our actual results of operations, financial position or cash flows would have been for historical periods had we been organized and owned all of our current assets for such periods. For this reason, unless otherwise indicated, all of our financial and operating data for 2002 in this prospectus reflects only our financial and operating data as of and for the nine months ended December 31, 2002. All information in this prospectus relating to the beneficial ownership of our common stock is presented assuming that each of the outstanding shares of our Class B common stock will be converted upon this initial public offering into shares of common stock at a conversion ratio equal to (i) $92,500 divided by (ii) the product of (x) the price per share paid by
the public in the initial public offering (assuming $     per share, the
mid-point of the estimated price range shown on the cover of this prospectus) multiplied by (y) 0.7. References to tons in this prospectus are to U.S. net tons (2,000 pounds) unless otherwise indicated. A long ton is equal to 2,240 pounds.

OUR COMPANY

  OVERVIEW

     ISG was formed by WL Ross & Co. LLC, or WLR, to acquire and operate globally competitive steel facilities. Since our formation, we have grown to become the second largest integrated steel producer in North America, based on steelmaking capacity, by acquiring out of bankruptcy the steelmaking assets of LTV, Acme Steel Corporation, or Acme, and Bethlehem Steel Corporation, or Bethlehem. We have the capacity to cast more than 18 million tons of steel products annually and we ship a variety of steel products from 11 major steel producing and finishing facilities in six states.

     We believe that our cost structure is lower and more variable than other domestic integrated steelmakers and that it is competitive with domestic mini-mill steelmakers as well as most low cost international steel makers. By acquiring facilities through asset purchases in bankruptcy proceedings, we are substantially free from the historical legacy costs that burdened the acquired facilities. We have successfully negotiated a collective bargaining agreement with the United Steelworkers of America, or USWA, that is a substantial departure from the labor agreements that previously governed employment at the acquired facilities. We believe our collective bargaining agreement, which expires in late 2008, has enabled us to implement a culture and operating philosophy that will result in a significantly higher level of productivity than achieved previously at the facilities we acquired. A significant factor in our success has been the talent and experience of our senior management team, led by Rodney B. Mott, our president and chief executive officer. Our senior management team combines experience managing both integrated and mini-mill facilities.

     We believe our plants are some of the most modern and well-maintained integrated steelmaking facilities in North America. Our facilities and the skills of our workforce enable us to manufacture high quality, value-added steel products for our demanding customer base. We have a significant market share in the steel markets we serve. We produce a broad range of hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes. We sell these products directly to end-users, third-party processors and service centers primarily located in the Midwest and along the eastern seaboard of the United States.

     We began operations in the second quarter of 2002. For our first nine months of operations ended December 31, 2002, we had net sales of $933.1 million, shipments of 2.6 million net tons, net income of $69.6 million and earnings before interest, provision for income taxes and depreciation and amortization expense, or EBITDA, of $130.1 million. For the six months ended June 28, 2003, we had net sales of

$1,466.8 million, shipments of 4.0 million net tons, a net loss of $28.8 million and negative EBITDA of $9.1 million. For a reconciliation of EBITDA to the most comparable financial measure calculated in accordance with generally accepted accounting principles, or GAAP, see footnote 7 to "-- Summary Historical Consolidated and Pro Forma Financial and Operating Data of ISG." Our earnings before income taxes for the nine months ended December 31, 2002 included non-recurring charges of $53.6 million. These non-recurring charges consisted of $21.4 million of start-up expenses for the previously idled LTV and Acme assets, a $21.6 million non-cash charge for the adoption of the last in, first out, or LIFO, method for inventory valuation, and $10.6 million for USWA contract-related expenses as well as the initial contribution to the USWA's multiemployer pension plan for the employees covered by our collective bargaining agreement. Cost of products sold for the six months ended June 28, 2003 included one time purchase accounting charges of $25.7 million related to an inventory step-up for work-in-process and finished goods and an adjustment for the assumption of favorable contracts. In addition, ISG incurred $19.4 million of costs due to its initial contribution to the USWA's multiemployer pension plan.

     On a pro forma combined basis giving effect to our acquisition of the Bethlehem assets and assumption of certain liabilities, for the nine months ended December 31, 2002, we had net sales of $3,701.7 million, shipments of 8.3 million net tons and net income of $182.9 million. On a pro forma combined basis giving effect to our acquisition of the Bethlehem assets and assumption of certain liabilities, for the six months ended June 28, 2003, we had net sales of $2,705.6 million, tons shipped of 6.6 million and net income of $58.2 million. These pro forma results do not include the full benefit of the expected labor costs savings resulting from our collective bargaining agreements or the other synergies and cost savings that we expect to realize from the ongoing integration of the Bethlehem assets into our business. These expected benefits are more fully described in the "Supplemental Footnote To Unaudited Pro Forma Condensed Consolidated Statements of Operations" on page 30 of this prospectus.

     History.  Since inception, we completed three asset acquisitions:

          LTV. On April 12, 2002, we acquired out of bankruptcy the principal steelmaking and steel finishing assets of LTV, including the Cleveland Works, Indiana Harbor Works and Hennepin facilities. These assets were idle when we acquired them.

          Acme. On October 10, 2002, we acquired out of bankruptcy Acme's compact strip mill and basic oxygen furnace in Riverdale, Illinois, which were idle at the time of purchase.

          Bethlehem. On May 7, 2003, we acquired out of bankruptcy substantially all of the assets and the equity interests in certain joint ventures of Bethlehem and its subsidiaries.

     Since December 15, 2002, substantially all of the hourly employees at our Cleveland Works, Indiana Works, Hennepin and Riverdale steelmaking facilities have been governed by our collective bargaining agreement. This agreement was ratified in February 2003 by approximately 95% of our represented steelworkers who voted. On June 16, 2003, a substantially similar collective bargaining agreement was ratified by approximately 90% of the represented steelworkers at the acquired Bethlehem facilities who voted. This agreement became effective at the acquired Bethlehem facilities on that same day. The terms of our collective bargaining agreement will also apply, subject to approval by the USWA and ratification by the covered workers, to any facilities with USWA represented employees that we may acquire in the future.

OUR STRENGTHS

     Best-in-class cost structure. We possess a cost structure that we believe is lower and more variable than other integrated steelmakers in North America and competitive with domestic mini-mill steelmakers.

          Strong relationship with the USWA. We partnered with the USWA to establish our operating philosophy that enabled us to purchase the LTV and Acme assets. Our successful integration of these assets further strengthened our relationship with the USWA and enhanced our ability to purchase the Bethlehem assets.

          Lean and efficient workforce. In implementing our operating philosophy, we significantly reduced centralized corporate staff and eliminated redundant levels of supervisory management at the plant level. In addition, our collective bargaining agreements reduced the number of job classifications from over 30 found in historical labor agreements in the steel industry to only five, eliminated previously restrictive work rules and provided many other productivity enhancing changes. As a result, we have been able to reduce Bethlehem's average active employees receiving pay from about 11,500 during 2002 to about 8,600 as of June 28, 2003. This is about 90% of our planned headcount reductions, which, in total, are expected to provide gross annual cost savings of about $280 million as compared to Bethlehem's corresponding 2002 employment costs. Upon completion of the planned reductions we expect to have about 11,800 employees and annual shipment capabilities of about 16 million tons.

          Absence of legacy liabilities. We did not assume any predecessor liabilities for pension benefits and OPEB expenses for the facilities we acquired through bankruptcy. For example, Bethlehem's pension and OPEB recorded liability was about $5 billion at December 31, 2002, and resulted in expenses totaling more than $425 million in 2002.

          Reduced fixed costs. We have enhanced our cost structure by reducing certain fixed costs and transforming a portion of costs that were traditionally fixed, such as compensation and benefits, to a more variable structure. Our depreciation charges are low and we have low corporate overhead. We have also tied bonus and profit sharing programs, as well as a voluntary employee beneficiary association, or VEBA, for the funding of certain former retiree medical costs, to profitability.

     Culture and operating philosophy. We believe our culture and operating philosophy will result in higher productivity than other companies in the integrated steel industry. We have implemented an operating philosophy at our facilities that emphasizes individual and team performance and productivity through a broadened scope of responsibility and accountability.

     Modern facilities with value-added production capabilities. We believe our plants are some of the most modern and well-maintained integrated steelmaking facilities in North America. Our facilities include the newest integrated steelmaking facility in the United States at Burns Harbor, a world-class cold-roll mill at Sparrows Point, and several of the most modern coating lines in the steel industry.

     Diversified customer base. We produce a broad range of flat-rolled and specialty steel products and have a highly diversified customer base representing all major steel-consuming markets. Our broad customer base and product mix makes us less vulnerable to downturns in any particular market sector.

     Strong and experienced management team. Our management team is comprised of experienced managers from both the integrated and mini-mill segments of the steel industry.

OUR STRATEGY

     Increase market share in value-added products. We seek to be the supplier of choice for value-added products to customers in the most attractive markets, including the direct automotive, appliance and construction markets.

     Achieve cost savings from the integration of the ISG and Bethlehem businesses. In addition to the labor cost savings we expect to achieve, there are substantial cost savings that can be achieved from the integration of the Bethlehem assets into our business, which we believe will exceed an aggregate of $100 million per year. We plan to optimize internal transfers of semi-finished goods and achieve longer production runs. We also expect to realize cost savings by reducing inventory, leveraging our centralized sales and research and development resources and minimizing the impact of any scheduled or unscheduled equipment shutdowns.

     Pursue additional growth through a disciplined approach to acquisitions. We intend to pursue value-adding acquisition opportunities.

     Achieve a conservative financial profile. We intend to achieve a conservative financial profile, emphasizing working capital management and return on capital. We believe a strong balance sheet will allow us to be opportunistic regarding strategic investments, to build strong relationships with our key customers and suppliers and to recruit and retain the best employees.

RISK FACTORS

     Investing in our common stock involves a degree of risk. Before you invest in our common stock, you should carefully consider the matters discussed under the heading "Risk Factors" and "Forward-Looking Statements" and all other information contained in this prospectus. The factors that could adversely affect our actual results and performance, as well as our planned strategies, include, among other things:

     - negative overall economic conditions or conditions in the markets we serve;

     - competition within the steel industry;

     - changes in U.S. or foreign trade policy affecting steel imports or exports;

     - actions by our domestic and foreign competitors;

     - our ability to raise needed capital for investment and maintenance expenditures;

     - the occurrence of unexpected equipment failures;

     - changes on environmental regulations;

     - changes in interest rates;

     - changes in the availability, or increases in the cost, of raw materials, energy or other supplies;

     - labor issues affecting our workforce or the steel industry generally; and

     - our ability to implement our operating culture and philosophy at the acquired Bethlehem facilities.

SPONSOR

     Our principal investor and founder, WLR, was organized on April 1, 2000 by Wilbur L. Ross, Jr. The WLR team has restructured more than $200 billion of liabilities and has sponsored more than $1.6 billion of alternative investment partnerships on behalf of major U.S., European and Asian institutional investors. Two funds, whose general partner and manager are WLR, own a combined 41.9% of our outstanding common stock on a fully converted basis. The support of WLR, with expertise in investing in distressed situations, has provided and will continue to provide a considerable competitive advantage in acquiring assets at attractive prices.

RECENT DEVELOPMENTS

     On September 30, 2003, we entered into an agreement with United States Steel Corporation, or U.S. Steel, under which we will transfer our No. 2 pickle line at Indiana Harbor Works to U.S. Steel in exchange for specific assets of U.S. Steel's plate business, including the plate mill at its Gary Works facility. This transaction is structured as an asset swap and no cash is expected to be exchanged at the closing. The transaction is expected to close in the fourth quarter, subject to customary closing conditions.

                             ---------------------

     Our principal executive offices are located at 3250 Interstate Drive, Richfield, Ohio 44286. Our telephone number is (330) 659-9100. We were incorporated in February 2002 under Delaware law.

                                  THE OFFERING

Common stock offered by ISG...             shares

Common stock to be outstanding
after this offering...........             shares

Use of proceeds...............   Under the terms of our credit facilities, we
                                 are required to use all the net proceeds from
                                 this offering to repay all amounts outstanding
                                 under our tranche A term loan. As of September
                                 27, 2003, $228.4 million was outstanding under
                                 our tranche A term loan. Assuming that the
                                 shares of our common stock are sold for
                                 $     per share in this offering, representing
                                 the mid-point of the estimated price range
                                 shown on the cover of this prospectus, this
                                 offering will generate aggregate net proceeds
                                 of $     million, which would be enough to
                                 repay the outstanding amount in full. To the extent the net proceeds of this offering exceed amounts outstanding under our tranche A term loan, we are required to use 50% of such excess proceeds to repay amounts outstanding under our tranche B term loan. We will use the remaining
                                 50% of any such excess proceeds to further reduce debt or for general corporate purposes.
                                 See "Use of Proceeds."

Over-allotment option.........   We have granted the underwriters a 30 day
                                 option to purchase up to           additional
                                 shares of our common stock to cover over-allotments.

Proposed NYSE symbol..........   ISG

Risk Factors..................   You should carefully consider all the
                                 information in this prospectus. In particular, you should evaluate the information set forth in the section of this prospectus entitled
                                 "Risk Factors" beginning on page 10 before deciding whether to invest in our common stock.

     The number of shares of our common stock expected to be outstanding after
the offering is based on shares outstanding as of           , 2003. This number
assumes that we have issued           shares of common stock upon the mandatory
conversion of each of the 1,856.2 outstanding shares of Class B common stock into common stock upon this initial public offering at a conversion ratio equal to (i) $92,500 divided by (ii) the product of (x) the price per share paid by the public in the initial public offering (assuming $ per share, the mid-point of the estimated price range shown on the cover of this prospectus) multiplied by (y) 0.7. The number of shares of our common stock shown above excludes shares of our common stock issuable upon the exercise of outstanding
options at a weighted average exercise price of $          per share.

     Unless we indicate otherwise, the share information in this prospectus assumes the underwriters' option to cover over-allotments is not exercised. See "Underwriting."

                 SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA
                      FINANCIAL AND OPERATING DATA OF ISG

     The summary historical consolidated financial data presented below under the captions "Statement of Operations Data" for the period from inception (February 22, 2002) through December 31, 2002 and "Balance Sheet Data" as of December 31, 2002 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical consolidated financial data presented below under the captions "Balance Sheet Data" and "Statement of Operations Data" as of and for the six months ended June 28, 2003 are derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The summary information presented below under the caption "Other Data" is not derived from our financial statements, except for the statement of cash flows information.

     The following table also includes unaudited pro forma statement of operations data and other data for the six months ended June 28, 2003 and for the nine months ended December 31, 2002, which give effect to our acquisition of the operating assets and assumption of certain liabilities of Bethlehem, our borrowings under our credit facilities and the private equity placement of 1,694 shares of our Class B common stock on May 7, 2003 as if these transactions had been consummated at earlier dates.

     The following summary pro forma financial data does not include any adjustments for this offering, the impact of the full expected labor cost savings resulting from our collective bargaining agreements, or the other synergies or cost savings that we expect from the ongoing integration of the Bethlehem assets into our business, which are further discussed in the supplemental pro forma information on page 30. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of our future operating results or financial position. The information below should be read in conjunction with the unaudited combined consolidated pro forma financial information of ISG included elsewhere in this prospectus.

     Prior to our acquisition of assets from LTV in April 2002, we had no operations. As a result, we believe historical financial information and operating data for our company prior to April 2002 is of limited relevance in understanding what our actual results of operations, financial position or cash flows would have been for historical periods had we been organized and owned all of our assets for such periods. For this reason, the following table sets forth summary historical and pro forma financial information and operating data for our company only as of and for the nine months ended December 31, 2002 and the six months ended June 28, 2003.

     In the opinion of management, the following table includes all adjustments, consisting of normal recurring accruals, necessary to fairly present this data. Operating results for interim periods are not necessarily indicative of a full year's operations. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and related notes, our unaudited consolidated condensed financial statements and related notes, Bethlehem's audited and unaudited financial statements and related notes, and the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Information," each included elsewhere in this prospectus.

                                                      ACTUAL                            UNAUDITED COMBINED PRO FORMA
                                       ------------------------------------        --------------------------------------
                                          UNAUDITED
                                          SIX MONTHS         NINE MONTHS            SIX MONTHS             NINE MONTHS
                                            ENDED               ENDED                  ENDED                  ENDED
                                       JUNE 28, 2003(1)   DECEMBER 31, 2002        JUNE 28, 2003        DECEMBER 31, 2002
                                       ----------------   -----------------        -------------        -----------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA AND TON AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales............................     $1,466,847         $  933,106             $2,705,647             $3,701,706
Costs and expenses:
  Cost of products sold..............      1,415,910(2)         756,161(2)           2,458,746              3,166,120
  Marketing, administrative and other
     expenses........................         60,137             53,770                 82,637                117,470
  Depreciation and amortization......         23,188             12,430                 39,940                 47,521
Equity in income from affiliate......            (97)            (6,973)                  (797)                (9,773)
Special charges(3)...................             --                 --                     --                 37,600
                                          ----------         ----------             ----------             ----------
Total................................      1,499,138            815,388              2,580,526              3,358,938
                                          ----------         ----------             ----------             ----------
Operating income (loss)..............        (32,291)           117,718                125,121                342,768
Interest expense, net................         15,527              1,177                 27,362                 40,009
                                          ----------         ----------             ----------             ----------
Earnings (loss) before income
  taxes..............................        (47,818)           116,541                 97,759                302,759
Provision (benefit) for income
  taxes..............................        (19,032)            46,966                 39,592                119,889
                                          ----------         ----------             ----------             ----------
Net earnings (loss)..................     $  (28,786)        $   69,575             $   58,167             $  182,870
                                          ==========         ==========             ==========             ==========
Earnings (loss) per share:
Common Stock
  Basic..............................     $   (1,458)        $    3,789             $    2,757             $    9,045
  Diluted............................              *              3,642                  2,626                  8,657
Class B Common Stock
  Basic..............................     $   (1,172)                               $    2,757             $    9,045
  Diluted............................              *                                     2,597                  8,608
Average common shares outstanding:
Common Stock
  Basic..............................         19,244             18,362                 19,244                 18,362
  Diluted............................              *             19,105                 20,544                 19,388
Class B Common Stock
  Basic..............................            619                                     1,856                  1,856
  Diluted............................            619                                     1,856                  1,856
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents............     $  126,462         $    9,772
Working capital......................        739,100            161,709
Property, plant, and equipment,
  net................................        810,043            244,838
Total assets.........................      2,438,338            667,076
Long-term debt and capital lease
  obligations (including current
  portion)...........................        980,270             69,448
Total stockholders' equity...........        448,673            305,764

                                                      ACTUAL                            UNAUDITED COMBINED PRO FORMA
                                       ------------------------------------        --------------------------------------
                                          UNAUDITED
                                          SIX MONTHS         NINE MONTHS            SIX MONTHS             NINE MONTHS
                                            ENDED               ENDED                  ENDED                  ENDED
                                       JUNE 28, 2003(1)   DECEMBER 31, 2002        JUNE 28, 2003        DECEMBER 31, 2002
                                       ----------------   -----------------        -------------        -----------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA AND TON AMOUNTS)
OTHER DATA:
Net cash provided by (used in)
  operating activities...............     $  177,870         $ (111,563)
Net cash used in investing
  activities.........................       (760,013)          (178,130)
Net cash provided by financing
  activities.........................        698,833            299,465
Shipments (net tons)(4)..............      3,991,000          2,602,000              6,593,000              8,307,000
Average sales price per prime
  ton(5)(7)..........................     $      368         $      347             $      410             $      446
Number of employees (end of
  period)............................         11,955              3,369                 11,955                 14,869
Operating income (loss) per net ton
  shipped............................     $       (8)        $       45             $       19             $       41
EBITDA(2)(6).........................     $   (9,103)        $  130,148
EBITDA per net ton shipped(2)(6).....     $       (2)        $       50

---------------

 * These calculations are not presented since the effect of the additional shares would be anti-dilutive.

(1) Our fiscal year, which ends on December 31, consists of quarterly reporting periods, each consisting of two four-week months, followed by a five-week month.

(2) Cost of products sold for the nine months ended December 31, 2002 of $756.2 million included non-recurring charges of $53.6 million. These non-recurring charges consisted of $21.4 million of start-up expenses for the previously idled LTV and Acme assets, a $21.6 million non-cash charge for the adoption of the LIFO method for inventory valuation, and $10.6 million for USWA contract-related expenses as well as the initial contribution to the USWA's multiemployer pension plan for the employees covered by our collective bargaining agreement. Cost of products sold for the six months ended June 28, 2003 included one time purchase accounting charges of $25.7 million related to an inventory step-up for work-in-process and finished goods and an adjustment for the assumption of favorable contracts. In addition, ISG incurred $19.4 million of costs due to its initial contribution to the USWA's multiemployer pension plan.

(3) Special charges relate to environmental reserves and supplemental unemployment benefits that would have been incurred by the combined entity.

(4) Does not include conversion shipments.

(5) Average sales price per prime ton is the result of total sales of prime product divided by total shipments of prime product. We define a prime product as a product produced to customer specifications.

(6) EBITDA represents net earnings before interest, provision for income taxes and depreciation and amortization expense. EBITDA is not a measure of performance under GAAP and has been presented because we believe that investors use EBITDA to analyze operating performance, which includes our ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net earnings, net cash from operating activities or cash flow statement data prepared in accordance with GAAP. In addition, comparison to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies. The following table reconciles EBITDA to the most directly comparable GAAP measure of ability to service and incur indebtedness, which we believe to be cash provided by (used in) operating activities.

                                                                                ACTUAL
                                                                  ----------------------------------
                                                                  UNAUDITED SIX       NINE MONTHS
                                                                   MONTHS ENDED          ENDED
                                                                  JUNE 28, 2003    DECEMBER 31, 2002
                                                                  --------------   -----------------
                                                                        (DOLLARS IN THOUSANDS)
    EBITDA......................................................    $  (9,103)         $ 130,148
    Less:
      Interest Expense, net.....................................       15,527              1,177
      Taxes on income...........................................      (19,032)            46,966
      Equity in income from affiliate...........................           97              6,973
      Deferred incomes taxes....................................           --              4,327
      Changes in working capital items..........................     (183,565)           182,268
                                                                    ---------          ---------
    Net cash provided by (used in) operating activities.........    $ 177,870          $(111,563)
                                                                    =========          =========

(7) Average sales price for the six months ended June 28, 2003 unaudited combined pro forma and the nine months ended December 31, 2002 unaudited combined pro forma is calculated using total tons shipped and net sales.

                                  RISK FACTORS

     You should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making a decision to invest in our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock. See "Forward-Looking Statements."

RISKS RELATED TO THE STEEL INDUSTRY

  EXCESS GLOBAL CAPACITY AND THE AVAILABILITY OF COMPETITIVE SUBSTITUTE MATERIALS HAS RESULTED IN INTENSE COMPETITION AND MAY EXERT FURTHER DOWNWARD PRESSURE ON PRICES.

     Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so. We compete primarily on the basis of price, quality and the ability to meet customers' product needs and delivery schedules. Our primary competitors are other integrated steel producers and mini-mills, some of which are larger than we are and have substantially greater capital resources than we do. The highly competitive nature of the steel industry exerts downward pressure on prices for our products. In the case of certain product applications, we and other steel manufacturers compete with manufacturers of other materials, including plastic, aluminum, graphite composites, ceramics, glass, wood and concrete. In addition, global overcapacity in steel manufacturing and its negative impact on domestic steel prices are likely to persist and could adversely affect our sales, margins and profitability. This overcapacity has resulted in high levels of steel imports into the United States, exerted downward pressure on domestic steel prices and resulted in, at times, a dramatic reduction, or in the case of many steel producers, the elimination of gross margins.

  INCREASED IMPORTS OF STEEL INTO THE UNITED STATES COULD ADVERSELY IMPACT DOMESTIC STEEL PRICES, WHICH COULD ADVERSELY AFFECT OUR SALES, MARGINS AND PROFITABILITY.

     Based on AISI's Apparent Steel Supply (excluding semi-finished products), imports of steel into the United States constituted 20.4%, 20.2% and 22.3% of the domestic steel market supply for 2002, 2001 and 2000, respectively. Significant imports of steel into the United States will exert downward pressure on domestic steel prices and substantially reduce sales, margins and profitability. We and other domestic steel producers compete with many foreign producers. We face strong competition from foreign producers, and competition has greatly increased in recent years as a result of an excess of foreign steelmaking capacity. Furthermore, a weakening of certain foreign economies, particularly in Eastern Europe, Asia and Latin America, has at times resulted in lower local demand for steel products, which has encouraged greater steel exports to the United States at depressed prices.

     The U.S. government established various protective actions during 2001 and 2002, including the enactment of various steel import quotas and tariffs, which contributed to a decrease of some steel imports during 2002. However, these protective measures are only temporary and many foreign steel manufacturers have been granted exemptions for applications of these measures. Furthermore, there are products and countries not covered by these protective measures and imports of these exempt products or of products from these countries may still have an adverse effect upon our revenues and income. In addition, the World Trade Organization, or WTO, has issued a decision that the tariffs imposed by the United States on hot-rolled and cold-rolled finished steel imports violate global trade rules. This ruling was appealed by the United States and the WTO is expected to issue a decision on this appeal during the fourth quarter of 2003. The United States International Trade Commission, or ITC, also released a report on September 19, 2003 to the Congress and the President, examining the impact of the tariffs on steel-consuming industries. President Bush is expected to announce a decision as to whether to continue, adjust, or terminate this relief, but it is not certain when this decision will be made. If there is a reduction or adverse change in the scope of the remedy granted by the President of the United States, there could be a resurgence of steel imports. When these measures expire or if they are relaxed, there may be an increase of imports of foreign steel, which could result in downward pressure on domestic steel prices and negatively impact our sales, margins and profitability.

  OUR LEVEL OF PRODUCTION AND OUR SALES AND EARNINGS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AS A RESULT OF THE CYCLICAL NATURE OF THE INDUSTRIES WE SERVE.

     The price of steel and steel products may fluctuate significantly due to many factors beyond our control. This fluctuation directly affects the levels of production and sales and earnings. The domestic steel industry has been highly cyclical in nature, influenced by a combination of factors, including periods of economic growth or recession, strength or weakness of the U.S. dollar, worldwide production capacity, levels of steel imports and applicable tariffs. The demand for steel products is generally affected by macroeconomic fluctuations in the United States and the global economies in which steel companies sell their products. For example, future economic downturns, stagnant economies or currency fluctuations in the United States or globally could decrease the demand for products or increase the amount of imports of steel into the United States, which could negatively impact our sales, margins and profitability.

     A prolonged weakness in the U.S. automotive industry would reduce the demand for our products and could reduce our sales. A significant portion of our sales are currently sold directly to automotive customers and to intermediate steel processor and service center markets where some of our products are further processed and resold to various companies in the automotive industry. The cyclical nature of the automotive industry is caused by factors such as the level of consumer spending, the strength or weakness of the U.S. dollar and the impact of international trade and various other factors, including labor unrest and the availability of raw materials, which affect the ability of the automotive industry to build cars. Any decrease in automotive manufacturing will reduce our shipments, increase our operating costs and reduce our earnings. In addition, if automobile manufacturers choose to substitute steel with more plastics, aluminum and other steel substitutes in their automobiles, it could further reduce demand for our products.

     In addition, a disruption or downturn in the oil and gas, gas transmission, construction, commercial equipment, rail transportation, appliance, agricultural and durable goods industries, all of which are significant markets for our products and are highly cyclical, could negatively impact our sales volumes, pricing, margins and earnings.

RISKS RELATED TO OUR BUSINESS

  BECAUSE OF OUR LIMITED OPERATING HISTORY, AND OUR RECENT ACQUISITIONS OF VARIOUS STEELMAKING ASSETS, WE BELIEVE THAT HISTORICAL INFORMATION REGARDING THE ACQUIRED ASSETS IS OF LIMITED RELEVANCE IN UNDERSTANDING OUR BUSINESS AS CURRENTLY CONDUCTED AND OUR PROSPECTS FOR THE FUTURE.

     We have a limited operating history. We did not have any operations until we consummated our acquisition of the idled steelmaking assets of LTV in April 2002 and we did not begin producing steel until May 2002. We completed the acquisition of the idled steelmaking assets of Acme in October 2002 and did not generate significant revenues from those assets during 2002. We completed the acquisition of the Bethlehem steelmaking assets in May 2003. As a result, we believe the historical financial results of the acquired assets are of limited relevance in understanding our business as currently conducted.

  WE MAY NOT BE ABLE TO INTEGRATE EFFECTIVELY OUR NEW EMPLOYEES AND THE OPERATIONS OF THE VARIOUS ASSETS WE ACQUIRED OR ACHIEVE THE LEVEL OF EFFICIENCIES WE INTEND.

     We are subject to the risks, expenses, uncertainties and problems encountered by companies in the early stages of operations and associated with the integration of new businesses. Our workforce may not be able to readily adapt to the new work rules, job consolidations, software systems and unique business culture of the combined companies. The dramatic changes in individual responsibilities, communication structure and software systems may result in operating inefficiencies and increased expenses until the changes are fully incorporated into our workforce's daily routines. Additionally, the expansion of duties may require additional training and skill development before we realize the full extent of the planned efficiencies.

  OUR BUSINESS REQUIRES SUBSTANTIAL CAPITAL INVESTMENT AND MAINTENANCE EXPENDITURES, WHICH WE MAY BE UNABLE TO PROVIDE.

     Our business strategy will require additional substantial capital investment. We require capital for, among other purposes, managing acquired assets, acquiring new equipment, maintaining the condition of our existing equipment, completing future acquisitions and maintaining compliance with environmental laws and regulations. To the extent that cash generated internally and cash available under our credit facilities is not sufficient to fund capital requirements, we will require additional debt and/or equity financing. However, this type of financing may not be available or, if available, may not be on satisfactory terms. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. If we fail to generate or obtain sufficient additional capital in the future, we could be forced to reduce or delay capital expenditures and acquisitions, sell assets or restructure or refinance our indebtedness.

  UNEXPECTED EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR
  SHUTDOWNS.

     Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Our manufacturing processes depend on critical pieces of steelmaking equipment, such as furnaces, continuous casters and rolling equipment, as well as electrical equipment, such as transformers, and this equipment may, on occasion, be out of service as a result of unanticipated failures. In the future, we may experience material plant shutdowns or periods of reduced production as a result of any equipment failures. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. Although we maintain business interruption insurance, any recovery under this insurance policy may not offset the lost revenues or increased costs that we experience during the disruption of our operations. In addition to the revenue losses, which may not be recoverable under the policy, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

  ENVIRONMENTAL REGULATIONS IMPOSE SUBSTANTIAL COSTS AND LIMITATIONS ON OPERATIONS.

     We have environmental liability risks and limitations on operations brought about by the requirements of environmental laws and regulations. We are subject to various federal, state and local environmental, health and safety laws and regulations concerning issues such as air emissions, wastewater discharges, solid and hazardous waste management and disposal and the investigation and remediation of contamination. These laws and regulations are becoming increasingly stringent. While we believe that our facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While we believe that we can comply with environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated. We may also be subject from time to time to legal proceedings brought by private parties or governmental agencies with respect to environmental matters, including matters involving alleged property damage or personal injury. We may also be subject to future claims with respect to historic asbestos exposure relating to our acquired assets. While management estimates that the risk of incurring liability as the result of any such claims is remote, it is impossible to estimate at this time.

  ANY DECREASE IN THE AVAILABILITY, OR INCREASE IN THE COST, OF RAW MATERIALS AND ENERGY COULD MATERIALLY AFFECT OUR EARNINGS.

     Our operations depend heavily on the availability of various raw materials and energy resources, including iron ore, coke, scrap, electricity and natural gas. The availability of raw materials and energy resources may decrease and their prices are likely to be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations. Disruption in the supply of our raw materials or energy resources could temporarily impair our ability to manufacture some of our products or require us to pay higher prices in order to obtain these raw materials or energy resources from other sources. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.

     We currently obtain all our iron ore pellet needs for our Cleveland Works and Indiana Harbor Works facilities from one supplier, Cleveland-Cliffs Inc, pursuant to a long-term supply contract. Additionally, as part of the Bethlehem asset acquisition, we acquired a 62.3% interest in a company that owns an iron ore mine located in Hibbing, Minnesota, which, excluding tonnage applicable to interests owned by others, Bethlehem estimated contained recoverable reserves at December 31, 2002 sufficient to produce at least 113 million long tons of iron ore pellets. This mine is operated by Cleveland-Cliffs Inc, which also owns 23% of the mine. The Hibbing facility has mining and processing facilities, which can supply a majority of our current annual iron ore requirements for Burns Harbor. We expect these two sources will supply approximately 85% of our iron ore pellet needs in 2003. Should Cleveland-Cliffs Inc or the Hibbing mine be unable to meet our iron ore pellet needs, or should the Cleveland-Cliffs Inc contract be terminated, we may be unable to meet our iron ore pellet needs or may be forced to obtain iron ore pellets at higher prices.

     In addition, the domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future due to a decrease in the number of domestic suppliers. Furthermore, the price of coke is volatile during times of inadequate supply. In addition to the coke we produce in our coke facilities, which amounts to approximately 50% of our estimated needs in 2003, we have contracts for the purchase of 20% of our estimated future coke requirements through 2005. However, adequate supplies of coke may not be available to us in the future, or, if available, only at higher prices than the prices we currently pay. If we are unable to obtain an adequate supply of coke in the future we would have to use alternative and more costly sources of energy or reduce production, both of which actions would have a negative impact on our earnings and cash flow.

     All our furnaces are equipped to burn natural gas or utilize electric power, which are the primary energy sources used at our manufacturing facilities. Backup systems are in place at most facilities to permit the use of fuel oil or propane should that become necessary. Prices for natural gas and electricity have fluctuated in recent years. Energy prices, particularly for natural gas and fuel oil, are currently at historically high levels, which increases our production costs. Although we continue to evaluate our energy costs and consider ways to factor energy costs into our pricing, energy prices may increase further, which could adversely affect our production costs, competitive position and results of operations. A substantial and prolonged increase in energy costs would have an adverse effect on our margins, earnings and cash flow.

  A SIGNIFICANT PORTION OF OUR FLAT-ROLLED PRODUCTS ARE CURRENTLY SOLD ON THE SPOT MARKET, AND THEREFORE, OUR SALES, MARGINS AND EARNINGS ARE NEGATIVELY AFFECTED BY DECREASES IN DOMESTIC SPOT FLAT-ROLLED STEEL PRICES.

     Because a significant portion of our flat-rolled products are sold on the spot market under contracts with terms of 12 months or less, our sales, margins and earnings are negatively impacted by decreases in domestic flat-rolled steel prices. As a result, downturns in the domestic flat-rolled steel market could have an adverse effect on our sales, margins and earnings.

  OUR LEVEL OF INDEBTEDNESS AND OTHER DEMANDS ON OUR CASH RESOURCES COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND MAKE US MORE VULNERABLE TO ECONOMIC DOWNTURNS.

     As of June 28, 2003, we had cash of approximately $126 million and total consolidated debt, including current maturities and capital lease obligations, of approximately $980 million. During fiscal 2003, our anticipated debt service requirements will be approximately $36 million. Subject to the limits contained in our credit facilities, we may also incur additional debt in the future. In addition to the debt service requirements on our outstanding debt, we have other demands on our cash resources, including, among others, capital expenditures and operating expenses.

     Our level of indebtedness and the significant debt servicing costs associated with that indebtedness could have material effects on our operations and our ability to execute our business strategy. For example, they could:

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, payments of dividends on our common stock, acquisitions and other general corporate purposes;

     - require us to raise additional capital through the issuance of equity, which may have a dilutive impact to existing stockholders;

     - limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

     - place us at a competitive disadvantage compared to our competitors, some of which have less debt service obligations and greater financial resources than we do;

     - limit our ability to borrow additional funds;

     - increase our vulnerability to general adverse economic and industry conditions; and

     - result in our failure to satisfy the financial covenants contained in our credit facilities or in other agreements governing our indebtedness, which could result in an event of default that, if not cured or waived, could restrict or eliminate our ability to finance the cash requirements of our business.

     Our credit facilities are secured by substantially all our material assets. If we default under these facilities, the lenders could choose to declare all outstanding amounts immediately due and payable, and seek foreclosure of the assets we granted to them as collateral. If the amounts outstanding under the credit facilities were accelerated, we may not have sufficient resources to repay all outstanding amounts, and our assets may not be sufficient to repay all of our outstanding debt in full. Foreclosures on any of our material assets could disrupt our operations, and have a material adverse effect on our reputation, production volume, sales and earnings.

  OUR VARIABLE RATE INDEBTEDNESS SUBJECTS US TO INTEREST RATE RISK, WHICH COULD CAUSE OUR ANNUAL DEBT SERVICE OBLIGATIONS TO INCREASE SIGNIFICANTLY.


     Some of our borrowings, including borrowings under our credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even if the amount borrowed remained the same, resulting in a decrease in our net income. We have developed a hedging program to actively manage the risks associated with interest rate fluctuations but our program may not effectively eliminate all of the financial exposure associated with interest rate fluctuations. We currently have instruments in place that have the effect of fixing the interest rate on a portion of our outstanding debt for various time periods up to one year.


  OUR ABILITY AND THE ABILITY OF SOME OF OUR SUBSIDIARIES TO ENGAGE IN SOME BUSINESS TRANSACTIONS MAY BE LIMITED BY THE TERMS OF OUR DEBT.

     Our credit facilities contain a number of financial covenants requiring us to meet financial ratios and financial condition tests, as well as covenants restricting our ability to:

     - incur additional debt;

     - in the case of ISG only, pay dividends on, redeem or repurchase capital stock;

     - allow our subsidiaries to issue new stock to any person other than us or any of our other subsidiaries;

     - make investments;

     - incur or permit to exist liens;

     - enter into transactions with affiliates;

     - guarantee the debt of other entities, including joint ventures;

     - merge or consolidate or otherwise combine with another company; and

     - transfer or sell our assets.

     Our ability to borrow under our credit facilities will depend upon our ability to comply with these covenants and our borrowing base requirements. Our ability to meet these covenants and requirements may be affected by events beyond our control and we may not meet these obligations. Our failure to comply with these covenants and requirements could result in an event of default under our credit facilities that, if not cured or waived, could terminate our ability to borrow further, permit acceleration of the relevant debt and permit foreclosure on any collateral granted as security under our credit facilities.

  SENIOR MANAGEMENT MAY BE DIFFICULT TO REPLACE IF THEY LEAVE.

     The loss of the services of one or more members of our senior management team or the inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects. Our operations and prospects depend in large part on the performance of our senior management team, including our chief executive officer, Rodney B. Mott, our chief operating officer, V. John Goodwin, and the other members of the senior management team. We may not be able to find qualified replacements for any of these individuals if their services are no longer available. There is key man insurance only on Mr. Mott.

  IMPLEMENTATION OF OUR STRATEGY TO PURSUE ADDITIONAL ACQUISITION OPPORTUNITIES HAS CERTAIN RISKS.

     We intend to continue to pursue value-adding acquisition opportunities in the steel industry. As part of this strategy, we may expand existing facilities, build additional plants, acquire other steel assets, enter into joint ventures or form strategic alliances that we believe will expand or complement our existing business. These transactions will likely involve some or all of the following risks:

     - the potential disruption of our ongoing business;

     - the diversion of resources and management's time;

     - the inability of management to maintain uniform standards, controls, procedures and policies;

     - the difficulty of managing the operations of a larger company;

     - the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise;

     - the risk of contractual or operational liability to joint venture participants or to third parties as a result of our participation;

     - the difficulty of competing for acquisitions and other growth opportunities with companies having greater financial resources than us; and

     - the difficulty of integrating the acquired operations and personnel into our existing business.

     Pursuing our growth strategy may be required for us to remain competitive, but we may not be able to complete any such transactions or obtain financing, if necessary, for such transactions on favorable terms. Future transactions may not improve the competitive position and business prospects as anticipated, and could reduce sales or profit margins, and, therefore, earnings if they are not successful.

RISKS RELATED TO THE BETHLEHEM ASSET ACQUISITION

  WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE THE ACQUIRED BETHLEHEM ASSETS INTO OUR OPERATIONS.

     Our future success will depend largely on our ability to continue to consolidate and effectively integrate the Bethlehem assets into our operations. We may not be able to do so successfully without substantial costs, delays or other difficulties. We may face significant challenges in continuing to consolidate functions and integrate procedures, information technology systems, personnel, product lines and operating philosophies in a timely and efficient manner.

     The integration process is complex and time consuming and may pose a number of obstacles, such as:

     - the loss of key employees or customers;

     - the challenge of maintaining the quality of customer service;

     - the need to coordinate geographically diverse operations;

     - retooling and reprogramming of equipment and information technology systems; and

     - the resulting diversion of management's attention from our day-to-day business and the need to hire and integrate additional management personnel to manage our expanded operations.

     If we are not successful in completing the integration of the Bethlehem assets into our operations, if the integration takes longer or is more complex or expensive than anticipated, if we cannot operate the Bethlehem assets as effectively as we anticipate, whether as a result of deficiency of those assets or otherwise, or if the integrated product and service offerings fail to achieve market acceptance, our operating performance, margins, sales and reputation could be materially adversely affected.

  WE MAY NOT BE ABLE TO REALIZE THE ANTICIPATED BENEFITS FROM ACQUIRING THE BETHLEHEM ASSETS.

     Even if we are able to integrate the acquired Bethlehem assets successfully into our business, we may not be able to realize the full cost savings, revenue enhancements, tax savings or other benefits that we anticipate to the extent or within the time frame that we currently expect. Our ability to realize these benefits may be affected by a number of factors, including:

     - our ability to successfully implement new work rules pursuant to our collective bargaining agreement without interruption at the Bethlehem facilities;

     - increases in expenses, incurrence of operating losses or problems unrelated to the Bethlehem asset acquisition;

     - our ability to rationalize manufacturing capacity and to transfer semi-finished goods between and shift production among our combined facilities more efficiently; and

     - our ability to eliminate duplicative backoffice overhead effectively.

     In connection with our acquisition of Bethlehem and Bethlehem's related plan of reorganization, based upon a review by our tax counsel, we anticipate being the beneficiary of certain tax benefits related to Bethlehem's net operating loss carry-forwards. We have not, however, obtained a ruling from the Internal Revenue Service, or IRS, or a legal opinion to this effect, and the IRS or courts could disagree with our opinion. Moreover, if the Bethlehem plan of reorganization is not confirmed by the bankruptcy court, or if we do not meet certain conditions imposed by the Internal Revenue Code, or if certain profitability thresholds are not met, we will not be able to realize the expected tax savings related to Bethlehem's tax net operating loss carry forwards.

  THERE MAY BE UNKNOWN LIABILITIES RELATING TO THE ACQUIRED ASSETS FOR WHICH WE MAY BE RESPONSIBLE.

     While the bankruptcy process significantly limits our potential risk from pre-bankruptcy obligations relating to the acquired assets, we may have assumed liabilities related to the acquired assets that we underestimated or were unable to discover during our due diligence investigation and for which we may be responsible. There may be unknown liabilities for which we may be responsible and for which we will not receive any indemnity from Bethlehem. The existence of any of these liabilities could have a negative impact on our cash flow and earnings. Moreover, any claims brought against us relating to the acquired Bethlehem assets may harm our reputation, which could result in a decrease in sales volumes, pricing, margins and earnings.

RISKS RELATED TO OUR COMMON STOCK

  OUR STOCK PRICE MAY BE EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, there has been no public market for shares of our common stock. An active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering, and the market price could fall below the initial public offering price. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our customers and our suppliers and general market volatility could cause the market price of our common stock to fluctuate significantly. As a result, you could lose all or part of your investment. We and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may not be related to the price at which the common stock will trade following this offering.

  ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE CORPORATE LAW MAY MAKE IT DIFFICULT FOR OUR STOCKHOLDERS TO REPLACE OR REMOVE OUR CURRENT BOARD OF DIRECTORS AND COULD DETER OR DELAY THIRD PARTIES FROM ACQUIRING US, WHICH MAY ADVERSELY AFFECT THE MARKETABILITY AND MARKET PRICE OF OUR COMMON STOCK.

     Provisions in our certificate of incorporation and bylaws and in Delaware corporate law may make it difficult for stockholders to change the composition of our board of directors in any one year, and thus prevent them from changing the composition of management. In addition, the same provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in this type of transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the marketability and market price of our common stock.

  YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS
  OFFERING.

     The initial public offering price is substantially higher than the book value per share of our common stock. As a result, purchasers in this offering
will experience immediate and substantial dilution of $     per share in the
tangible book value of the common stock from the initial public offering price (based on the mid-point of the estimated price range shown on the cover of this prospectus). In addition, to the extent that currently outstanding options to purchase common stock are exercised, there will be further dilution.

  THERE MAY BE CIRCUMSTANCES IN WHICH THE INTERESTS OF OUR MAJOR STOCKHOLDERS COULD BE IN CONFLICT WITH YOUR INTERESTS AS A STOCKHOLDER.

     Funds sponsored by WLR own approximately 41.9% of our common stock on a fully converted basis. Circumstances may occur in which WLR or other major investors may have an interest in pursuing acquisitions, divestitures or other transactions, including, among other things, taking advantage of certain corporate opportunities that, in their judgment, could enhance their investment in us or another company in which they invest. These transactions might involve risks to our other holders of common stock or adversely affect us or other investors, including investors who purchase common stock in this offering.

     We may from time to time engage in transactions with related parties and affiliates that include, among other things, business arrangements, lease arrangements for certain manufacturing facilities and offices and the payment of fees or commissions for the transfer of manufacturing by one operating company to another. Although under the stockholders' agreement, these transactions must be approved by a majority of board members without conflict in the transaction, these transactions may adversely affect our sales, margins, or earnings.

  IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK FOLLOWING THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.


     Sales of shares of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. After this offering, we will have shares of common stock outstanding. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that all our directors, executive officers and existing stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict these people from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC. However, Goldman, Sachs & Co. and UBS Securities LLC, may release all or any portion of the common stock from the restrictions of the lock-up agreements. These sales might make it difficult or impossible for us to sell additional securities if we need to raise capital. All of the shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 of the Securities Act. The remaining shares outstanding after this offering will be available for sale into the public market at various times after the expiration of the initial 180 day lock-up period. Additional shares of common stock underlying options will become available for sale in the public market. We expect to file registration
statements on Form S-8 that will register up to                shares of common
stock, covering the shares of common stock to be issued pursuant to the exercise of options granted under our employee stock option plan.


     In addition, under the stockholders' agreement, all our existing stockholders have "demand" and "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act at our expense. "Piggyback" rights require us to provide notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act and grant such holders the right to include their shares in our registration statement. All holders of registrable securities have agreed not to exercise their registration rights until March 31, 2004. We have also granted "demand" and "piggyback" registration rights to the Pension Benefit Guaranty Corporation, or PBGC, in connection with shares of common stock issuable upon conversion of our $35.0 million convertible subordinated note we issued to it as part of the settlement of the Bethlehem estate. The PBGC's registration rights do not become effective until January 1, 2004.

     As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or the market perceives they intend to sell them. These sales may also make it more difficult for us to sell securities in the future at a time and at a price we deem appropriate.

  WE MAY NOT PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

     We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facilities and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our credit facilities limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay any dividends or make any distributions or payments with respect to our capital stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute "forward-looking statements." These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "intends," "may," "will" or similar terms. These statements speak only as of the date of such statements and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations of our directors, our officers or advisors with respect to, among other things:

     - trends affecting our financial condition, results of operations or future prospects;

     - our business and growth strategies;

     - our operating culture and philosophy;

     - our financing plans and forecasts; and

     - the ongoing integration of the Bethlehem assets into our business.

     You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could adversely affect our actual results and performance include, without limitation:

     - negative overall economic conditions or conditions in the markets we serve;

     - competition within the steel industry;

     - changes in U.S. or foreign trade policy affecting steel imports or exports;

     - actions by our domestic and foreign competitors;

     - our inability to achieve our anticipated growth objectives;

     - changes in availability or cost of raw materials, energy or other supplies;

     - labor issues affecting our workforce or the steel industry generally; and

     - our inability to implement our operating culture and philosophy at the acquired Bethlehem facilities.

     You are urged to carefully consider these factors and the "Risk Factors" that appear elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

                                USE OF PROCEEDS

     Our net proceeds from the sale of        shares of common stock in this
offering are estimated to be approximately $       , or $       if the
underwriters exercise their over-allotment option in full, assuming an initial
public offering price of $       per share, the mid-point of the offering range
shown on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses, which are payable by us.

     Under the terms of our credit facilities, we are required to use all the net proceeds from this offering to repay all amounts outstanding under our tranche A term loan, which otherwise matures on May 7, 2005. As of September 27, 2003, $228.4 million was outstanding under our tranche A term loan. Assuming
that the shares of our common stock are sold for $     per share in this
offering, representing the mid-point of the estimated price range shown on the cover of this prospectus, this offering will generate aggregate net proceeds of
$     million, which would be enough to repay the outstanding amount in full.
The proceeds from our tranche A and B term loans were used to finance a portion of the purchase price and transaction costs of the Bethlehem acquisition and to repay all amounts outstanding under our prior credit facilities. To the extent the net proceeds of this offering exceed amounts outstanding under our tranche A term loan, we are required to use 50% of any such excess proceeds to repay amounts outstanding under our tranche B term loan, which otherwise matures on May 7, 2007. As of June 28, 2003, amounts outstanding under our credit facilities bore interest at a weighted average rate of approximately 4.7%. See "Description of Indebtedness."

     We may use the remaining 50% of any such excess proceeds to further reduce debt or for general corporate purposes. We may also use a portion of such remaining proceeds to pursue possible acquisitions of businesses, technologies or products complementary to our business. Although we currently have no commitments or agreements to make any additional material acquisitions for cash, we may make acquisitions in the future. Pending our use of any excess proceeds, we intend to invest such excess proceeds of this offering in short-term, interest-bearing investment-grade or government securities.

                                DIVIDEND POLICY

     We have not paid dividends in the past. We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facilities and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.

     Our credit facilities permit us to pay cash dividends only under limited circumstances. In general, upon the completion of this offering we will be permitted to pay cash dividends so long as we are not in default under the credit facilities and the amount of the dividend, when taken together with any other dividends made previously, does not exceed:

     - the sum of:

      - $10 million,

      - 20% of our aggregate consolidated net income for full fiscal years ending on or after December 31, 2003 but before the date of the dividend, but only for those years where our consolidated net income is positive, and

      - 50% of the net cash proceeds received by us from an issuance of our equity that remain after full repayment of our tranche A term loan, and 100% of the net cash proceeds received by us from an issuance of our equity that remain after full repayment of both our tranche A and tranche B term loans minus:

     - the sum of:

      - all dividends and other restricted payments made by us and our subsidiaries under the relevant terms of our credit facilities, and

      - for full fiscal years ending on or after December 31, 2003 but before the date of the dividend in which our consolidated net income is negative, 100% of the absolute value of that negative amount, capped in any year at the then-current maximum permitted dividend amount.

     We are also permitted to pay cash dividends in connection with or under the terms of our employee benefit plans and stock option plans.

     In addition, the terms of any future credit arrangement may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

                                 CAPITALIZATION

     The following table sets forth our cash and capitalization as of June 28, 2003:

     - on an actual basis;

     - on a combined pro forma as adjusted basis to give effect to this offering
       at an assumed initial public offering price of $       per share and
       after deducting underwriting discounts and commissions and the estimated offering expenses, the Bethlehem asset acquisition and the related financings and the application of the proceeds from those financings as if each of them had occurred on June 28, 2003.

     The following table assumes no exercise of the underwriters' over-allotment option in connection with this offering. You should read this table together with "Selected Historical Financial Data of ISG," "Selected Historical Financial Data of Bethlehem," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Indebtedness," our audited and unaudited financial statements and related notes, and Bethlehem's audited and unaudited financial statements and related notes, each included elsewhere in this prospectus.

                                                                  AS OF JUNE 28, 2003
                                                              ----------------------------
                                                                              PRO FORMA,
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------   -------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                         DATA)
Cash and cash equivalents...................................   $  126,462      $
                                                               ==========      ==========
Long-term Debt and capital lease obligations, excluding
  current maturities:
  Revolving Credit Facility(1)..............................   $       --      $
  Tranche A Term Loan(1)....................................      250,000
  Tranche B Term Loan(1)....................................      396,000
  6.35% Taxable Development Revenue Bond(2).................        4,355
  Other Long-Term Debt, including capital leases(3).........      271,162
                                                               ----------      ----------
     Total Long-Term Debt and capital lease obligations,
      excluding current maturities..........................      921,517
Other Long-term Obligations(4)..............................      253,121
Stockholders' Equity:
  Preferred Stock -- 5,000 shares authorized; no shares
     issued and outstanding.................................           --
  Common Stock -- 30,000 shares authorized; 19,244 shares
     issued and outstanding as of June 28, 2003 -- Class B
     Common Stock -- 3,000 shares authorized; 1,862 shares
     issued and outstanding as of June 28, 2003.............           --
  Additional paid in capital................................      407,884
  Retained Earnings.........................................       40,789
                                                               ----------      ----------
     Total Stockholders' Equity.............................      448,673
                                                               ----------      ----------
       Total Capitalization.................................   $1,623,311      $
                                                               ==========      ==========

---------------

(1) In connection with the Bethlehem asset acquisition, we entered into new credit facilities consisting of a $250.0 million tranche A term loan, a $400.0 million tranche B term loan and a $350.0 million revolving credit facility, which replaced our previous revolving credit facility. For more information on these new facilities, see "Description of Indebtedness."

(2) Revenue bonds are collateralized by certain assets at the Cleveland Works facility.

(3) Actual amount as of June 28, 2003 includes the five-year, 7.75% $2.8 million subordinated note issued to Acme in connection with the acquisition of the Riverdale facility, the $215.4 million of long term capital lease obligations; $12.0 million of the $15.0 million note issued by Chicago Cold Rolling; the $35.0 million 6.0% convertible subordinated note issued to the PBGC in connection with the Bethlehem asset acquisition and $6.0 million of the $10.0 million subordinated note issued to the Coal Act Funds. Both the PBGC and Coal Act Funds notes were issued in exchange for the PBGC's and the Coal Act Funds' release of various claims against Bethlehem.

(4) Other Long-term Obligations as of June 28, 2003 on an actual basis consists of $234.5 million of environmental liabilities and a $12.0 million obligation related to a below-market steel supply agreement assumed in connection with the LTV asset acquisition and also includes $6.6 million of other long term liabilities.

(5) The number of shares of common stock to be outstanding after this offering is based on 19,244 shares outstanding as of June 28, 2003, and assumes that we issued shares of common stock upon the conversion of each of the 1,856.2 shares of outstanding Class B common stock that we issued to certain investors and to Bethlehem in connection with the Bethlehem asset acquisition at conversion rate equal to (i) $92,500 divided by (ii) the product of (x) the price per share paid by the public in the initial public
    offering (assuming $     per share, the mid-point of the estimated price
    range shown on the cover of this prospectus) multiplied by (y) 0.7. The conversion of the Class B common stock will result in a "deemed dividend" in the amount of approximately $73.6 million. The deemed dividend will be recognized on the balance sheet as a reclassification from retained earnings to paid in capital in excess of par value. This transaction will have no impact on the statement of cash flows or the calculation of net earnings but will impact the calculation of net earnings per share by deducting the deemed dividend amount from net earnings in the period during which this offering is completed. Consequently, the conversion of the Class B common stock will result in a reduction of earnings per share in the period it is reported. The number of shares of common stock does not include 2,573 shares issuable upon the exercise of outstanding options or options available for grant. As of June 28, 2003, options to purchase 1,980 shares of common stock were outstanding with an exercise price of $10,000 per share.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of common stock upon the completion of this offering.

     Our net tangible book value as of           , 2003 equaled approximately
$     million, or $     per share of common stock. Net tangible book value per
share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. After giving effect to the sale of shares of common stock offered by us in this offering at
an assumed initial public offering price of $     per share (the mid-point of
the estimated price range shown on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value, as adjusted, as of
          , 2003 would have equaled approximately $          , or $     per
share of common stock. This represents an immediate increase in net tangible
book value of $     per share to our existing stockholders and an immediate
dilution in net tangible book value of $     per share to new investors of
common stock in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. The following table illustrates this per share dilution to new investors purchasing our common stock in this offering.

Assumed initial public offering price per share.............
Net tangible book value per share as of         , 2003......
Increase in net tangible book value per share attributable
  to this offering..........................................
Net tangible book value per share after this offering.......
Dilution per share to new investors.........................

     The following table as of           , 2003 summarizes the differences
between our existing stockholders and new investors with respect to the number of shares of common stock issued by us, the total consideration paid and the average price per share paid. The calculations with respect to existing stockholders include shares that would be issued by us on the exercise of currently outstanding options or other rights to acquire shares of common stock held by our officers, directors and affiliated parties, and the proceeds that would be received by us in connection with these exercises. The calculations with respect to shares purchased by new investors in this offering reflect an
assumed initial public offering price of $          per share (the mid-point of
the estimated price range shown on the cover of this prospectus).

                                  SHARES PURCHASED
                                 OR ISSUABLE ON THE
                               EXERCISE OF CURRENTLY
                                OUTSTANDING OPTIONS      TOTAL CONSIDERATION
                               ----------------------   ---------------------   AVERAGE PRICE
                                NUMBER    PERCENTAGE     AMOUNT    PERCENTAGE     PER SHARE
                               --------   -----------   --------   ----------   -------------
Existing stockholders,
  officers, directors and
  affiliated parties.........                      %    $                  %      $
New investors................                      %
                               -------      -------     --------    -------
  Total......................                      %    $                  %
                               =======      =======     ========    =======

     The preceding tables assume no issuance of shares of common stock under our
stock plans after           , 2003. As of June 28, 2003, 1,980 shares were
subject to outstanding options at an exercise price of $10,000 per share. To the extent outstanding options are exercised, there will be further dilution to new investors.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial information has been prepared to give effect to our acquisition of the operating assets and assumption of certain liabilities of Bethlehem, our borrowings under our credit facilities and the private equity placement of 1,694 shares of our Class B common stock on May 7, 2003 as if these transactions had been consummated at earlier dates, as discussed below.

     The unaudited pro forma condensed consolidated statements of operations for the nine months ended December 31, 2002 and six months ended June 28, 2003 give effect to the following as if such transactions had occurred on April 1, 2002:

     - the acquisition of the Bethlehem assets and assumption of certain liabilities;

     - borrowings under our credit facilities, in part, to finance the Bethlehem asset acquisition; and

     - private equity placement on May 7, 2003.

     The unaudited pro forma condensed consolidated statements of operations do not include any adjustments for this offering or for future cost savings or other operating improvements. See "Risk Factors," "Forward-Looking Statements" and "Business" for a discussion of factors that may impact consolidated future operating results.

     This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and related notes of each of ISG and Bethlehem included elsewhere in this prospectus. This unaudited pro forma condensed consolidated financial information includes preliminary estimates with respect to the allocation of the purchase price and other assumptions that management believes are reasonable. The pro forma financial information is not necessarily indicative of the results that would have occurred if the above transactions had been in effect on the dates indicated, or which may result in the future, and do not include any cost savings or other effects of our planned integration of the acquired Bethlehem assets.

     The unaudited pro forma condensed consolidated statements of operations do not reflect the following non-recurring charges or credits, which result directly from our incurrence of debt, private equity placement and the acquisition of the Bethlehem assets and assumption of certain liabilities:

     - a non-cash charge of $3.7 million for the write off of the unamortized deferred debt fees on the extinguishment of our previous debt, which was charged to interest expense in May 2003;

     - an increase in the value of acquired inventory of $36.1 million for the manufacturing and selling profit added to inventory in accordance with GAAP under asset purchase accounting measures of which $22.9 million was charged to cost of products sold in the second quarter of 2003. The remaining $13.2 million will be charged to cost of products sold as this inventory is sold; and

     - a charge of $19.4 million for the initial contribution to the USWA multi-employer pension plan under the collective bargaining agreement covering employees at the acquired Bethlehem facilities, which was charged to cost of products sold in May 2003. Payments of the contribution will be paid by mid-2004.

In addition, the following pro forma condensed consolidated financial information does not include the full impact of the expected labor cost savings resulting from our collective bargaining agreements, or the other synergies and cost savings that we expect to realize from the ongoing integration of the Bethlehem assets into our business that are discussed further in the supplemental information on page 30 of this prospectus.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 28, 2003

                                          HISTORICAL    HISTORICAL     PRO FORMA       COMBINED
                                             ISG       BETHLEHEM**    ADJUSTMENTS     PRO FORMA
                                          ----------   ------------   -----------     ----------
                                                (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales...............................  $1,466,847   $  1,238,800   $        --     $2,705,647
Costs and expenses:
  Cost of products sold.................   1,415,910      1,152,500      (109,664)(1)  2,458,746
  Marketing, administrative and other
     expenses...........................      60,137         22,500            --         82,637
  Depreciation and amortization.........      23,188         70,800       (54,048)(2)     39,940
Equity in income from affiliate.........         (97)            --          (700)(4)       (797)
Special charges.........................          --      2,300,000    (2,300,000)(5)         --
Reorganization items....................          --          7,700        (7,700)(6)         --
                                          ----------   ------------   -----------     ----------
Total...................................   1,499,138      3,553,500    (2,472,112)     2,580,526
                                          ----------   ------------   -----------     ----------
Operating income (loss).................     (32,291)    (2,314,700)    2,472,112        125,121
Interest expense, net...................      15,527         16,700        (4,865)(3)     27,362
                                          ----------   ------------   -----------     ----------
Earnings (loss) before income taxes.....     (47,818)    (2,331,400)    2,476,977         97,759
Tax provision (benefit).................     (19,032)            --        58,624(7)      39,592
                                          ----------   ------------   -----------     ----------
Earnings (loss) before cumulative effect
  of accounting change..................  $  (28,786)  $ (2,331,400)  $ 2,418,353     $   58,167
                                          ==========   ============   ===========     ==========
Earnings (loss) per share before
  cumulative effect of accounting
  change:
Common Stock
  Basic.................................  $   (1,458)  $        (18)                  $    2,757
  Diluted...............................           *              *                   $    2,626
Class B Common Stock
  Basic.................................  $   (1,172)                                 $    2,757
  Diluted...............................           *                                  $    2,597
Average common shares outstanding:
Common Stock
  Basic.................................      19,244    131,258,000                       19,244
  Diluted...............................           *              *                       20,544
Class B Common Stock
  Basic.................................         619                                       1,856
  Diluted...............................           *                                       1,856

---------------

 * The calculation is not presented since the effect of the additional shares would be anti-dilutive.

** Historical Bethlehem amounts for the four months ended April 30, 2003.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 2002

                                             HISTORICAL    HISTORICAL     PRO FORMA       COMBINED
                                                ISG        BETHLEHEM     ADJUSTMENTS     PRO FORMA
                                             ----------   ------------   -----------     ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales..................................   $933,106    $  2,768,600    $              $3,701,706
Costs and Expenses:
  Cost of products sold....................    756,161       2,688,300     (278,341)(1)   3,166,120
  Marketing, administrative and other
     expenses..............................     53,770          63,700                      117,470
  Depreciation and amortization............     12,430         185,800     (150,709)(2)      47,521
Equity in income from affiliate............     (6,973)             --       (2,800)(4)      (9,773)
Special charges............................         --         380,500     (342,900)(5)      37,600
Reorganization items.......................         --          12,400      (12,400)(6)          --
                                              --------    ------------    ---------      ----------
Total......................................    815,388       3,330,700     (787,150)      3,358,938
                                              --------    ------------    ---------      ----------
Operating income (loss)....................    117,718        (562,100)     787,150         342,768
Interest expense...........................      1,177          40,200       (1,368)(3)      40,009
                                              --------    ------------    ---------      ----------
Earnings (loss) before income taxes........    116,541        (602,300)     788,518         302,759
Tax provision..............................     46,966              --       72,923(7)      119,889
                                              --------    ------------    ---------      ----------
Net earnings (loss)........................   $ 69,575    $   (602,300)   $ 715,595      $  182,870
                                              ========    ============    =========      ==========
Earnings (loss) per share:
Common Stock
  Basic....................................   $  3,789    $         (5)                  $    9,045
  Diluted..................................   $  3,642    $         (5)                  $    8,657
Class B Common Stock
  Basic....................................         --              --                   $    9,045
  Diluted..................................         --              --                   $    8,608
Average common shares outstanding:
Common Stock
  Basic....................................     18,362     130,981,000                       18,362
  Diluted..................................     19,105     130,981,000                       19,388
Class B Common Stock
  Basic....................................         --              --                        1,856
  Diluted..................................         --              --                        1,856

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JUNE 28, 2003 AND
                      NINE MONTHS ENDED DECEMBER 31, 2002
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     (1) Represents the net decrease in pension and other post-employment expenses as a result of the Bethlehem asset acquisition, the elimination of amortization of deferred gains recognized in the Bethlehem historical results, the impact of acquired below-market contracts and the reclassification of equity in income from affiliates to conform to the ISG presentation.

                                                      SIX MONTHS ENDED   NINE MONTHS ENDED
                                                       JUNE 28, 2003     DECEMBER 31, 2002
                                                      ----------------   -----------------
Effect of Labor Agreement:
  Elimination of defined benefit plan...............     $      --           $(112,500)
  Elimination of pension charge under new labor
     agreement......................................       (19,400)                 --
  Elimination of former OPEB........................       (85,600)           (208,000)
  Implementation of new OPEB........................         4,631              10,421
                                                         ---------           ---------
  Subtotal..........................................      (100,369)           (310,079)
Elimination of amortization of deferred gains.......         7,200              16,100
Impact of acquired below-market contracts...........         5,705              12,838
Elimination of increase in inventory value under
  purchase accounting...............................       (22,900)                 --
Reclassification from cost of products sold to
  equity in income from affiliates..................           700               2,800
                                                         ---------           ---------
  Total adjustment to cost of products sold.........     $(109,664)          $(278,341)
                                                         =========           =========

     (2) Represents a reduction of depreciation expense due to the revaluation of the acquired property, plant and equipment, an increase in the amortization of patents assumed in the acquisition of Bethlehem assets and the elimination of amortization expense related to ISG historical deferred debt issuance costs.

                                                      SIX MONTHS ENDED   NINE MONTHS ENDED
                                                       JUNE 28, 2003     DECEMBER 31, 2002
                                                      ----------------   -----------------
Reduction of depreciation of Bethlehem's property,
  plant and equipment due to the revaluation in
  accordance with asset purchase accounting (net of
  patent amortization)..............................      $(54,048)          $(149,338)
Elimination of amortization of deferred debt
  issuance costs under former ISG credit facility...            --              (1,371)
                                                          --------           ---------
  Total adjustment to depreciation and amortization
     expense........................................      $(54,048)          $(150,709)
                                                          ========           =========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                   FOR THE SIX MONTHS ENDED JUNE 28, 2003 AND
                      NINE MONTHS ENDED DECEMBER 31, 2002

     (3) Represents the net adjustments to interest expense as a result of the borrowings under our credit facilities and the amortization of deferred debt issuance costs on the credit facilities calculated as follows:

                                                      SIX MONTHS ENDED   NINE MONTHS ENDED
                                                       JUNE 28, 2003     DECEMBER 31, 2002
                                                      ----------------   -----------------
Revolving credit facility...........................      $    794           $    380
Tranche A term loan.................................         3,812              8,911
Tranche B term loan.................................         6,432             13,951
Capital leases......................................         2,937              6,806
Columbus Coatings Company...........................           694              2,607
Chicago Cold Rolling................................           300                675
Promissory Note to Coal Act Funds...................           300                675
PBGC Note...........................................           700              1,575
                                                          --------           --------
  Pro forma interest expense........................        15,969             35,580
Less Bethlehem historical interest expense, net.....       (16,700)           (40,200)
Less ISG historical interest expense, net...........        (1,678)            (1,448)
Elimination of amortization of deferred debt issue
  costs under the former ISG credit facility........        (4,505)                --
Amortization of deferred debt issuance costs on new
  credit facilities.................................         2,049              4,700
                                                          --------           --------
Net adjustment to interest expense..................      $ (4,865)          $ (1,368)
                                                          ========           ========
Effect of a 0.125% change in the interest rate of
  variable rate debt................................      $    465           $    697
                                                          ========           ========

     The following shows the average interest rate on the borrowings under the credit facility and debt assumed upon acquisition for the periods ending June 28, 2003 and December 31, 2002:

                                                      SIX MONTHS ENDED   NINE MONTHS ENDED
                                                       JUNE 28, 2003     DECEMBER 31, 2002
                                                      ----------------   -----------------
Revolving credit facility...........................        6.00%               6.44%
Tranche A term loan.................................        4.58%               4.75%
Tranche B term loan.................................        4.83%               5.01%
Capital leases......................................       10.83%              10.60%
Columbus Coatings Company...........................        4.82%               5.00%
Chicago Cold Rolling................................        6.00%               6.00%
Promissory Note to Coal Act Funds...................        9.00%               9.00%
PBGC Note...........................................        6.00%               6.00%

     (4) Represents the reclassification from cost of products sold to equity in income from affiliates to conform with ISG presentation.

     (5) Represents the elimination of special charges related to pensions and other post-retirement obligations for liabilities that were not assumed in connection with the Bethlehem asset acquisition and impairment charges of long-lived assets acquired in the acquisition. Special charges totaling $37.6 million for the nine months ended December 31, 2002 related to environmental reserves and supplemental unemploy-

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                   FOR THE SIX MONTHS ENDED JUNE 28, 2003 AND
                      NINE MONTHS ENDED DECEMBER 31, 2002

ment benefits were not eliminated for pro forma purposes as these charges would have been incurred by the combined entity.

                                                      SIX MONTHS ENDED   NINE MONTHS ENDED
                                                       JUNE 28, 2003     DECEMBER 31, 2002
                                                      ----------------   -----------------
Curtailment of defined benefit plan.................     $       --          $176,000
Employee benefit plan...............................         10,000            77,900
Impairment of long-lived assets.....................      2,290,000            89,000
                                                         ----------          --------
  Total adjustment to special charges...............     $2,300,000          $342,900
                                                         ==========          ========

     (6) Represents the effect of elimination of the reorganization costs incurred in connection with Bethlehem's Chapter 11 bankruptcy proceedings.

     (7) Represents the net tax effect of the purchase accounting adjustments.

             SUPPLEMENTAL FOOTNOTE TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

     We expect to achieve significant workforce related cost reductions at the acquired Bethlehem facilities and to achieve synergies from the integration of the Bethlehem and ISG assets.

EMPLOYMENT COST REDUCTION

     Bethlehem's average active employees receiving pay was reduced from about 11,500 during 2002 to about 8,600 employees as of June 28, 2003. We plan to further reduce that workforce to about 8,100 employees over the next several months. Based on Bethlehem's average employment cost we expect future gross annual employment costs to be about $280 million lower than Bethlehem's corresponding 2002 employment costs.

ADDITIONAL SYNERGIES

     We expect to achieve additional annual benefits from the integration of the Bethlehem assets in excess of $100 million. Over the next 12 to 18 months we expect to realize benefits from the following key areas:

     Information Technology. We plan to migrate Bethlehem's legacy information technology systems to our lower cost operating platform.

     Transportation Management. We plan to reduce costly internal product movements and where possible minimize the transportation distance and logistics cost. Additionally, through realigning customers' orders to certain production units we expect to reduce our freight equalization costs.

     Capacity Management. We expect to better align our operating rates with customer demand and we plan to align customer orders with the production units that best meet their cost and quality requirements. Additionally, we expect to aggregate customer orders to achieve longer and more efficient production runs.

     Capital Expenditure Management. The increased scale of our operations and our capital expenditure philosophy will allow us to invest at lower levels than either LTV or Bethlehem did historically, yet maintain the utility and usefulness of the equipment and continue to meet customers' increasing demands.

                   SELECTED HISTORICAL FINANCIAL DATA OF ISG

     The selected historical financial data presented below under the captions "Statement of Operations Data" for the period from inception (February 22, 2002) through December 31, 2002 and "Balance Sheet Data" as of December 31, 2002 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of and for the six months ended June 28, 2003 are derived from our unaudited consolidated condensed financial statements and related notes included elsewhere in this prospectus. The information presented below under the caption "Other Data" is not derived from our financial statements, except for the statement of cash flows information.

     Prior to our acquisition of assets from LTV in April 2002, we had no operations. As a result, we believe historical financial information and operating data for our company prior to April 2002 is of limited relevance in understanding what our actual results of operations, financial position or cash flows would have been for historical periods had we been organized and owned all of our current assets for such periods. For this reason, the following table sets forth selected historical financial information and operating data for our company only as of and for the nine months ended December 31, 2002 and the six months ended June 28, 2003.

     In the opinion of management, the following table includes all adjustments, consisting of normal recurring accruals, necessary to fairly present this data. Operating results for interim periods are not necessarily indicative of a full year's operations. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and related notes, our unaudited condensed consolidated financial information and related notes and Bethlehem's audited and unaudited financial information and related notes, each included elsewhere in this prospectus.

                                                    SIX MONTHS ENDED    NINE MONTHS ENDED
                                                     JUNE 28, 2003     DECEMBER 31, 2002(1)
                                                    ----------------   --------------------
                                                      (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS,
                                                      EXCEPT SHARE DATA AND TON AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................     $1,466,847            $933,106
Costs and expenses:
  Cost of products sold...........................      1,415,910             756,161
  Marketing, administrative and other expenses....         60,137              53,770
  Depreciation and amortization...................         23,188              12,430
Equity in income from affiliate...................            (97)             (6,973)
                                                       ----------            --------
Total.............................................      1,499,138             815,388
                                                       ----------            --------
Operating income (loss)...........................        (32,291)            117,718
Interest expense, net.............................         15,527               1,177
                                                       ----------            --------
Earnings (loss) before income taxes...............        (47,818)            116,541
Provision (benefit) for income taxes..............        (19,032)             46,966
                                                       ----------            --------
Net earnings (loss)...............................     $  (28,786)           $ 69,575
                                                       ==========            ========
Earnings per share:
Common Stock
  Basic...........................................     $   (1,458)           $  3,789
  Diluted.........................................              *            $  3,642
Class B Common Stock
  Basic...........................................     $   (1,172)                 --
  Diluted.........................................              *                  --

                                                    SIX MONTHS ENDED    NINE MONTHS ENDED
                                                     JUNE 28, 2003     DECEMBER 31, 2002(1)
                                                    ----------------   --------------------
                                                      (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS,
                                                      EXCEPT SHARE DATA AND TON AMOUNTS)
Average common shares outstanding:
Common Stock
  Basic...........................................         19,244              18,362
  Diluted.........................................              *              19,105
Class B Common Stock
  Basic...........................................            619                  --
  Diluted.........................................              *                  --

---------------

* This calculation is not presented since the effect of the additional shares would be anti-dilutive.


                                                    SIX MONTHS ENDED    NINE MONTHS ENDED
                                                     JUNE 28, 2003     DECEMBER 31, 2002(1)
                                                    ----------------   --------------------
                                                      (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS,
                                                      EXCEPT SHARE DATA AND TON AMOUNTS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.........................     $  126,462           $    9,772
Working capital...................................        739,100              161,709
Property, plant, and equipment, net...............        810,043              244,838
Total assets......................................      2,438,338              667,076
Long-term debt and capital lease obligations
  (including current portion).....................        980,270               69,448
Total stockholders' equity........................        448,673              305,764
OTHER DATA:
Net cash provided by (used in) operating
  activities......................................     $  177,870           $ (111,563)
Net cash used in investing activities.............       (760,013)            (178,130)
Net cash provided by financing activities.........        698,833              299,465
Shipments (net tons)(3)...........................      3,991,000            2,602,000
Average sales price per prime ton(4)..............     $      368           $      347
Number of employees (end of period)...............         11,955                3,369
Operating income (loss) per net ton shipped.......     $       (8)          $       45
EBITDA(2)(5)......................................     $   (9,103)          $  130,148
EBITDA per net ton shipped(2)(5)..................     $       (2)          $       50


---------------

(1) Our fiscal year, which ends on December 31, consists of quarterly reporting periods, each consisting of two four-week months, followed by a five-week month.

(2) Cost of products sold for the nine-months ended December 31, 2002 of $756.2 million included non-recurring charges of $53.6 million. These non-recurring charges consisted of $21.4 million of start-up expenses for the previously idled LTV and Acme assets, a $21.6 million non-cash charge for the adoption of the LIFO method for inventory valuation, and $10.6 million for USWA contract-related expenses as well as the initial contribution to the USWA's multiemployer pension plan for the employees covered by our collective bargaining agreement. Cost of products sold for the six months ended June 28, 2003 included one time purchase accounting charges of $25.7 million related to an inventory step-up for work-in-process and finished goods and an adjustment for the assumption of favorable contracts. In addition, ISG incurred $19.4 million of costs due to its initial contribution to the USWA's multiemployer pension plan.

(3) Does not include conversion shipments.

(4) Average sales price per prime ton is the result of total sales of prime product divided by total shipments of prime product. We define a prime product as a product produced to customer specifications.

(5) EBITDA represents net earnings before interest, provision for income taxes and depreciation, and amortization expense. EBITDA is not a measure of performance under GAAP and has been presented because we believe that investors use EBITDA to analyze operating performance, which includes our ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net earnings, net cash from operating activities or cash flow statement data prepared in accordance with GAAP. In addition, comparison to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies. The following table reconciles EBITDA to the most directly comparable GAAP measure of ability to service and incur indebtedness, which we believe to be cash used in operating activities.

                                                      SIX MONTHS ENDED   NINE MONTHS ENDED
                                                       JUNE 28, 2003     DECEMBER 31, 2002
                                                      ----------------   -----------------
                                                        (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)
EBITDA..............................................      $ (9,103)          $ 130,148
Less:
  Interest expense, net.............................        15,527               1,177
  Taxes on income...................................       (19,032)             46,966
  Equity income from affiliates.....................            97               6,973
  Deferred income taxes.............................            --               4,327
  Changes in working capital items..................      (183,565)            182,268
                                                          --------           ---------
Net cash provided by (used in) operating
  activities........................................      $177,870           $(111,563)
                                                          ========           =========

                SELECTED HISTORICAL FINANCIAL DATA OF BETHLEHEM

     The following selected historical consolidated financial data as of and for each of the five years ended December 31, 2002, 2001, 2000, 1999 and 1998 is derived from Bethlehem's audited consolidated financial statements included in its Annual Reports on Form 10-K for each of those years. The following selected historical consolidated financial data as of and for the three months ended March 31, 2003 and 2002 is derived from Bethlehem's unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of Bethlehem's management, include only adjustments (of a normal and recurring nature) necessary to present this data fairly. Operating results for interim periods are not necessarily indicative of a full year's operations. You should read the following selected historical consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Bethlehem Steel Corporation" and Bethlehem's audited and unaudited consolidated financial information and related notes included in this prospectus.

                                                                                                                     NINE MONTHS
                                                                                              THREE MONTHS ENDED        ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,          DECEMBER 31,
                                    -----------------------------------------------------   ----------------------   ------------
                                      2002       2001        2000       1999       1998       2003          2002         2002
                                    --------   ---------   --------   --------   --------   ---------     --------   ------------
                                                                                                 (UNAUDITED)
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND PER TON AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $3,572.4   $ 3,334.3   $4,094.4   $4,023.2   $4,583.5   $   907.7     $  803.8     $2,768.6
Cost of sales.....................   3,499.8     3,468.6    3,816.6    3,822.1    3,988.9       866.1        811.5      2,688.3
Selling, administration and
  general expense.................      88.8       106.4      113.0      122.2      123.6        17.0         25.1         63.7
Depreciation and amortization.....     246.3       253.1      260.3      257.5      246.5        60.1         60.5        185.8
Interest and other financing
  costs...........................      52.4        91.4       68.8       43.6       45.4        12.6         12.2         40.2
Reorganization items..............      14.5         8.1         --         --         --         5.6          2.1         12.4
Special charges (gains)...........     380.5       372.3      (20.9)        --       35.0     2,300.0           --        380.5
                                    --------   ---------   --------   --------   --------   ---------     --------     --------
                                     4,282.3     4,299.9    4,237.8    4,245.4    4,439.4     3,261.4        911.4      3,370.9
                                    --------   ---------   --------   --------   --------   ---------     --------     --------
Earnings before income taxes and
  cumulative effect of accounting
  change..........................    (709.9)     (965.6)    (143.4)    (222.2)     144.1    (2,353.7)      (107.6)      (602.3)
Benefit (provision) for income
  taxes...........................      10.3      (984.0)      25.0       39.0      (24.0)         --         10.3           --
                                    --------   ---------   --------   --------   --------   ---------     --------     --------
Income (loss) before cumulative
  effect of accounting change.....    (699.6)   (1,949.6)    (118.4)    (183.2)     120.1    (2,353.7)       (97.3)      (602.3)
Cumulative effect of accounting
  change..........................        --          --         --         --         --       (12.5)          --           --
                                    --------   ---------   --------   --------   --------   ---------     --------     --------
Net income (loss).................    (699.6)   (1,949.6)    (118.4)    (183.2)     120.1    (2,366.2)       (97.3)      (602.3)
Dividend requirements on preferred
  and preference stock............      39.4        40.5       40.7       41.2       41.7         9.8          9.9         29.5
                                    --------   ---------   --------   --------   --------   ---------     --------     --------
Net income (loss) applicable to
  common stock....................  $ (739.0)  $(1,990.1)  $ (159.1)  $ (224.4)  $   78.4   $(2,376.0)    $ (107.2)    $ (631.8)
                                    ========   =========   ========   ========   ========   =========     ========     ========
Net (loss) income before
  cumulative effect of accounting
  change per share of common
  stock...........................  $  (5.64)  $  (15.30)  $  (1.21)  $  (1.72)  $   0.64   $  (18.00)    $  (0.82)    $  (4.82)
Cumulative effect of accounting
  change..........................        --          --         --         --         --       (0.10)(2)       --           --
                                    --------   ---------   --------   --------   --------   ---------     --------     --------
Net (loss) income per share of
  common stock....................  $  (5.64)  $  (15.30)  $  (1.21)  $  (1.72)  $   0.64   $  (18.10)    $  (0.82)    $  (4.82)
                                    ========   =========   ========   ========   ========   =========     ========     ========
Weighted average common shares
  outstanding (millions)..........     131.0       130.1      131.7      130.2      122.6       131.3        130.9        131.0
OTHER DATA:
Shipments (thousands of net
  tons)...........................     7,585       7,782      8,546      8,416      8,683       1,948        1,880        5,705
Average sales price per ton(1)....  $    471   $     428   $    479   $    478   $    528   $     466     $    428     $    485
Average number of employees
  receiving pay during the
  period..........................    11,500      13,100     14,700     15,500     15,900      10,700       11,800       11,500

                                                                                                                     NINE MONTHS
                                                                                              THREE MONTHS ENDED        ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,          DECEMBER 31,
                                    -----------------------------------------------------   ----------------------   ------------
                                      2002       2001        2000       1999       1998       2003          2002         2002
                                    --------   ---------   --------   --------   --------   ---------     --------   ------------
                                                                                                 (UNAUDITED)
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND PER TON AMOUNTS)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents.........  $   67.6   $   104.0   $  109.7   $   99.4   $  137.8   $    40.9     $   76.0     $   67.6
Working capital (excludes
  liabilities subject to
  compromise).....................     139.0       930.9      219.2      176.0      509.6       127.1        881.5        139.0
Property, plant and equipment,
  net.............................   2,615.5     2,686.9    2,870.5    2,899.7    2,655.7       347.9      2,639.5      2,615.5
Total assets......................   3,878.7     4,244.0    5,467.0    5,536.2    5,621.5     1,525.5      4,173.6      3,878.7
Total debt and capital lease
  obligations.....................   1,307.3     1,174.2      853.4      864.1      672.1     1,300.2      1,158.4      1,307.3
Stockholders' (deficit) equity....  (3,450.2)   (1,680.5)   1,120.0    1,277.1    1,489.5    (5,816.0)    (1,773.3)    (3,450.2)

---------------

(1) Average price per ton calculated using total tons shipped.

(2) See Note 3, to the Unaudited Consolidated Financial Statements of Bethlehem Steel Corporation for the three months ended March 31, 2003 included elsewhere in this prospectus for additional information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Forward-Looking Statements" and under "Risk Factors." You should read the following discussion in conjunction with "Selected Historical Financial Data of ISG," "Selected Historical Financial Data of Bethlehem," our audited and unaudited consolidated financial statements and notes as of and for the nine months ended December 31, 2002 and the six months ended June 28, 2003, respectively, and Bethlehem's audited and unaudited consolidated financial statements and notes as of and for the years ended December 31, 2002, 2001 and 2000 and the three months ended March 31, 2003 and 2002, respectively, each appearing elsewhere in this prospectus.

                         INTERNATIONAL STEEL GROUP INC.

OVERVIEW

     ISG is an integrated U.S.-based steel manufacturing company that owns and operates 11 major steel producing and finishing facilities in six states. On April 12, 2002, we acquired out of bankruptcy the principal steelmaking and steel finishing assets of LTV, including the Cleveland Works, Indiana Harbor Works and Hennepin facilities, for $83.4 million in cash plus certain assumed liabilities, including environmental liabilities with an estimated present value of $54.0 million. In addition, we purchased semi-finished and raw material inventories from LTV for $52.4 million in cash. We restarted the idled facilities acquired from LTV beginning in May 2002 and shipped approximately 3.1 million tons of steel, including conversion shipments, during the balance of 2002.

     On October 10, 2002, we purchased, out of bankruptcy, the compact strip mill and basic oxygen furnace in Riverdale, Illinois from Acme for $60.9 million in cash, plus debt and certain assumed liabilities. We restarted the idle facilities at Riverdale on December 11, 2002. The Riverdale facility can produce about 750,000 tons of high carbon and alloy steel products annually.

     Since December 15, 2002, substantially all of the hourly employees at our Cleveland Works, Indiana Works, Hennepin and Riverdale steelmaking facilities have been governed by our collective bargaining agreement with the USWA. This agreement was ratified in February 2003 by approximately 95% of our represented steelworkers who voted. This agreement is substantially different from historical contracts the USWA has had with other large, integrated steel companies. Some of the more significant differences include a longer contract term, the contraction of job classifications from over 30 to five, the opportunity to have a 12-hour, four-day work week, the incorporation of production and profit-sharing bonuses as a significant portion of pay, a multiemployer pension plan to which we make a fixed contribution versus a defined benefit pension plan, healthcare plans that include significant employee cost sharing, streamlined grievance procedures and safety committees, more flexible use of contractors, and greater participation of the USWA in our corporate governance.

     On May 7, 2003, we acquired out of bankruptcy substantially all of the assets and the equity interests in certain joint ventures, and assumed certain liabilities, of Bethlehem and its subsidiaries. The consideration for this acquisition consisted of $662.2 million in cash at the closing (comprised of $752.3 million paid in cash less $90.1 million of cash acquired), plus an additional $120.0 million to be paid over the three months following the closing, the issuance of 162.2 shares of our Class B common stock valued at $15.0 million, the issuance of a $35.0 million unsecured convertible subordinated note to the PBGC and the issuance of a $10.0 million unsecured subordinated note to the Coal Act funds. We also incurred transaction costs of about $20.0 million. In addition, we created a $115.0 million transition assistance program to assist departing USWA-represented Bethlehem employees and we assumed certain liabilities. Bethlehem returned $8.5 million to us in July 2003 as a working capital adjustment to the purchase price. The asset purchase agreement requires Bethlehem to return any excess cash to us after all secured or priority claims in Bethlehem's bankruptcy case have been paid. Bethlehem currently expects to have excess cash. As a result, we expect the total purchase price to be less than the amounts shown above. The purchase price will not be finalized until the Bethlehem liquidation plan has been completed. Additionally, we incurred certain costs associated with the implementation of our labor agreement and resolving certain claims against Bethlehem. The assets acquired include Bethlehem's steelmaking operations located in Burns Harbor, Indiana; Sparrows Point, Maryland; Steelton, Coatesville and Conshohocken, Pennsylvania; steel finishing plants in Ohio, New York and Indiana; and interests in joint ventures in Illinois, Indiana, Mississippi and Florida. We also acquired Bethlehem's net working capital and interests in Hibbing Taconite Company in Hibbing, Minnesota. On June 16, 2003, a collective bargaining agreement substantially similar to the agreement in place at the facilities that we purchased from LTV and Acme was ratified by approximately 90% of the represented Bethlehem employees who voted and became effective at the Bethlehem facilities on that same date. The terms of our collective bargaining agreements will also apply, subject to approval by the USWA and ratification by the covered workers, to any facilities with USWA represented employees that we may acquire in the future.

ECONOMIC FACTORS AND STEEL INDUSTRY TRENDS AFFECTING OPERATING RESULTS

     Net Sales. Our net sales are predominantly affected by the volume of products shipped to customers, the corresponding mix of products shipped and the associated sales prices of each product. These factors can be significantly impacted by general economic conditions, industry trends, and both domestic and international competitive pressures. Our goal is to have over half of our revenues from contracts generally with terms of one to three years, with the balance being sold in either spot or export markets. Typical contract sales are for value-added products, such as galvanized and Galvalume(TM) coated products, cold-rolled sheet, and high strength steel and alloy products, which are generally less vulnerable to lower priced competition. The portion of our sales in the spot market in the future will continue to be subject to the accompanying volatility characteristics of that market.

     Cost of Products Sold. All direct and indirect manufacturing costs are included in cost of products sold. The principal elements of our cost of products sold are raw materials, labor and energy. The primary components of raw materials include iron ore, coke, limestone and scrap. Iron ore pellets for 2002 and the first quarter of 2003 were provided exclusively under a long-term contract. The contract provided for base pricing with a variable component tied to pricing for our product. In 2002, approximately 25% of our coke needs were provided by our coke facility in Warren, Ohio and the remainder was purchased on the open market from both domestic and foreign suppliers at competitive market rates. The domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future as several coke suppliers have ceased operations primarily due to increased costs of complying with the requirements of the Clean Air Act, and, accordingly, in the future we may need to import more of our coke requirements.

     Our collective bargaining agreement became effective December 15, 2002 and replaced the interim collective bargaining agreement in effect at our facilities prior to that date. Our collective bargaining agreement provides for industry standard wages, a USWA multiemployer pension plan, certain post-retirement benefits to employees who retire during the term of the labor agreement and incentive compensation based on both productivity and profitability.

     Prices for natural gas and fuel oils can fluctuate widely with availability and the demand levels from other steel producers and end-users. During periods of peak usage, supplies of energy may be curtailed and we may not be able to purchase them at historical market rates. Prices for natural gas began to escalate in the late months of 2002. In early 2003, demand for natural gas increased as a result of severe winter temperatures and, accordingly, prices for natural gas increased from a historical market price of $4 per MMBtu to over $7 per MMBtu. Much of the financial impact associated with these price increases were offset as a result of fixed price supply contracts entered into by us prior to the natural gas price escalation. These fixed price contracts covered approximately 70% of our gas requirements during the winter of 2002-2003. Our Indiana Harbor Works facility, however, experienced higher operating costs as a result of the price escalation associated with the 30% of the requirements not covered by the fixed price contracts.

     We are exposed to fluctuations in prices of other consumable commodities in addition to gas such as heating oil and various non-ferrous metals as well as fluctuations in interest rates. In order to reduce the effect of fluctuations in costs caused by the volatility of raw material commodities, we may, from time to time, enter into certain hedging contracts.

     Seasonality. Our business is subject to a limited degree of seasonality. Two significant end-markets for our steel products are the automotive and construction industries, which tend to heighten their use of steel products in the spring and summer months. Consequently, the domestic steel industry, including our company, typically experiences increased shipment volumes and revenues in the second and third quarters.

     Domestic Steel Prices. Flat-rolled steel prices increased significantly in the first half of 2002 from historical cyclical lows in 2001 as a result of significant capacity reductions by domestic steelmakers and President Bush's decision to impose Section 201 import tariffs and quotas on certain steel products and countries importing steel into the United States. In addition to the Section 201 tariffs and capacity reductions, steel prices increased as a result of modest increases in demand related to customers increasing inventory levels, and stronger demand in other regions of the world. Flat-rolled steel prices decreased at the end of 2002 and decreased further in the beginning of 2003 as demand for steel products weakened as a result of reduced manufacturing activity and the impact of geopolitical conflicts. Currently, steel imports remain at reduced levels; however, less than optimal market conditions still exist due, in part, to uncertainty stemming from the current economic climate.

FINANCIAL IMPACT OF THE BETHLEHEM ASSET ACQUISITION

     We expect to realize significant financial benefits from the Bethlehem asset acquisition based on the labor cost savings, operating synergies such as elimination of duplicative capital expenditures, and acquisition structure. These cost savings and synergies result from transfers of semi-finished goods, longer production runs, headcount reductions at corporate, sales and production levels as well as through the rationalization of information technology. We also expect the acquisition to expand our export activities through the Sparrows Point facility.

     Labor Cost Savings. Bethlehem's average active employees receiving pay was reduced from about 11,500 during 2002 to about 8,600 as of June 28, 2003. This reduction is about 90% of our planned reduction in headcount and in total, our headcount reductions are expected to provide gross annual cost savings of about $280 million as compared to Bethlehem's corresponding 2002 employment costs.

     Information Technology. We plan to migrate Bethlehem's legacy information technology systems to our lower cost operating platform.

     Transportation Management. We plan to reduce costly internal product movements and where possible minimize the transportation distance and logistics cost. Additionally, through realigning customers' orders to certain production units we expect to reduce our freight equalization costs.

     Capacity Management. We expect to better align our operating rates with customer demand and we plan to align customer orders with the production units that best meet their cost and quality requirements. Additionally, we expect to aggregate customer orders to achieve longer and more efficient production runs.

     Capital Expenditures. We expect to eliminate duplicative capital expenditures because the combined company provides us with excess capacity resulting from our use of a broader array of facilities with varied capabilities.

     Tax Benefit. The Bethlehem asset acquisition was structured so that Bethlehem and its subsidiaries would be administratively solvent and the transaction could be treated as a reorganization under Section 368(a)(1)(G) of the Internal Revenue Code. This structure will potentially generate federal and state tax benefits from Bethlehem's tax net operating loss carry forwards and Bethlehem's tax basis in the acquired assets; these benefits are, however, subject to several limitations imposed by the Internal Revenue Code. We believe that the acquired tax attributes could result in tax savings of approximately $25.0 million for each of the next several tax years. Starting in the sixth year after the acquisition, the limitations under the Internal

Revenue Code on the use of certain of Bethlehem's tax attributes are expected to fall away, which may result in higher depreciation expense and additional tax benefits. Our potential benefits are subject to the Bethlehem plan of reorganization under Chapter 11 of the United States Bankruptcy Code being confirmed by the bankruptcy court, certain conditions and limitations imposed by the Internal Revenue Code and our meeting a profitability threshold.

ISG'S CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Management's discussion and analysis of our financial condition and results of operations is based upon our audited and unaudited consolidated financial statements, which have been prepared in accordance with GAAP. We review the accounting policies we use in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate the appropriateness of these estimations and judgments on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. We have performed a similar analysis with respect to the Bethlehem asset acquisition.

     Acquisitions. We are required to allocate the purchase price of the assets we acquired to the tangible assets acquired and liabilities assumed based on their estimated fair values. Such valuations and the determination of the fair values of other tangible assets acquired and liabilities assumed require management to make significant estimates and assumptions. These estimates and other estimates associated with the accounting for the acquisitions may change, as additional information becomes available regarding the assets acquired and liabilities assumed.

     Revenue Recognition. Sales are recognized upon shipment to the customer. Shipments are made only under a valid contract or purchase order where the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Sales are made with no rights to return product, other than for defective materials. A claims reserve is established for returns of defective materials. This reserve is recorded as a percentage of sales and estimated based upon historical experience. The adequacy of reserve estimates is periodically reviewed by comparison to actual experience. Claims in any future period could differ from our estimates and impact the net sales we report.

     Allowances for Doubtful Accounts. We evaluate the collectability of our receivables based on a combination of factors. We regularly analyze our significant customer accounts, and, when we become aware of a specific customer's inability to meet its financial obligations to us, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position, we record a specific reserve for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due, the financial health of the customer and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be adjusted.

     Inventories. We establish obsolescence reserves for slow-moving inventories. Obsolescence reserves reduce the carrying value of slow-moving and inactive inventories to their estimated net realizable value, which generally approximates the recoverable scrap value. We also periodically evaluate our inventory carrying value to ensure that the amounts are stated at the lower of cost or market. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

     Impairment of Long-Lived Assets. We evaluate long-lived assets used in operations, consisting of property, plant and equipment and intangible assets, when indicators of impairment, such as reductions in demand or significant economic factors are present. A review is performed to determine whether the carrying value of an asset is impaired based on a comparison to the undiscounted estimated future cash flows from the asset. If the comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using estimated future cash flows and a discount rate based upon our weighted average cost of capital. Impairment is based on the excess of the carrying amount over the fair value of those assets. Significant management judgment is required in the forecast of future operating results that is used in the preparation of estimated future cash flows. It is reasonably foreseeable that actual future net sales and the remaining estimated economic life of the assets could differ from the estimates used to assess the recoverability of these assets. In that event, additional impairment charges or shortened useful lives of certain long-lived assets could be required.

     Environmental and Other Contingencies. We are subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean up of soils and/or groundwater. As a consequence, we may incur substantial capital expenditures and operating or maintenance expenses in order to comply with such requirements. Additionally, if any of our operations are unable to meet required environmental standards or laws, those operations could be temporarily or permanently closed. If, in the future, we are required to investigate and remediate any contamination at plant sites where hazardous materials and wastes have been used or disposed, we may record significant additional liabilities.

     We are required to obtain and maintain permits and install and operate pollution control and treatment equipment to manage waste and reduce air and/or water pollution from certain operations. These permits are subject to modification, renewal and revocation by issuing authorities. Additional permits may be required, or more onerous conditions may be imposed in the future on our facilities as a result of increases in production or modifications to certain of our facilities. We expect that we will incur capital expenditures for environmental pollution control (other than environmental remediation expenditures) which are primarily required in connection with recently promulgated regulations that impose stringent new limits on hazardous air pollutant emissions and wastewater discharges from certain of our facilities.

     We are also engaged in the investigation and remediation of environmental contamination at a number of our facilities pursuant to both federal and state environmental laws. For a more detailed site by site discussion, see
"Business -- Environmental." There are numerous uncertainties over both the timing and the ultimate costs that we expect to incur with respect to this work.

ISG'S CONSOLIDATED RESULTS OF OPERATIONS

     The discussion below relates to the results of ISG from inception (February 22, 2002) through December 31, 2002 and for the six months ended June 28, 2003. Prior to the acquisition of assets from LTV in April 2002 we had no operations. As a result, we believe historical financial information for our company prior to April 2002 is of limited relevance in understanding what our actual results of operations, financial position or cash flows would have been for historical periods had we been organized and owned all of our current assets for such periods. In addition to the fact that we did not start operations until April 2002, we acquired the Bethlehem assets in May of 2003, and for those reasons our results for the period from inception, February 22, 2002 through June 29, 2002 are not comparable to our results for the six months ended June 28, 2003. For this reason, the following discussion is limited to the financial results for our company only as of and for the nine months ended December 31, 2002 and as of and for the six months ended June 28, 2003.

  ISG'S CONSOLIDATED RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 28,
  2003

     For the six months ended June 28, 2003 our revenues totaled $1.46 billion and we had a net loss of $28.8 million.

     In early May 2003, we completed the Bethlehem acquisition. For additional information, see "Business -- Our Company -- History." The acquisition was financed through a new credit facility. For a detailed discussion of the credit facility, see "-- Liquidity and Capital Resources." The earnings of the former Bethlehem facilities were included in our results since the date of the acquisition. The Bethlehem acquisition more than doubled the sales of the company as sales from the former Bethlehem operations were more than half the sales of the company for the second quarter despite being included for only two months. The results include one-time costs incurred in connection with the Bethlehem acquisition. Under generally accepted accounting principles, work-in-process and finished goods inventory of an acquired company must be written up to reflect the value added by prior owner. As a result, the inventory at the former Bethlehem facilities was valued at an amount greater than our costs to produce. During the second quarter, our income was $22.9 million less than if the inventory had been valued at our current costs. An additional $13.2 million is included in inventory and will be recognized in cost of goods sold in the third quarter. Additionally, Bethlehem had certain supply contracts for electricity, natural gas and coke at prices below current market rates. ISG recognized the value of contracts in excess of current market rates as an asset. We are expensing this asset over the life of the associated contracts and consequently recognizing the current market prices for commodities purchased under these contracts in our operating results. We recognized a non-cash cost of $2.8 million in excess of the amounts paid in the second quarter. We expect to recognize about $4.2 million per quarter for the remainder of 2003. Also in connection with the acquisition of the Bethlehem assets, ISG modified its labor agreement with the USWA. As part of the agreement, ISG recorded a charge of $19.4 million in 2003 in connection with the agreement to make future contributions to the USWA multi-employer pension plan. The required contributions to the trust will be paid by mid-year 2004.



     Our operating income for the first half of 2003 was $12.8 million, after excluding the $45.1 million impact of the write-up of the Bethlehem inventory, the amortization of the favorable contracts, and the pension costs associated with the labor contract. The second quarter of 2003, excluding these items, improved from essentially break-even results in the first quarter as the former Bethlehem operations positively contributed to operating results. In addition, during the first half of 2003 we had increases in our operating costs compared with 2002 as a result of significant increases in natural gas prices, coke prices and labor costs. Natural gas spot prices increased more than 50% to approximately $6.05 per MMBtu on average during the first half of 2003 as compared to approximately $4 per MMBtu on average during the nine months ended December 31, 2002.


     Steel prices continue to remain depressed compared with historical levels and they declined during the second quarter of 2003 compared to the first quarter of 2003. Sales for the former LTV and Acme operations were impacted by price declines during the first half of 2003. The former Bethlehem facilities were less affected by the price decline because more of their products are sold under contract instead of the spot market. In addition, the Bethlehem facilities broadened our product offerings with the addition of plate, tin and rail products. It also improved our product mix by increasing the percentage of higher valued added cold rolled and coated products. Our product mix for the first half of 2003 is as follows:


                                                            PERCENT OF TOTAL   TOTAL TRADE SHIPMENTS
                                                               SHIPMENTS       (IN THOUSANDS OF TONS)
                                                            ----------------   ----------------------
Hot rolled................................................         50%                 2,006
Cold rolled...............................................         19%                   772
Coated and tin............................................         18%                   693
Plate.....................................................          5%                   194
Other (including secondary)...............................          8%                   326
Total.....................................................        100%                 3,991


     Interest costs increased to $15.5 million in the first half of 2003 as a result of our borrowing under our new credit facility in May to finance the Bethlehem acquisition and the assumption of capital leases and certain debt of Bethlehem. For additional information, see "Description of Indebtedness."

  ISG'S CONSOLIDATED RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2002

     Net Sales. Our net sales for the nine months ended December 31, 2002 were $933.1 million on total trade shipments of 2.6 million tons. The product composition of our shipments in 2002 is as follows:

                                                            PERCENT OF           TOTAL
PRODUCT                                                   TOTAL SHIPMENTS   TRADE SHIPMENTS
-------                                                   ---------------   ---------------
                                                                             (IN THOUSANDS
                                                                               OF TONS)
Hot-rolled..............................................         71%             1,840
Cold-rolled.............................................         22%               576
Coated..................................................          7%               186
                                                                ---              -----
                                                                100%             2,602
                                                                ===              =====

     The substantial majority of these products were sold to third-party processors and service centers on the spot market. Our Hennepin and Riverdale facilities commenced operations in the fourth quarter of 2002. However, these facilities did not achieve their production capacities or contribute significantly to our net sales in 2002.

     Prices at the start of 2002 were at their lowest level in many years, but rapidly increased through the first nine months driven by significant domestic capacity reduction, the impact of Section 201 tariffs and inventory replacement by service centers. Fueled by these factors, spot market prices increased by as much as 80% during 2002. During the majority of 2002, as we established our market presence, we priced our products below the spot market price until the fourth quarter when we began to price at the prevailing market price. Sales throughout 2002 steadily increased as we restarted idled facilities and built our customer base. During this restart period, our net sales were positively impacted by the relatively high prices in the spot market.

     Cost of Products Sold. Cost of products sold was $756.2 million during 2002 and represented approximately 81% of our net sales. Labor costs in 2002 were incurred under an interim collective bargaining agreement until our new collective bargaining agreement became effective on December 15, 2002. Our new agreement had a minimal impact on our results of operations for 2002. Our energy requirements for 2002 were purchased at both market rates and under future contracts throughout 2002. In late 2002, natural gas prices began to escalate from a price of approximately $3 per MMBtu to approximately $4 per MMBtu; however, due to forward contracts purchased at earlier prices covering approximately 70% of our requirements, there was no significant effect on our results of operations in 2002.

     In addition, cost of products sold for the nine months ended December 31, 2002 includes $21.4 million of non-recurring costs related to the start-up of previously idled LTV and Acme assets and a non-cash charge of $21.6 million due to the adoption of the LIFO method for inventory valuation. Cost of products sold in 2002 also included a charge of $10.6 million relating to USWA contract-related expenses as well as the initial contribution to the USWA's multiemployer pension plan for the employees covered by our collective bargaining agreement. Finally, our cost of products sold for 2002 was in part influenced by our initial purchase of slabs and raw materials from LTV (during the second quarter of 2002) at spot market prices, which were at historically low levels. Subsequently in the second half of 2002, spot market steel prices rose significantly. As a result, we were able to convert the slabs and raw materials acquired from LTV to finished products which were sold at favorable prices.

     Marketing, Administrative and Other Expenses. Marketing, administrative and other expenses were $53.8 million during 2002. These expenses consisted primarily of salaries and expenses for sales and marketing functions both at our corporate headquarters and each of our operating facilities, legal and professional fees and information system development costs.

     Depreciation and Amortization. Depreciation and amortization was $12.4 million during 2002. Depreciation of property, plant and equipment of $11.0 million was calculated on a straight-line basis over estimated useful lives from three to 20 years and amortization of deferred debt fees was calculated on a straight-line basis over the expected term of the related credit facilities. The depreciation recorded in 2002 and to be recorded thereafter results from the advantageous purchase prices paid for the idled LTV and Acme assets that were only a fraction of the target entities' prior book value.

     Interest Expense, Net. Interest expense of $1.6 million related to our revolving credit facility in place at that time was reduced by $250,000 of capitalized interest and $173,000 of interest income in 2002.

     Equity in Income from Affiliate. We recognized $7.0 million of income related to our share of the equity in the income from an electro galvanizing joint venture in which we participate. The earnings associated with this joint venture are subject to the same market influences as our core business.

     Income Taxes. During 2002, our income tax expense was $47.0 million. Our effective tax rate was 40.3%. Current deferred tax assets relate primarily to differences between financial and tax reporting for inventories and accrued expenses.

     Net Earnings.  Net earnings for 2002 were $69.6 million.

LIQUIDITY AND CAPITAL RESOURCES

     Unless otherwise indicated, the following liquidity and capital resources discussion relates to ISG and Bethlehem as stand-alone entities historically as of December 31, 2002 and on a combined basis giving effect to the acquisition of the Bethlehem assets in its discussion of ISG's liquidity on June 28, 2003 and in the future.

     Our business is capital intensive and requires substantial capital expenditures for, among other things, purchasing, upgrading and maintaining equipment used in our steelmaking and finishing operations and remaining in compliance with environmental laws and regulations. Our short-term and long-term liquidity needs arise primarily from capital expenditures, working capital requirements and principal and interest payments related to our outstanding indebtedness. We have met these liquidity requirements, including the unanticipated extensive repair of the H-4 blast furnace at our Indiana Harbor Works facility that required funds in the first quarter of 2003, with cash provided by operations, private equity offerings and long-term debt.

     We believe the principal indicators of our liquidity are our cash position and remaining availability under our credit facilities. As of December 31, 2002, ISG had cash available of $9.8 million and available borrowing capacity of $93.1 million under its $200.0 million revolving credit facility in place at that time. As of June 28, 2003, ISG had cash of $126.5 million and available borrowings of $33.8 million under our new revolving credit facility.

     Cash Flows. Cash provided by operating activities for ISG for the six months ended June 28, 2003 was $177.9 million, as we lowered net working capital, principally inventory. During 2002, cash used by operating activities for ISG was $111.6 million and was primarily for the buildup of working capital related to accounts receivable and inventory during the start-up of our operations.


     Cash used by investing activities was $760.0 million as we paid $742.2 million for the six months ended June 28, 2003 to Bethlehem (net of cash acquired) for the purchase of the Bethlehem assets. We paid $662.2 million at closing, $40.0 million in May 2003 and $40.0 million in June 2003. Another $40.0 million was paid to Bethlehem in July 2003. Bethlehem returned $8.5 million in July as a working capital adjustment to the purchase price. The asset purchase agreement requires Bethlehem to return to ISG any excess cash after all secured or priority claims in Bethlehem's bankruptcy case have been paid. Bethlehem currently expects to have excess cash. As a result, we expect the total purchase price to be less than the amounts shown on the cash flow statement and have recorded a receivable of $14.3 million from Bethlehem at June 28, 2003. Proceeds from asset sales of $13.6 million included $11.5 million of assets acquired from Bethlehem, principally equity interests in joint ventures. We expect to sell about $41.0 million in additional assets acquired from Bethlehem in the next 12 months, including Bethlehem's former corporate headquarters building. Other cash used in investing activities by ISG in the first half of 2003 included $10.1 million for the repair of the H-4 furnace at our Indiana Harbor Works facility.


     Cash used in investing activities in 2002 by ISG was $178.1 million. This included $83.4 million for the acquisition of assets from LTV and $60.9 million for the acquisition of our Riverdale facility. Major capital expenditures were limited to the start-up and repair of the previously idled LTV and Acme facilities. Sales of assets totaled $14.3 million in 2002 of which $6.0 million was realized for the sale of a 20% interest in the equity of an affiliate joint venture and the balance relates to other non-production buildings and related assets. The assets acquired from LTV included the facility at Cleveland West and we currently have no plans to restart the mill at that facility and have begun the process of preparing certain sections of the property for sale. We anticipate that portions of the property will be sold in 2003.

     Cash provided to ISG by financing activities in the first half of 2003 was $698.8 million. In connection with the Bethlehem asset acquisition, we entered into new credit facilities, which, among other things, replaced our prior $200.0 million secured revolving line of credit. The new credit facilities permit borrowings up to $1.0 billion and consist of a $350.0 million revolving credit facility, a $250.0 million tranche A term loan facility and a $400.0 million tranche B term loan facility. As of June 28, 2003 we had $650.0 million outstanding under the new credit facilities. Advances under the revolving credit facility and both term loan facilities are subject to our compliance at all times with a borrowing base that permits borrowings in an amount not to exceed certain percentages of our receivables and inventory. Borrowings under the revolving credit facility bear interest, at our option, at either LIBOR plus a margin ranging from 2.00% to 3.50% per annum or the Prime rate plus a margin ranging from 1.00% to 2.50% per annum. Borrowings under the tranche A term loan bear interest, at our option, at either LIBOR plus 3.25% per annum or the Prime rate plus 2.25% per annum and borrowings under the tranche B term loan bear interest at a floating rate equal to either LIBOR plus 3.50% or the Prime rate plus 2.50% per annum. In addition, in May 2003, we issued 1,694 shares of our Class B common stock through a private equity placement for $156.7 million.

     We amended our credit facilities effective September 30, 2003. As of such date, we were in compliance with our covenants or obtained waivers therefrom. For more information on these amendments, see the discussion under "Description of Indebtedness".

     Our credit facilities require certain mandatory pre-payments upon the receipt of the proceeds from certain asset sales, casualty events, equity offerings, including this offering, debt offerings and in the event that we have excess cash flow as determined in accordance with the credit facilities. Under the terms of our credit facilities, we are required to use all the net proceeds from this offering to repay all amounts outstanding under our tranche A term loan. To the extent the net proceeds of this offering exceed amounts outstanding under our tranche A term loan, we are required to use 50% of such excess proceeds to repay the tranche B term loan.

     Our credit facilities contain customary affirmative and negative covenants for senior credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, investments, dividends and other restricted payments, liens and transactions with affiliates. The credit facilities also contain certain financial covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge coverage ratio, a limitation on capital expenditures, minimum EBITDA and minimum net worth. For more information on the financial covenants, see "Description of Indebtedness". Our credit facilities contain customary events of default, including, but not limited to, failure to pay principal or interest, breach of covenants or representations and warranties, cross-default to other indebtedness, judgment default and insolvency. If an event of default occurs under the credit facilities, the lenders under the credit facilities will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.

     Cash provided to ISG by financing activities was $299.5 million in 2002, of which $236.2 million was provided by two private equity offerings. Borrowings of $69.4 million, including $60.7 million under our revolving credit facility in place at that time were partially offset by $6.2 million of deferred financing fees.

     Contractual Obligations. The following table sets forth our contractual obligations at December 31, 2002 and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

                                                           PAYMENT DUE BY PERIOD
                                         ---------------------------------------------------------
CONTRACTUAL OBLIGATIONS                   TOTAL       2003     2004-2005   2006-2007   BEYOND 2007
-----------------------                  --------   --------   ---------   ---------   -----------
                                                          (DOLLARS IN THOUSANDS)
Revolving credit facility..............  $ 60,698   $     --   $ 60,698     $    --     $     --
Port Authority Bonds...................     6,000      1,080      2,355       2,565           --
Promissory Note........................     2,750         --         --       2,750           --
Operating leases.......................     2,899        578      1,006         814          501
Purchase obligations...................   646,348    182,535    253,828      35,530      174,455
Other long-term liabilities............   101,172     27,219     42,039       4,478       27,436
                                         --------   --------   --------     -------     --------
                                         $819,867   $211,412   $359,926     $46,137     $202,392
                                         ========   ========   ========     =======     ========

     The following table sets forth our contractual obligations at June 28, 2003, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

                                                           PAYMENT DUE BY PERIOD
                                       --------------------------------------------------------------
                                                      ONE      TWO-THREE   FOUR TO FIVE   BEYOND FIVE
CONTRACTUAL OBLIGATIONS                  TOTAL        YEAR       YEARS        YEARS          YEARS
-----------------------                ----------   --------   ---------   ------------   -----------
Debt.................................  $  755,202   $ 49,097   $264,355      $406,750      $ 35,000
Guarantee of joint venture debt......       5,239      5,239         --            --            --
Operating leases.....................     168,155     30,334     53,406        36,814        47,601
Capital leases*......................     156,644      9,700     52,771        28,171        66,002
Purchase obligations.................     779,353    266,904    274,726        41,128       196,595
Other long-term liabilities..........     279,060     29,451     62,490        27,467       159,652
                                       ----------   --------   --------      --------      --------
                                       $2,143,653   $390,725   $707,748      $540,330      $504,850
                                       ==========   ========   ========      ========      ========

---------------

* Table shows only minimum amounts due under capital leases and excludes contingent rentals recorded on the balance sheet.

     Capital Expenditures. We made capital investments of $31.4 million during the six months ended June 28, 2003. We anticipate making capital investments of about $60.0 million in the last six months of 2003, including capital expenditures relating to information technology. In 2002, we made an aggregate capital investment of $53.0 million in our facilities and Bethlehem made an aggregate capital investment of $124.3 million in its facilities. In December 2002, the hearth at Indiana Harbor Works H-4 blast furnace was damaged due to a leak of hot metal that occurred through a crack in the refractory that protects the hearth. This caused the blast furnace to be shut down for a period of 45 days in order to allow for major repairs of the hearth and the refractory. Repair costs incurred in 2002 were minimal, with most of the repair costs for the hearth and refractory at Indiana Harbor Works being incurred in 2003. The repairs were extensive enough to allow the blast furnace to operate for at least eight to ten years before needing a major re-lining.

     Our ability to meet our debt service obligations and reduce our total debt will depend upon our future performance, which in turn, will depend upon general economic, financial and business conditions, along with competition, legislation and regulation, factors that are largely beyond our control. Our operating results, cash flow and capital resources may not be sufficient for repayment of our indebtedness in the future. We believe that cash flow from operations, together with other available sources of funds including additional borrowings under our credit facilities, and the proceeds from this offering will be adequate for at least the next 12 months for making required payments of principal and interest on our indebtedness and for funding anticipated capital expenditures and working capital requirements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation elaborates on the disclosure to be made by a guarantor about obligations under certain guarantees that it has issued. It also clarifies that at the inception of a guarantee, the company must recognize liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption did not have an effect on our results of operations or financial position.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, which amends SFAS No. 123 and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. We adopted the annual disclosure provisions of SFAS No. 148 in the 2002 annual financial statements and adopted the interim provisions in the first quarter of 2003. We are not changing the fair value based method of accounting for stock-based employee compensation; therefore the transition provisions are not applicable.

     In January 2003, the FASB issued Interpretation No. 46 Consolidation of Variable Interest Entities. Interpretation 46 addresses consolidation by business enterprises of variable interest entities and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. It is based on the concept that companies that control another entity through interests other than voting interests should consolidate the controlled entity. Interpretation No. 46 did not have an effect on our results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We are currently evaluating the impact of SFAS No. 149 on our consolidated financial position and results of operations. We do not expect the adoption of SFAS No. 149 to have a material impact on our consolidated financial position, results of operations or cash flows.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the adoption of SFAS No. 150 to have a material impact on our consolidated financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to certain risks associated with the fluctuation in interest rates and prices in consumable commodities, including natural gas, heating oil and non-ferrous metals. We conduct the majority of our business in the United States and all of our revenues and expenses are transacted in U.S. dollars. As a result, our operations are not materially affected by fluctuations in the foreign currencies. We seek to minimize the potential adverse impact of those market risks through the use of appropriate management techniques that could include derivative financial instruments. At December 31, 2002, we did not have any derivative financial instruments. We currently have no financial instruments in place for managing the exposure for foreign currency exchange rates. Therefore, a hypothetical change in the exchange rate of the U.S. dollar versus other major currencies would have little, if any, impact on our future earnings, fair values or cash flows.


     Energy costs expose us to cost volatility particularly on natural gas requirements. Based on combined pro forma 2002 production, a $1 per MMBtu change in natural gas prices would have increased production costs by approximately $5.5 million per month. In an effort to manage the risks associated with price fluctuations on natural gas and other commodities, from time to time, we use a variety of hedging instruments including forward contracts, futures, swaps and options. At any point in time, we may utilize some or all of these hedging instruments in our portfolio. We are also exposed to interest rate risk arising from the variable rate financing on our revolving credit facility. We currently have instruments in place that have the effect of fixing the interest rate of some, but not all, of our outstanding debt for various time periods up to one year. A hypothetical increase or decrease in interest rates by 1% would have changed interest expense on the revolving credit facility by $300,000 for the 2002 period. A hypothetical increase or decrease in interest rates of 1% on our new credit facilities would have changed interest expense by $1.2 million in the six months ended June 28, 2003.


                          BETHLEHEM STEEL CORPORATION

     The following discussion of Bethlehem as of and for the years ended December 31, 2002, 2001 and 2000 has been derived from Bethlehem's Annual Report on Form 10-K for the year ended December 31, 2002. The following discussion of Bethlehem as of and for the three months ended March 31, 2003 has been derived from Bethlehem's Quarterly Report on Form 10-Q for the three months ended March 31, 2003. This discussion does not give effect to our acquisition of the Bethlehem assets.

OVERVIEW

     On October 15, 2001, Bethlehem and 22 of its wholly owned subsidiaries, which we refer to as the debtors, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, or the Code, in the United States Bankruptcy Court for the Southern District of New York, or the Court. The wholly-owned subsidiaries that did not file for Chapter 11 reorganization are not material in relation to Bethlehem's consolidated financial position and results of operations. As of December 31, 2002, Bethlehem continued to manage its properties and operate its businesses under Sections 1107 and 1108 of the Bankruptcy Code as a debtor-in-possession.

     On December 18, 2002, the PBGC filed a complaint in the United States District Court for the Eastern District of Pennsylvania alleging there was sufficient cause under applicable laws to terminate the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies, or the Plan. The complaint requested, among other things, that December 18, 2002 be established as the Plan's termination date and the PBGC be appointed the Plan's trustee with full responsibility for managing Plan assets and administering Plan benefits. By agreement dated April 30, 2003, the litigation was resolved on the basis that the Plan be terminated effective December 18, 2002 and the PBGC assume the duties of ERISA trustee effective April 30, 2003. As a result of the PBGC's actions, Bethlehem recognized a loss of $176.0 million in 2002 as required by generally accepted accounting principles and has not recorded subsequent pension expense under the Plan.

     On March 12, 2003, Bethlehem signed an asset purchase agreement, or APA, to sell substantially all of its assets to a subsidiary of ISG for cash, ISG Class B common stock and the assumption of certain liabilities. The transaction is expected to provide Bethlehem sufficient cash to satisfy all allowed secured, administrative and priority claims. Under the terms of the APA, the ISG Class B common stock with an expected value of $15.0 million is available to be distributed to the pre-petition unsecured creditors upon confirmation by the Court of Bethlehem's Chapter 11 liquidating plan. No value will be distributed to holders of Bethlehem's common, preferred or preference equity. The APA was approved by the Court on April 22, 2003. In connection with the approval of the APA, among other matters, the USWA agreed to release substantially all claims against Bethlehem and subsidiary companies; the trustees of the funds under the Coal Industry Health Benefit Retiree Act of 1992 agreed to withdraw their civil action filed on March 18, 2003 in the United States District Court for the District of Columbia for injunctive relief and agreed to resolving certain claims against

Bethlehem and "related persons;" and the PBGC agreed to release certain claims against any member of Bethlehem's "controlled group" under Title IV of ERISA. Upon confirmation of a Chapter 11 liquidating plan by the Court, Bethlehem's Chapter 11 case can be closed.

     On March 25, 2003, the Court approved a motion under section 1114 of the Code terminating OPEB for claims incurred after March 31, 2003, for substantially all current and future retired employees and their eligible dependents. Claims incurred on or before March 31, 2003 and received on or before May 31, 2003 will be paid. The Court also required, if sufficient funds are available, Bethlehem to reimburse up to two weeks of COBRA premiums paid by Bethlehem's COBRA enrollees after all allowed secured, priority and administrative claims have been paid. Any remaining cash will be paid to ISG under the terms of the APA.

     As a result of the events mentioned above, Bethlehem recorded a loss for impairment of long-lived assets of approximately $2.3 billion and a loss for unrecognized past service cost resulting from the termination of OPEB of $10 million in March 2003.

     Bethlehem prepared its consolidated financial statements in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, or SOP 90-7. SOP 90-7 provides generally that financial statements continue to be prepared on a going-concern basis. It also provides for segregating pre-petition liabilities that are subject to compromise, identifying all transactions and events that are directly associated with the reorganization of the debtors and discontinuing interest accrual on unsecured or undersecured debt. In addition, liabilities are to be stated at the probable amount of allowed claims. The bar date by which the creditors, other than employees and former employees, were to file proofs of claim with the Bankruptcy Court was September 30, 2002. Employees and former employees as creditors were required to file proofs of claim by July 11, 2003. Differences between the amounts reflected on Bethlehem's records and claims by creditors are being investigated and resolved in connection with Bethlehem's claims resolution process. Under the terms of the APA, the ISG Class B common stock with an expected value of $15.0 million together with any bankruptcy avoidance claims that Bethlehem may have are the only assets available for distribution to allowed pre-petition unsecured claimants.

CRITICAL ACCOUNTING POLICIES OF BETHLEHEM

     In preparing Bethlehem's financial statements, Bethlehem made estimates and used assumptions that affect certain reported amounts and disclosures. Bethlehem believed the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the financial statements.

     Bethlehem's recent history included years with unprofitable results and negative cash flows, ultimately resulting in Bethlehem filing for Chapter 11 protection under the Code. This history of losses was an indication that the carrying amounts of Bethlehem's long-lived assets might not be recoverable from future cashflows. In most years, however, Bethlehem's operating losses and negative cash flows were attributable to its legacy liabilities for pension and OPEB that was unrelated to specific assets. Nevertheless, Bethlehem evaluated its long-lived assets by comparing estimated future undiscounted cash flows from a logical grouping of assets to their carrying value. These evaluations required making material assumptions about future operating cash flows. Bethlehem's operating results were significantly affected by relatively small (on a percentage basis) variations in realized prices for Bethlehem's products. A high portion of Bethlehem's costs was relatively fixed with changes in volume produced and shipped. Further, Bethlehem's main contract with the USWA limited its ability to reduce hours worked and reorganize work without its cooperation. Significant judgment was required to estimate future cash flows, including the impact of future prices, production and shipment levels, cost reduction initiatives, prices of inputs like raw materials and energy and future capital requirements. Management used its best judgment to assess these factors and performed sensitivity analyses to these estimates. Bethlehem used a probability-weighted approach to determine future cash flows, unless a particular set of cash flow assumptions was considered more likely to occur. In that instance Bethlehem used the most likely future cash flows for determining asset impairment. Recently, as a result of these analyses, Bethlehem recognized several impairment losses. It is reasonably possible that others could reach different conclusions that would impact the amount and timing of recognized impairment losses.

     The unfunded pension and OPEB and related expense under generally accepted accounting principles are based on, among other things, actuarial techniques and assumptions about the discount rate, estimated rates of return on plan assets, future salary and wage increases, the mortality of participants and the future trend of health care costs. One example is that Bethlehem was required to discount the cost of expected future benefits based on the interest rates at which benefits could be effectively settled. Bethlehem's policy had been to select the discount rate based on the higher of AA Corporate rates or the historical average spread of 100 to 125 basis points of AA Corporate rates over the appropriate 30-year Treasury bond rate. At November 30, 2002, Bethlehem's measurement date, it selected a rate of 6 3/4% based on the Corporate AA rates. Using a higher or lower rate of a 1/4% would have resulted in decreasing or increasing the recorded liability for pensions on its balance sheet by approximately $140.0 million. A similar change in the discount rate for OPEB would have changed Bethlehem's calculated accumulated post retirement benefit obligation by about $70.0 million. Because there is no minimum liability requirement for OPEB as there is for pensions, it would not affect the amount recorded on Bethlehem's balance sheet but would change the amount of unrecognized loss. Any discount rate change would also affect Bethlehem's related net "interest" expense for the unfunded amounts and the amount of amortization of gains and losses that might be required for both pension and OPEB.

     SOP 90-7 requires that pre-petition liabilities, including claims that become known after a petition is filed, be reported on the basis of the expected amount of the claim allowed rather than the amounts for which those claims might be settled. Bethlehem continued to prepare its financial statements as a going concern in accordance with generally accepted accounting principles on the basis that, until other information is available, recorded liability amounts represent Bethlehem's best estimate for potential allowed claims. It is reasonably possible that the amount of claims ultimately allowed by the Court could exceed, by material amounts, the amounts recorded by Bethlehem. Also, the PBGC filed a preliminary proof of claim with the Court that is substantially larger than the pension liability recorded on Bethlehem's balance sheet. The PBGC uses different discount rates and mortality assumptions to determine the actuarial liability and therefore, the funded status of Bethlehem's plan. These assumptions resulted in the PBGC's larger claim. The amount of the claim that the Court could allow could be materially in excess of those actuarially determined amounts disclosed in Note H Postretirement Benefits, to the Consolidated Financial Statements.

EMPLOYEES AND EMPLOYMENT COSTS

     During 2002, Bethlehem had an average of about 11,500 employees receiving pay compared to an average of about 13,100 and 14,700 employees receiving pay in 2001 and 2000, respectively. About 80% of Bethlehem's employees were covered by its labor agreements with the USWA.

     On August 1, 1999, Bethlehem and the USWA entered into a five-year labor agreement covering USWA represented employees at Bethlehem's facilities in Burns Harbor, Lackawanna, Sparrows Point, Coatesville and Steelton. The Burns Harbor and Sparrows Point Divisions were covered by one agreement, while separate agreements existed for Pennsylvania Steel Technologies and the Coatesville facility. During 2000, an agreement was reached with the USWA for Bethlehem's Conshohocken facility. The labor agreement, which would have expired August 1, 2004, provided for wage increases of $2 per hour over the life of the contract including $1 per hour on February 1, 2003.

EMPLOYMENT COST SUMMARY                                       2002     2001     2000
-----------------------                                      ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Salaries and Wages.........................................  $  666   $  708   $  818
                                                             ------   ------   ------
Employee Benefits:
  Pension Plans:
     Current Service.......................................      62       60       64
     Past Service..........................................      87       35       (9)
  Medical and Insurance:
     Actives and Dependents................................      98      103       94
     OPEB
       Current Service.....................................      14       13       12
       Past Service........................................     263      255      252
  Payroll Taxes............................................      56       62       70
  Workers' Compensation....................................      12       13       12
  Savings Plan and other...................................      15       16       18
                                                             ------   ------   ------
Total Benefit Costs........................................     607      557      513
                                                             ------   ------   ------
Total Employment Costs.....................................  $1,273   $1,265   $1,331
                                                             ======   ======   ======

HISTORICAL OPERATING RESULTS OF BETHLEHEM

  THREE MONTHS ENDED MARCH 31, 2003 AND 2002

     Bethlehem's first quarter 2003 net loss of $2.4 billion compares to a net loss of $97 million in 2002. Excluding impairment and other charges in 2003 of $2.3 billion mentioned above, Bethlehem's 2003 net loss of $66 million was an improvement from the loss of $97 million recorded in the first quarter of 2002. This improvement resulted from higher prices that were partially offset by higher costs. Average realized prices, on a constant mix basis, improved by about 11% from the same period last year. However, prices have declined since the end of 2002 and are forecasted to continue to decline during 2003. Costs were higher mainly from increases in raw material (principally scrap) and energy prices (principally natural gas and electricity) and reorganization expense. Reorganization expense increased during the first quarter of 2003 primarily from increases in consulting expense related to Bethlehem's negotiation and execution of the APA with ISG and the 2002 expense included a $2 million gain from the termination of certain energy contracts. These increases were partially offset by a decline in pension expense. As a result of the PBGC's action to terminate Bethlehem's Plan during December 2002, Bethlehem did not accrue pension expense in 2003. Bethlehem recorded about $37 million of pension expense in the first quarter 2002.

     First quarter 2003 results also include a $12 million charge for a change in accounting principle resulting from Bethlehem's adoption on January 1, 2003 of FASB Statement No. 143, Accounting for Asset Retirement Obligations. The Statement requires the recognition of a liability and an asset for the estimated cost of disposal as part of the initial cost of a long-lived asset. For additional information see Note 3 of the accompanying financial statements of Bethlehem for the three months ended March 31, 2003 included elsewhere in this prospectus.

     First quarter 2002 results included a $10 million income tax benefit for a tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provided Bethlehem with the ability to carry back a portion of its 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available.

  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     Bethlehem's net loss for 2002 was $699.6 million compared to $1,949.6 million for 2001 and $118.4 million in 2000. These losses include several unusual, principally non-cash items as follows:

                                                             2002      2001      2000
                                                            ------   --------   ------
Pension plan curtailment..................................  $176.0   $     --   $   --
Impairment of long-lived assets...........................    89.0      347.0      1.5
Employee benefit costs....................................    78.5       42.5      4.5
Environmental accruals....................................    37.0        5.0       --
(Gain) loss on sales of iron ore..........................     9.9      (22.2)    (9.0)
Gain on Metropolitan Life conversion......................      --         --    (17.9)
Income tax benefit........................................   (10.3)        --     25.0
Reserving deferred taxes..................................      --      984.0       --
Blast furnace outages.....................................    23.5       25.7       --
                                                            ------   --------   ------
Total unusual items.......................................  $403.6   $1,382.0   $  4.1
                                                            ======   ========   ======

     As a result of the PBGC's intent to terminate the plan discussed above in "-- Overview," Bethlehem recorded a $176.0 million non-cash charge as required by generally accepted accounting principles.

     Bethlehem analyzed its ability to recover the carrying value of its long-lived assets. In December of 2002, Bethlehem determined that the carrying value of certain assets exceeded the related expected future cash flows. Therefore, Bethlehem recorded non-cash impairment losses of $89.0 million, principally for Pennsylvania Steel Technologies in Steelton, Pennsylvania, as market conditions in the rail market remained depressed and a new competitor entered the market. During 2001, Bethlehem recorded non-cash impairment losses of (1) $317.0 million for goodwill acquired in the 1998 Lukens merger, (2) $11.4 million for the 110-inch plate mill at Burns Harbor which is expected to remain idle indefinitely, (3) $15.2 million for Bethlehem's Chicago Cold Rolling facility and (4) $3.4 million for writing-off Bethlehem's investment in a joint venture that ceased operations. During 2000, Bethlehem recognized an impairment loss of $1.5 million for certain property when it closed Burns Harbor's ingot teeming and slab mill operations.

     Bethlehem had taken several actions to reduce employment costs. As a result of these actions, Bethlehem recognized charges, principally non-cash, as required by generally accepted accounting principles. During 2002, Bethlehem (1) reduced about 245 USWA represented positions at Pennsylvania Steel Technologies and about 290 non-represented salaried positions and recognized a $76.0 million charge and (2) recorded a $2.5 million charge related to Bethlehem's idled pipe mill in Steelton, Pennsylvania. During 2001, Bethlehem (1) recognized a $7.5 million charge when it eliminated about 300 salaried positions and (2) recorded a $35.0 million charge when Bethlehem closed its Lackawanna Coke operations. During 2000, Bethlehem recorded a $4.5 million charge in connection with the closing of its Burns Harbor ingot teeming and slab mill facility.

     In December 2002, Bethlehem received an administrative order from the Pennsylvania Department of Environmental Protection, or PaDEP, regarding future requirements related to managing the acid mine drainage at its closed coal mine facilities. As a result, Bethlehem increased its estimate of probable total future spending and recorded a $17.0 million non-cash charge. Earlier in 2002, Bethlehem recorded a $20.0 million non-cash charge to reflect its most current estimate of the probable total remediation costs at Lackawanna, New York, based on discussions with the New York Department of Environmental Conservation. During 2001, in connection with Bethlehem's closing of the Lackawanna coke ovens, Bethlehem recognized a $5.0 million charge to clean out certain pipes and tanks that previously were operating.

     During 2002, Bethlehem determined that its ownership percentage of Hibbing Taconite, its iron ore joint venture in Minnesota, exceeded the future iron ore requirements at its Burns Harbor plant. As a result, Bethlehem sold an 8% interest in the venture and excess ore inventory, resulting in a total loss of $9.9 million from these transactions. These actions avoided temporary production shutdowns at Hibbing that would have increased Bethlehem's costs and consumed cash in excess of the loss recognized.

     In 2001, Bethlehem sold its interest in MBR, a Brazilian iron ore property, for $4.5 million in cash and $19.0 million in credits against future iron ore purchases (all of which have been used) resulting in a $22.2 million gain. During 2000 Bethlehem sold its equity interest in a limestone operation for $10.0 million resulting in a $9.0 million gain.

     In 2000, Bethlehem received $17.9 million from the conversion of Metropolitan Life Insurance Company from a mutual company owned by its policyholders to a publicly held company, all of which was recognized as a gain.

     In 2002, the large bell on Bethlehem's D blast furnace at Burns Harbor experienced a mechanical failure which resulted in an extended repair outage and lost production. The combination of the repair costs, unabsorbed costs from lost production and other related costs increased Bethlehem's net loss for 2002 by about $16.8 million. Bethlehem also incurred carryover costs in 2002 of $6.7 million from a separate blast furnace outage that occurred in the fourth quarter of 2001. Approximately $25.7 million of costs were incurred during 2001 for that outage.

     The $10.3 million income tax benefit recorded in 2002 represented a tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provides a refund of taxes paid in prior years for carrying back a portion of Bethlehem's 2001 Alternative Minimum Tax loss that was not previously available.

     During the second quarter of 2001, it was determined that the cumulative financial accounting losses had reached the point that fully reserving the deferred tax asset was required. For additional information, see Note E, Taxes to the Consolidated Financial Statements of Bethlehem included elsewhere in this prospectus.

     Sales in 2002 were $3.6 billion on steel shipments of 7.6 million tons compared to $3.3 billion and 7.8 million tons shipped in 2001 and $4.1 billion and 8.5 million tons shipped in 2000. The effects on sales of changes in average realized steel prices, shipments and product mix during the last two years were as follows:

                                                              2002   2001
                                                              ----   ----
Increase (decrease) from prior year:
Realized Prices.............................................    6%    (8)%
Shipments...................................................   (1)    (9)
Product Mix.................................................    2     (2)
                                                               --    ---
                                                                7%   (19)%
                                                               ==    ===

     Lower shipments of steel products were partially offset by higher shipments of coke and iron ore. Conversion business also increased from the prior year as a result of Bethlehem's acquisition of Columbus Coatings Company in June 2002 and having Chicago Cold Rolling, which was acquired during 2001, consolidated for the entire year.

     Raw steel production was 9.0 million tons in 2002, 8.8 million tons in 2001 and 10.0 million tons in 2000. Production in 2002 was hampered by several unscheduled outages at both blast furnaces at Burns Harbor. Production was lower during 2001 due to operational cutbacks based on a weak steel market and from the unscheduled two-month outage of D blast furnace at Burns Harbor.

     Bethlehem's net loss before unusual items for the year ended December 31, 2002 was $296.0 million compared to a net loss of $567.6 million for the same period in 2001. The improvement was mainly attributable to increased prices and a better product mix. Average realized prices, on a constant mix basis, increased by about 6% from the prior year. Bethlehem's mix of products shipped improved, as the percentage of higher valued cold-rolled, coated and tin products increased and the percentage of lower valued hot-rolled and secondary products was reduced. Bethlehem was able to offset its higher pension and OPEB expense principally through reducing the workforce and improving the performance of its new cold mill at Sparrows Point.

     Interest and other financing costs during 2002 declined about $39.0 million because contractual interest on unsecured debt was not recorded, in accordance with SOP 90-7.

     Bethlehem's net loss before unusual items for the year ended December 31, 2001 was $567.6 million compared to a net loss of $114.3 million for the same period in 2000. The decline was mainly the result of excess world steel capacity combined with a depressed domestic steel marketplace. The factors resulted in depressed prices, reduced volume and worsened Bethlehem's product mix. Average realized prices, on a constant mix basis, declined by about 8% from 2000. Shipments were lower by almost 800,000 tons.

     Interest expense increased during 2001 due to increased average borrowings during the year and the absence of capitalized interest on construction projects. This was partially offset by about $9.2 million of contractual interest on unsecured debt not recorded, in accordance with SOP 90-7.

     Bethlehem's Burns Harbor Division shipped about 4.1 million tons in 2002 and in 2001 and 4.6 million tons in 2000. Burns Harbor's 2002 operating results improved significantly from 2001 principally due to higher prices and, to a lesser extent, a better product mix and lower costs.

     Bethlehem's Sparrows Point Division shipped about 2.5 million tons in 2002 and 2001 and 2.6 million tons in 2000. Sparrows Point's 2002 operating results improved, principally from higher prices and an improved product mix.

     The Pennsylvania Division, which includes Bethlehem's Coatesville and Conshohocken plate operations and its Steelton rail operations, shipped about .9 million tons in 2002 compared with 1.1 million tons in 2001 and 1.3 million tons in 2000. Results for the Pennsylvania Division in 2002 declined due to lower shipments and an increase in costs per ton resulting from lower shipment and production volumes.

              PERCENTAGE OF BETHLEHEM'S NET SALES BY MAJOR PRODUCT

                                                              2002    2001    2000
                                                              -----   -----   -----
Steel mill products:
  Hot-rolled sheets.........................................   16.1%   15.3%   14.9%
  Cold-rolled sheets........................................   16.1    15.2    18.9
  Coated sheets.............................................   31.2    29.0    27.9
  Tin mill products.........................................    8.2     7.9     6.3
  Plates....................................................   17.4    21.6    20.5
  Rail products.............................................    2.8     3.5     3.9
  Other steel mill products.................................    1.6     1.5     2.0
Other products and services (including raw materials and
  freight)..................................................    6.6     6.0     5.6
                                                              -----   -----   -----
                                                              100.0%  100.0%  100.0%
                                                              =====   =====   =====

     Bethlehem's largest customer, General Motors Corporation, accounted for about 10 percent of its consolidated sales in each of 2002, 2001 and 2000.

 PERCENTAGE OF STEEL MILL PRODUCT SHIPMENTS BY PRINCIPAL MARKET (BASED ON TONS
                                    SHIPPED)

                                                              2002    2001    2000
                                                              -----   -----   -----
Service Centers, Processors and Converters (including
  semi-finished)............................................   49.8%   52.9%   51.0%
Transportation (including automotive).......................   22.7    19.0    20.3
Construction................................................   13.1    13.4    13.5
Containers..................................................    6.7     5.9     5.5
Machinery...................................................    2.2     2.9     4.1
Other.......................................................    5.5     5.9     5.6
                                                              -----   -----   -----
                                                              100.0%  100.0%  100.0%
                                                              =====   =====   =====

LIABILITIES SUBJECT TO COMPROMISE

     Under the Bankruptcy Code, actions by creditors to collect indebtedness owed by the debtors prior to October 15, 2001 (pre-petition) are stayed and certain other pre-petition contractual obligations may not be enforced against the debtors. Except for secured debt and capital lease obligations, all recorded liabilities of the debtors that arose pre-petition were classified as liabilities subject to compromise in the Chapter 11 process. The Bankruptcy Court authorized, but did not require, payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other post-employment benefits and certain other accrued liabilities since October 15, 2001, were included in liabilities subject to compromise. Liabilities subject to compromise (in millions) at December 31, 2002 and 2001 follows:

                                                                2002       2001
                                                              --------   --------
Pension liability...........................................  $2,849.0   $1,624.0
Other post-employment benefits..............................   2,059.0    2,005.7
Unsecured debt..............................................     526.7      526.7
Accounts payable............................................     190.7      220.8
Accrued employment costs....................................     186.7      270.6
Other accrued liabilities...................................     194.6      152.8
Accrued taxes and interest..................................      66.7       77.5
                                                              --------   --------
Total.......................................................  $6,073.4   $4,878.1
                                                              ========   ========

                                    BUSINESS

OUR COMPANY

  OVERVIEW

     ISG was formed by WLR to acquire and operate globally competitive steel facilities. Since our formation, we have grown to become the second largest integrated steel producer in North America, based on steelmaking capacity, by acquiring out of bankruptcy the steelmaking assets of LTV, Acme and Bethlehem. We have the capacity to cast more than 18 million tons of steel products annually and we ship a variety of steel products from 11 major steel producing and finishing facilities in six states.

     We believe that our cost structure is lower and more variable than other domestic integrated steelmakers and that it is competitive with domestic mini-mill steelmakers as well as most low cost international steel makers. By acquiring facilities through asset purchases in bankruptcy proceedings, we are substantially free from the historical legacy costs that burdened the acquired facilities. We have successfully negotiated a collective bargaining agreement with the USWA that is a substantial departure from the labor agreements that previously governed employment at the acquired facilities. We believe our collective bargaining agreement, which expires in late 2008, has enabled us to implement a culture and operating philosophy that results in a significantly higher level of productivity than achieved previously at the facilities we acquired. A significant factor in our success is the talent and experience of our senior management team, led by Rodney B. Mott, our president and chief executive officer. Our senior management team combines experience managing both integrated and mini-mill facilities.

     We believe our plants are some of the most modern and well-maintained integrated steelmaking facilities in North America. Our facilities and the skills of our workforce enable us to manufacture high quality, value-added steel products for our demanding customer base. We have a significant market share in the steel markets we serve, including the automotive, construction, pipe and tube, appliance, container and machinery markets. We produce a broad range of hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes. We sell these products directly to end-users, third-party processors and service centers primarily located in the Midwest and along the eastern seaboard of the United States.

  HISTORY

     On April 12, 2002, we acquired out of bankruptcy the principal steelmaking and steel finishing assets of LTV, including the Cleveland Works, Indiana Harbor Works and Hennepin facilities, for $83.4 million in cash plus certain assumed liabilities, including environmental liabilities with a present value of approximately $54.0 million. These assets were idle when we acquired them. In addition, in May 2002, we purchased semi-finished and raw material inventories from LTV for $52.4 million in cash. We did not assume any of LTV's defined benefit pension obligations and defined benefit retiree health obligations.

     On October 10, 2002, we acquired out of bankruptcy Acme's sheet strip mill and basic oxygen furnace in Riverdale, Illinois for $60.9 million in cash, plus debt and certain assumed liabilities. The compact strip mill at the Riverdale facility was commissioned in September 1996 at a cost of over $300.0 million. These assets were idle when we acquired them. We restarted these assets in December 2002 and believe the facility is a competitive producer of high quality specialty steel products. We supply Riverdale's basic oxygen furnace with hot metal from blast furnaces at our Indiana Harbor Works and Burns Harbor facilities.

     Since December 15, 2002, substantially all of the hourly employees at our Cleveland Works, Indiana Works, Hennepin and Riverdale steelmaking facilities have been governed by our collective bargaining agreement with the USWA. This agreement was ratified in February 2003 by approximately 95% of our represented steelworkers who voted. This collective bargaining agreement is substantially different from historical contracts the USWA has had with other large, integrated steel companies. On June 16, 2003, a substantially similar collective bargaining agreement was ratified by approximately 90% of the represented workers at the acquired Bethlehem facilities who voted. This agreement became effective at the acquired

Bethlehem facilities on that same day. The terms of our collective bargaining agreement will also apply, subject to approval by the USWA and ratification by the covered workers, to any facilities with USWA represented employees that we may acquire in the future.

     In May 2003, we acquired out of bankruptcy substantially all of the assets and the equity interests in certain joint ventures, and assumed certain liabilities, of Bethlehem and its subsidiaries. The consideration for this acquisition consisted of $662.2 million in cash at the closing (comprised of $752.3 million paid in cash less $90.1 million of cash acquired), plus an additional $120.0 million to be paid over the three months following the closing, the issuance of 162.2 shares of our Class B common stock valued at $15.0 million, the issuance of a $35.0 million unsecured convertible subordinated note to the PBGC and the issuance of a $10.0 million unsecured subordinated note to the Coal Act funds. We also incurred transaction costs of about $20.0 million. In addition, we created a $115.0 million employee transition assistance program to assist departing USWA-represented Bethlehem employees and we also assumed certain liabilities. Bethlehem returned $8.5 million to us in July 2003 as a working capital adjustment to the purchase price. The asset purchase agreement requires Bethlehem to return any excess cash to us after all secured or priority claims in Bethlehem's bankruptcy case have been paid. Bethlehem currently expects to have excess cash. As a result, we expect the total purchase price to be less than the amounts shown above. The purchase price will not be finalized until the Bethlehem liquidation plan has been completed. Additionally, we incurred certain costs associated with the implementation of our labor agreement. The notes issued to the PBGC and the Coal Act funds were in exchange for their release of various claims against Bethlehem. The Bethlehem asset acquisition is expected to allow us to benefit from Bethlehem's net operating loss carryforwards and to carry over Bethlehem's tax basis of the acquired assets. The potential benefits are subject to certain limitations imposed by the Internal Revenue Code and state tax law.

     As part of the Bethlehem asset acquisition we acquired steelmaking facilities at Burns Harbor, Indiana, and Sparrows Point, Maryland, electric arc furnaces at Coatesville, Pennsylvania and Steelton, Pennsylvania, and several rolling and finishing facilities, including those at Conshohocken, Pennsylvania, Lackawanna, New York and Columbus, Ohio. The Bethlehem asset acquisition broadened our product offerings and expanded our geographic presence.

OUR STRENGTHS

     Best-in-Class Cost Structure. We possess a cost structure that we believe is lower and more variable than other integrated steelmakers in North America and competitive with domestic mini-mill steelmakers as well as most low cost international steel makers. We have achieved this low cost operating structure through our lean and efficient workforce, our acquisition strategy and our variable cost structure.

          Strong Relationship with the USWA. We partnered with the USWA to establish our operating philosophy that enabled us to purchase the LTV and Acme assets. Our successful integration of these assets further strengthened our relationship with the USWA and enhanced our ability to purchase the Bethlehem assets. We believe this relationship will enable us to apply the terms of our collective bargaining agreement to any facilities with USWA represented employees that we may acquire in the future.

          Lean and Efficient Workforce. In implementing our operating philosophy, we significantly reduced centralized corporate staff and eliminated redundant layers of supervisory management at the plant level. In addition, our collective bargaining agreements collapsed the number of job classifications from over 30 to five, provided the opportunity for a 12-hour, four-day work week, incorporated production and profit-sharing bonuses as a significant portion of pay, and provided a multiemployer pension plan to which we make a fixed contribution versus a defined benefit pension plan, healthcare plans that include significant employee cost sharing, streamlined grievance procedures and safety committees, and greater participation of the USWA in our corporate governance. The agreement also eliminated previously restrictive work rules and provided many other productivity enhancing changes, such as outsourcing flexibility, the implementation of alternative work schedules and increased discretion in the use of outside contractors. In addition, our collective bargaining agreements provide that during their term our employees cannot declare any strikes or work stoppages at any of our facilities. These agreements will enable us to implement our operating culture at the acquired Bethlehem facilities and, as a result, we believe we will be able to run those facilities with staffing levels comparable to our facilities acquired from LTV and Acme. Bethlehem's average active employees receiving pay was reduced from about 11,500 during 2002 to about 8,600 as of June 28, 2003. This reduction is about 90% of our planned reduction in headcount, and in total, our headcount reductions are expected to provide gross annual cost savings of about $280 million as compared to Bethlehem's corresponding 2002 employment costs. Upon completion of the planned reductions we expect to have about 11,800 employees and annual shipment capabilities of about 16 million tons.

          While we demand much of our employees in terms of higher productivity and initiative, we believe our employees are among the best compensated in the steel industry. Our hourly employees' base wage rates are comparable to the base wage rates of our competitors. Additionally, we paid substantially all of our employees, other than officers and general managers, profit-sharing bonuses totaling the equivalent of 120 hours of pay in 2002 and we have paid a production bonus to substantially all of our hourly employees and frontline supervisors during every pay period in 2003. We believe that as a result of our production bonus structure and the control operators have over the production process, our workforce is both highly efficient and motivated.

          Absence of Legacy Liabilities. Because substantially all our facilities were acquired through asset purchases in bankruptcy proceedings, we did not assume any predecessor liabilities for pension benefits and OPEB expenses. For example, Bethlehem's pension and OPEB recorded liability was about $5 billion at December 31, 2002, and resulted in expenses totaling more than $425 million in 2002.

          Reduced Fixed Costs. We have enhanced our cost structure by reducing certain fixed costs and transforming a portion of costs that were traditionally fixed, such as compensation and benefits, to a more variable structure. Our depreciation charges are low as a result of the advantageous asset acquisition prices we paid and we have established a business model with very low corporate overhead. We believe that as a result of our lower fixed costs, we have a greater ability to adjust our costs during periods of weak demand, which may have a stabilizing impact on the volatility of our earnings. Key components of our variable cost structure include bonus and profit sharing programs as a significant portion of pay and VEBA for former retiree medical costs of retirees of certain of the companies from which we have acquired assets. Both these components are also tied to corporate profitability and do not require any contributions from us until a profitability threshold is achieved or provide for a credit against payments due under profit sharing programs based on fixed contributions made by us. We have also obtained variable pricing contracts for a significant portion of our raw materials, including iron ore pellets. In particular, we have a contract with Cleveland-Cliffs Inc to supply all of the iron ore pellet needs, which ore is held at our facilities on a consignment basis through 2004, at our Cleveland Works and Indiana Harbor Works facilities, based on prices tied to changes in finished product prices and inflation.

     Culture and Operating Philosophy. We believe our culture and operating philosophy will result in higher productivity than other companies in the integrated steel industry. We have implemented an operating philosophy at our facilities that emphasizes individual and team performance and productivity through a broadened scope of responsibility and accountability throughout every level of our workforce. We have few levels of corporate and plant management and have created autonomous production teams. We have decentralized our management structure and have given plant managers full responsibility for the profitability of their plants. We also provide training to our employees to enable operators to perform more diverse tasks and problem solving. Our profit sharing and performance bonus system reinforces our culture by providing our employees the opportunity to benefit directly from their contribution to our profitability. Our plant managers are expected to consider the cost of working capital and investment in property, plant and equipment to encourage a focus on return on invested capital. The changes in culture and operating philosophy are highlighted by the support we received from the USWA and its cooperation in crafting our collective bargaining agreement which incorporates these changes. This decentralization of management has the additional advantage of eliminating the need for a large corporate staff. Our corporate staff at our headquarters in Richfield, Ohio totals approximately 35 employees.

     Modern Facilities with Value-Added Production Capabilities. We believe our plants are some of the most modern and well-maintained integrated steelmaking facilities in North America. We have an annual steelmaking capacity of 18 million tons in 11 steelmaking and finishing facilities that provide coverage to a majority of the principal steel-using industrial regions of the United States and several foreign countries. Our steel products include a broad range of hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets. We made an aggregate capital investment of $53.0 million in our facilities and Bethlehem made an aggregate capital investment of $124.3 million in its facilities in 2002. Our facilities include the newest integrated steelmaking facility in the United States at Burns Harbor, a world-class cold-roll mill at Sparrows Point, a state-of-the-art compact strip mill at Riverdale and several of the most modern coating lines in the steel industry, with an aggregate 3.5 million tons of galvanizing capacity. In addition, our vacuum degassing capacity, which is critical for supplying automotive customers, is one of the largest in North America.

     Diversified Customer Base. We produce a broad range of flat-rolled and specialty steel products and have a highly diversified customer base representing all major steel-consuming markets. Our broad customer base and product mix makes us less vulnerable to downturns in any particular market sector. We currently have a significant presence in industries such as the automotive, construction, service centers, pipe and tube, appliance, container, and machinery markets. No single customer is expected to represent more than 10% of our total revenues in 2003. Our acquisition of the Bethlehem assets further diversifies our customer base by providing us many established relationships with contract customers, especially in the automotive business. To service our customers, we have a dedicated sales force, located principally at our operating facilities. As the second largest integrated producer of flat-rolled steel in North America, we believe our scale and the scope of our business positions us to more efficiently serve customers with highly demanding product needs.

     Strong and Experienced Management Team. Our management team is comprised of experienced managers from both the integrated and mini-mill segments of the steel industry. Our management team executed successful restarts of the idled LTV and Riverdale facilities in 2002, and, in 2003, completed the acquisition of the Bethlehem assets and implementation of our collective bargaining agreement without interruption to operations. Additionally, this team successfully developed a favorable relationship with the USWA. Our president and chief executive officer, Rodney B. Mott, worked for 13 years at Nucor Corporation and 14 years at U.S. Steel. During his time at Nucor Corporation, Mr. Mott was vice president and general manager and was responsible for the construction and start-up of its two newest flat roll mills in Hickman, Arkansas and Berkeley, South Carolina. Other members of our management team, including our chief operating officer, V. John Goodwin, have diverse steel industry experience.

OUR STRATEGY

     Increase Market Share in Value-Added Products. While we intend to continue to expand our market position across our product mix, we also seek to be the supplier of choice for value-added products to customers in the most attractive markets, including the direct automotive, appliance and construction markets. In order to accomplish this, we are pursuing the required qualification of certain previously idled facilities as accepted suppliers to OEMs. We believe our ability to offer to our customers the enhanced capabilities of multiple facilities will enable us to win market acceptance and expedite the qualification process. We seek to obtain the majority of our sales from contracts generally with terms of one to three years, with the balance being sold in either the spot or export markets. Typical contract sales are for value-added products, such as galvanized and Galvalume(TM) coated products, cold-rolled sheet, and high strength steel and alloy products, which are generally less vulnerable to lower priced competition.

     Achieve Cost Savings from the Integration of the ISG and Bethlehem Businesses. There are substantial cost savings that can be achieved from the integration of the Bethlehem assets into our businesses, which we believe will exceed an aggregate of $100 million per year. We plan to migrate Bethlehem's legacy information technology systems to our lower cost operating platform. We also plan to optimize internal transfers of semi-finished goods and achieve longer production runs. For example, some coils currently being transferred from Burns Harbor to Columbus Coatings and/or Lackawanna will now be supplied by Cleveland Works. We also intend to use our Sparrows Point facility for our export activities as it is the only domestic integrated steel mill with direct ocean access. Further, we will be able to achieve longer production runs by aggregating similar products within facilities and will be better able to match width requirements and capabilities within the larger group of facilities thereby further increasing productivity and yields and reducing costs. We will also be able to avoid duplicative capital expenditures because the combined company provides us with excess capacity resulting from our use of a broader array of facilities with varied capabilities. Our increased scope and scale is also expected to reduce the cost per ton of centralized research and development functions and some centralized sales resources, such as for automotive marketing. With increased scale, we also expect to achieve cost savings by reducing inventory as well as minimizing the impact of any scheduled or unscheduled equipment shutdowns.

     Pursue Additional Growth Through a Disciplined Approach to
Acquisitions. We intend to pursue value-adding acquisition opportunities in the steel industry. We will focus on acquiring assets that can be adapted to fit our unique culture and operating model, with the support of partners like the USWA. We have successfully completed three acquisitions of high quality steel assets and we intend to continue to maintain a disciplined approach to identifying and acquiring assets in the future. We will actively seek opportunities where high-quality assets are or can be unburdened from legacy liabilities and where there is an opportunity to substantially improve the cost structure through implementing our more efficient work processes and philosophies. Additionally, we will seek opportunities that would provide further cost reduction or market share expansion.

     Achieve a Conservative Financial Profile. We intend to achieve a conservative financial profile, emphasizing working capital management and return on capital, that will enable us to achieve low debt levels with the goal of attaining investment grade level statistics. We believe a strong balance sheet will allow us to be opportunistic regarding strategic investments, to build strong relationships with our key customers and suppliers and to recruit and retain the best employees.

THE DOMESTIC STEEL INDUSTRY

     In the United States, flat-rolled steel is produced either by integrated steel facilities or mini-mills. Integrated mills use blast furnaces to produce hot iron typically from iron ore, limestone and coke, which is a refined carbon product produced by firing coal in large coke ovens. Hot iron is then converted into liquid steel through the basic oxygen process. The liquid steel can be metallurgically refined and either cast as ingots for later reheating and processing or transported to a continuous caster for casting into slabs. The slabs are further shaped or rolled at a hot strip mill or plate mill. This may be followed by various finishing processes, including pickling, cold-rolling, annealing, tempering or coating processes, including galvanizing (zinc coating). These various processes are often distinct steps undertaken at different times rather than during a continuous process and may take place in separate facilities. Steel produced by integrated mills tends to be cleaner or purer than steel produced by mini-mills since less scrap is used in the production process and scrap contains non-ferrous tramp elements. These purer products are more often required for value-added applications.

     A mini-mill, or non-integrated mill, uses an electric arc furnace to melt steel scrap or scrap substitutes, which is then cast into slabs in a continuous casting process in a melt shop. The slabs are then transferred to a rolling mill, reheated and rolled into finished product. Mini-mills are designed to accommodate shorter production runs with relatively fast product changes over time. Mini-mills generally produce a narrower range of steel products than integrated producers and their products tend to be more commodity-like in nature; however, mini-mills have enjoyed certain competitive advantages as compared to integrated mills, including lower required up-front capital expenditures and a more variable cost structure.

     In recent years, the domestic steel industry has experienced volatility, marked by declining finished product prices, fluctuating domestic capacity and low demand growth levels, as well as increased imports of steel products. As a result of depressed market conditions, the ability of many steelmakers to generate profits has been severely impacted. Many domestic steelmakers, particularly large integrated steel producers, have been hampered with significant "legacy" costs, particularly underfunded pension obligations and significant retiree health obligations. Since 1997, approximately 35 domestic steelmakers have filed for bankruptcy protection, including LTV, Acme and Bethlehem, as well as Bayou Steel Corporation, Geneva Steel Holdings Corp., GS Technologies, Gulf State Steel, Heartland Steel, Inc., National Steel Corporation, Northwestern Steel and Wire, Qualitech Steel Corp. and Wheeling-Pittsburgh Steel Corporation.

     Flat-rolled steel prices increased significantly in the first half of 2002 from historical cyclical lows in 2001 as a result of significant capacity reductions by steelmakers and President Bush's decision to impose Section 201 import tariffs and quotas on certain steel products and countries importing steel into the United States. In addition to the Section 201 tariffs and capacity reductions, steel prices increased as a result of modest increases in demand related to customers increasing inventory levels, and stronger demand in other regions of the world. Flat-rolled steel prices decreased at the end of 2002 and decreased further in the beginning of 2003 as demand for steel products weakened as a result of reduced manufacturing activity and the impact of geopolitical conflicts. The following graph sets forth historical flat-rolled spot market prices for both hot-rolled and hot dipped galvanized steel, or HDG, as it is referred to in the graph.
(CHART)

                                                       HOT ROLLED                      HDG                     COLD ROLLED
                                                       ----------                      ---                     -----------
Jul 93                                                     340                         490                         460
Aug 93                                                     340                         490                         460
Sep 93                                                     357                         545                         480
Oct 93                                                     357                         545                         480
Nov 93                                                     357                         545                         487
Dec 93                                                     357                         545                         487
Jan 94                                                     357                         557                         508
Feb 94                                                     357                         557                         508
Mar 94                                                     372                         557                         508
April 94                                                   380                         560                         520
May 94                                                     380                         560                         530
Jun 94                                                     380                         560                         530
Jul 94                                                     390                         585                         540
Aug 94                                                     400                         585                         560
Sep 94                                                     390                         585                         560
Oct 94                                                     370                         585                         540
Nov 94                                                     370                         585                         540
Dec 94                                                     370                         585                         540
Jan 95                                                     380                         585                         550
Feb 95                                                     380                         585                         550
Mar 95                                                     380                         585                         530
April 95                                                   370                         565                         530
May 95                                                     360                         540                         510
Jun 95                                                     350                         520                         490
Jul 95                                                     340                         490                         470
Aug 95                                                     335                         490                         470
Sep 95                                                     330                         490                         470
Oct 95                                                     310                         490                         470
Nov 95                                                     310                         490                         460
Dec 95                                                     310                         490                         460
Jan 96                                                     300                         480                         430
Feb 96                                                     300                         480                         430
Mar 96                                                     300                         480                         430
April 96                                                   320                         500                         450
May96                                                      320                         500                         450
Jun 96                                                     335                         520                         475
Jul 96                                                     335                         520                         475
Aug 96                                                     335                         530                         475
Sep 96                                                     335                         530                         475
Oct 96                                                     335                         530                         475
Nov 96                                                     345                         540                         490
Dec 96                                                     345                         540                         490
Jan 97                                                     355                         555                         490
Feb 97                                                     360                         560                         500
Mar97                                                      360                         560                         500
April 97                                                   360                         565                         500
May 97                                                     360                         565                         500
Jun 97                                                     350                         565                         480
Jul 97                                                     350                         565                         480
Aug 97                                                     345                         570                         475
Sep 97                                                     320                         575                         440
Oct 97                                                     320                         580                         440
Nov 97                                                     310                         590                         440
Dec97                                                      310                         600                         440
Jan 98                                                     320                         590                         420
Feb 98                                                     320                         590                         420
Mar98                                                      320                         590                         420
April 98                                                   330                         600                         435
May 98                                                     330                         600                         435
Jun 98                                                     330                         520                         435
Jul98                                                      305                         520                         410
Aug 98                                                     300                         480                         410
Sep 98                                                     300                         480                         400
Oct 98                                                     280                         440                         400
Nov 98                                                     270                         440                         380
Dec98                                                      260                         440                         380
Jan 99                                                     255                         410                         360
Feb 99                                                     250                         410                         360
Mar 99                                                     250                         410                         360
April 99                                                   260                         420                         380
May 99                                                     270                         420                         380
Jun 99                                                     275                         420                         385
Jul 99                                                     280                         420                         390
Aug 99                                                     280                         420                         390
Sep 99                                                     290                         430                         400
Oct 99                                                     300                         430                         400
Nov 99                                                     300                         430                         400
Dec 99                                                     310                         430                         410
Jan 00                                                     320                         430                         430
Feb 00                                                     330                         430                         440
Mar 00                                                     330                         430                         440
April 00                                                   340                         440                         440
May 00                                                     340                         440                         440
Jun 00                                                     325                         440                         430
Jul 00                                                     300                         430                         420
Aug 00                                                     290                         420                         380
Sep 00                                                     270                         410                         370
Oct 00                                                     260                         410                         360
Nov 00                                                     230                         380                         360
Dec 00                                                     235                         350                         350
Jan 01                                                     225                         340                         340
Feb 01                                                     220                         340                         330
Mar 01                                                     220                         340                         330
April 01                                                   230                         340                         330
May01                                                      240                         350                         340
Jun 01                                                     240                         360                         340
Jul 01                                                     240                         360                         334
Aug 01                                                     240                         340                         320
Sep 01                                                     230                         340                         310
Oct 01                                                     215                         330                         300
Nov 01                                                     215                         330                         300
Dec 01                                                     210                         320                         300
Jan 02                                                     220                         330                         310
Feb 02                                                     230                         330                         320
Mar 02                                                     260                         380                         370
April 02                                                   290                         415                         380
May 02                                                     320                         425                         410
Jun 02                                                     340                         445                         435
Jul 02                                                     400                         535                         525
Aug 02                                                     380                         535                         525
Sep 02                                                     380                         525                         500
Oct 02                                                     370                         510                         480
Nov 02                                                     345                         500                         465
Dec 02                                                     300                         460                         410
Jan 03                                                     300                         460                         410
Feb 03                                                     280                         440                         400
Mar 03                                                     280                         440                         400
April 02                                                   280                         420                         400
May 03                                                     260                         390                         380
Jun 03                                                     260                         370                         360
Jul 03

     The following table shows the U.S. shipments of flat-rolled steel, in net tons, by hot-rolled, cold-rolled and coated production, as reported by AISI, for the years 1997 through 2002.

                                                1997   1998   1999   2000   2001   2002
                                                ----   ----   ----   ----   ----   ----
                                                        (MILLIONS OF NET TONS)
U.S. Shipments:
  Hot-Rolled..................................  19.0   16.6   19.7   20.6   19.0   19.6
  Cold-Rolled.................................  14.3   15.0   16.0   17.1   14.1   14.4
  Coated(1)...................................  22.9   23.7   25.1   24.8   22.9   23.5
                                                ----   ----   ----   ----   ----   ----
     Total....................................  56.2   55.3   60.8   62.5   56.0   57.5
                                                ====   ====   ====   ====   ====   ====
Percentage of total domestic steel
  shipments...................................    54%    55%    58%    58%    57%    58%

---------------

(1) Includes tin plate, galvanized, electrical and other coated.

PRODUCTS

     Our principal products include a broad range of hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, service centers, pipe and tube, appliance, container and machinery markets. We sell these products directly to end-users, third-party processors and service centers primarily located in the Midwest and along the eastern seaboard of the United States. All of these products are available in standard carbon grades as well as high strength, low alloy grades for more demanding applications. The following chart sets forth ISG's and Bethlehem's respective product mixes for 2002.

                                    (CHART)


                   ISG ACTUAL 2002
                 (2.7 million tons)
Cold Roll                                         30%
Coated                                            15%
Hot Roll                                          55%


                BETHLEHEM ACTUAL 2002
                 (7.8 million tons)
Coated                                            24%
Tin Plate                                          5%
Plate                                             15%
Rail                                               4%
Hot Roll                                          35%
Cold Roll                                         17%

     The following is a description of our various products:

     Hot-Rolled Products. All coiled flat-rolled steel is initially hot-rolled by passing a cast slab through a multi-stand rolling mill to reduce its thickness to less than 5/8 inch. Hot-rolled steel destined for the sheet market can be either shipped as is as black band, or cleaned in an acid bath and sold as pickled band. These products are used in non-critical surface applications such as automotive frames and wheels, construction products, pipe, off-highway equipment and guardrails.

     Cold-Rolled Sheet Products. Cold-rolled sheet is hot-rolled steel that has been further processed through a pickler and then successively passed through a rolling mill without reheating until the desired gauge, or thickness, and other physical properties have been achieved. Cold-rolling reduces gauge and hardens the steel and, when further processed through an annealing furnace and a temper mill, improves ductility and formability. Cold-rolling can also impart various surface finishes and textures. Cold-rolled sheet is used in exposed steel applications that demand higher surface quality, such as exposed automobile and appliance panels. Cold-rolled sheet prices are usually higher than hot-rolled steel prices. Typically, cold-rolled sheet is coated or painted.

     Coated Products. Either hot-rolled or cold-rolled sheet may be coated with zinc to render it corrosion resistant and to improve its paintability. Hot-dipped galvanized, galvannealed, Galvalume(TM), coated, electrogalvanized and aluminized products are types of coated steels. These are also the highest value-added sheet products because they require the greatest degree of processing and usually have the strictest quality requirements.

     Coated steel is used in high volume applications such as automobiles, household appliances, roofing and siding, heating and air conditioning equipment, air ducts, switch boxes, chimney flues, awnings and grain bins.

     Tin Mill. Tin mill sheet steel is used to produce food, beverage and other types of containers and is available in three forms: black plate, tin plate and tin-free steel. Black plate is an uncoated tin mill product, tin plate is electrolytically plated with metallic tin and tin-free steel is black plate that has been electrolytically plated with metallic chromium and chromium oxides to enhance corrosion resistance. Both tin plate and tin-free steel undergo a plating process whereby the molecules from the positively charged tin or chromium anode attach to the negatively charged sheet steel. The thickness of the coating is readily controlled through regulation of the voltage and speed of the sheet through the plating area.

     Plate. Plate is flat-rolled steel that is generally more than 3/16 inch thick, and can be made on either a discrete plate mill where the steel is rolled into salable lengths after rolling or a coiled plate mill up to 1 inch thickness. The coiled plate or continuous mill plate can then be cut into sections for specific end uses. Commodity steel plate is used in a variety of applications such as storage tanks, ships and railcars, large diameter pipe and machinery parts. More specialized steel plate, such as high-strength-low-alloy, heat-treated, or alloy plate, can have superior strength and performance characteristics for particular applications such as the manufacture of construction, mining and logging equipment; pressure vessels and oil and gas transmission lines; and the fabrication of bridges and buildings. If the plate has been quenched and tempered, the plate will be harder and stronger and can be used in places such as military armor and hard rock mining equipment.

     Rail. Billets and blooms are fed through rollers that pinch and push the steel to form rail. Rail is available in a number of sections determined by their weight per yard, and their relative strength levels. Rail is used for new track projects as well as the repair of existing track.

CUSTOMERS

     We primarily sell our products to a highly diversified customer base representing all major steel-consuming markets. We sell directly to end-users as well as to third-party processors and service centers primarily in the Midwest and along the eastern seaboard of the United States. We believe that we currently have a significant presence in industries such as the automotive, construction, service centers, pipe and tube, appliance, container and machinery markets. No single customer is expected to represent more than 10% of our total revenues, on a combined basis, in 2003. Our acquisition of the Bethlehem assets further diversified our customer base by providing us many established relationships with contract customers, especially in the automotive business. The Bethlehem asset acquisition has also enabled us to increase our focus on international sales. Additionally, as part of the LTV asset acquisition, we assumed a supply contract with U.S. Steel. This contract requires us to provide
2.25 million tons to U.S. Steel over a five-year period, which began on March 31, 2001, with terms that are currently, and expected to continue to be, below market prices.

     Intermediate Processors and Steel Service Centers. During 2003, a significant portion of our sales will be to intermediate processors and steel service centers. These processors and steel service centers typically act as intermediaries between primary steel producers, such as us, and various end-user manufacturers that require further processing or inventory programs. The additional services performed by steel service centers and processors include pickling, galvanizing, cutting to length, slitting to size, leveling, blanking, shape correcting, edge rolling, shearing and stamping.

     Direct Sales to End-Users. We sell directly to end-users representing a wide range of industries, including automotive, construction, pipe and tube, appliance, container and machinery. We employ an experienced sales staff with technical expertise in providing engineered solutions for our customer base. The sales, technical and engineering staff is organized with both a specific product (plate, flat roll, tinplate and rail products) and geographic market focus. Our ability to make high-quality products coupled with a high level of technical and engineering services allows us to provide enhanced value to our customers.

     Since our restart of the idled LTV facilities, we have focused on meeting qualification standards with former OEM customers of LTV as well as obtaining business with new OEM customers. As of June 28, 2003, 65% of our sales were sold on the spot market with terms of three months or less. We expect to continue to shift a portion of our sales to contract sales as a result of the Bethlehem asset acquisition. With the integration of Bethlehem's sales, research and production capabilities, we will be able to increase our automotive sales as a percentage of total sales and decrease sales to intermediate processors and service centers as a percentage of our total sales.

     International Sales. Historically, the opportunities for international sales of U.S. steel products have been intermittent and highly competitive. Our Sparrows Point facility, located on the Chesapeake Bay in

Maryland, is the only domestic integrated steel mill with direct ocean access and, therefore, possesses a significant freight advantage as compared to other integrated steel mills. We expect to be able to leverage this direct ocean access together with our competitive cost structure to capitalize on export opportunities as they develop.

SALES, CUSTOMER SERVICE AND PRODUCT DEVELOPMENT

     To service our customer base, we have a dedicated sales force of approximately 75 persons, who are principally located at our operating facilities. As the second largest integrated producer of flat-rolled steel in North America, we believe our scale and the scope of our business positions us to more efficiently serve customers with highly demanding product needs. Each of our major facilities has a dedicated sales and customer service group on site that is responsible for the products produced by that particular facility, as well as similar products produced at our other facilities. Our overall sales strategy is directed by employees at our corporate office and executed by the division sales groups at each of our facilities.

     Technical resources exist within each division sales group, supported by plant technical personnel to help customers specify the proper material for each end-use. We have created an automotive sales group at our Burns Harbor facility to act as the focal point for our automotive sales, service and development effort.

     Each of our sales managers has a number of technical sales representatives reporting to him or her. They are supported by customer service representatives who are responsible for administrative duties with the customer, such as order entry and expediting shipment of product. Although each sales group reports to a specific facility, it has responsibility to represent products and services produced by other divisions to increase customer convenience and maximize cross-selling opportunities.

     In connection with our acquisition of the Bethlehem assets, we also acquired the Homer Research Facility, a research and product development facility in Bethlehem, Pennsylvania. We intend to continue to conduct the product development work there that has historically resulted in the development of successful products such as Galvalume(TM), which is steel with a zinc and aluminum coating that significantly reduces corrosion, and is now standard in the steel construction industry. During 2002, Bethlehem spent approximately $17 million for research and development and we expect to spend approximately $7.0 million in the last six months of 2003. Although other integrated steel producers have research and development programs, we believe our combination of low cost along with the existence of a top-level research group provides us with a unique marketplace advantage.

BACKLOG


     We had approximately $150 million of firm backlog orders on June 29, 2002. As of June 28, 2003, our backlog of orders was approximately $700 million. The backlog consists of customer commitments for tonnage over a period of time. These commitments can be modified or terminated by our customers at any time prior to production. Typically, a customer will modify or cancel an order due to major shifts in their inventory levels or market conditions that change their need for the product. As of June 28, 2003, we estimate that approximately $645 million of our backlog orders are firm and that all of these firm backlog orders will be filled during the current fiscal year. However, actual shipments are dependent upon the variable production schedules of each customer. Accordingly, we do not believe that our backlog data and comparisons of that data as of different dates are reliable indicators of future sales or future shipments.


PRINCIPAL OPERATING FACILITIES

     We are the second largest integrated steel producer in North America based on steelmaking capacity. Our steel operations consist of four integrated steelmaking plants, one compact strip mill, two electric arc furnaces and four finishing plants located in Illinois, Indiana, Maryland, New York, Ohio and Pennsylvania, which together produce premium quality coated, cold-rolled and hot-rolled sheet products and flat-rolled specialty steels. We also own interests in various joint ventures that support these facilities, as well as numerous railroad and transport assets. The following map sets forth our principal operating facilities and the products produced at each facility.

Facility Locations & Products Shipped


                          [GRAPHIC]
Burns Harbor
-  Hot-rolled
-  Cold-rolled
-  Coated
-  Plate

Cleveland Works
-  Hot-rolled
-  Cold-rolled
-  Coated

Coatesville
-  Plate

Columbus Coatings
-  Coated

Conshohocken
-  Hot-rolled
-  Plate

Hennepin
-  Cold-rolled
-  Coated

Indiana Harbor Works
-  Hot-rolled
-  Cold-rolled
-  Coated

Lackawanna
-  Coated
-  Cold-rolled

Riverdale
-  Hot-rolled

Steelton
-  Rail
-  Ingot
-  Blooms

Sparrows Point
-  Tin
-  Hot-rolled
-  Cold-rolled
-  Coated

  OUR INTEGRATED STEELMAKING FACILITIES

     Burns Harbor. Our Burns Harbor facility is located on approximately 3,300 acres on Lake Michigan, about 50 miles southeast of Chicago, Illinois. Burns Harbor, which has the newest integrated steel making facility in the United States, is capable of producing 4.3 million tons annually of hot-rolled sheet, cold-rolled sheet, corrosion resistant coated sheet and steel plates for use in construction, machinery, transportation, appliance, oil and gas and shipbuilding applications. Burns Harbor's principal facilities include a sintering plant, two coke oven batteries (one of which is owned by DTE Burns Harbor L.L.C.), two blast furnaces (including coal injection facilities), which yield 4.8 million tons of hot metal per year, three basic oxygen furnaces, which each can make approximately 300 tons of liquid steel in 30 minutes (with a combined annual raw steel production capability of about 5.0 million tons), a vacuum degassing facility, two continuous slab casters that produce internally clean steel with highly consistent chemistry (with a combined annual production capability of about 4.8 million tons), an 80-inch hot-strip mill, two continuous pickling lines, an 80-inch five-stand cold-rolling mill, sheet finishing mills, a continuous heat treating line, batch annealing facilities, a 72-inch hot-dip galvanizing line, which is capable of making both galvanized and galvannealed sheets, the currently idled 110-inch shared plate mill (including two continuous reheat furnaces, a roughing mill, a finishing mill and a normalizing furnace), which can roll plates from 3/16 to 1-inch thick, and a 160-inch shared plate mill (including two continuous reheat furnaces, four batch reheat furnaces, a roughing mill, a finishing mill, an in-line accelerated cooling facility, a quench and temper line and a batch normalizing furnace), which can roll plates up to 15 inches thick. Burns Harbor continuously casts 100% of its raw steel production volume.

     Indiana Harbor Works. Our integrated steel facility in East Chicago, Indiana, which we refer to as Indiana Harbor Works, is located on approximately 1,200 acres 20 miles southeast of Chicago on Lake Michigan, strategically located near many of our customers. We believe that the plant is well designed with a highly efficient material flow throughout its various operations. There is also ample space for potential expansion at this facility. Indiana Harbor Works' major facilities include a sintering plant and two blast furnaces that have a capacity to produce approximately 3.6 million tons of hot metal per year. Indiana Harbor Works also has two basic oxygen furnaces, a ladle metallurgy facility, a vacuum degasser facility, two continuous slab casters, three pusher reheat furnaces and an 88-inch hot-strip mill. After completion of the repairs to the H4 furnace, the blast furnaces are not expected to require major re-lining for at least eight to 10 years. Indiana Harbor Works' finishing facilities consist of 60-inch and 72-inch pickle lines, an 80-inch five-stand tandem mill, a 60-inch hot-dip galvanizing line, a 72-inch hot-dip galvanizing line with in-line tempering, batch annealing, an 80-inch two-stand temper mill and various slitting, recoil and inspection lines.

     Prior to our acquisition of the assets at Indiana Harbor Works, the facility had been idle for approximately six months. Substantially all of the employees associated with the previous operations at Indiana Harbor Works had been permanently terminated. A small group of employees were retained as necessary to maintain the equipment and preserve its utility. Subsequent to our acquisition of these assets, we gradually restarted the idle equipment and, over the following six month period, hired our workforce, as required, through the USWA. Once the Indiana Harbor Works equipment was restarted, we determined the blast furnaces could produce 10% more steel than the hot-strip mill could consume. Historically, this excess capacity was unusable. By partnering Indiana Harbor Works with our Riverdale facility, however, this excess iron producing capacity is now used to supply raw iron to Riverdale's steel making operations. This satisfied Riverdale's iron requirements without the costs associated with operating an extra blast furnace. It also provided an opportunity to fully utilize the blast furnace capacity at Indiana Harbor Works.

     Indiana Harbor Works' diverse product and customer base includes the automotive, agricultural, appliance, pipemaking and service center markets. Among its products are hot-rolled sheet, carbon and high-strength, processed and unprocessed; cold-rolled sheet, carbon and high-strength, enameling sheet, annealed cold-rolled and hot-dip galvanized and galvanneal coated products.

     Management has been actively working towards TS16949 automotive supplier certification for this facility, which we expect to obtain during the first quarter of 2004. Indiana Harbor Works is currently at various stages of qualification with major manufacturers, including General Motors Corporation, Honda Motor Co., Ltd., Hayes Lemmerz International, Inc., Mitsubishi Corporation, Toyota Motor Corporation, Nissan Motor Co., Ltd. and DaimlerChrysler AG.

     Cleveland Works. Our integrated steelmaking facilities in Cleveland, Ohio, which we refer to as Cleveland Works, are located on approximately 1,200 acres on opposite banks of the Cuyahoga River, near Lake Erie. Cleveland Works historically operated as two separate steel mills -- Cleveland East and Cleveland West. Although we acquired the entire facility, we have only restarted operations at Cleveland East and have no present intention to restart the steel mill at Cleveland West. For additional information, see "-- Idled Assets and Assets Held for Sale." All references to Cleveland Works in "-- Principal Operating Facilities" refer only to the facilities we are operating on the eastside. The Cleveland Works' blast furnaces supply iron to the east side melt shop. The blast furnaces are not expected to require lining renewals for the next five years as a result of the $250 million of capital expended by LTV since 1996 to re-line those facilities.

     Other major facilities located at Cleveland Works include two basic oxygen furnaces, a twin strand 9-inch continuous slab caster, a ladle metallurgy facility, vacuum degassing facilities, an 84-inch hot-strip mill, an 84-inch cold reducing mill, a temper mill, a continuous annealing line, a batch anneal shop and four processing lines. The caster at Cleveland Works can produce approximately 3.0 million tons per year and the hot-strip mill, when supplemented with externally produced slabs, can produce approximately 3.9 million tons. With the integration of the Bethlehem assets into our business, we believe that Cleveland Works may receive slabs from the Sparrows Point facility and thus will be able to optimize production on the hot-strip mill without being dependent on the volatile slab market. Most of Cleveland Works' output is hot-rolled or cold-rolled sheet, with approximately 4% electrogalvanized sheet. Cleveland Works is serviced by a regional coke battery, a coating joint venture and one short-line railroad.

     Prior to our acquisition of the assets at Cleveland Works, the facility had been idle for approximately six months. The Cleveland Works facilities on the west side of the Cuyahoga River shut down in June 2001 and continue to remain idle. Much of the equipment at these facilities has been sold and efforts are underway to dispose of the remaining property. Substantially all of the employees associated with the previous operations at Cleveland Works have been permanently terminated. A small group of employees were retained as necessary to maintain the equipment located on the east side of the river in order to preserve its utility. Subsequent to
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our acquisition of these assets, we gradually restarted the idle equipment and, over the following six months, we hired our workforce, as required, through the USWA.

     We have been actively working towards TS16949 automotive supplier certification at the Cleveland Works facility. We anticipate completing the certification process in the first quarter of 2004. We are currently at various stages of qualification with several major manufacturers, including General Motors Corporation, Honda Motor Co., Ltd., Hayes Lemmerz International, Inc., Mitsubishi Corporation, Toyota Motor Corporation, Nissan Motor Co., Ltd. and DaimlerChrysler AG.

     Cleveland Works is serviced by our regional coke battery, the Warren Coke Battery, which supplies approximately 40% of Cleveland Works' coke needs, and a lime plant located near Cleveland, which supplies lime for the Cleveland Works' blast furnaces.

     Sparrows Point. Our Sparrows Point operations consist of our facility on the Chesapeake Bay near Baltimore, Maryland. Sparrows Point is capable of producing 3.0 million tons annually of hot-rolled sheet, cold-rolled sheet, coated sheet and tin for use in construction, container, automotive and strapping applications. Our principal facilities in Maryland include a sintering plant, a large blast furnace with a pulverized coal injection system, two basic oxygen furnaces (with an annual raw steel production capability of about 4.0 million tons), a twin strand continuous slab caster, a 68-inch hot-strip mill, a new continuous pickling and cold reducing mill, which was completed in 2000 at a cost of approximately $400.0 million, two galvanizing lines, two Galvalume(TM) lines and tin mill facilities that include tin and chrome plating lines which ship about 500,000 to 550,000 tons annually. Sparrows Point continuously casts 100% of its raw steel production. Sparrows Point's location on the Chesapeake Bay makes it the only domestic steel mill with direct ocean access and provides us with a deep water port and the capability to ship and receive products and raw materials by ship, thereby reducing our freight costs. As a result, we expect to transfer substantially all of our export business to our Sparrows Point facility.

  OUR ELECTRIC ARC FURNACES

     Coatesville. Our facility in Coatesville, Pennsylvania consists of an electric arc furnace (with an annual raw steel production capability of approximately 900,000 tons), two plate mills (140-inch and 206-inch) and heat treating facilities. This facility, together with our Conshohocken facility, refines more than 450 steel chemistries and processes what we believe are some of the widest, heaviest and thickest plates in the industry. This facility produces a wide range of carbon and alloy products (carbon plate, high-strength, low alloy plate, commercial alloy plate, military alloy plate and coiled and cut plate) and special products (clad plate, re-sulpherized plate, steel plate, floor plate and clean steel plate) for use in infrastructure, chemical process facilities and shipbuilding applications. This facility also provides finishing and conversion services to key customers.

     Steelton. Our Steelton facility is located in Steelton, Pennsylvania and consists of an electric arc furnace with an annual raw steel production capacity of about 1.1 million tons, a ladle furnace, a vacuum degassing facility, a continuous bloom caster, a 44-inch blooming mill, a 28-inch rail mill, in-line rail head-hardening facilities, finishing and shipping facilities for long-length (80 foot) rails and a 20-inch bar mill. The Steelton facility primarily produces railroad rails, specialty blooms and flat bars.

  OUR COMPACT STRIP MILL FACILITY

     Riverdale. Our Riverdale compact strip mill facility is located on 165 acres approximately 14 miles west of our Indiana Harbor Works facility. The Riverdale facility was originally a fully integrated steel making facility which made molten iron from ore at its own blast furnace and produced conventional nine inch-thick slabs through the ingot mold process. We did not acquire the blast furnace from Acme and instead supply hot metal from our Indiana Harbor Works and Burns Harbor facilities. The Riverdale compact strip mill, which was completed in 1996 at a cost of approximately $400 million, incorporates the latest casting and rolling technology designs. Riverdale's major facilities include basic oxygen furnaces, two ladle metallurgy furnaces, a state-of-the-art continuous thin slab caster which uses a compact strip process, a 60-inch wide tunnel-type roller heating furnace and a seven-stand hot-strip rolling mill. Our compact strip process has been constructed
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with state-of-the-art computer-generated features to precisely control the thickness, profile and flatness of our products to world-class standards.

  OUR ROLLING AND FINISHING FACILITIES

     Hennepin. Our Hennepin finishing facility is located on an 861-acre site in rural Illinois on the Illinois River and has the capability to ship more than
1.2 million tons of cold-rolled and galvanized steel products each year. The Hennepin facility's location in rural Illinois is well suited to service the electrical, machinery and appliance markets, which are predominantly located in the industrial midwest region of the United States. Additionally, Hennepin's location on the Illinois River makes it capable of shipping and receiving by barge, thereby significantly reducing shipping costs. Our Hennepin facility consists of an 84-inch pickle line, an 84-inch five-stand tandem mill, a batch annealing facility, an 84-inch temper mill, a 60-inch hot-dip galvanized line and three processing lines. Our Cleveland Works, Indiana Harbor Works and Riverdale facilities provide substrate for our Hennepin facility. Management has been actively working towards TS16949 automotive supplier certification for this facility, which we expect to complete during 2004.

     Prior to our acquisition of the assets at Hennepin, the plant had been idle for approximately six months. Substantially all of the employees associated with the previous operations at Hennepin had been permanently terminated. A small group of employees were retained as necessary to preserve the utility of the equipment. Subsequent to our acquisition of these assets, we hired our workforce, as required, through the USWA.

     Columbus Coatings. Columbus Coatings Company, located in Columbus, Ohio, operates a coating line that produces quality corrosion resistant steel sheets primarily for the exposed and unexposed automotive market. Our Burns Harbor facility currently provides cold-rolled coils for most of Columbus Coatings' annual capacity and is responsible for marketing of the finished product. We expect to shift some of the source of that supply to our Cleveland Works facility in the near future. We also operate a steel slitting and warehousing facility at our Columbus facility through Columbus Processing Company LLC.

     Conshohocken. Our facility in Conshohocken, Pennsylvania consists of a 110-inch Steckel mill, two reheat furnaces, a roughing mill, an in-line cooling and cut-to-length line, a quench and temper line and batch heat-treating system. A depot located in Conshohocken for plate products provides fast service for many grades and sizes. This facility, together with our Coatesville facility, refines more than 450 steel chemistries and processes what we believe are some of the widest, heaviest and thickest plates in the industry. This facility produces a wide range of carbon and alloy products (carbon plate, high-strength, low alloy plate, commercial alloy plate, military alloy plate and coiled and cut plate) and special products (clad plate, re-sulpherized plate, tool steel plate, floor plate and clean steel plate) for use in infrastructure, chemical process facilities and shipbuilding applications. This facility also provides finishing and conversion services to key customers.

     Lackawanna. We operate a cold-rolled sheet mill, a continuous pickling line and a galvanizing line in Lackawanna, New York. The galvanizing line produces quality corrosion-resistant steel sheets for the unexposed automotive market, which is supplied hot-rolled steel principally from our Burns Harbor facility. We may shift some of that supply to our Cleveland Works facility.

     Chicago Cold Rolling. Located in Portage, Indiana, adjacent to our Burns Harbor Facility, Chicago Cold Rolling operates a 68" single stand reversing cold mill capable of producing about 300,000 tons of production per year. Additionally, Chicago Cold Rolling includes six batch annex furnaces and a temper mill.

  RAILROAD AND TRANSPORT

     We acquired the assets of Bethlehem's subsidiary railroad companies, including eight subsidiary short-line railroads that transport raw materials and semi-finished steel products within various facilities we own and serve customers on their lines. We also acquired from Bethlehem the assets of an interstate truck broker, Carrier Express, Inc., which serves our facilities and operations, as well as a rail and truck intermodal facility in Bethlehem, Pennsylvania. We also own the assets of two wholly-owned short-line railroads acquired from LTV. The Cleveland Works Railway Company provides in-plant rail service to Cleveland Works and the ISG

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South Chicago & Indiana Harbor Railway Company provides rail service between our
Indiana Harbor Works and Riverdale facilities, as well as service to other third parties.

     Burns Harbor also operates, under long-term charters, two 1,000-foot self-unloading ore vessels that are used for the transportation of iron ore on the Great Lakes.

  ISG--BETHLEHEM RESEARCH

     As part of our acquisition of Bethlehem's assets we acquired the Bethlehem Research Facilities and staff. Our research efforts are focused on process and product technologies that will benefit our customers' manufacturing operations.

  JOINT VENTURES

     We participate in the following joint ventures:

     AK-ISG Metal Coatings Co. We own a 40% interest in an electrogalvanizing joint venture facility, located on the east side of the Cleveland Works, which receives substantially all of its substrate from Cleveland Works. This facility is widely recognized for its high quality products and a high-performance participative work system. This facility has received The Rochester Institute of Technology/USA Today Quality Cup.

     Double G Coatings Company, L.P. We own a 50% interest in Double G Coatings Company, L.P. or Double G, which is located near Jackson, Mississippi. This company operates a 270,000-ton-per year sheet coating line that produces galvanized and Galvalume(TM) coated sheets primarily for the construction market. Sparrows Point provides cold-rolled coils for about half of Double G's annual capability and is responsible for marketing its share of the finished product.

     Steel Construction Systems. We own a 45% interest in Steel Construction Systems, which is located in Orlando, Florida and manufactures steel studs and roll-formed trusses for residential and light commercial buildings.

     Indiana Pickling and Processing Company. We own a 20% interest in Indiana Pickling and Processing Company, which is located in Portage, Indiana and operates a pickling line.

     Bethlehem Roll Technologies LLC. We own a 50% interest in Bethlehem Roll Technologies LLC, which is located in Sparrows Point, Maryland and operates a facility for grinding steel mill rolls for us and others.

     Chesapeake Heavy Machine Services, L.L.C. We own a 50% interest in Chesapeake Heavy Machine Services, L.L.C., which is located in Sparrows Point, Maryland and manages and markets the services of a machine shop.

     Hibbing. We own a 62.3% interest in Hibbing Taconite Company. This ownership interest can be derived from our 50% direct ownership interest in Hibbing Taconite Company added to our 36.9% direct ownership interest in Hibbing Development Company, which in turn owns a 33.3% interest in Hibbing Taconite Company. Hibbing Taconite is located in Hibbing, Minnesota and owns and operates iron ore reserves, mines and a pelletizing operation. Hibbing Taconite has mining and processing facilities that can supply a majority of the current iron ore needs for the facilities we acquired from Bethlehem. We own a 90% interest in Ontario Iron Company, which is located in Hibbing, Minnesota and owns surface, land and mineral leases.

     Steel Health Resources, L.L.C. We own a 47.5% interest in Steel Health Resources, L.L.C., which is located in Chesterton, Indiana and operates a healthcare clinic.

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RAW MATERIALS

     Our business depends on continued access to reliable supplies of various raw materials, principally iron ore, coke, scrap, energy and gases. We believe that we have adequate sources of our principal raw materials to meet our present needs.

  IRON ORE

     For an integrated steelmaker, iron ore is an essential element in the production of steel. In 2002, we used approximately 4.0 million net tons of iron ore pellets and estimate that our needs for 2003, including our needs with respect to the Bethlehem assets, will be approximately 12.0 million net tons. Pursuant to a long-term contract, Cleveland-Cliffs Inc, one of our stockholders, is obligated to supply our Cleveland Works and Indiana Harbor Works facilities with iron ore pellets through 2016. This agreement will renew on an annual basis after 2016, unless either party gives at least two years' advance notice of termination. The agreement does not provide for any termination rights prior to 2016. We currently obtain all our iron ore pellet needs for our Cleveland Works and Indiana Harbor Works facilities from Cleveland-Cliffs Inc., and our supply contract provides that Cleveland-Cliffs Inc. will continue to supply us with our requirements at these two facilities during the term of the agreement. The agreement specifies product quality requirements and provides us with the right to negotiate price adjustments or to refuse to accept shipments of products in some circumstances. The prices at which we pay for iron ore under the agreement are subject to adjustments.

     Additionally, as part of the Bethlehem asset acquisition, we acquired a 62.3% interest in a company that owns an iron ore mine located in Hibbing, Minnesota, which (excluding tonnage applicable to interests owned by others) Bethlehem estimated contained recoverable reserves at December 31, 2002 sufficient to produce at least 113 million long tons of iron ore pellets. This mine is operated by Cleveland-Cliffs Inc, which also owns 23% of the mine. The Hibbing facility has mining and processing facilities, which can supply substantially all of Burns Harbor's current annual iron ore pellet requirements. We expect these two sources will supply approximately 85% of our iron ore pellet needs in 2003.

  COKE

     Coke is the principal fuel used to produce hot metal. In 2002, we used 1.2 million net tons of coke and estimate that with the Bethlehem asset acquisition, our needs for 2003 will be approximately 4.8 million net tons. We expect that our coke batteries in Warren, Ohio and Burns Harbor, Indiana will supply us with approximately 50% of our coke requirements in 2003. We also have long-term contracts with Jewell Coal and Coke Company, Inc., the parent company of Sun Coal & Coke Company, and Citizens Gas & Coke Utility through 2005 to satisfy approximately 20% of our additional coke requirements. The domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future as several coke suppliers have ceased operations primarily due to increased costs of complying with the requirements of the Clean Air Act, and, accordingly, in the future we may need to import more of our coke requirements. Due to the location of our facilities, we have access to both inland and coastal waterway systems, which enable us to more easily source our coke needs and thereby minimize any cost impact of resourcing our coke requirements. We believe that there will be adequate supplies of domestic or imported coke available for our purposes after the expiration of any of our coke contracts. However, adequate supplies of coke may not be available to us in the future, or prices of these supplies may increase significantly. To reduce some of our coke needs, we have the ability to obtain alternative energy sources by using pulverized coal injection at our Sparrows Point and Burns Harbor facilities.

  SCRAP

     We use scrap for approximately 23% of our basic oxygen furnace charge. Approximately half of the scrap used in our basic oxygen furnace production process is generated at our own facilities. In addition to our basic oxygen furnace facilities, we have electric arc furnace facilities that use scrap for 100% of their production. We purchase the remainder of our scrap on the open market. In the 12 months ended June 30, 2003, according to Purchasing Magazine, the composite price index for scrap increased approximately 15%. Our exposure to this

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increased pricing is minimal due to our low usage of scrap per ton of steel relative to mini-mills, because they only operate electric arc furnaces. Mini-mills use approximately five times more scrap per ton of liquid steel and therefore increased scrap cost is a competitive advantage that benefits integrated steelmakers. We expect scrap to continue to be in sufficient supply to satisfy our needs.

  ENERGY AND GASES

     Our steel operations consume large amounts of electricity, natural gas, oxygen and other industrial gases. We purchase our electrical power requirements from various suppliers, including First Energy Corp., NIPSCO and PECO Energy. In addition, we run co-generation facilities on certain of our sites that utilize waste gases from the blast furnaces to supplement our electrical power requirements and control our energy costs. We purchase natural gas pursuant to short-term supply contracts with a common stable of suppliers including, AEP Energy Services Inc., Sempra Energy, Duck Creek Energy Inc. and Amerada Hess Corporation. Transportation of the natural gas to our facilities is provided by various service providers including Dominion East Ohio, NIPSCO and Columbia Gas of Pennsylvania. We also have several long-term contracts with companies such as Air Products and Chemicals, Inc., Praxair, Inc., BOC, Inc. and Air Liquide to supply our oxygen, argon and nitrogen gas requirements.

COMPETITION

     Competition within the steel industry, both domestically and worldwide, is intense and expected to remain so. Our primary domestic competitors are U.S. Steel, Nucor Corporation, AK Steel Holding Corporation and Ispat Inland Inc. However, the steel market in the United States is also served by a number of foreign sources and it is subject to changes in worldwide demand and currency fluctuation.

     More than 35 domestic steel companies have declared bankruptcy in recent years, and have either ceased production, or more often been acquired by other companies. Domestic steel producers face significant competition from foreign producers who typically have lower labor costs. In addition, many foreign steel producers are owned and subsidized by their governments, and their decisions with respect to production and sales may be influenced by political and economic policy considerations rather than by prevailing market conditions. Global production overcapacity is also likely to continue, which, combined with the high levels of steel imports into the United States, has exerted downward pressure on domestic steel prices.

     With the acquisition of the Bethlehem assets, we became the second largest integrated steel producer in North America based on steelmaking capacity. We compete with flat-rolled steel producers (both integrated steel mills and mini-mills) and producers of plastics, aluminum, ceramics, carbon fiber, concrete, glass, plastic and wood that can be used in lieu of flat-rolled steels in manufactured products. Mini-mills generally offer a narrower range of products than integrated steel mills but can have some cost advantages as a result of their different production processes.

     The acquisition of the Bethlehem assets also made us a major competitor in the carbon and alloy plate market and the standard and premium rail products business. The competition in the cut plate business is somewhat fragmented with Bethlehem having had the largest capacity and the widest product range in the country. There is only one other major domestic producer of rail products, Oregon Steel, which constitutes approximately 50% of the domestic rail market. In addition, imports constitute approximately 20% of the domestic rail market.

     In all product lines we serve, price, quality, delivery and service are the primary competitive factors and vary in relative importance according to the product category and specific customer.

EMPLOYEES

     As of December 31, 2002, we had 3,369 employees and as of June 28, 2003, we had 11,955 employees. Since December 15, 2002, substantially all of the hourly employees at our steelmaking facilities have been governed by our collective bargaining agreement with the USWA, which runs until late 2008. This agreement was ratified in February 2003 by approximately 95% of our represented steelworkers who voted. On June 16,

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2003, a substantially similar agreement was ratified by approximately 90% of the represented employees at the acquired Bethlehem facilities who voted and which became effective at the acquired Bethlehem facilities on that same day. The terms of our collective bargaining agreements will also apply, subject to approval by the USWA and ratification by the covered workers, to any facilities with USWA represented employees that we may acquire in the future. We believe that our collective bargaining agreements are substantially different from those historically in effect in the domestic steel industry and will enable us to save significant costs and maximize our production capabilities. Our agreements with the USWA provide for a streamlined workforce structure with five job classifications and broadened job descriptions to eliminate work rules. Our collective bargaining agreements provide for:

     - a six-year term;

     - increased work force flexibility;

     - worker compensation tied to productivity and profitability;

     - benefit costs that are shared by us and our employees;

     - a partnership involving both the union and management; and

     - flexibility to hire contractors for non-core, capital and surge work.

     We believe that these features will provide us with greater flexibility and increase workplace efficiency as compared to historical agreements at integrated steel mills. As a result, we expect that we will need fewer employees to run our facilities, which enabled us to provide competitive compensation packages, including standard base salary rates plus a production bonus tied to quality productivity and profit sharing that features variable increases with profitability. Employee benefits include a cost sharing medical plan, a multiemployer pension plan and certain retiree medical benefits. As a result of our collective bargaining agreements with the USWA, we believe that the net reduction of labor costs, including the elimination of historical legacy costs, will be significant. Our relations with our hourly-represented employees and the USWA have been positive. During 2002, we paid substantially all of our employees, other than officers and general managers, profit-sharing bonuses totaling the equivalent of 120 hours of pay. We have also paid substantially all of our hourly employees and frontline supervisors production bonuses during every pay period in 2003.

REGULATORY

  OVERVIEW

     During the first half of 2002, domestic flat-rolled steel prices increased dramatically from historical cyclical lows in 2001. This increase has resulted from a number of factors, including:

     - a reduction in domestic steel production capacity as a result of bankruptcy-related plant closures;

     - a reduction in imports, driven in part by recent favorable rulings with respect to tariffs and quotas on foreign steel; and

     - the need for end users of steel products to replenish their depleted inventories.

  ANTI-DUMPING REGULATIONS

     U.S. steel producers compete with many foreign producers. Competition from foreign producers is typically strong, and is substantially affected by the relative strength of foreign economies and fluctuation in the value of the U.S. dollar against foreign currencies, with steel imports tending to increase when the value of the dollar is strong relative to foreign currencies. The situation has been exacerbated by a weakening of certain economies, particularly in Eastern Europe, Asia and Latin America. Because of the ownership, control or subsidization of some foreign steel producers by their governments, decisions by such foreign producers with respect to their production, sales and pricing decisions are often influenced more by political and economic policy considerations than by prevailing market conditions, realities of the marketplace or consideration of profit or loss. Since 1998, when imports of hot-rolled and cold-rolled sheet products increased 43% compared

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to the prior year, domestic steel producers have been adversely affected by illegally "dumped" imported steel. Dumping involves selling a product below cost or for less than in the exporter's home country and is a violation of U.S. trade laws. Most foreign markets are less open than the U.S. market, allowing foreign producers to maintain higher prices in their own markets, while dumping excess production at lower and often subsidized prices into the U.S. market.

  HOT-ROLLED

     In September 1998, 11 U.S. steel companies, together with two labor unions, filed anti-dumping complaints with the United States International Trade Commission, or ITC, and the U.S. Department of Commerce, or the DoC, against hot-rolled coiled steel imports from Japan, Russia and Brazil, seeking determinations that those three countries were dumping hot-rolled carbon steel in the U.S. market at below fair market prices. The group also filed a subsidy, or countervailing duty, complaint against Brazil. In June 1999, the ITC reached a final determination that imports of hot-rolled sheet from Japan caused injury to the domestic steel industry. As a consequence, the DoC issued an anti-dumping order against imports from Japan.

     In July 1999, the DoC also issued suspension agreements and final anti-dumping duty determinations as to imports of hot-rolled sheet from Brazil and Russia. Suspension agreements generally impose price and/or quantity restrictions on imports from the subject country for the purpose of removing the injurious impact of the dumping or subsidies. These agreements are often negotiated with the subject country either in lieu of the imposition of anti-dumping or countervailing duties or as an alternate remedy to suspend a previously imposed duty. In February 2002, the DoC, having found violations of the suspension agreement by Brazilian producers, revoked the agreement and reimposed dumping duties of 48%.

     While the domestic steel industry benefited from these rulings, the benefit was significantly reduced by the significant increase of hot-rolled sheet imported in 2000 from countries other than Japan, Russia and Brazil. Therefore, in November 2000, eight U.S. producers filed anti-dumping cases against imports of hot-rolled sheet from 11 countries and countervailing duty cases against five countries. In August 2001, the ITC made final affirmative injury determinations on imports of hot-rolled steel from Argentina and South Africa, and the DoC imposed anti-dumping duty orders. In September 2001, the DoC issued final dumping margins, subject to modification from pending litigation, on hot-rolled steel imported from the remaining nine countries. In addition, the DoC issued the final countervailing duties on hot-rolled steel imported from India, Indonesia, South Africa and Thailand. The ITC made final affirmative injury determinations on these remaining cases in November 2001 and the DoC imposed anti-dumping duty orders. These orders will remain in effect for at least five years, subject to annual administrative review. At the end of five years, the ITC will conduct a sunset review. In June 2002, the United States granted "market economy" status to Russia, which may enable Russia to more effectively defend itself against future dumping actions on the basis of Russian production costs rather than on the basis of comparison with surrogate country production costs.

  COLD-ROLLED

     In June 1999, domestic producers and the USWA filed a complaint with the ITC and the DoC seeking a determination that cold-rolled sheet from Argentina, Brazil, China, Indonesia, Japan, Slovakia, South Africa, Taiwan, Thailand, Turkey and Venezuela were being dumped in the U.S. market. In July 1999, the ITC made affirmative preliminary determinations of a reasonable indication of injury as a result of such imports. However, these cold-rolled sheet cases were not successful, as the ITC made negative final injury determinations against these 11 countries, ruling that these imports were not injuring the industry. These negative outcomes resulted in a resurgence of dumped cold-rolled sheet imports in the second half of 2000 and depressed cold-rolled sheet prices. As a consequence, in September 2001, several domestic producers brought anti-dumping petitions against imports from 20 countries and countervailing duty petitions against five countries. These countries represented nearly 80% of the imported cold-rolled sheet. In a preliminary ruling in November 2001, the ITC found in favor of the petitioners. In March 2002 and May 2002, the DoC issued the preliminary countervailing duty margins on imports of certain cold-rolled carbon steel products. These determinations were finalized by the DoC on July 11, 2002. However, primarily as a result of the Section 201

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tariffs described below, the ITC rejected the domestic steel industry's argument that it had been injured by cold-rolled sheet imports.

  SECTION 201 TARIFFS

     In June 2001, President Bush directed the ITC to initiate an investigation on steel imports under Section 201 of the United States Trade Act, calling for multilateral negotiations to reduce global excess steel capacity and to address market-distorting factors in the world steel trade. In late October 2001, the ITC voted and affirmed that increased imports were a substantial cause of serious injury to the domestic steel industry. In December 2001, the ITC recommended tariffs of approximately 20% to 40% as well as tariff quotas in some cases. These recommendations were transmitted to President Bush for final action. On March 20, 2002, President Bush imposed the Section 201 remedy. The remedy provides for (1) three years of declining tariffs ranging from 9% to 30% on imports of hot-rolled, cold-rolled, coated sheet and tubular steel products and (2) a three-year increasing tariff rate quota on imports of steel slabs. This remedy is cumulative with any existing tariffs or quotas in other anti-dumping cases.

     This remedy excluded the United States' trading partners under free trade agreements (specifically, Canada, Mexico, Israel and Jordan) and those "developing countries" that, in the aggregate, account for less than 3% of imported steel. Additionally, a country or an importer may request specific product exemptions from the operation of a Section 201 tariff, and, to date, hundreds of such product exemption requests have been filed and are awaiting official action. As of March 21, 2003, the date when the second round of product exemptions was announced, 1,022 product exemptions had been granted out of approximately 1,950 requests. This is estimated to represent approximately 27% of the total volume of imports that have been subject to Section 201 tariffs. The United States Trade Representative has stated that these will be the only exemptions granted in 2003. There will be another opportunity in November 2003 for parties to submit exclusion requests for consideration by March 2004.

     While the President's decision to implement a Section 201 remedy is not appealable to U.S. courts, foreign governments may appeal, and some have appealed, to the WTO. The European Union, Japan and other countries are currently prosecuting these appeals. The WTO has issued a decision that the
Section 201 tariffs imposed by the United States on certain foreign steel imports violate global trade rules. The ruling was appealed by the United States and the WTO is expected to issue a decision on this appeal during the fourth quarter of 2003.

     In addition, as provided by President Bush when he announced the Section 201 action in March 2002, the ITC announced on March 5, 2003 that it had initiated a mid-term review of the Section 201 action. The ITC conducted hearings in July 2003 as part of its review. Also, on March 18, 2003, the House Committee on Ways and Means requested that the ITC conduct a general fact-finding investigation under Section 332 of the Tariff Act of 1930 to examine the impact of the Section 201 tariffs on the domestic steel-consuming industries. The ITC provided the results of the mid-term review and the Section 332 investigation to the President and Congress in the same report, which was released September 19, 2003. The President is expected to announce a decision as to whether to continue, adjust or terminate the relief, but it is not certain when this decision will be made. At the same time, the Bush Administration has continued discussions at the Organization of Economic Cooperation and Development aimed at the reduction of inefficient steel production capacity and the elimination and limitation of certain subsidies to the steel industry throughout the world.

     Moreover, a number of affected countries have imposed or threatened to impose various retaliatory tariffs on U.S. steel or other products. Accordingly, there is a risk that rulings adverse to the United States or substantial political pressures could result in the President changing the remedy, granting substantial exemptions from the remedy or terminating the remedy entirely prior to the full three years, although any such modification would apply only prospectively.

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

ENVIRONMENTAL

     Our operations are subject to a broad range of laws and regulations relating to the protection of human health and the environment. In the past, the prior owners of our facilities expended, and we can be expected to expend in the future, substantial amounts to attain or maintain ongoing compliance with federal, state, and local laws and regulations, including the Clean Air Act, the Resource Conservation and Recovery Act, or RCRA, and the Clean Water Act. These environmental expenditures are not projected to have a material adverse effect on our consolidated financial position or on our competitive position with respect to other similarly situated domestic steelmakers subject to the same environmental requirements.

  RCRA AND OTHER REMEDIATION REQUIREMENTS

     Under RCRA and similar state programs, the owners of certain facilities that manage hazardous wastes are required to investigate and, if appropriate, remediate historic environmental contamination found at the facility. All our major operating and inactive facilities are or may be subject to a corrective action program or other laws and regulations relating to environmental remediation, including projects relating to the reclamation of industrial properties, also known as brownfields projects. Corrective action programs have been completed, are taking place, or are threatened at our facilities located in Steelton, Pennsylvania; Lackawanna, New York; Indiana Harbor and Burns Harbor, Indiana; Sparrows Point, Maryland; and Bethlehem, Pennsylvania.

     At Steelton, the prior owner completed a RCRA Facility Investigation, or RFI, a Corrective Measures Study, or CMS, and a remediation program as approved by the United States Environmental Protection Agency, or U.S. EPA. The remediation was completed in 1994.

     At Lackawanna, an RFI is nearing completion. A report will be submitted to U.S. EPA and the New York State Department of Environmental Conservation, or NYDEC, for approval. We anticipate performing a CMS and then implementing the corrective measures once authorized. We have estimated that the cost of performing anticipated remediation and post remediation activities will approach $64 million and will be completed over a period of 15 years or more. In addition, we anticipate the removal of hazardous substances from an idled operation at an estimated cost of $5 million.

     At Burns Harbor, an RFI was completed in accordance with a U.S. EPA approved work plan. The work was completed in a phased approach that screened out areas of the facilities if it was determined that they did not warrant further investigation. Based on the results of the investigation, we do not believe there will be any substantial remediation required to complete the corrective action process at the facility; however, we believe the cost to achieve completion of the RCRA corrective action at this site will be approximately $6 million, primarily related to long term post-closure monitoring. In addition, Bethlehem stored approximately one million tons of air pollution control dusts and sludges in piles on the ground at the Burns Harbor site. We estimate the cost of off-site disposal for this material to approach $13 million; however, an alternative means of handling this material is currently being evaluated. We also have a continuing obligation pursuant to a consent order issued by the U.S. District Court in Indiana to operate a collection and treatment system to control contaminated groundwater seeps from the face of a sea wall at the site. The long-term cost of this monitoring is estimated at approximately $1 million.

     Bethlehem, the U.S. EPA, and the Maryland Department of the Environment agreed to a phased RFI as part of a comprehensive multimedia pollution consent decree with respect to the Sparrows Point facility, which was entered by the U.S. District Court for Maryland on October 8, 1997. We have assumed Bethlehem's ongoing obligations under the consent decree. The consent decree requires us to address compliance, closure and post-closure care matters associated with two onsite landfills (Grays Landfill and Coke Point Landfill), perform a site-wide investigation as contemplated by Section 3008(h) of RCRA, continue the operation and maintenance of a remediation system at an idle rod and wire mill, and address several pollution prevention items such as reducing the generation of iron kish, and recycling blast furnace water treatment slurry and an onsite wastewater treatment plant sludge. The potential costs, as well as the time frame for the complete implementation of possible remediation activities at Sparrows Point cannot be reasonably estimated until more of the investigations required by the agreement have been completed and the data analyzed. We have estimated approximately $3 million to complete the required environmental investigation. Notwithstanding the above, with respect to the former coke plant, we have estimated, based on currently available data, that approximately $9 million will be expended to address contamination issues identified there. In addition, pursuant to the order of the U.S. District Court for Maryland, we must also implement corrective measures at the Gray's Landfill, Coke Point Landfill, and post-closure care at the former Rod and Wire Mill Area. The aggregate cost of these items is estimated at approximately $27 million.


     At the facilities in Bethlehem, Pennsylvania, a remedial investigation is being performed pursuant to the Pennsylvania Land Recycling (Brownfields) Program in conjunction with comprehensive redevelopment plans. These investigations will continue to be performed with input and oversight from both the PaDEP, and the EPA Region III corrective action staff to ensure that the actions taken are acceptable to both state and federal regulatory authorities. We believe the costs to address all identified environmental issues associated with the facilities in Bethlehem will approach $26 million. The remediation efforts at the Bethlehem, Pennsylvania locations are continuing.

     Our Cleveland, Ohio facilities may be subject to RCRA corrective action or remediation under other environmental statutes. Each facility has been operated as an integrated steel facility since the early part of the 20th century. As a result, soil and groundwater contamination may exist that might require remediation pursuant to the RCRA corrective action program or similar state programs. No RCRA corrective action has been demanded at any of the Cleveland facilities by either federal or state authorities and no comprehensive investigation of any of the facilities has been performed. However, certain limited and localized remediation activities have been or will be conducted at these sites. These remediation activities include a large permitted solid waste landfill at the site that will require closure and post-closure in the future. The cost of closure and post-closure care for this landfill is estimated to be approximately $12 million.

     The facility at Indiana Harbor Works is subject to a U.S. EPA Administrative Order requiring development and implementation of a monitoring program to assess soil and groundwater conditions associated with 14 solid waste management units. The order was received on June 30, 2003 and requires submission of an investigation plan to U.S. EPA for approval. The cost to develop and implement the investigation plan is expected to approach $1 million. Although localized remediation activities have been conducted at this facility, it is likely that additional remediation may be required once the investigation of these solid waste management units has been completed. In addition to the remediation that may be required as a result of this order, there are other areas of the facility that are subject to environmental remediation. An area of subsurface fuel oil contamination exists that is currently the subject of existing remediation actions. The cost of this action is estimated to be $1 million. A solid waste landfill also exists at Indiana Harbor Works that will require closure and post-closure care. The total cost of closure and post-closure is estimated to approach $27 million.

     The facility at Riverdale may be subject to RCRA corrective action or remediation under other environmental statutes. The facility has been operated as an integrated steel facility since the early part of the 20th century. As a result, soil and groundwater contamination may exist that might require remediation pursuant to the RCRA corrective action program or similar state programs. Certain localized remediation activities have been conducted at this facility; however, there is no present federal or state demand for a RCRA corrective action program at the facility. No comprehensive environmental investigation of the facility has been performed.

     We own a closed hazardous waste landfill in Williamsport, Pennsylvania. It is subject to post-closure care obligations. The ongoing post-closure costs for this unit are estimated at $0.5 million. We also own a large former integrated steelmaking site in Johnstown, Pennsylvania. The site has been razed and there are a number of historic waste disposal facilities located at the site that are subject to regulation by PaDEP. There are also historic operating locations at the Johnstown site that may have caused groundwater contamination. We estimate the future costs associated with the investigation and remediation of this facility to approach $22 million. Although potentially subject to RCRA corrective action, no comprehensive environmental investigations have been performed at this site to date.

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

     We are required to prevent acid mine drainage from discharging to surface waters at idled mining operations in western Pennsylvania. We entered into a Consent Order and Agreement with PaDEP in May 2003 addressing the transfer of required permits from Bethlehem to us and financial assurance for long-term operation and maintenance of the wastewater treatment facilities associated with these mines. PaDEP performed calculations that suggest the net present value of treatment costs could approach $47 million. In accordance with this Agreement, we submitted an operational improvement plan to improve treatment facility operations and lower long-term costs to approximately $35 million. Additional information we have obtained indicates such long-term costs could be as low as $15 million. The Consent Order and Agreement required us to propose a long-term financial assurance mechanism by the third quarter of 2003. A proposal was submitted to PaDEP in September 2003. We are awaiting a response. As an interim measure, the Consent Order and Agreement required us in June 2003 to establish a $1 million escrow account. The account will be supplemented $150,000 monthly until a final financial assurance mechanism is established.

  CLEAN AIR ACT

     Our facilities are subject to a variety of permitting requirements under the Clean Air Act, which restricts the type and amount of air pollutants that may be emitted from regulated emission sources. On February 28, 2003, the U.S. EPA issued a final rule to reduce hazardous air pollutant, or HAP, emissions from integrated iron and steel manufacturing facilities. The final rule will require affected facilities to meet standards reflecting the application of maximum achievable control technology, or MACT, standards. Many of our facilities are subject to the new MACT standards, and compliance with such standards will be required by May 20, 2006. We anticipate installing controls at facilities to comply with the new MACT standards with capital expenditures of about $130 million through 2007.

     Other Clean Air Act requirements, such as revisions to national ambient air quality standards for ozone and particulate matter, may have significant impacts on us in the future, although whether and how we will be affected will not be determined for many years. We may also be affected if the federal government or the states in which we operate begin to regulate emissions of greenhouse gases such as carbon dioxide. However, because we cannot predict what requirements will be imposed on us or the timing of such requirements, we are unable to evaluate the ultimate cost of compliance with respect to these potential developments.

     The U.S. EPA has alleged that an acid fume scrubber at our Indiana Harbor Works facility was not operated in compliance with federal hazardous air pollutant standards for HCL emissions at the time we restarted the plant. We have tentatively agreed to enter into a settlement with the U.S. EPA with respect to this matter that would require us to pay a penalty of $25,000 and to undertake a supplemental environmental project in lieu of additional penalties with an estimated cost of $75,000.


     On July 8, 2003 the Indiana Department of Environmental Management, or IDEM, issued a notice of violation to the Indiana Harbor Works plant. The notice of violation alleges that the H3 and H4 blast furnaces violated specified opacity limitations on January 2, 2003 and April 2, 2003, respectively. The notice of violation also alleges operations at the Basic Oxygen Furnace exceeded fugitive emission and that on May 14, 2003 the Basic Oxygen Furnace roof monitor exceeded an opacity standard. We expect to discuss the notice of violation with the IDEM. IDEM may attempt to impose a penalty on us in regard to these allegations.


  CLEAN WATER ACT

     Our facilities also are subject to a variety of permitting requirements under the Clean Water Act, which restricts the type and amount of pollutants that may be discharged from regulatory sources into receiving bodies of waters, such as rivers, lakes and oceans. On October 17, 2002, the U.S. EPA issued regulations that will require existing wastewater dischargers to comply with new effluent limitations. Several of our facilities are subject to the new regulations, and compliance with such regulations will be required by no later than October 17, 2005. We anticipate installing various control technologies to comply with the new effluent limitations with estimated capital expenditures between $25 million and $30 million.

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

     The Circuit Court for Baltimore County, Maryland entered into a consent decree in March 2001 which requires the installation of improvements to the facility's Humphrey's Creek wastewater treatment plant. The improvements are underway and we expect to spend about $25 million to complete the improvements in 2004.

     The U.S. EPA has alleged that water seeping through an earthen embankment associated with a wastewater lagoon at the Indiana Harbor Works facility is not permitted pursuant to the facility's NPDES permit. It is our position that such seepage was covered by the NPDES permit; however, we have informed the agency that we have taken steps to prevent further seepage from the embankment. The U.S. EPA has not indicated whether it will be seeking civil or administrative penalties with respect to this matter.

  OTHER

     We anticipate spending approximately $2 million company-wide in 2003 to address the removal and disposal of PCB equipment and asbestos material utilized in operations applications at our facilities. There are a number of other facilities and properties, which ISG owns across the United States which may present incidental environmental liabilities. We believe that the cost of future investigations and potential remediation at these sites can be estimated at less than $4 million.


     As described elsewhere in this prospectus, we purchased only specified selected assets of LTV, Bethlehem and Acme through sales in bankruptcy proceedings. The sellers in those transactions retained liability for certain claims related to the assets that we purchased, including personal injury claims. The sale orders issued by the U.S. Bankruptcy Courts having jurisdiction over each respective transaction entered orders barring assertion of claims (other than those in respect of certain specifically assumed liabilities which did not include asbestos-related liabilities), against us related to the assets in question, and confirming that neither we nor our subsidiaries shall be responsible for any liabilities related to the assets (other than those in respect of certain specifically assumed liabilities which did not include asbestos-related liabilities). The sale orders issued by the U.S. Bankruptcy Courts also found that under no circumstances could we be deemed a successor to any of the sellers for purposes of any liabilities. We believe the manner through which our facilities were purchased in conjunction with the attendant orders of the U.S. Bankruptcy Court place us in a better position than other steelmakers with substantial exposure to asbestos-related liability or off-site environmental liability. Despite the foregoing it is possible that future claims with respect to historic asbestos exposure could be directed at us. The risk of incurring liability as the result of such claims is considered remote.


LITIGATION

     We are from time to time subject to and are presently involved in, litigation or other legal proceedings arising out of the ordinary course of business. We believe the outcome of such proceedings will not have a material adverse effect on our business, our financial condition or results of operations.

INFORMATION TECHNOLOGY

     Our computing infrastructure is comprised of both mid-range and mainframe computers. The mid-range computing supports the business enterprise resource planning, or ERP, system used at our facilities acquired from LTV and Acme. Our ERP systems are centrally located in our Richfield, Ohio corporate headquarters. Additionally, we have a network of Windows 2000 servers across all of our facilities performing process control, file and print functions and supporting ancillary functions such as environmental reporting and material safety data sheet management. Our computer managed maintenance system and human resource management system and payroll systems are hosted at off-site locations supported through an application service provider model. Our corporate headquarters and manufacturing locations are networked through a managed virtual private network with engineered redundancy at each plant location. The computing platforms we acquired from Bethlehem are primarily supported by mainframe-based systems. These systems run at facilities operated in Plano, Texas and are operated by an outsourced service provider. The frame relay network that supports the mainframe Bethlehem environment is complex and we expect to migrate the system to a simplified, less costly solution.

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

     Our businesses computing environment is protected by a disaster recovery plan. The plan for the LTV and Acme acquired facilities is an off-site data storage scheme with ready backup servers. These servers may be placed anywhere within our managed virtual private network. Once these servers have been put into place, the data will be restored and the ERP systems will be fully functional. The mainframe disaster recovery plan that supports the Bethlehem assets is, by the nature of the mainframe complexities, a more elaborate system. The mainframe resides in the outsourced service provider's data center in Plano, Texas. The data center is secured, backed-up and has service level objectives approaching a 99.9% recovery rate. This disaster recovery system is experienced, functional and has undergone on-going annual testing in order to ensure its readiness. The disaster recovery site is located in Los Colinas, Texas and has experienced successful disaster recovery restoration times of 14 hours from the point of simulated disasters.

     With the exception of process control computing, we have historically outsourced our information technology functions. Our information technology functions are outsourced to tmp/Hudson Global Resources and Electronic Data Systems Corporation, or EDS. We are currently in the process of implementing our long-term computing infrastructure and plan to design it to support our operating culture. Using both tmp/Hudson Global Resources and EDS, we intend to migrate our entire computing platform to a common, cost effective model that will leverage new technology to minimize our information technology costs. The synergies between tmp/Hudson Global Resources and EDS will help us to implement our new ERP system in a cost-effective manner. Our goal is to operate on a single, common system within 12 to 24 months after the closing of the Bethlehem asset acquisition. We estimate the cost of this migration to be approximately $40.0 million.

INTELLECTUAL PROPERTY

     We own a number of U.S. and foreign patents that relate to a wide variety of products and processes, have filed pending patent applications and are licensed under a number of patents. During 2002, 10 U.S. patents covering a variety of new developments were awarded to Bethlehem, all of which we acquired in the Bethlehem asset acquisition. However, we believe no single patent or license or group or patents or licenses is of material importance to our overall business. We also own registered trademarks for certain of our products and service marks for certain of our services which, unlike patents and licenses, are renewable so long as they are continued in use and properly protected.

IDLED ASSETS AND ASSETS HELD FOR SALE

     As of December 31, 2002, we had disposed of $14.3 million of steelmaking assets acquired from LTV and we have identified additional non-core assets to be disposed of with an estimated value totaling approximately $16.0 million over the next 12 months, including the steel mill properties at Cleveland West. We have begun the process of preparing the steel mill properties at Cleveland West for sale and estimate that a substantial portion of the site with an estimated value of $10.0 million will be sold to several buyers. Actual sales will affect the balance outstanding on our new revolving credit facilities.


     With respect to the recently acquired assets from Bethlehem, we have completed the sale of approximately $11.5 million of non-core assets. Over the next 12 months we expect to sell additional assets, with an estimated value of approximately $41.0 million.


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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of our directors and executive officers, as well as the positions and offices held by those persons.


NAME                                        AGE                    POSITION
----                                        ---                    --------
Wilbur L. Ross, Jr. ......................  65    Chairman of the Board of Directors and
                                                  Director
Rodney B. Mott............................  51    President, Chief Executive Officer and
                                                  Director
V. John Goodwin...........................  60    Chief Operating Officer
Leonard M. Anthony........................  49    Chief Financial Officer
Robert J. Dalrymple.......................  44    Vice President -- Engineering & Services
Mitchell A. Hecht.........................  43    Vice President -- External Affairs & Public
                                                  Policy
Brian D. Kurtz............................  38    Vice President & Corporate Controller
John D. Lefler............................  57    Vice President -- General Manager -- ISG
                                                  Sparrows Point
John C. Mang III..........................  51    Vice President -- General Manager -- ISG
                                                  Burns Harbor
Jerome V. Nelson..........................  42    Vice President -- Sales & Marketing
Bruce J. Pole.............................  48    Vice President -- Finance & Treasurer
Gordon C. Spelich.........................  45    Vice President -- Business Development
Karen A. Smith............................  49    Assistant Vice President & Corporate
                                                  Manager Human Resources
Thomas F. Wood............................  56    Assistant Vice President & Corporate
                                                  Manager Labor Relations
William C. Bartholomay....................  75    Director
John S. Brinzo............................  61    Director


     Wilbur L. Ross, Jr. has served as the Chairman of the Board of Directors and a director of the company since inception. He also is a member of our Audit Committee, a position he has held since June 2002. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund. Mr. Ross is also the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, and Absolute Recovery Hedge Fund. Mr. Ross is a board member of the Turnaround Management Association, Nikko Electric Co. in Japan, Tong Yang Life Insurance Co. in Korea, and of Syms Corp., Clarent Hospital Corp. and News Communications Inc. in the U.S. Previously, Mr. Ross served as a Senior Managing Director at Rothschild Inc., an investment banking firm, from October 1976 to March 2000.

     Rodney B. Mott has served as our President, Chief Executive Officer and a director of the company since April 2002. Mr. Mott has over 30 years of management experience in the metals industry. He served as President and Chief Executive Officer of Pechiney Rolled Products, an aluminum rolling company and a division of Pechiney SA from January 2000 to August 2001. From 1991 to 2000 Mr. Mott held various positions with Nucor Corporation, a mini-mill steel producer, including Vice President/General Manager of Nucor Steel, a division of Nucor Corporation, at the Blytheville, Arkansas and Berkley, South Carolina facilities. Prior to joining Nucor, Mr. Mott was Superintendent of Operations at Lone Star Steel from 1986 to 1987. He began his metal management career at U.S. Steel's Fairless Hills operation, where he held positions of increasing responsibility during a 14-year career from 1971 to 1986.

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

     V. John Goodwin has been our Chief Operating Officer since March 2003. Prior to that, he served as President and Chief Executive Officer of Steel Consultants. Mr. Goodwin has 35 years of leadership experience in the American steel industry including 27 years with U.S. Steel, an integrated steel producer. During his service with U.S. Steel, Mr. Goodwin held positions of increasing responsibility including serving as General Manager of Gary Works from 1987 to 1994, General Manager of Mon Valley Works from 1984 to 1987 and various supervisory and management positions at Fairless Works from 1967 to 1984. After leaving U.S. Steel, Mr. Goodwin assumed the position of CEO/COO of National Steel from 1994 to 1996. Mr. Goodwin was also the former President and General Manager of Beta Steel Corp. from 1998 to 2000.

     Leonard M. Anthony has been our Chief Financial Officer since May 2003. He has over 25 years of financial management experience. He joined Bethlehem Steel Corporation, an integrated steel producer, in 1979 and advanced through increasingly responsible financial management positions. He served as Corporate Credit Manager from October 1985 to October 1986, Director of Financial Services from November 1986 to November 1990, Director Risk Management from December 1990 to February 1993, Manager Financial Planning from March 1993 to March 1995, Assistant Treasurer from March 1995 to March 1998, Vice President and Treasurer from October 1999 to September 2001 and Senior Vice President Finance and Chief Financial Officer from October 2001 to May 2003.

     Robert J. Dalrymple has been our Vice President -- Engineering & Services since April 2002. Prior to joining us, Mr. Dalrymple served as Vice President of Steel at Minnesota Iron & Steel, Inc., a steel sheet mini-mill from May 1999 to April 2002 and Manager -- Maintenance & Engineering at Nucor Steel Inc., a mini-mill steel producer, from June 1995 to May 1999.

     Mitchell A. Hecht has served as our Vice President -- External Affairs & Public Policy since May 2003. Prior to that, Mr. Hecht served as our Chief Financial Officer from April 12, 2002 to May 2003. Previously, he served as President of M. Hecht & Associates Consulting, Inc., a financial consulting firm, from November 2000 to April 2002. Prior to that, Mr. Hecht served as a Managing Director at Deutsche Bank, an investment banking firm, from June 1999 to November 2000, and as a Managing Director at Paine Webber, Incorporated, an investment banking firm, from June 1996 to June 1999.

     Brian D. Kurtz has been our Vice President & Corporate Controller since May 2003 and our Assistant Vice President & Corporate Controller since April 12, 2002. Prior to joining the company, Mr. Kurtz served as the Division Controller of Nucor Steel Corporation, a mini-mill steel producer, from September 1999 to April 2002 and as Division Accountant from December 1995 to September 1999.

     John D. Lefler joined ISG in March 2003 and served as a Transition Leader at Bethlehem Steel Corporation's Sparrows Point facility. In May 2003 he was named Vice President and General Manager of ISG Sparrows Point. Prior to that time, Mr. Lefler was the President and Chief Executive Officer of Minnesota Iron & Steel, Inc., a steel sheet mini-mill, from March 1999 to March 2003. He has over 36 years in the American steel industry, including service with Gulf State Steel, an integrated steel mill, where he served as Vice President Manufacturing from 1986 to 1992, Executive Vice President and General Manager from 1992 to 1993 and President and Chief Executive Officer from 1999 to 2003. Prior to that, Mr. Lefler was employed with U.S. Steel from 1976 to 1986 in various management positions, including Chief Industrial Engineer, Superintendent, Director Strategic Planning and Plant Manager.

     John C. Mang III has been our Vice President -- General Manager -- ISG Burns Harbor since May 2003. Prior to that time, Mr. Mang was the Vice
President -- General Manager -- ISG Cleveland Works from April 2002 to May 2003. He has also served as Director of ISG Cleveland, Inc. and ISG Warren, Inc. since May 2002. Previously, he worked at LTV Steel Corp., an integrated steel producer, where he served as Senior Vice President of Flat Rolled Operations from February 2001 to March 2002, Vice President and General Manager of Cleveland Works from April 1998 to February 2001, and as Vice President of AK-ISG Metal Coatings Co. from August 1999 to March 2002.

     Jerome V. Nelson has served as our Vice President -- Sales & Marketing since April 2002. Prior to that, he was employed with Birmingham Steel Corporation, a mini-mill steel producer, where he served as Vice
President -- Sales & Marketing from December 2001 to March 2002 and General Sales Manager from

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


August 2000 to December 2001. Previously Mr. Nelson was employed with Nucor Steel Corporation, a mini-mill steel producer, as Sales Manager from November 1992 to August 2000. Mr. Nelson began his sales career in the metals industry at LTV Steel in July 1983, worked for Bethlehem Steel Corporation from July 1988 to July 1992, and worked for Armco Advanced Materials from July 1992 to November 1992.


     Bruce J. Pole has served as our Vice President -- Finance & Treasurer since May 2003 and was previously our Vice President -- Finance & Administration from April 2002 until May 2003. Prior to joining the company, Mr. Pole served as Vice President of Finance at Goodrich Corporation, an aerospace systems and service provider, from June 2001 to April 2002. Prior to that, Mr. Pole served as Vice President of Operations at Huntco Steel, Inc. from January 1995 to June 2000.

     Gordon C. Spelich has been our Vice President -- Business Development since April 2002. Prior to joining the company, Mr. Spelich served as Vice President of Operations at Pechiney Rolled Products, an aluminum rolling company and a Division of Pechiney S.A. from March 2000 to September 2001 and
Manager -- Operations at Nucor Steel, a mini-mill steel producer, from October 1991 to March 2000. Mr. Spelich currently serves on the audit committee of Morris Material Handling, LLC, a provider of industrial cranes, hoists and winches.

     Karen A. Smith has been our Assistant Vice President & Corporate Manager Human Resources since April 2002. Prior to that, she held various positions in Human Resources and Benefits at Pechiney Rolled Products, LLC from October 1992 to March 2002, including Benefits Administrator, Benefits Manager, and Manager Benefits and Compensation.

     Thomas F. Wood has been our Assistant Vice President & Corporate Manager Labor Relations since April 2002. Prior to that, he worked for LTV Steel Corp., an integrated steel producer, where he served as Manager Industrial
Relations -- Cleveland from December 2000 to June 2002 and Manager Industrial Relations -- Indiana Harbor Works from August 1993 to December 2000.

     William C. Bartholomay has served as a director of the company since April 2002. Mr. Bartholomay also serves as a member of the Audit Committee of the company, a position he had held since June 2002. Mr. Bartholomay currently serves as Vice Chairman of Willis Group Holdings, Inc., an insurance brokerage and financial services company, which he joined on August 6, 2003. Prior to that time he served as the President of Near North National Group, an insurance brokerage and financial services company, a position which he had held for more than five years. Mr. Bartholomay also serves as the Chairman of the Board of the Atlanta Braves baseball team and as a director of both WMS Industries Inc., a gaming manufacturer, and Midway Games Inc., a publisher of entertainment software.

     John S. Brinzo has served as a director of the company since April 2002. Mr. Brinzo also currently serves as the Chairman and Chief Executive Officer of Cleveland-Cliffs Inc, the major supplier of iron ore to the company, a position he has held since January 2000. He served as President and Chief Executive Officer of Cleveland-Cliffs Inc from November 1997 to January 2000 and Executive Vice President and Chief Financial Officer from January 1989 to November 1997. Mr. Brinzo also currently serves as a member of the Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust Pension Investment Committee.


     On December 29, 2000, LTV and substantially all of its domestic subsidiaries filed separate petitions for reorganization under Chapter 11 of the Code in bankruptcy court, and on October 15, 2001, Bethlehem and 22 of its subsidiaries filed separate petitions for reorganization under Chapter 11 of the Code in bankruptcy court. As described above, some of our officers were employed by LTV or Bethlehem at the time those companies filed for bankruptcy.


COMPOSITION OF THE BOARD OF DIRECTORS

     Our business, property and affairs are managed by or, are under the direction of, the board of directors pursuant to the General Corporation Law of the State of Delaware and our bylaws. Members of the board of directors are kept informed of the company's business through discussions with the chairman, the president and chief executive officer and with key members of management, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

     Our board of directors is currently comprised of four directors, but we expect to shift the composition of our board of directors as soon as practical to comply with the corporate governance rules of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange. Upon the change in composition, our board of directors will be divided into three staggered classes, with as nearly equal a number of directors in each class as possible, who will each serve a three-year term. We anticipate identifying candidates for and filling the director positions as soon as practicable. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our bylaws will provide that no director may stand for election or re-election after the age of
74. Additionally, to the extent our chairman of the board is unable to continue serving in such capacity, our bylaws will provide that our chief executive officer will automatically become our chairman of the board for the remainder of the then current term.



     Under our collective bargaining agreement with the USWA, the USWA has the right to nominate one individual to serve as a member of our board of directors. The individual must be acceptable to the Chairman of our board of directors, which acceptance may not be unreasonably withheld. If the size of our board of directors increases to more than 14 members, the USWA has the right to nominate one additional director. Any nominated individual who is elected a director will be subject to all fiduciary responsibilities to us and our stockholders.


     We expect to adopt any changes recommended by the board of directors with respect to corporate governance policies and practices for us. We will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the New York Stock Exchange.

COMMITTEES OF THE BOARD OF DIRECTORS


     Our Board of Directors will have standing audit, compensation, and nominating and corporate governance committees.


  AUDIT COMMITTEE


     Our audit committee currently consists of Messrs. Bartholomay and Ross. Upon consummation of this offering, we anticipate that the audit committee will consist of individuals meeting the relevant New York Stock Exchange requirements. In addition, the board of directors will ensure that at least one member of the audit committee meets the New York Stock Exchange standard of possessing accounting or related financial management expertise. The audit committee will, among other things, oversee the engagement of independent public accountants, review our annual financial statements and the scope of annual audits and consider matters relating to accounting policies and internal controls. The New York Stock Exchange has proposed new corporate governance rules with respect to audit committees. We intend to comply with these rules once we are listed on the New York Stock Exchange.


  COMPENSATION COMMITTEE


     Our compensation committee currently consists of Messrs. Bartholomay, Brinzo and Ross. Upon consummation of this offering, we anticipate that the compensation committee will consist of individuals meeting the relevant New York Stock Exchange requirements. The compensation committee will review, approve and make recommendations to our board of directors concerning our compensation practices, policies and procedures for our executive officers. The compensation committee's duties will include, among other things, establishing executive compensation policies and programs, reviewing and approving executive officer compensation, and recommending incentive compensation plans and equity-based plans. The New York Stock Exchange has proposed new corporate governance rules with respect to compensation committees. We intend to comply with these rules once we are listed on the New York Stock Exchange.

  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE



     We have not yet appointed members of our nominating and corporate governance committee. Upon consummation of this offering, we anticipate that the nominating and corporate governance committee will consist of individuals meeting the relevant New York Stock Exchange requirements. The duties of the nominating and corporate governance committee include, among other things, identifying individuals qualified to become members of our board of directors, recommending candidates to fill vacancies and newly-created positions on our board of directors, recommending whether incumbent directors should be nominated for re-election to our board of directors, and developing and recommending corporate governance principles applicable to our board of directors and our employees. The New York Stock Exchange has proposed new corporate governance rules with respect to nominating and corporate governance committees. We intend to comply with these rules once we are listed on the New York Stock Exchange.


DIRECTOR COMPENSATION

     Members of our board of directors currently are not compensated for serving on the board of directors other than for travel or other expenses incurred in connection with their service, nor are they paid a retainer or additional compensation for attendance at board or committee meetings. However, upon completion of this offering, we will compensate our non-employee directors in the amount of $50,000 per year. The chairman of each of the audit committee and the compensation committee will receive an additional $15,000 per year. At least half of the director compensation must be payable in our common stock and each director will have the option to receive all compensation in our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Our compensation committee currently consists of Messrs. Bartholomay, Brinzo and Ross. Neither Mr. Bartholomay, Mr. Brinzo nor Mr. Ross has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee. Our compensation committee customarily has met and discussed matters relating to the compensation of our key officers. Mr. Brinzo currently serves as the chairman and chief executive officer of Cleveland-Cliffs Inc, one of our stockholders that has the right to designate one member of our board of directors. In addition, Cleveland-Cliffs Inc supplies iron ore pellets to us under a long-term supply agreement. Mr. Ross currently serves as Chairman and Chief Executive Officer of WLR, which manages two funds, WLR Recovery Fund L.P. and WLR Recovery Fund II, L.P., that currently own approximately 41.9% of our common stock on a fully converted basis. WLR acted as our financial advisor in connection with our formation and the acquisition of the Riverdale and Bethlehem assets. Through 2002 and the first six months of 2003, we paid WLR a total of $11.6 million for rendering services to us in its capacity as our financial advisor and for out-of-pocket expenses. For a more detailed description of these matters, see "Related Party Transactions."

EXECUTIVE COMPENSATION

     Annual compensation paid to our executive officers consists of salary and cash bonus awards under our Officer Cash and Stock Bonus Plan. Unless otherwise indicated, the following table sets forth the cash compensation, as well as other compensation paid or accrued by us, since our inception, to our chief executive officer and each of the four most highly compensated executive officers, serving as such as of December 31, 2002 and two of our officers that would have been the second and third highest paid executive officers, respectively, had they been employed by us on December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG TERM COMPENSATION AWARDS
                               ----------------------------------   --------------------------------------
                                                     OTHER ANNUAL    RESTRICTED     SECURITIES                  ALL OTHER
NAME AND                       SALARY       BONUS    COMPENSATION   STOCK AWARDS    UNDERLYING      LTIP     COMPENSATION(1)
PRINCIPAL POSITION(S)            ($)         ($)         ($)            ($)          OPTIONS      PAYMENTS         ($)
---------------------          -------     -------   ------------   ------------   ------------   --------   ---------------
Rodney B. Mott...............  333,333(2)  632,867       -0-            -0-            820            --        1,015,317
  President and Chief
    Executive
  Officer
V. John Goodwin(3)...........      -0-         -0-       -0-            -0-            -0-            --              -0-
  Chief Operating Officer
Leonard M. Anthony(4)........      -0-         -0-       -0-            -0-            -0-            --              -0-
  Chief Financial Officer
Mitchell A. Hecht............  150,000(5)  284,790       -0-            -0-            154            --           38,502
  Vice President -- External
  Affairs & Public Policy
Bruce J. Pole................  170,909(6)  322,762       -0-            -0-            154            --           38,954
  Vice President -- Finance
    and
  Treasurer
Jerome V. Nelson.............  165,000(7)  313,269       -0-            -0-            154            --           77,487
  Vice President -- Sales and
  Marketing
Gordon C. Spelich............  150,000(8)  284,790       -0-            -0-            205            --           80,309
  Vice President -- Business
  Development

---------------

(1) Represents gross up payment made with respect to taxable relocation benefits and, in the case of Mr. Mott, a one-time special bonus of $962,481.

(2) This amount reflects salary earned by Mr. Mott since his appointment in April 2002. Mr. Mott's annual salary for 2002 was $400,000. Effective for 2003, his annual salary increased to $600,000.

(3) V. John Goodwin was appointed Chief Operating Officer in March 2003. Had Mr. Goodwin been employed by us on December 31, 2002, he would have been our second highest paid executive officer. Mr. Goodwin's annual salary rate for 2003 is $350,000.

(4) Leonard M. Anthony was appointed Chief Financial Officer in May 2003. Had Mr. Anthony been employed by us on December 31, 2002, he would have been our third highest paid executive officer. Mr. Anthony's annual salary rate for 2003 is $300,000.

(5) This amount reflects salary earned by Mr. Hecht since his appointment in April 2002. Mr. Hecht's annual salary rate is $200,000.

(6) This amount reflects salary earned by Mr. Pole since his appointment in April 2002. Mr. Pole's annual salary rate is $240,000.

(7) This amount reflects salary earned by Mr. Nelson since his appointment in April 2002. Mr. Nelson's annual salary rate for 2002 was $220,000. Effective for 2003, his annual salary increased to $226,000.

(8) This amount reflects salary earned by Mr. Spelich since his appointment in April 2002. Mr. Spelich's annual salary rate for 2002 was $200,000. Effective for 2003, his annual salary increased to $212,000.

      OPTION GRANTS IN FISCAL YEAR 2002/2002 FISCAL YEAR-END OPTION VALUES

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2002 to the named executive officers.

                     OPTION/SARS GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                      PERCENT OF TOTAL    ---------------------------   POTENTIAL REALIZABLE VALUE
                        NUMBER OF    OPTIONS GRANTED TO                                   AT ASSUMED ANNUAL RATES
                        SECURITIES    EMPLOYEES DURING                                  OF STOCK PRICE APPRECIATION
                        UNDERLYING    THE FISCAL YEAR     EXERCISE                            FOR OPTION TERM
                         OPTIONS     ENDED DECEMBER 31,     PRICE                       ---------------------------
NAME                     GRANTED          2002(1)         ($/SHARE)   EXPIRATION DATE        5%            10%
----                    ----------   ------------------   ---------   ---------------   ------------   ------------
Rodney B. Mott........     820               40%           $10,000    April 11, 2008     $2,677,714     $6,041,352
V. John Goodwin.......      --               --                 --               N/A            N/A            N/A
Leonard M. Anthony....      --               --                 --               N/A            N/A            N/A
Mitchell A. Hecht.....     154              7.5%           $10,000    April 11, 2008     $  502,888     $1,134,595
Bruce J. Pole.........     154              7.5%           $10,000    April 11, 2008     $  502,888     $1,134,595
Jerome V. Nelson......     154              7.5%           $10,000    April 11, 2008     $  502,888     $1,134,595
Gordon C. Spelich.....     205               10%           $10,000    April 11, 2008     $  669,428     $1,510,338

---------------

(1) The percentage of total options granted is based on an aggregate of 2,062 options granted by us during fiscal year December 31, 2002 to our employees, 82 of which have been canceled.

    AGGREGATED OPTION/SARS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SARS VALUES

     The following table sets forth information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2002.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                     OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
                            ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Rodney B. Mott(3).........      --          --           --             820(2)         --
V. John Goodwin(4)........      --          --           --              --            --              --
Leonard M. Anthony(5).....      --          --           --              --            --              --
Mitchell A. Hecht.........      --          --           --             154(2)         --
Bruce J. Pole.............      --          --           --             154(2)         --
Jerome V. Nelson(6).......      --          --           --             154(2)         --
Gordon C. Spelich(7)......      --          --           --             205(2)         --

---------------

(1) There was no public trading market for our common stock as of December 31, 2002. Accordingly, these values have been calculated based on our board of directors' determination of the fair market value of the underlying shares
    as of        of $       per share, less the applicable exercise price per
    share, multiplied by the underlying shares.

(2) 25% of the options that were outstanding as of year end vested on April 12, 2003.

(3) Mr. Mott received options to purchase 32 shares of our common stock on July 7, 2003. In September 2003, Mr. Mott exercised options to purchase 10 shares of our common stock.

(4) Mr. Goodwin received options to purchase 40 shares of our common stock on July 7, 2003.

(5) Mr. Anthony received options to purchase 40 shares of our common stock on July 7, 2003.

(6) Mr. Nelson received options to purchase 20 shares of our common stock on July 7, 2003.

(7) Mr. Spelich received options to purchase 15 shares of our common stock on July 7, 2003.

EMPLOYEE BENEFIT PLANS

  2002 STOCK OPTION PLAN


     In June 2002, our board of directors approved our 2002 Stock Option Plan, which had been approved by our stockholders on April 11, 2002. The 2002 Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options. Incentive stock options will have an exercise price of 100% or more of the market value of our common stock on the date of grant. Nonqualified stock options may have an exercise price of more or less than 100% of the market value of our common stock on the date of grant.


     Our employees, directors, consultants and independent contractors and the employees, directors, consultants and independent contractors of our subsidiaries may be selected by the board, or a committee thereof, to receive benefits under the plan. We have reserved a total of 2,267 shares of our common stock for issuance under the 2002 Stock Option Plan. As of October 10, 2003, options to purchase 2,196 shares under the 2002 Stock Option Plan were outstanding.

     The options granted on June 28, 2002, became exercisable with respect to 25% of the shares on April 12, 2003, and an additional 25% of the shares will become exercisable on each anniversary thereof. However, upon the consummation of this offering, the vesting of the options will be accelerated such that on the date of the consummation of this offering, the next annual installment of shares will vest (in lieu of any additional vesting on the next anniversary date). In addition, the vesting of the options is fully accelerated upon death, disability, retirement at age 65 or a change in control.


     The 2002 Stock Option Plan provides that the number of shares covered by outstanding awards, certain other provisions contained in outstanding awards, the number of shares reserved for issuance under the plan and the other share limits contained in the plan are subject to adjustment in certain situations. Our compensation committee administers and interprets the plan. The plan may be amended by the board of directors, or a committee thereof, at any time as it relates to options not yet granted and with the consent of the affected option holder with respect to any outstanding option. However, any amendment that would increase the number of shares issuable under options granted to any individual or change the class of persons to whom options may be granted shall be subject to the approval of our stockholders within one year of such amendment.


  OFFICER CASH AND STOCK BONUS PLAN


     In June 2002, our board of directors approved our Officer Cash and Stock Bonus Plan, which had been approved by our stockholders on April 11, 2002. The Officer Cash and Stock Bonus Plan provides for bonuses in the form of cash and restricted stock. We have not reserved any of our shares of common stock for issuance under the Officer Cash and Stock Bonus Plan. On June 16, 2003, the compensation committee of the board of directors amended the Officer Cash and Stock Bonus Plan to provide that effective upon consummation of this offering, any shares of common stock to be issued under this plan must come from purchases in the open market. The number of shares covered by outstanding awards under the plan are subject to adjustment in certain situations.



     Our compensation committee administers and interprets the plan. Our board of directors, or a committee thereof, has full power and authority to amend the plan to the extent that any provision is found not to be in compliance with applicable law or securities rules, without the necessity of any further approval by the stockholders. Our board, or a committee thereof, has the exclusive power to adopt, alter and repeal such administrative rules, guidelines and practices governing the plan. Our officers and the officers of our subsidiaries may be selected by our board of directors, or a committee thereof, to receive benefits under the plan.

     Under the plan, each participant will receive a specified percentage of a distribution pool. The total amount of such pool is determined by a formula based on our adjusted post-tax net income and capital for each fiscal year. The percentage that a participant is entitled to receive is based upon the participant's salary in relation to all participants' salaries and is payable in cash and restricted stock. The bonus payable to an officer under the plan is limited to three times a participant's base salary. Any bonus earned in excess of two times a participant's salary will be payable in restricted stock, although the compensation committee may elect to pay the entire bonus in cash. Restricted stock granted under the plan will vest in cumulative installments of 1/3 of the restricted stock on each anniversary of the initial issuance date, provided that no less than six months prior to the date upon which the restricted stock is scheduled to vest, a participant may direct that such restricted stock shall vest at a later date. Subject to waiver at the discretion of our board of directors, or its committee, any shares of restricted stock that are not vested at the time of a participant's termination of employment, for any reason other than retirement, shall be forfeited. In addition, if a change in control occurs on or prior to June 28, 2004, all shares of restricted stock held by those participants whose employment has not terminated shall vest upon such change in control. As of October 10, 2003, we had not granted any restricted stock under the plan. The plan terminates on June 28, 2005, unless extended or earlier terminated by the board of directors.


EMPLOYMENT ARRANGEMENTS

     Prior to July 7, 2003, Messrs. Mott, Hecht, Nelson, Spelich, Pole, Goodwin and Anthony were each parties to employment agreements with us. As of such date, each of the foregoing voluntarily terminated his employment agreement.

     We intend to enter into new employment agreements with Messrs. Mott, Goodwin, Anthony and Nelson with terms and conditions customary of these agreements. We expect that such employment agreements will have a three year term. In addition, our compensation committee intends to establish a new severance program to replace certain provisions in the prior employment agreements.

LIABILITY LIMITATIONS AND INDEMNIFICATION

     Prior to completion of this offering, our certificate of incorporation and bylaws will be amended and restated. The terms of the amended and restated certificate of incorporation and bylaws are included below and elsewhere in this prospectus.

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law expressly permits a corporation to provide that its directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     These express limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.


     The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in a certificate of incorporation, bylaws, agreement or otherwise. Our certificate of incorporation provides that we will indemnify our directors and officers, to the maximum extent permitted by law and that we may indemnify other employees and agents. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. Finally, we expect to enter into agreements with each of our directors and executive officers that, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law. We believe that these provisions, policies and agreements will help us attract and retain qualified persons.

     The limited liability and indemnification provisions in our certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, employees and agents under our certificate of incorporation or indemnification agreements we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                           RELATED PARTY TRANSACTIONS


     Wilbur L. Ross, Jr., the Chairman of our board of directors and a director of the company, is the chairman and chief executive officer of WLR, which manages two funds, WLR Recovery Fund L.P. and WLR Recovery Fund II, L.P., that currently own approximately 41.9% of our common stock on a fully converted basis. WLR receives no other compensation from us other than ongoing actual out-of-pocket expenses and certain fees for serving as our financial advisor. WLR acted as our financial advisor in connection with our formation and the acquisition of the Riverdale and Bethlehem assets. Through 2002 and the first six months of 2003, we paid WLR a total of $11.6 million for rendering services to us in its capacity as our financial advisor and for out-of-pocket expenses.

     Cleveland-Cliffs Inc, one of our stockholders with the right to designate one member of our board of directors, is party to a long-term iron ore pellet supply agreement with us. We paid Cleveland-Cliffs Inc $119.7 million under this agreement in 2002 and anticipate paying approximately $199.8 million in 2003. John S. Brinzo, the chairman and chief executive officer of Cleveland-Cliffs Inc, is a director of the company.

     Georgia Financial, LLC, a stockholder of the company with the right to designate one member of our board of directors, provides mill rolls to us through its affiliate, Park Corporation. We paid Park Corporation $1.9 million in 2002 for the purchase of mill rolls and anticipate paying approximately $4.3 million in 2003 for the purchase of mill rolls. In addition, in 2003, we anticipate selling ingots to Park Corporation for approximately $13.0 million. We acquired these ingots as part of the acquisition of assets from Bethlehem. Raymond P. Park, the chairman of Park Corporation, was also a director of the company until May 5, 2003.

     The stockholders' agreement provides that a majority of the disinterested directors of the company must approve certain related party transactions. We believe that all of the transactions described above were on terms at least as favorable to us as we would have expected to receive in comparable transactions with unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us regarding the beneficial ownership of our common stock on a fully converted basis as of October 10, 2003 and as adjusted to reflect the sale of the shares of common
stock in this offering assuming an initial public offering price of $       per
share for:

     - each person known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of our executive officers named in the summary compensation table;
       and

     - all of our directors and executive officers as a group.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We believe that each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership after the offering is based
on      shares of common stock outstanding after completion of this offering
assuming an initial public offering price of $     per share. This table assumes
no exercise of the underwriters' over-allotment option.


                                                                         PERCENTAGE OF SHARES
                                                                          BENEFICIALLY OWNED
                                                                         --------------------
                                                    NUMBER OF SHARES      BEFORE      AFTER
NAME AND ADDRESS(1)                                BENEFICIALLY OWNED    OFFERING    OFFERING
-------------------                               --------------------   --------    --------
WLR Recovery Fund L.P. .........................         4,210.5           20.0%
  Manhattan Tower, (19th Floor)
  101 East 52nd Street
  New York, New York 10022
WLR Recovery Fund II L.P. ......................         4,624.5           21.9%
  Manhattan Tower, (19th Floor)
  101 East 52nd Street
  New York, New York 10022
Cleveland-Cliffs Inc(2).........................           1,495            7.1%
  1100 Superior Avenue
  Cleveland, Ohio 44114-2589
Georgia Financial, LLC(3).......................           2,412           11.4%
  6200 Riverside Drive
  Cleveland, Ohio 44135
Howard Hughes Medical Institute.................           2,202           10.4%
  4000 Jones Bridge Road
  Chevy Chase, Maryland
Bosworth & Co.(4)...............................           4,355           20.6%
  c/o Franklin Mutual Advisers, LLC
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Shares Fund(5)...........................           1,633            7.7%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Wilbur L. Ross, Jr.(6)..........................           8,835           41.9%
John S. Brinzo(7)...............................           1,495            7.1%
Rodney B. Mott(8)...............................             307              *
William C. Bartholomay(9).......................              32              *
V. John Goodwin.................................              --              *
Leonard M. Anthony..............................              --              *
Mitchell A. Hecht(10)...........................            38.5              *
Bruce J. Pole(11)...............................            38.5              *

                                                                         PERCENTAGE OF SHARES
                                                                          BENEFICIALLY OWNED
                                                                         --------------------
                                                    NUMBER OF SHARES      BEFORE      AFTER
NAME AND ADDRESS(1)                                BENEFICIALLY OWNED    OFFERING    OFFERING
-------------------                               --------------------   --------    --------
Jerome V. Nelson(12)............................            38.5              *
All executive officers and directors as a group
  (16 persons)..................................        10,923.5           51.9%


---------------

  *  Less than 1%

 (1) Unless otherwise indicated, the address for each stockholder is c/o International Steel Group Inc., 3250 Interstate Drive, 2nd Floor, Richfield, Ohio 44286-9000.

 (2) Represents 1,395 shares of common stock held of record by Cleveland-Cliffs Inc and 100 shares of common stock held of record by Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust.


 (3) Georgia Financial, LLC is the wholly-owned subsidiary of Park Corporation, whose principal executive offices are at 6200 Riverside Drive, Cleveland, Ohio 44135.



 (4) Represents 4,350 shares of common stock held of record by Bosworth & Co. c/o Franklin Mutual Advisers, LLC. Mutual Shares Fund is the beneficial owner of 1,663 shares of common stock held of record by Bosworth & Co. c/o Franklin Mutual Advisers, LLC, and is a party to the stockholder agreement as a result of this beneficial ownership. To the extent Mutual Shares Fund is deemed to beneficially own these shares, Mutual Shares Fund disclaims beneficial ownership of these shares. David J. Winters, as the President and Chief Investment Officer of Franklin Mutual Advisers, LLC, whose business address is 51 John F. Kennedy Parkway, Short Hills, NJ 07078, has voting and investment authority in respect of these shares. To the extent that he is deemed to beneficially own these shares as a result of having this authority, Mr. Winters disclaims beneficial ownership of these shares.



 (5) Represents 1,663 shares of common stock beneficially owned by Mutual Shares Fund, 773 shares of common stock beneficially owned by Mutual Qualified Fund, 940 shares of common stock beneficially owned by Mutual Beacon Fund, 728 shares of common stock beneficially owned by Mutual Discovery Fund, 173 shares of common stock beneficially owned by Mutual Shares Securities Fund, 30 shares of common stock beneficially owned by Mutual Discovery Securities Fund, and 18 shares of common stock beneficially owned by Mutual Beacon Fund Canada. Mr. Winters, as the Chairman of the Board of Mutual Shares Fund, has voting and investment authority in respect of these shares. To the extent that he is deemed to beneficially own these shares as a result of having this authority, Mr. Winters disclaims beneficial ownership of these shares.



 (6) Represents 4,210.5 shares of common stock held of record by WLR Recovery Fund L.P. and 4,624.5 shares of common stock held of record by WLR Recovery Fund II L.P. Mr. Ross serves as a principal of WL Ross & Co. LLC, which manages WLR Recovery Fund L.P. and WLR Recovery Fund II L.P. To the extent Mr. Ross is deemed to beneficially own these shares as a result of his position as a principal of WL Ross & Co. LLC, Mr. Ross disclaims beneficial ownership of these shares.



 (7) Represents 1,395 shares of common stock held of record by Cleveland-Cliffs Inc and 100 shares of common stock held of record by Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust. Mr. Brinzo serves as the chief executive officer of Cleveland-Cliffs Inc and is a member of the Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust Pension Investment Committee. To the extent Mr. Brinzo is deemed to beneficially own these shares as a result of his position as chief executive officer of Cleveland-Cliffs Inc and his membership on the Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust Pension Investment Committee, Mr. Brinzo disclaims beneficial ownership of these shares.



 (8) Includes 195 options to purchase our common stock, which are currently exercisable.


 (9) Represents the 5 shares of common stock held of record by Mr. Bartholomay and 27 shares of common stock held of record by Bartholomay Interest, L.P. Mr. Bartholomay is the general partner in Bartholomay Interest, L.P. To the extent Mr. Bartholomay is deemed to beneficially own these shares as a result of his position as general partner of Bartholomay Interest, L.P., Mr. Bartholomay disclaims beneficial ownership of these shares.

(10) Represents options to purchase our common stock, which are currently exercisable.

(11) Represents options to purchase our common stock, which are currently exercisable.

(12) Represents options to purchase our common stock, which are currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

     Prior to the completion of this offering, our certificate of incorporation and bylaws will be amended and restated. Unless otherwise indicated, the terms of relevant portions of our amended and restated certificate of incorporation and bylaws are included below and elsewhere in this prospectus.

     We will, after receiving stockholder approval, amend our certificate of incorporation to increase the number of authorized shares of common stock, $0.01
par value per share to       , and authorize the issuance of shares of
undesignated preferred stock, $0.01 par value per share to       , the rights
and preferences of which may be established from time to time by our board of
directors. Upon completion of this offering, there will be       shares of
common stock outstanding and no Class B common or preferred shares issued and outstanding. For additional information regarding the terms of our capital stock we refer you to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of October 10, 2003, our authorized capital stock consisted of 30,000 shares of common stock, of which 19,264 shares were outstanding. These shares were held of record by 20 stockholders.

     Following the completion of this offering, each outstanding share of our common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Pursuant to our certificate of incorporation, holders of our common stock will not have the right to cumulate votes in elections of directors. Subject to any superior rights of any holders of preferred stock, each outstanding share of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds. For additional information, see "Dividend Policy" below. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to the proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Holders of our common stock have no preemptive rights and no right to convert or exchange their common stock into any other securities. No redemption or sinking fund provisions will apply to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

CLASS B COMMON STOCK

     Our certificate of incorporation currently authorizes 3,000 shares of Class B common stock, of which 1,856.2 shares were outstanding as of October 10, 2003. These shares are held of record by 33 stockholders.

     The Class B common stock is identical in all respects to the common stock except that it contains an automatic conversion to common stock upon an initial public offering at a conversion ratio per share equal to (i) $92,500 divided by
(ii) the product of (x) the price per share paid by the public in the initial public offering multiplied by (y) 0.7. The conversion of the Class B common stock will result in a one-time "deemed dividend" to the holders of the Class B common stock in the amount of approximately $73.6 million. The deemed dividend will be recognized on the balance sheet as a reclassification from retained earnings to paid in capital in excess of par value. This transaction will have no impact on the statement of cash flows or the calculation of net earnings but will impact the calculation of net earnings per share by deducting the deemed dividend amount from net earnings in the period during which this offering is completed. However, the conversion of the Class B common stock will result in a reduction of earnings per share in the period it is reported. The Class B common stock constitutes, together with the common stock, a single class of stock that votes together with the common stock as a single class.

PREFERRED STOCK

     Following the completion of this offering, our board of directors will be
authorized, without stockholder approval, to issue up to           shares of
preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.

DIVIDEND POLICY

     We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facilities and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our credit facilities limit us from paying any cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay dividends or making any distributions or payments with respect to our capital stock.

REGISTRATION RIGHTS

     Certain holders of our common stock have demand, "piggyback" and S-3 registration rights pursuant to our stockholders' agreement. These rights are summarized below. We anticipate amending our stockholders' agreement immediately prior to the consummation of this offering to provide only for these registration rights and not for any voting or preemptive rights.

     After the completion of this offering, holders of      shares of common
stock, or their permitted transferees, will be entitled to unlimited "piggyback" registration rights. These rights entitle the holders to notice of a registration prior to the filing of a registration statement and to include, at our expense, their shares of common stock in any of our registrations of our common stock other than registrations we file on Form S-4 or S-8 or any substitute form that may be adopted by the Commission). We and our underwriters can reduce the number of shares of common stock requested to be included by holders of piggyback rights in view of market conditions.

     On the date 90 days after completion of this offering, the holders of no less than an aggregate of 1,800 shares of common stock or their permitted transferees will be entitled to "demand" rights to register all or a portion of these shares under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting commissions) would exceed $5.0 million. However, our stockholders have agreed to waive their right to exercise their demand rights until March 31, 2004. We are obligated to undertake two demand registrations by WLR and three demand registrations by other investors. If at any time we are eligible to register our securities on a
Form S-3 under the Securities Act, holders of      shares of our common stock
will be able to demand that we file such registration statement if the reasonably anticipated price to the public (net of underwriting commissions) for those shares would exceed $5.0 million.

     We have also granted registration rights to the PBGC relating to the shares of common stock issuable upon conversion of (i) the $35.0 million convertible subordinated note we issued to the PBGC in connection with the Bethlehem asset acquisition or (ii) the shares of Class B common stock that the PBGC may receive as alternative consideration from Bethlehem as part of the settlement of the Bethlehem estate in the bankruptcy proceedings. At any time after January 1, 2004, the PBGC, or its permitted transferees, will be entitled to one demand registration to register all or a portion of its shares of common stock under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting commissions) would exceed $25.0 million. The PBGC, or its permitted transferees, is entitled to unlimited piggyback registration rights on substantially similar terms as those applicable to our other stockholders.

     If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to decline. If we initiate a registration and include registrable securities as a result of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.

     These provisions of the certificate of incorporation and the bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

     The certificate of incorporation and bylaw provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

     Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and the sections of the General Corporation Law of the State of Delaware.

BUSINESS COMBINATIONS

     We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

     - prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

     - at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     In general, Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

     - the affiliates and associates of the above.

     Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

     Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of
Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation provides for our board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. See "Management -- Composition of the Board of Directors." Under Section 141 of the General Corporation Law of Delaware, directors serving on a classified board can only be removed for cause. The provision for our classified board may be amended, altered or repealed only upon the affirmative vote of the holders of 80% of our outstanding voting stock.

     The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of
our board until the       annual stockholders meeting following the date the
acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

     We believe that a classified board will help to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

     Our certificate of incorporation and bylaws provide that the number of
directors shall be not fewer than       nor more than       and shall be set by
resolution adopted by the affirmative vote of a majority of the total number of directors that we would have if there were no vacancies on our board or by the affirmative vote of the holders of at least 80% of our voting stock, voting together as a single class. This provision regarding the size of our board may not be amended, altered, changed or repealed in any respect without the affirmative vote of 80% of our outstanding voting stock.

     Pursuant to our certificate of incorporation, each director will serve until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed. Our certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed, but only for cause by the affirmative vote of the holders of at least 80% of our voting stock.

     Our certificate of incorporation further provides that generally, vacancies or newly created directorships in our board may only be filled by a resolution approved by a majority of our board and any director so chosen will hold office until the next election of the class for which such director was chosen.

     Under our collective bargaining agreement with the USWA, the USWA has the right to nominate one individual to serve as a member of our board of directors. The individual must be acceptable to the Chairman of our board, which acceptance may not be unreasonably withheld. If the size of our board increases to more than 14 members, the USWA has the right to nominate one additional director. Any nominated individual who is elected a director will be subject to all fiduciary responsibilities to us and our stockholders.

STOCKHOLDER ACTION; SPECIAL MEETINGS


     Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or the secretary at the written request of a majority of the number of directors that we would have if there were no vacancies on our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.


STOCKHOLDER PROPOSALS

     At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.

     For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must:

     - be a stockholder of record at the time of the giving of the notice for the meeting;

     - be entitled to vote at the meeting; and

     - have given timely written notice of the business to our secretary.


     To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. A stockholder's notice must set forth, among other things, as to each matter the stockholder proposes to bring before the meeting:


     - a description in reasonable detail of the business proposed to be brought before the meeting;

     - the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made;

     - the class and number of shares that are owned of record and beneficially by the stockholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made; and

     - whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal.

     Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our chief executive officer, our president, our secretary or a majority of the total number of directors that our board would have if there were no vacancies or, otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.


NOMINATION OF CANDIDATES FOR ELECTION TO OUR BOARD


     Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or a committee of our board, or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder's nomination must comply with the notice requirements described below.


     To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. If, however, the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.


     To be in proper written form, such stockholder's notice must include, among other things:


     - the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

     - a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

     - the class and number of shares of stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination in made;

     - a description of all arrangements or understandings between or among any of:

      - the stockholder giving the notice;

      - the beneficial owner on whose behalf the notice is given;

      - each nominee; and


      - any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our board;



     - the name, age, business address, residence address and occupancy of the nominee proposed by the stockholder;


     - the signed consent of each nominee to serve as a director or our board if so elected; and

     - whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our voting stock required to elect such nominee or nominees.

In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters relating to nomination of candidates for directors.

AMENDMENT OF BYLAWS


     Except as otherwise provided by law, our certificate of incorporation or our bylaws, our bylaws may be amended, altered or repealed at a meeting of the stockholders provided that such amendment has been described or referred to in the notice of such meeting or a meeting of our board of directors. Our bylaws may be amended with the affirmative vote of the holders of 80% of our voting stock, which may make it more difficult to change the bylaws for the purpose of gaining control over us.


TRANSFER AGENT AND REGISTRAR


     We have appointed Registrar and Transfer Company as the transfer agent and registrar for our common stock.


LISTING

     We will apply to have our common stock listed on The New York Stock Exchange under the symbol "ISG."

                        SHARES ELIGIBLE FOR FUTURE SALE

     No public market for our common stock existed before this offering. Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering, other than those sold to our affiliates, will be freely tradeable without restriction or further
registration under the Securities Act. The remaining           shares of common
stock held by existing stockholders are restricted securities. Subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriting," restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.

     As a result of the contractual lock-up restriction described below and the rules under the Securities Act, the restricted shares will be available for sale in the public market as follows:

                                        NUMBER OF SHARES
                                          ELIGIBLE FOR
RELEVANT DATES                             FUTURE SALE                     COMMENT
--------------                         -------------------                 -------
On the effective date................                        Shares not locked up and saleable
                                                             under Rule 144(k)
       days following the effective                          Lock-up released: shares saleable
  date...............................                        under Rule 144(k)
       days following the effective                          Lock-up released: shares held by
  date...............................                        affiliates not saleable under Rule
                                                             144(k) but otherwise saleable in
                                                             compliance with Rule 144

LOCK-UP AGREEMENTS

     All of our executive officers and directors, and all of our current stockholders, have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Goldman, Sachs &

Co. or UBS Securities LLC. In addition, under our stockholders' agreement, our existing stockholders have agreed not to transfer their shares of common stock until 180 days after the consummation of this offering.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the shares of common stock then outstanding, which will equal shares immediately after this offering; or

     - the average weekly trading volume of the common stock on The New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

RULE 144(k)

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this
offering.        shares of our common stock outstanding prior to this offering are not held by affiliates and therefore could be sold pursuant to Rule 144(k) after satisfaction of the two year holding period.

REGISTRATION RIGHTS

     On the date 90 days after the completion of this offering, the holders of 1,800 shares of our common stock will have rights to require us to register their shares under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of indemnity commissions) would exceed $5.0 million. However, our stockholders have agreed to waive these registration rights until March 31, 2004. In addition, the PBGC has registration rights relating to the shares of common stock issuable upon conversion of (i) the $35.0 million convertible subordinated note we issued to the PBGC in connection with the Bethlehem asset acquisition or (ii) the shares of Class B common stock that the PBGC may receive as alternative consideration from Bethlehem as part of the settlement of the Bethlehem estate in the bankruptcy proceedings. At any time after January 1, 2004, the PBGC, or its permitted transferees, will be entitled to one demand registration to register all or a portion of its shares of common stock under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting commissions) would exceed $25.0 million. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable. See "Description of Capital Stock -- Registration Rights."

STOCK OPTIONS

     Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of common stock to be issued pursuant to options granted under our Stock Option Plan, which we intend to adopt prior to completion of this offering. Based on the number of shares reserved for issuance under our Stock Option Plan, the
registration statement would cover approximately        shares. The registration
statement will become effective upon filing. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market immediately thereafter, after complying with Rule 144 volume limitations applicable to affiliates and with applicable 180-day lock-up agreements.

                          DESCRIPTION OF INDEBTEDNESS

OUR CREDIT FACILITIES

     In connection with the Bethlehem asset acquisition in the second quarter of 2003, we entered into new credit facilities, which, among other things, replaced our prior $200.0 million secured revolving line of credit. We subsequently amended our credit facilities as of August 6, 2003 and as of September 30, 2003 and the discussion of our credit facilities in this section reflects these amendments. Our credit facilities permit borrowings up to $1.0 billion and consist of a $350.0 million revolving credit facility, a $250.0 million tranche A term loan facility and a $400.0 million tranche B term loan facility. As of June 28, 2003 we had $650.0 million outstanding under our credit facilities. Advances under the revolving credit facility and both term loan facilities are subject to our compliance at all times with a borrowing base that permits borrowings in amount not to exceed certain percentages of our receivables and inventory. Borrowings under the revolving credit facility are subject to our overall leverage ratio and bear interest, at our option, at either LIBOR plus a margin ranging from 2.50% to 4.00% per annum or the Prime rate plus a margin ranging from 1.50% to 3.00% per annum. Borrowings under the tranche A term loan bear interest, at our option, at either LIBOR plus 3.75% per annum or the Prime rate plus 2.75% per annum and borrowings under the tranche B term loan bear interest, at our option, at a floating rate equal to either LIBOR plus 4.00% or the Prime rate plus 3.00% per annum. The maximum interest rates applicable to our revolving credit facility and our term loans will be (a) increased by 0.50% if this public offering of our common stock (combined with any other capital markets offering) does not occur and yield at least $250 million in aggregate gross proceeds on or before March 31, 2004 and (b) decreased by 0.50% if our leverage ratio is less than or equal to 3.00 to 1.00.

     All of our material operating subsidiaries are borrowers, on a joint and several basis, under our credit facilities. In addition, we and each of our other domestic subsidiaries (except for certain excluded subsidiaries) guarantee all of the indebtedness under the credit facilities. The obligations of the borrowers under the credit facilities are secured by substantially all of our assets and the assets of all of our domestic subsidiaries that are borrowers or guarantors (except for certain excluded subsidiaries), as well as by a pledge of 100% of the stock of our domestic subsidiaries and 65% of the stock of each of our foreign subsidiaries.

     Our credit facilities require certain mandatory prepayments upon the receipt of the proceeds from certain asset sales, casualty events, equity offerings, including this offering, debt offerings and in the event that we have excess cash flow as determined in accordance with the credit facilities.

     Our credit facilities contain customary affirmative and negative covenants for senior credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, investments, dividends and other restricted payments, liens and transactions with affiliates. Our credit facilities also contain the following financial covenants, each of which are tested quarterly:

     - a minimum fixed charge coverage ratio, set at 0.50 to 1.00 for the fiscal quarter ending December 31, 2003 and increasing to 0.70 to 1.00 beginning with the first day of the fiscal quarter ending March 31, 2004 and 1.10 to 1.00 beginning with the first day of the fiscal quarter ending March 31, 2005;

     - a maximum leverage ratio, set at 6.00 to 1.00 for the (four fiscal quarter) period ending March 31, 2004 and decreasing to 4.00 to 1.00 beginning with the first day of the fiscal quarter ending June 30, 2004,
       3.00 to 1.00 beginning with the first day of the fiscal quarter ending September 30, 2004, and 2.00 to 1.00 beginning with the first day of the fiscal quarter ending March 31, 2005;

     - a minimum consolidated adjusted EBITDA, set at $70 million for the trailing twelve months ending December 31, 2003 and increasing to $140 million for the trailing twelve months ending March 31, 2004, $220 million for the trailing twelve months ending June 30, 2004, $275 million for the trailing twelve months ending September 30, 2004, $350 million for the trailing twelve months ending December 31, 2004, $530 million for the trailing twelve months ending March 31, 2005, $580 million for the trailing twelve months ending June 30, 2005, $620 million for the trailing twelve months ending September 30, 2005, and $650 million beginning with the first day of the trailing twelve months ending December 31, 2005; and

     - a minimum monthly net worth, which minimum amount currently is $334 million and which minimum amount will increase by an amount equal to the sum of 50% of our consolidated net income during the relevant testing period and 50% of the net cash proceeds received by us from an issuance of our equity during the relevant testing period.

In addition, our credit facilities contain a maximum consolidated capital expenditures covenant, currently set at $200 million for fiscal year 2003, increasing to $350 million for each succeeding fiscal year.

     The credit facilities contain customary events of default, including, but not limited to, failure to pay principal or interest, breach of covenants or representations and warranties, cross-default to other indebtedness, judgment default and insolvency. If an event of default occurs under the credit facilities, the lenders under the credit facilities will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral. We were in compliance with our covenants or had obtained waivers for applicable covenants for the fiscal quarter ended September 28, 2003.

OTHER INDEBTEDNESS

     We have $6.0 million of industrial revenue development bond financing that matures in May 2007. The bonds bear interest at 5.8% and require monthly sinking fund payments of principal and interest beginning in December 2002. At June 28, 2003, sinking fund payments of $298,292 were included as a component of prepaid and other current assets. Bondholders receive principal and interest payments from the sinking fund trustee semi-annually. These bonds are secured by the Cleveland plant facilities with a carrying value of $42.9 million.

     We also have a $2.75 million promissory note payable to Acme that is due in full on October 10, 2007. The note bears interest at 7.75% annually, with interest paid quarterly throughout the term of the note beginning April 15, 2003.

     In connection with the Bethlehem asset acquisition, we issued a $35.0 million convertible subordinated note due 2007. The note is subordinated to all of our senior indebtedness, including our new credit facilities. The note bears interest at 6.0%, with interest paid semi-annually throughout the term, commencing with January 1, 2004. The note is convertible, at the PBGC's option, into shares of our common stock at any time. We also issued a $10.0 million subordinated note to the Coal Act funds in exchange for their release of various claims against Bethlehem. The note is subordinated to all of our senior indebtedness, including our new credit facilities. The note bears interest at 9.0% with interest paid in 10 quarterly installments commencing with June 30, 2003.

     Additionally, our subsidiary, ISG Columbus Coating Inc., assumed all of the indebtedness and other obligations of Columbus Coatings Company, a subsidiary of Bethlehem, under a loan agreement with Columbus Steel Facility, L.L.C. As of June 28, 2003, we had $37.0 million outstanding under the facility. Borrowings under the facility bear interest at a floating rate equal to LIBOR plus 5.0% per annum. As part of the lender's consent to the assumption of the facility, we agreed that the facility must be paid in full in cash within 90 days of the closing of the Bethlehem asset acquisition. ISG Columbus Coating Inc. is the borrower under the facility. In addition, we guarantee all of the indebtedness under the facility. The obligations of the borrower under the facility are secured by all of its assets as well as by a pledge of 100% of its stock. If an event of default occurs under the facility, the lenders thereunder will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral. The facility was paid in full on August 8, 2003 and we negotiated a new $60 million credit facility with GE Capital Corporation maturing August 15, 2008. The loan bears interest at the greater of 5.75% or the Eurodollar base rate plus a margin of 4.25%. Monthly principal payments are $0.5 million beginning September 15, 2003 and increase to $1.7 million beginning September 15, 2005 through maturity.

     In connection with the Bethlehem asset acquisition, our subsidiary, ISG Chicago Cold Rolling Inc., assumed all of the indebtedness and other obligations of Chicago Cold Rolling L.L.C., a subsidiary of Bethlehem, under a credit agreement with Bank of America, N.A., which we amended and restated on June 30, 2003. The principal amount of the amended and restated facility is $15 million. Borrowings under the facility bear interest at a floating rate equal to LIBOR plus 3.5% per annum. We guarantee all of the indebtedness under the facility. In addition, our subsidiary, Tow Path Valley Business Park Development Company, guarantees all of the indebtedness under the facility and its obligations under the guaranty are secured by a mortgage on the corporate office building in Bethlehem, Pennsylvania. The obligations of the borrower under the facility are secured by substantially all of its assets. If an event of default occurs under the facility, the lenders thereunder will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.

     In addition, our credit facilities permit our subsidiary ISG Burns Harbor Inc. to incur and maintain indebtedness of approximately $14.9 million in favor of DTE Burns Harbor L.L.C. This indebtedness may be secured by the coke battery at our Burns Harbor facility.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and UBS Securities LLC are the representatives of the Underwriters.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Goldman, Sachs & Co.........................................
UBS Securities LLC..........................................
                                                                  --------
  Total.....................................................
                                                                  ========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase      additional shares.

                                                                      PAID BY US
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     We and all of our executive officers, directors and current stockholders have agreed with the underwriters not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. In addition, under our stockholders agreement, our existing stockholders have agreed not to transfer their shares of common stock until 180 days after the consummation of this offering. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The shares of common stock are expected to be listed on the New York Stock Exchange under the symbol "ISG." In order to meet the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares from the us. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     The company estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $     .

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.


     We have requested the underwriters to reserve for sale, at the initial offering price, up to 5% of the shares of our common stock for our directors, officers and employees through a directed share program. The number of shares of our common stock available for sale to the general public will be reduced to the extent our directors, officers and employees purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.


     Certain of the underwriters have from time to time performed various investment banking services for us in the past, and they may from time to time in the future perform investment banking services for which they have received and will receive customary fees. UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC, has committed $75.0 million to our $1.0 billion credit facilities as a lender, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs & Co., has committed $50.0 million to our facilities as a lender and UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, is the administrative agent of our credit facilities. We believe that the fees and commissions payable in respect of participation in the credit facilities are customary for borrowers with a credit profile similar to ours, for a similar size financing and for borrowers in our industry.

     In addition, certain affiliates of the representatives have purchased shares of our common stock in our private equity offerings. Affiliates of Goldman, Sachs & Co., purchased 325 shares of our common stock on October 3, 2002 for an aggregate purchase price of $15,031,250 and 108 shares of our Class B common stock on May 7, 2003 for an aggregate purchase price of $9,990,000. UBS AG, London Branch, an affiliate of UBS Securities LLC, purchased 325 shares of our Class B common stock for an aggregate purchase price of $30,062,500.


     Because affiliates of the underwriters may receive more than 10% of the net proceeds from this offering, this offering is being conducted in accordance with NASD Rule 2710(c)(8). The rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which the prospectus forms a part. We have agreed to indemnify Goldman, Sachs & Co. for acting as the qualified independent underwriters against specified liabilities under the Securities Act.


                                 LEGAL MATTERS

     Jones Day, Cleveland, Ohio will pass upon the validity of the issuance of the shares being sold in this offering. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of International Steel Group Inc. and its subsidiaries as of December 31, 2002 and from inception, February 22, 2002, through December 31, 2002 have been included in this prospectus in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Bethlehem Steel Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Bethlehem Steel Corporation's ability to continue as a going concern as described in Note B to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock we are offering. This prospectus contains all information about ISG and our common stock that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

     You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this web site.

     After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once the offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC's web site, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

     We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
INTERNATIONAL STEEL GROUP INC.
Independent Auditors' Reports...............................   F-2
Consolidated Statement of Income for the Period from
  Inception, February 22, 2002, through December 31, 2002...   F-3
Consolidated Balance Sheet as of December 31, 2002..........   F-4
Consolidated Statement of Stockholders' Equity for the
  Period from Inception, February 22, 2002, through December
  31, 2002..................................................   F-5
Consolidated Statement of Cash Flows for the Period from
  Inception, February 22, 2002, through December 31, 2002...   F-6
Notes to the Consolidated Financial Statements..............   F-7
Unaudited Condensed Consolidated Statements of Operations
  for the Three Months and Six Months Ended June 28, 2003
  and for the Period from Inception, February 22, 2002
  through June 29, 2002.....................................  F-22
Unaudited Condensed Consolidated Balance Sheets as of June
  28, 2003 and December 31, 2002............................  F-23
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Six Months Ended June 28, 2003 and for the Period
  from Inception, February 22, 2002 through June 29, 2002...  F-24
Notes to the Unaudited Condensed Consolidated Financial
  Statements................................................  F-25
BETHLEHEM STEEL CORPORATION
Report of Independent Accountants...........................  F-40
Consolidated Statements of Operations for the years 2002,
  2001 and 2000.............................................  F-41
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................  F-42
Consolidated Statements of Cash Flows for the years 2002,
  2001 and 2000.............................................  F-43
Notes to Consolidated Financial Statements..................  F-44
Unaudited Consolidated Statements of Operations for the
  Three Months Ended March 31, 2003 and 2002................  F-62
Unaudited Consolidated Balance Sheets at March 31, 2003 and
  December 31, 2002.........................................  F-63
Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2003 and 2002................  F-64
Notes to Unaudited Consolidated Financial Statements........  F-65

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
International Steel Group Inc.:

     We have audited the accompanying consolidated balance sheet of International Steel Group Inc. and subsidiaries as of December 31, 2002, and the related consolidated statement of income, stockholders' equity, and cash flows for the period from inception, February 22, 2002, through December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Steel Group Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the period from inception, February 22, 2002, through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                  /s/ KPMG LLP

Cleveland, Ohio
March 7, 2003, except as to note 6
  which is as of April 2, 2003

                         INTERNATIONAL STEEL GROUP INC.

                        CONSOLIDATED STATEMENT OF INCOME

      PERIOD FROM INCEPTION, FEBRUARY 22, 2002, THROUGH DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Net sales...................................................   $933,106
Costs and expenses:
  Cost of products sold.....................................    756,161
  Marketing, administrative, and other expenses.............     53,770
  Depreciation and amortization.............................     12,430
  Interest expense, net.....................................      1,177
                                                               --------
                                                                823,538
Equity in income from affiliate (note 5)....................      6,973
                                                               --------
Earnings before income taxes................................    116,541
Taxes on income (note 14)...................................     46,966
                                                               --------
Net earnings................................................   $ 69,575
                                                               ========
Earnings per share (note 8):
  Basic.....................................................   $  3,789
                                                               ========
  Diluted...................................................   $  3,642
                                                               ========

          See accompanying notes to consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                ASSETS
Assets:
  Current assets:
     Cash and cash equivalents..............................  $  9,772
     Accounts receivable, net of allowance for doubtful
      accounts of $3,134 (note 6)...........................   148,849
     Inventories (notes 3 and 6)............................   203,913
     Prepaid and other current assets (note 15).............    30,762
                                                              --------
       Total current assets.................................   393,296
Property, plant, and equipment, net (notes 4 and 6).........   244,838
Other assets (note 15)......................................    28,942
                                                              --------
       Total assets.........................................  $667,076
                                                              ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 6)................  $  1,080
  Accounts payable..........................................   117,774
  Accrued payroll and related costs.........................    28,028
  Accrued expenses and other current liabilities (note
     15)....................................................    84,705
                                                              --------
       Total current liabilities............................   231,587
Long-term debt, less current portion (note 6)...............    68,368
Deferred income taxes (note 14).............................     4,776
Other long-term liabilities (note 15).......................    56,581
                                                              --------
       Total liabilities....................................   361,312
Stockholders' equity:
  Preferred stock, $0.01 par value per share, authorized
     5,000 shares, none issued..............................        --
  Common stock, $0.01 par value per share, authorized 30,000
     shares, 19,244 shares issued and outstanding...........        --
  Additional paid-in capital................................   236,189
  Retained earnings.........................................    69,575
                                                              --------
       Total stockholders' equity...........................   305,764
Commitments and contingencies (notes 9 and 10)
                                                              --------
       Total liabilities and stockholders' equity...........  $667,076
                                                              ========

          See accompanying notes to consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

      PERIOD FROM INCEPTION, FEBRUARY 22, 2002, THROUGH DECEMBER 31, 2002
                             (DOLLARS IN THOUSANDS)

                                              COMMON STOCK     ADDITIONAL                  TOTAL
                                             ---------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                             SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                             ------   ------   ----------   --------   -------------
Balance, February 22, 2002.................      --   $  --     $     --    $    --      $     --
  Proceeds from equity offering April 22...  17,921      --      175,000         --       175,000
  Proceeds from equity offering October
     10....................................   1,323      --       61,189         --        61,189
  Net earnings in 2002.....................      --      --           --     69,575        69,575
                                             ------   -----     --------    -------      --------
Balance, December 31, 2002.................  19,244   $  --     $236,189    $69,575      $305,764
                                             ======   =====     ========    =======      ========

          See accompanying notes to consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

      PERIOD FROM INCEPTION, FEBRUARY 22, 2002, THROUGH DECEMBER 31, 2002
                             (DOLLARS IN THOUSANDS)

Cash flows from operating activities:
  Net earnings..............................................  $  69,575
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................     12,430
     Equity in income from affiliate........................     (6,973)
     Deferred income taxes..................................     (4,327)
     Changes in working capital items (note 13).............   (182,268)
                                                              ---------
       Net cash used in operating activities................   (111,563)
Cash flows from investing activities:
  Capital expenditures......................................    (53,023)
  Acquisition of assets from LTV bankruptcy estate (note
     2).....................................................    (83,399)
  Acquisition of assets from Acme Steel bankruptcy estate
     (note 2)...............................................    (60,856)
  Proceeds from disposition of assets.......................     14,288
  Other investing activity in equity affiliate, net.........      4,860
                                                              ---------
       Net cash used in investing activities................   (178,130)
Cash flows from financing activities:
  Net borrowings under revolving credit facility (note
     13)....................................................     60,698
  Long-term borrowings......................................      8,750
  Issuance of common stock, net.............................    236,189
  Deferred financing fees...................................     (6,172)
                                                              ---------
       Net cash provided by financing activities............    299,465
                                                              ---------
       Increase in cash and cash equivalents................      9,772
Cash and cash equivalents -- beginning of period............         --
                                                              ---------
Cash and cash equivalents -- end of period..................  $   9,772
                                                              =========

          See accompanying notes to consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) NATURE OF OPERATIONS

     International Steel Group Inc. (ISG or the Company) was organized in February 2002 by WL Ross and Co. LLC (WL Ross) to acquire the principal steelmaking and steel finishing assets from The LTV Corporation (LTV) pursuant to a sale order under Section 363 of the United States Bankruptcy Code. The purchase price consisted of cash and the assumption of certain liabilities, which together were valued at $234,778 (see note 2). ISG is a domestic manufacturer of flat rolled steel products whose customers are located primarily in the United States of America. ISG reports its activities as a single segment and serves the appliance, automotive, construction and pipe and tube markets.

  (B) REVENUE RECOGNITION

     Revenue is recognized at the time products are shipped and all substantial risks of ownership are transferred to customers.

  (C) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of ISG and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in joint ventures where ISG does not have effective control are accounted for under the equity method of accounting.

  (D) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid instruments with an original maturity of three months or less and are carried at cost, which approximates market.

  (E) INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method of accounting.

  (F) ASSETS HELD FOR SALE

     Properties expected to be sold within one year are recorded as assets held for sale at the lower of the carrying value, net of potential remediation liabilities or fair value, less costs to sell. These assets are not depreciated while classified as held for sale. The Company identified assets with an estimated net realizable value of $30,375 that it acquired from LTV and recorded as assets held for sale. During 2002, ISG sold $14,288 of those assets and the remaining $16,087, which the Company intends to sell in 2003, are included in the consolidated balance sheet as a component of Prepaid and other current assets (see note 15).

  (G) LONG-LIVED ASSETS

     Long-lived assets are subject to an impairment assessment if there are circumstances that indicate the carrying amount may no longer be recoverable. The amount of the impairment recognized, if any, is the difference between the carrying amount and the fair value of the asset.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (H) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are 20 years for buildings and range from 3 to 10 years for machinery and equipment. Repairs and maintenance that do not improve or extend the lives of the respective assets are expensed as incurred throughout the year.

  (I) AMORTIZATION OF DEFERRED CHARGES

     The Company capitalizes and amortizes certain debt issuance costs on a straight-line basis over the expected term of the debt. In the event of an early termination of debt, the unamortized amounts are expensed in the period of termination.

  (J) CONTINGENCIES

     Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

     The Company's policy is to accrue environmental remediation liabilities when it is probable a liability exists and the costs can be reasonably estimated. The Company's estimates of these undiscounted costs are based on current technology, existing laws and regulations, as well as the Company's current legal obligations regarding remediation and site-specific costs. The liabilities are adjusted when the effect of new facts or changes in law or technology are determinable.

  (K) STOCK BASED COMPENSATION

     The Company accounts for stock based compensation under the fair value method as permitted under Financial Accounting Standards Board (FASB) Statement No. 123 and recognizes expense of stock based awards based on their fair value at the date of grant.

  (L) INCOME TAXES

     Income taxes are accounted for under the liability method that requires deferred income taxes to reflect the future tax consequences attributable to differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities recognized are based on the tax rates in effect in the year in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some or all of the deferred tax assets will not be realized (see note 14).

  (M) EARNINGS PER SHARE

     Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the incremental shares issuable upon the assumed exercise of stock options as if the conversion occurred at the beginning of the fiscal period.

  (N) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (O) MARKET RISK

     ISG is exposed to fluctuations in interest rates and the prices of certain consumable commodities such as gas, heating oil and various non-ferrous metals. Management is authorized to use various financial instruments to manage the exposure associated with these fluctuations. ISG employs the use of futures, forwards, options and swaps to manage certain exposures when practical. By policy, ISG does not enter into such contracts for the purpose of speculation. The Company's derivative activities are managed by the Chief Financial Officer and other financial executives. These activities include establishing a risk management philosophy and objectives, providing guidelines for derivative investment usage and establishing procedures for control and reporting of derivative activity. Derivatives are intended to affect cash flow in a direction opposite to that caused by changes in interest rates or prices. As of December 31, 2002, the Company does not have any derivative financial instruments.

  (P) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 required entities to record the fair value of a legal obligation for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the remaining useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. Statement No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of Statement No. 143 will not have a material impact on the Company's results of operations or financial position.

     FASB Statement No. 145, Rescission of FASB Statements No. 4, 44, 64, Amendment to FASB Statement No. 13, and Technical Corrections, rescinds the classification of early debt extinguishment as an extraordinary item, establishes accounting requirements for the transition to the provisions of the Motor Carrier Act of 1980 and amends Statement No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement is effective for fiscal years beginning after May 15, 2002 and the adoption is not expected to have a material impact on the Company's financial position or results of operations.

     FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, requires that a liability for costs associated with an exit or disposal activity is recognized at fair value when the liability is incurred. The Company currently has no exit or disposal activities. This Statement will impact the financial statements of ISG for any exit or disposal activities in the future.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the disclosure to be made by a guarantor about obligations under certain guarantees that it has issued. It also clarifies that at the inception of a guarantee, the Company must recognize liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements have been adopted for the 2002 consolidated financial statements (see note 9). The Company will apply the remaining provisions of Interpretation No. 45 prospectively as required.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

do not effectively disperse risk among parties involved. It is based on the concept that companies that control another entity through interests other than voting interests should consolidate the controlled entity. The Company believes Interpretation No. 46 will not have an effect on the Company's results of operations or financial position.

(2) ACQUISITIONS AND DISPOSITIONS

     On April 12, 2002, ISG acquired certain assets and assumed certain liabilities of LTV that was in bankruptcy liquidation proceedings.

     On October 10, 2002, ISG purchased substantially all the assets of the Acme Steel Company, Inc. (Acme) facility in Riverdale, Illinois with the capacity to produce up to 1,000,000 tons of flat rolled steel. The Riverdale facility, which was idled prior to the purchase, began operations in mid December 2002 and the results of operations are not significant to ISG.

     A summary of the allocation of the purchase prices are as follows:

                                                                LTV       ACME
                                                              --------   ------
Current assets..............................................  $  3,172       --
Assets held for sale........................................    30,375       --
Inventories.................................................    52,445       --
Property, plant and equipment...............................   135,208   67,939
Investment in equity affiliate..............................    12,000       --
Other noncurrent assets.....................................     1,578       --
                                                              --------   ------
  Total assets..............................................   234,778   67,939
Current liabilities.........................................    60,427    3,935
Cure payments...............................................     4,399       --
Steel supply agreement......................................    32,596       --
Environmental liabilities...................................    53,957    3,148
                                                              --------   ------
Cash purchase price.........................................  $ 83,399   60,856
                                                              ========   ======

(3) INVENTORIES

     Inventories were comprised of the following components as of December 31, 2002:

Raw materials...............................................  $ 75,087
Finished and semi-finished goods............................   150,470
                                                              --------
                                                               225,557
LIFO reserve................................................   (21,644)
                                                              --------
  Total inventories.........................................  $203,913
                                                              ========

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) PROPERTY, PLANT AND EQUIPMENT

     The following table presents the components of Property, plant and equipment, net at December 31, 2002:

Land and land improvements..................................  $ 17,004
Buildings...................................................    21,660
Machinery and equipment.....................................   206,071
Construction in progress....................................    11,104
                                                              --------
     Total assets...........................................   255,839
  Less accumulated depreciation.............................   (11,001)
                                                              --------
     Total property, plant and equipment....................  $244,838
                                                              ========

(5) INVESTMENT IN EQUITY AFFILIATE

     The Company owns a 40% interest in AK-ISG Steel Coating Company, an electrogalvanizing joint venture that was purchased from the LTV Bankruptcy estate, with the remaining interest held by a wholly owned subsidiary of AK Steel Corporation (AK Steel). The investment is accounted for on the equity method and the results are included in Equity in income from affiliates in the consolidated statement of earnings. In August 2002, the Company sold 20% of its original 60% interest to the wholly owned subsidiary of AK Steel for $6,000.

     The following table reflects the activity during 2002 and ending balance at December 31, 2002:

Fair value of investment in joint venture at acquisition....   $12,000
Equity in income from affiliate.............................     6,973
Additional contributions....................................     2,516
Cash distributions..........................................    (7,376)
                                                               -------
  Balance at December 31, 2002..............................   $14,113
                                                               =======

(6) LONG-TERM DEBT

     Components of long-term debt are as follows:

                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
Revolving credit facility...................................    $60,698
Industrial Revenue Bonds....................................      6,000
Promissory Note.............................................      2,750
                                                                -------
     Total debt obligations.................................     69,448
  Less current portion......................................     (1,080)
                                                                -------
     Total long-term debt...................................    $68,368
                                                                =======

     ISG has a $200,000 Revolving Credit Facility with GE Capital Commercial Finance that expires November 22, 2004. The facility is secured by the inventory and accounts receivable of ISG with interest payable at the option of ISG at the prime rate plus 1.25% or LIBOR plus 2.75%. The Company is subject to

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

various financial covenants including a minimum borrowing availability, limitations on capital expenditures, minimum fixed charges coverage and EBITDA ratios as defined in the agreement. At December 31, 2002, ISG was in compliance with all financial covenants, except for the capital expenditure covenant for which a subsequent waiver was obtained on April 2, 2003. At December 31, 2002, based on outstanding letters of credit, eligible accounts receivable, and inventories, the Company had unused borrowing capacity under the facility of $93,067 and the interest rate on outstanding borrowings was 5.50%. Payments of dividends are restricted by the minimum fixed charges coverage ratio that includes dividend payments as a component. Commitment fees are payable monthly for the unused portion of the total loan commitment with the rates ranging from 0.375% to 0.75%. The Revolving Credit Facility may be withdrawn if a material adverse effect or event of default has occurred and the Company is unable to remedy the event in a timely manner as defined in the agreement.

     ISG has $6,000 of industrial development bond financing that expires in May 2007. The bonds bear interest at 5.8% and require monthly sinking fund payments of principal and interest beginning in December 2002. At December 31, 2002, sinking fund payments of $117 were included as a component of Prepaid and other current assets. Bondholders receive principal and interest payments from the sinking fund trustee semi-annually. These bonds are secured by the Cleveland plant facilities with a carrying value of $39,047.

     Annual aggregate principal payments on the industrial revenue bonds are as follows:

YEAR                                                           AMOUNT
----                                                           ------
2003........................................................   $1,080
2004........................................................    1,145
2005........................................................    1,210
2006........................................................    1,280
2007........................................................    1,285
                                                               ------
                                                               $6,000
                                                               ======

     The $2,750 promissory note is payable to Acme and is due in full on October 10, 2007. The note bears interest at 7.75% annually, with interest paid quarterly throughout the term of the note beginning April 15, 2003.

     The Company believes that the carrying amount of its long-term debt at December 31, 2002 approximates fair market value.

(7) STOCK COMPENSATION

     The Company recognizes compensation expense for its stock option program in accordance with the fair value method of FASB Statement No. 123, which requires the recognition of expense for stock based awards on their fair value on the date of grant. ISG's Key Employees' Incentive Stock Option Plan provide that common stock options may be granted to key employees and officers with exercise prices equal to the market value on the grant date. Outstanding options vest in four equal installments beginning April 12, 2003. The options are scheduled to expire April 11, 2008. In the event the Company executes an initial or subsequent public offering of the Company's securities, the next available vesting of options is accelerated. In the event there is a change of control of 50% or more of voting the stock of the Company, all remaining unvested options will vest immediately. At December 31, 2002, 593 additional shares were reserved for future grants. The fair value of stock based compensation granted in 2002 is $1,438, of which, $342 was recognized as compensation expense in 2002. These amounts were determined on the date of the grant using the Black-Scholes option-

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

pricing model under the following assumptions: risk-free rate of return of 3.04%; dividend yield of 0%; and the options are anticipated to be exercised upon vesting.

                                                                     2002
                                                              -------------------
                                                              SHARES     PRICE
                                                              ------   ----------
Options outstanding at beginning of the year................     --    $       --
Granted.....................................................  2,062     10,000.00
Exercised...................................................     --            --
Canceled....................................................    (82)    10,000.00
                                                              =====    ==========
Options outstanding at end of year..........................  1,980    $10,000.00
                                                              =====    ==========
Options exercisable at end of year..........................     --    $       --
                                                              =====    ==========

     The Company has a Stock Appreciation Rights Plan (Stock Rights) for certain key employees that provides employees a cash payment upon vesting and exercise of such rights representing the difference between the Stock Rights price and the market value of the stock on the date of exercise, with the award limited to 200% of the grant price. Stock Rights vest in four equal installments beginning September 1, 2003 and expire on August 31, 2007. During 2002, the Company granted 309 stock appreciation rights and recognized compensation expense of $517.

(8) EARNINGS PER SHARE

     The following table presents calculations of earnings per share at December 31, 2002:

                                                               BASIC    DILUTED
                                                              -------   -------
Net income available to common stockholders.................  $69,575   69,575
                                                              =======   ======
Weighted average number of shares outstanding...............   18,362   18,362
Incremental shares issuable upon assumed conversion.........       --      743
                                                              -------   ------
  Total shares..............................................   18,362   19,105
                                                              =======   ======
Earnings per share..........................................  $ 3,789    3,642
                                                              =======   ======

(9) COMMITMENTS

     As part of the acquisition of the steel making assets of LTV, ISG assumed a five-year supply contract to provide tin substrate to U.S. Steel at predetermined prices that escalate through the contract term. At inception, the U.S. Steel supply contract was scheduled to provide a total of 2,250,000 tons of tin substrate through March 2006. At December 31, 2002, there were approximately 1,822,000 tons remaining to be shipped under the terms of the contract and the Company does not anticipate fulfilling the remaining tonnages until October 2006 due to the idle period prior to the assumption of the contract by ISG. The contracted selling prices to U.S. Steel are below the current market prices for the tin substrate and, accordingly, at the time the Company assumed the contract, ISG recorded a liability representing the net present value of the difference between the contract prices and current market prices. The liability will be reduced as shipments under the contract are made.

     In 2002, the Company entered into a 15-year contract commencing in November 2003 to purchase certain gases that require a minimum annual amount on a take or pay basis. The amounts are subject to adjustment in volume and subject to price escalation throughout the contract term. The Company also has firm commitments for raw materials from various suppliers and service contracts for materials processing.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Based upon prices in effect at December 31, 2002, the following table presents firm commitments for raw materials purchases, certain gas purchases, and service contracts for the next five years and thereafter:

2003........................................................  $182,535
2004........................................................   126,774
2005........................................................   127,054
2006........................................................    17,765
2007........................................................    17,765
2008 and beyond.............................................   174,455

     The Company leases certain manufacturing equipment, office space and computer equipment under noncancelable leases that expire at various dates through 2007. Rental expenses on operating leases were $217 in 2002. Future minimum operating lease payments under non-cancelable operating leases in effect at December 31, 2002 are as follows:

2003........................................................  $  578
2004........................................................     547
2005........................................................     459
2006........................................................     408
2007........................................................     406
Later years.................................................     501
                                                              ------
                                                              $2,899
                                                              ======

(10) CONTINGENCIES


     ISG is subject to various legal actions, contingencies, environmental and other obligations in the normal course of conducting its business. Consequently, ISG provides for costs related to such matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on future results of operations and liquidity cannot be predicted because any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While it is not possible to predict with certainty, the Company believes that the ultimate resolution of such matters will not have a material adverse effect on its financial position, results of operations or cash flows.



     ISG is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean up of environmental media such as soils and groundwater. As a consequence, ISG may incur substantial capital expenditures and operating or maintenance expenses in order to comply with such requirements. Additionally, if ISG is unable to meet required environmental standards or laws, some or all of its operations could be temporarily or permanently closed. If, in the future, ISG is required to investigate and remediate any contamination at plant sites where hazardous wastes have been used or disposed, ISG could be required to record additional liabilities.



     Permits and other environmental controls are also required to reduce air and water pollution from certain operations; and these permits are subject to modification, renewal and revocation by issuing authorities. Additional permits may be required, or more onerous conditions may be imposed on our existing permits as a result of increases in production or modifications to certain of our facilities. The Company is unable to make meaningful estimates of the cost of these potential liabilities at this time. However, the Company does not believe that there would be a material adverse effect on its financial position, results of operations or cash flows.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     Pursuant to the Resource Conservation and Recovery Act (RCRA), the United States Environmental Protection Agency (EPA) requested ISG to perform a site assessment at its East Chicago, Indiana Facility. Although discussions between EPA and ISG are continuing, the Company is unable to make a meaningful estimate of the amount or range of possible losses that could result from an unfavorable outcome in this matter. Amounts related to the legal defense of the Company's position on the requested site assessment have been accrued.



     Undiscounted environmental liabilities related to the acquisition of certain assets and liabilities of LTV and Acme in the amount of $73,861 were recorded at their net present value using a 7% discount rate, resulting in a total accrued environmental liability of $56,414 at December 31, 2002. Of this total, $11,897 was recorded in accrued expenses and other current liabilities and $44,517 was recorded in other long-term liabilities.



     The table below represents the amounts recorded for environmental liabilities for the period from inception on February 22, 2002 through December 31, 2002:



Liabilities recognized upon acquisition of assets from The
  LTV Corporation...........................................   $53,957
  Add: liabilities recognized upon acquisition of the
     Riverdale facility.....................................     3,206
  Add: accretion............................................     3,512
  Less: spending against reserves...........................    (4,261)
                                                               -------
Balance at December 31, 2002................................   $56,414
                                                               =======



     Annual environmental expenditures for the next five years and thereafter are expected to be:



2003........................................................   $11,897
2004........................................................    15,477
2005........................................................    14,573
2006........................................................     2,597
2007........................................................     1,881
2008 and beyond.............................................    27,436
                                                               -------
                                                               $73,861
                                                               =======



     Included in the undiscounted environmental liabilities is an accrual of approximately $27,000 for the Clark Landfill at the Indiana Harbor facility that will require closure, post closure remediation and monitoring to comply with environmental standards. The accrual is based on estimates received from detailed environmental engineering studies.



     In 2002, the Company spent approximately $26,041 for recurring costs to manage hazardous substances and pollution in ongoing operations. Spending for environmental compliance-related capital expenditures to limit or monitor pollutants was $1,123 in 2002 and the Company expects to spend an average of $4,500 annually for capital expenditures through 2007 to meet environmental standards.



     As ISG becomes aware of additional matters or obtains more information, it may be required to adjust its liabilities for environmental remediation, investigation and clean up of contamination.



     The Company's policy is to fully reserve for product liability claims that have been or may be incurred on all products that have been shipped. The reserve is calculated on claims that have been submitted but not settled. That calculation also considers anticipated claims based on historical performance. The reserve for claims and allowances is a component of accrued expenses and other current liabilities for financial reporting purposes.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table reflects the activity in the claims allowance for the period from inception on February 22, 2002 through December 31, 2002:



Beginning balance at February 22, 2002:.....................   $    --
  Additions to reserve......................................     5,592
  Settled claims............................................    (1,614)
                                                               -------
  Ending balance at December 31, 2002.......................   $ 3,978
                                                               =======



     Other contingent liabilities with respect to product warranties, legal proceedings and other matters arise in the normal course of business. In the opinion of management, no such matters exist which would have a material effect on the Company's financial position, results of operations or cash flows.



(11) RELATED PARTIES


     The Company has transactions in the normal course of business with various related parties. Approval by a majority of ISG's disinterested directors is required to approve any transactions between ISG and a 5% or greater stockholder.

     Wilbur L. Ross is a director of the Company and is a principal of WL Ross, which manages two funds that own 45.4% of ISG's common stock at December 31, 2002. In 2002, the Company paid WL Ross $6,212 for fees and out-of-pocket expenses associated with financial advisory services.

     Cleveland-Cliffs Inc. is a stockholder of ISG with the right to designate one ISG board member, which is currently filled by the Chairman and Chief Executive Officer of Cleveland-Cliffs Inc. The Company has a 15-year supply agreement with Cleveland-Cliffs Inc. to purchase all of its iron ore pellet requirements for use in ISG's blast furnaces at prices that approximate market. The supply agreement can be extended beyond the initial term with the consent of both parties or can be determined with a two-year advance termination notice. In 2002, the Company purchased $119,712 in iron ore pellets under this agreement.

     Park Corporation is a stockholder of ISG with the right to designate one board member, which is currently filled by the Chairman and Chief Executive Officer of the Park Corporation. The Park Corporation supplied $1,857 of supplies and services to ISG in 2002.

     At December 31, 2002, there were neither amounts receivable nor any accounts payable to/from any related parties.

(12) EMPLOYEE BENEFIT PLANS

     The Company sponsors a Retirement Savings Plan that covers substantially all salaried employees. Under the plan, employees may contribute up to 35% of their compensation (subject to Internal Revenue Service limitations) and the Company annually matches employee contributions up to 6% of such compensation at a rate of 50%, with the Company's contributions vesting after one year. The Company's matching contributions were $389 in 2002.

     The Company negotiated a six-year labor agreement with the United Steelworkers of America (USWA) effective December 15, 2002 covering substantially all hourly employees at ISG's facilities. As part of the agreement, the Company established a Benefit Trust to fund USWA retiree medical and death benefits for retirees and dependents from USWA represented bargaining units of LTV and ISG. The Benefit Trust will be funded by contributions from the Company based on quarterly operating cash flows of ISG and certain overtime hours worked as defined in the agreement beginning with the first quarter of 2003.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Under the new labor agreement, ISG also has a medical plan covering USWA employees who are eligible to retire under the current labor agreement. The information presented below is calculated based only on the 418 employees that are expected to retire before the current contract expires on December 15, 2008. The Company does not intend to provide similar retiree medical benefits for employees who retire after the current labor agreement expires. The expense for employees eligible to retire by the contract expiration, totaled $350 in 2002. The 2002 expense is included in cost of sales and is recorded as a component of Accrued expenses and other current liabilities in the consolidated balance sheet at December 31, 2002.

     Information concerning the post-retirement benefit plan of the Company is as follows:

                                                                2002
                                                              --------
Net periodic postretirement benefit cost:
  Service cost..............................................  $     39
  Interest cost.............................................        87
  Amortization of unrecognized prior service cost...........       224
                                                              --------
  Net periodic postretirement benefit cost..................  $    350
                                                              ========
Change in benefit obligation:
  Postretirement benefit obligation at establishment of
     plan...................................................  $ 32,174
  Service cost..............................................        39
  Interest cost.............................................        87
                                                              --------
  Postretirement benefit obligation at end of year..........  $ 32,300
                                                              ========
Funded status of plan:
  Funded status.............................................  $(32,300)
  Unrecognized prior service cost...........................    31,950
                                                              --------
  Net unrecognized amount...................................  $   (350)
                                                              ========

     A one-percentage-point change in assumed health care cost trend rates would have the following effects in 2002:

                                                          ONE-PERCENTAGE-   ONE-PERCENTAGE-
                                                          POINT INCREASE    POINT DECREASE
                                                          ---------------   ---------------
Effect on total of service and interest cost
  components............................................      $   14            $   (12)
Effect on accumulated postretirement benefit
  obligation............................................       3,385             (2,910)

     For measurement purposes, the discount rate used was 6.50% in 2002 and the health care cost trend rate used was 10% in 2002 projected to decline gradually to 5.50% by 2012.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(13) OTHER FINANCIAL INFORMATION

     Supplemental cash flow information:

                                                               FROM INCEPTION
                                                              FEBRUARY 22, 2002
                                                                   THROUGH
                                                              DECEMBER 31, 2002
                                                              -----------------
Changes in working capital items that provided (used) cash
  Accounts receivable.......................................      $(145,671)
  Inventories...............................................       (151,467)
  Accounts payable..........................................         56,283
  Increase in environmental accruals........................         (3,244)
  Increase in supply contract accruals......................         (5,285)
  Increase in accrued income taxes..........................         30,140
  Increase in accrued payroll and related costs.............         28,028
  Increase in other assets and liabilities..................          8,948
                                                                  ---------
                                                                  $(182,268)
                                                                  =========
Borrowings under revolving credit facility..................      $ 867,940
Paydowns under revolving credit facility....................       (807,242)
                                                                  ---------
Net borrowings under revolving credit facility..............      $  60,698
                                                                  =========
Income taxes paid...........................................      $  21,153
Interest paid...............................................          1,396
Interest income.............................................            173
Interest capitalized........................................            250

(14) INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                               FROM INCEPTION
                                                              FEBRUARY 22, 2002
                                                                   THROUGH
                                                              DECEMBER 31, 2002
                                                              -----------------
Current provision:
  Federal...................................................       $42,521
  State.....................................................         8,772
Deferred benefit............................................        (4,327)
                                                                   -------
     Total provision for income taxes.......................       $46,966
                                                                   =======

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     A reconciliation of the statutory U.S. tax rate to the actual effective tax rate is as follows:

Taxes at statutory rate.....................................  35.0%
State and local income taxes net of federal benefit.........   4.6%
Non-deductible expenses.....................................   0.6%
Other.......................................................   0.1%
                                                              ----
  Tax.......................................................  40.3%
                                                              ====

     Significant components of deferred income tax assets and liabilities at December 31, 2002 are as follows:

Deferred tax assets:
  Environmental liabilities.................................  $ 22,751
  Contract liabilities......................................    12,973
  Vacation accruals.........................................     3,842
  Inventories...............................................     2,567
  Accruals and reserves.....................................     2,485
  Bad debt..................................................     1,257
  Compensation and benefits.................................       961
  Other.....................................................       412
                                                              --------
     Total deferred tax assets..............................    47,248
                                                              --------
Deferred tax liabilities:
  Fixed assets..............................................   (40,500)
  LIFO inventories..........................................    (2,229)
  Other.....................................................      (192)
                                                              --------
       Total deferred tax liabilities.......................   (42,921)
                                                              --------
       Net deferred tax asset...............................  $  4,327
                                                              ========

     Current deferred income tax assets of $9,103 relate primarily to differences between financial and tax reporting of inventories and accrued expenses. Non-current deferred Federal income tax liabilities of $4,776 relate primarily to differences between financial and tax reporting of depreciation, offset by accrued environmental costs.

     Deferred tax assets are reduced by a valuation allowance when in the opinion of management it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences becomes deductible. The Company believes that it will realize the benefits of these deductible differences, and has not established a valuation allowance.

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(15) OTHER ASSETS AND LIABILITIES

     The components of Prepaid and other current assets included the following at December 31, 2002:

Assets held for sale........................................  $16,087
Current deferred tax asset..................................    9,103
Prepaid expenses............................................    5,572
                                                              -------
                                                              $30,762
                                                              =======

     The components of Other assets included the following at December 31, 2002:

Deposits....................................................  $10,066
Investment in equity affiliate..............................   14,113
Other noncurrent assets.....................................    4,763
                                                              -------
                                                              $28,942
                                                              =======

     The components of Accrued expenses and other current liabilities included the following at December 31, 2002:

Steel supply agreement......................................  $15,322
Accrued environmental.......................................   11,897
Accrued income tax payable..................................   30,140
Accrued property and other taxes payable....................    6,895
Other accruals..............................................   20,451
                                                              -------
                                                              $84,705
                                                              =======

     The components of Other long-term liabilities included the following at December 31, 2002:

Accrued environmental.......................................  $44,517
Steel supply agreement......................................   11,989
Other long-term liabilities.................................       75
                                                              -------
                                                              $56,581
                                                              =======

(16) SUBSEQUENT EVENTS (UNAUDITED)

     On March 13, 2003, ISG and Bethlehem Steel Corporation (Bethlehem) executed a formal Asset Purchase Agreement (APA) detailing the terms and conditions of the sale of Bethlehem to ISG and submitted the agreement to the United States Bankruptcy Court for approval. The two steelmakers represent North America's second and third largest integrated producers. The purchase price in the APA is $1.5 billion and consideration is a combination of cash, stock and the assumption of certain debt and other obligations, including environmental, employee-related, tax and lease obligations. The APA is subject to Bankruptcy Court approval at a hearing expected to be held on or about April 22, 2003. The Company believes the APA will be approved at that time and the closing will occur shortly after the Bankruptcy Court hearing.

     Under the terms of the APA, if approved, ISG will acquire substantially all of Bethlehem's assets, including the steelmaking operations in Burns Harbor, Indiana; Sparrows Point, Maryland; and Steelton, Coatesville and Conshohocken, Pennsylvania. Other assets included in the purchase agreement include

                         INTERNATIONAL STEEL GROUP INC.

                               DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Bethlehem's interests in Hibbing Taconite Mining Company in Hibbing, Minnesota; steel finishing plants in Ohio, New York, and Indiana; and joint ventures in Illinois, Indiana, Mississippi and Florida. The purchase will also include the Martin Tower office building in Bethlehem, Pennsylvania, other properties, and working capital.

     ISG also reached agreement with the USWA on the principles of a basic labor agreement based on the labor contract recently ratified by ISG employees. The Company anticipates that negotiations to finalize the agreement for ratification by Bethlehem workers will be concluded in the near future. The Company also indicated that it would be working with the USWA and its local union officials at Bethlehem locations to address transition and plant-specific issues.

                         INTERNATIONAL STEEL GROUP INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                       FOR THE PERIOD
                                                                                      FROM INCEPTION,
                                                                                     FEBRUARY 22, 2002,
                                             THREE MONTHS ENDED   SIX MONTHS ENDED        THROUGH
                                               JUNE 28, 2003       JUNE 28, 2003       JUNE 29, 2002
                                             ------------------   ----------------   ------------------
Net sales..................................      $1,005,147          $1,466,847           $ 71,425
Costs and expenses:
  Cost of products sold....................         977,317           1,415,910             76,893
  Marketing, administrative, and other
     expenses..............................          43,761              60,137              9,998
  Depreciation and amortization............          15,936              23,188              2,710
  Interest expense (income), net...........          13,098              15,527                (60)
                                                 ----------          ----------           --------
                                                  1,050,112           1,514,762             89,541
Equity in income (loss) from affiliate.....            (185)                 97              2,221
                                                 ----------          ----------           --------
Loss before income taxes...................         (45,150)            (47,818)           (15,895)
Benefit for income taxes...................         (17,971)            (19,032)            (6,406)
                                                 ----------          ----------           --------
Net loss...................................      $  (27,179)         $  (28,786)          $ (9,489)
                                                 ==========          ==========           ========
Loss per share:
  Common Stock Basic and Diluted...........      $   (1,339)         $   (1,458)          $   (529)
                                                 ==========          ==========           ========
  Class B Common Stock Basic and Diluted...      $   (1,137)         $   (1,172)          $     --
                                                 ==========          ==========           ========

     See accompanying notes to condensed consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               JUNE 28,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
                           ASSETS
  Current assets:
     Cash and cash equivalents..............................  $  126,462      $  9,772
     Accounts receivable, net of allowance for doubtful
      accounts of $23,372 and $3,134........................     487,658       148,849
     Inventories............................................     813,841       203,913
     Prepaid and other current assets.......................     121,390        30,762
                                                              ----------      --------
       Total current assets.................................   1,549,351       393,296
Property, plant, and equipment, net.........................     810,043       244,838
Other assets................................................      78,944        28,942
                                                              ----------      --------
       Total assets.........................................  $2,438,338      $667,076
                                                              ==========      ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital leases......  $   58,753      $  1,080
  Accounts payable..........................................     366,340       117,774
  Accrued expenses and other current liabilities............     385,158       112,733
                                                              ----------      --------
       Total current liabilities............................     810,251       231,587
Long-term debt, less current portion........................     706,105        68,368
Capital leases, less current portion........................     215,412            --
Deferred income taxes.......................................       4,776         4,776
Other long-term liabilities.................................     253,121        56,581
                                                              ----------      --------
       Total liabilities....................................   1,989,665       361,312
Stockholders' equity:
  Preferred stock, $0.01 par value per share, authorized
     5,000 shares, none issued..............................          --            --
  Common stock, $0.01 par value per share, authorized 30,000 shares, 19,244 issued and outstanding at June 28, 2003
     and December 31, 2002..................................          --            --
  Common stock, $0.01 par value per share, authorized 3,000
     Class B convertible shares, 1,862 issued and
     outstanding at June 28, 2003...........................          --            --
  Additional paid-in capital................................     407,884       236,189
  Retained earnings.........................................      40,789        69,575
                                                              ----------      --------
       Total stockholders' equity...........................     448,673       305,764
                                                              ----------      --------
       Total liabilities and stockholders' equity...........  $2,438,338      $667,076
                                                              ==========      ========

     See accompanying notes to condensed consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                   FOR THE PERIOD
                                                                                  FROM INCEPTION,
                                                                                 FEBRUARY 22, 2002,
                                                              SIX MONTHS ENDED        THROUGH
                                                               JUNE 28, 2003       JUNE 29, 2002
                                                              ----------------   ------------------
Cash flows from operating activities:
  Net loss..................................................     $ (28,786)           $ (9,489)
  Adjustments for items not affecting cash from operating
     activities:
  Depreciation and amortization.............................        23,188               2,710
  Equity in income from affiliate...........................           (97)             (2,221)
  Changes in working capital items..........................       183,565             (90,298)
                                                                 ---------            --------
       Net cash provided by (used in) operating
          activities........................................       177,870             (99,298)
                                                                 ---------            --------
Cash flows from investing activities:
  Capital expenditures......................................       (31,409)            (17,208)
  Acquisitions, net of cash received........................      (742,172)            (83,399)
  Proceeds from disposition of assets.......................        13,568               1,715
  Other investing activity in equity affiliate, net.........            --               2,160
                                                                 ---------            --------
       Net cash used in investing activities................      (760,013)            (96,732)
                                                                 ---------            --------
Cash flows from financing activities:
  Net borrowings (payments) under revolving credit
     facility...............................................       (60,698)             21,212
  Proceeds from long-term borrowings........................       650,000               6,000
  Principal payments on long-term debt......................       (28,480)                 --
  Payment on capital leases.................................          (544)                 --
  Issuance of common stock, net.............................       156,695             175,000
  Deferred financing fees...................................       (18,140)             (6,182)
                                                                 ---------            --------
       Net cash provided by financing activities............       698,833             196,030
                                                                 ---------            --------
       Increase in cash and cash equivalents................       116,690                  --
Cash and cash equivalents -- beginning of period............         9,772                  --
                                                                 ---------            --------
Cash and cash equivalents -- end of period..................     $ 126,462            $     --
                                                                 =========            ========

     See accompanying notes to condensed consolidated financial statements.

                         INTERNATIONAL STEEL GROUP INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of International Steel Group Inc. and its consolidated subsidiaries (ISG or the Company). All intercompany accounts and transactions have been eliminated in consolidation. Investments in joint ventures where ISG does not have effective control are accounted for under the equity method of accounting.

     The information presented in these financial statements is unaudited but, in the opinion of management, reflects all necessary adjustments for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. These financial statements, including selected notes, do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Certain prior period amounts have been reclassified to conform to the current period presentation. The results for the three and six months ended June 28, 2003 and for the period from inception, February 22, 2002 through June 29, 2002 are not necessarily indicative of results for the full year.

  (B) NATURE OF OPERATIONS

     ISG was organized in February 2002 by WL Ross and Co. LLC (WL Ross) to acquire the principal steelmaking and steel finishing assets from The LTV Corporation (LTV) pursuant to a sale order under Section 363 of the United States Bankruptcy Code and began operations in April 2002. The purchase price consisted of cash and the assumption of certain liabilities, which together were valued at $234,778. In May 2003, ISG acquired the principal steelmaking and steel finishing assets from the Bethlehem Steel Corporation (Bethlehem) pursuant to a sale order under Section 363 of the United States Bankruptcy Code (See Note
2). ISG is a domestic manufacturer of flat rolled, plate and rail steel products whose customers are located primarily in the United States of America. ISG reports its activities as a single segment and serves the appliance, automotive, construction and pipe and tube markets.

  (C) REVENUE RECOGNITION

     Revenue is recognized at the time products are shipped and all substantial risks of ownership are transferred to customers.

  (D) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid instruments with an original maturity of three months or less and are carried at cost, which approximates market.

  (E) INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method of accounting for the former LTV and Acme Steel Company (Acme) facilities, representing approximately 20% of the inventories and the balance is determined using the first-in, first-out (FIFO) method of accounting.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

  (F) ASSETS HELD FOR SALE

     Properties expected to be sold within one year are recorded as assets held for sale at fair value, less costs to sell. These assets are not depreciated while classified as held for sale. The Company intends to sell the assets by mid year 2004, and the balance of $53,993 is included in the consolidated balance sheet as a component of Prepaid and other current assets.

  (G) LONG-LIVED ASSETS

     Long-lived assets are subject to an impairment assessment if there are circumstances that indicate the carrying amount may no longer be recoverable. The amount of the impairment recognized, if any, is the difference between the carrying amount and the fair value of the asset.

  (H) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are 20 years for buildings and range from one to ten years for machinery and equipment. Repairs and maintenance that do not improve or extend the lives of the respective assets are expensed as incurred throughout the year.

  (I) INTANGIBLE ASSETS

     Intangible assets represent patents and supply contracts acquired in business combinations. Patents are currently amortized over their expected useful lives using the straight-line method and the balance is $13,844, net of accumulated amortization at June 28, 2003. The supply contracts are expensed over the life of the associated agreement.

  (J) AMORTIZATION OF DEFERRED CHARGES

     The Company capitalizes and amortizes certain debt issuance costs on a straight-line basis over the expected term of the debt. In the event of an early termination of debt, the unamortized amounts are expensed in the period of termination. Amounts are included as a component of interest expense. During the second quarter of 2003, $3,731 was expensed related to the early termination of the previous credit facility (see Note 4).

  (K) CONTINGENCIES

     Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

     The Company's estimates of environmental remediation liabilities are based on current technology, existing laws and regulations, as well as the Company's current legal obligations regarding remediation and site-specific costs. The liabilities are adjusted when the effect of new facts or changes in law or technology are determinable and are recorded at their net present value.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

  (L) STOCK BASED COMPENSATION

     The Company accounts for stock based compensation under the fair value method as permitted under Financial Accounting Standards Board (FASB) Statement No. 123 and recognizes expense of stock based awards based on their fair value at the date of grant.

  (M) INCOME TAXES

     Income taxes are accounted for under the liability method that requires deferred income taxes to reflect the future tax consequences attributable to differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities recognized are based on the tax rates in effect in the year in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some or all of the deferred tax assets will not be realized.

  (N) EARNINGS PER SHARE

     Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the incremental shares issuable upon the assumed exercise of stock options as if the conversion occurred at the beginning of the fiscal period. The effects of stock options have not been included in the period ended June 28, 2003 diluted loss per share as their effect would have been anti-dilutive. The "two class" capital structure requires the earnings used for per-share calculations to be distributed to each class of stock according to their respective percentage participation in the earnings. The distributed earnings are divided by the weighted average number of shares outstanding for each class of stock to determine the earnings per share for each class of stock.

  (O) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  (P) MARKET RISK

     ISG is exposed to fluctuations in interest rates and the prices of certain consumable commodities such as natural gas, heating oil and various non-ferrous metals. Management is authorized to use various financial instruments to manage the exposure associated with these fluctuations. ISG employs the use of futures, forwards, options and swaps to manage certain exposures when practical. By policy, ISG does not enter into such contracts for the purpose of speculation. These activities include establishing a risk management philosophy and objectives, providing guidelines for derivative investment usage and establishing procedures for control and reporting of derivative activity. As of June 28, 2003, the Company does not have any derivative financial instruments.

  (Q) RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the disclosure to be made by a guarantor about obligations under certain guarantees that it has issued. It also clarifies that at the inception of a guarantee, the Company must recognize liability for the fair

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

value of the obligation undertaken in issuing the guarantee. Adoption did not have an effect on the Company's results of operations or financial position.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. It is based on the concept that companies that control another entity through interests other than voting interests should consolidate the controlled entity. Interpretation No. 46 did not have an effect on the Company's results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company is currently evaluating the impact of SFAS 149 on its consolidated financial position and results of operations. The Company does not expect the adoption of SFAS 149 to have a material impact on its consolidated financial position, results of operations or cash flows.

     In May 2003, The FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of SFAS 150 to have a material impact on its consolidated financial position, results of operations or cash flows.

(2) ACQUISITION OF BETHLEHEM

     In May 2003, ISG acquired substantially all of the assets and the equity interests in certain joint ventures and assumed certain liabilities of Bethlehem. The agreement was signed on May 7, 2003 and Bethlehem's results have been included in the consolidated financial statements since May 1, 2003.

     The assets acquired include operations in Burns Harbor, Indiana; Sparrows Point, Maryland; and Steelton, Coatesville and Conshohocken, Pennsylvania; Lackawanna, New York; and Columbus, Ohio. Other assets acquired include Bethlehem's joint venture interests in Minnesota, Ohio, Indiana, Mississippi and Florida.

     ISG also reached an agreement with the USWA on a labor agreement for Bethlehem employees based on the labor agreement covering ISG employees, which was ratified by Bethlehem workers in June 2003. As a result of signing the agreement, ISG recorded a charge of $19,400 in the second quarter in connection with future pension benefits.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The total consideration was as follows:

Paid to Bethlehem:
  Cash paid at closing......................................   $  752,325
  Additional cash to be paid in installments................      120,000
  Working capital adjustment and excess cash expected to be
     returned by Bethlehem..................................      (48,461)
  Value of 162.2 shares of Class B common stock.............       15,000
                                                               ----------
                                                                  838,864
                                                               ----------
Paid to Others:
  Unsecured convertible note to PBGC........................       35,000
  Unsecured subordinated note to Coal Act Funds.............       10,000
  Transition assistance program.............................      115,000
  Estimated transaction costs...............................       20,000
                                                               ----------
                                                                  180,000
                                                               ----------
Total consideration.........................................   $1,018,864
                                                               ==========

     Cash installments are due as follows: $40,000 in May 2003, $40,000 in June 2003, and $40,000 in July 2003. The asset purchase agreement requires Bethlehem to return to ISG any excess cash after all secured or priority claims in Bethlehem's bankruptcy case have been paid. As a result, the Company recorded a receivable of $14,281 at June 28, 2003 for purchase price adjustments, other amounts paid on Bethlehem's behalf, and expected excess cash from Bethlehem, net of the $40,000 due to Bethlehem in July. ISG created the transition assistance program to assist departing USWA-represented Bethlehem employees.

     Through June 28, 2003 the following amounts have been paid (received) in connection with the purchase:


Cash paid at closing........................................   $752,325
Cash acquired...............................................    (90,153)
                                                               --------
Net cash paid at closing....................................    662,172
Installments paid in May and June...........................     80,000
                                                               --------
Paid to Bethlehem, net of cash acquired.....................   $742,172
                                                               ========


     The following is a summary of the preliminary allocation of the purchase price to the assets acquired and liabilities assumed or recognized based on their estimated fair values. The Company has not yet received appraisals and the values assigned are based on its best estimates. The fair value of the net assets acquired from Bethlehem was in excess of the purchase price, resulting in negative goodwill. In accordance with SFAS 141, Business Combinations, the negative goodwill was allocated as a pro rata reduction to the amounts that would have otherwise been assigned to the acquired non-current assets, primarily property, plant and equipment and intangible assets, based on their relative fair values.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The amounts recorded for the purchase were as follows:

Acquired assets:
  Accounts receivable, net..................................   $  374,188
  Inventories...............................................      729,255
  Prepaids and other current assets.........................        5,150
  Assets held for sale......................................       51,696
  Intangible assets.........................................       39,376
  Other noncurrent assets...................................       14,639
  Property, plant and equipment.............................      556,593
                                                               ----------
     Total assets...........................................    1,770,897
Acquired liabilities:
  Current portion of long term debt and capital lease
     obligations............................................        7,050
  Accounts payable..........................................      254,844
  Accrued expenses and other current liabilities............      293,175
  Long term debt and capital lease obligations (less current
     portion)...............................................      343,495
  Environmental and other long term obligations.............      195,161
                                                               ----------
     Total liabilities......................................    1,093,725
                                                               ----------
Net assets recorded.........................................      677,172
Value of stock issued.......................................      (15,000)
                                                               ----------
  Net cash paid at closing..................................   $  662,172
                                                               ==========

     Intangible assets consist of $14,000 assigned to patents with an estimated average useful life of 14 years, and $25,376 of favorable supply contracts that are being recognized over the term of the associated contract. ISG recognized $3,014 of expense in the second quarter of 2003 related to these intangibles.

     The following unaudited pro forma data for ISG includes the results of operations of the Bethlehem acquisition as if it had been consummated at the beginning of the periods presented, including the effects of the new labor agreement as it pertains to the former Bethlehem facilities and the financings incurred to fund the acquisition. In addition, the unaudited pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                JUNE 28, 2003
                                                               ----------------
Net sales...................................................      $2,705,647
Net income..................................................      $   58,167
Net earnings per share
  Common Stock
     Basic..................................................      $    2,757
     Diluted................................................           2,626
  Class B Common Stock
     Basic..................................................      $    2,757
     Diluted................................................           2,597

(3) INVENTORIES

     Inventories were comprised of the following components:

                                                               JUNE 28,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
Raw materials...............................................   $295,358       $ 75,087
Finished and semi-finished goods............................    538,638        150,470
                                                               --------       --------
                                                                833,996        225,557
LIFO reserve................................................    (20,155)       (21,644)
                                                               --------       --------
  Total inventories.........................................   $813,841       $203,913
                                                               ========       ========

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(4) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Components of long-term debt are as follows:

                                                                JUNE 28     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
Notes and loans:
  Tranche A.................................................   $250,000       $    --
  Tranche B.................................................    400,000            --
  Revolving credit facility.................................         --        60,698
  PBGC Convertible Note.....................................     35,000            --
  Coal Act Subordinated Note................................     10,000            --
  Industrial Revenue Bonds..................................      5,470         6,000
  Acme Steel Promissory Note................................      2,750         2,750
  Columbus Coatings.........................................     36,982            --
  Chicago Cold Rolling......................................     15,000            --
                                                               --------       -------
          Total debt obligations............................    755,202        69,448
     Less current portion...................................    (49,097)       (1,080)
                                                               --------       -------
          Total long-term debt..............................   $706,105       $68,368
                                                               ========       =======
Capital lease obligations:
  Coke oven battery, 8%, Due 2005-2014......................   $145,980            --
  Wide slab caster, 9.86%, Due 2003-2005....................     41,473            --
  Iron ore vessel, 11.5%, Due 2003-2009.....................     25,358            --
  Other.....................................................     12,257            --
                                                               --------       -------
          Total capital lease obligations...................    225,068            --
     Less current portion of capital lease obligations......     (9,656)           --
                                                               --------       -------
          Total long-term capital lease obligations.........   $215,412            --
                                                               ========       =======

     ISG had a $200,000 Revolving Credit Facility with GE Capital Commercial Finance (GE Facility) that was terminated on May 7, 2003 when the Company entered into a new credit facility in connection with the acquisition of the Bethlehem assets. The facility was secured by the inventory and accounts receivable of ISG with interest payable at the option of ISG at the prime rate plus 1.25% or LIBOR plus 2.75%.

     In connection with the Bethlehem asset acquisition, on May 7, 2003, the Company entered into a new $1.0 billion credit facility (New Credit Facility) which replaced the GE Facility. The new credit facilities consist of a three-year $350,000 revolving credit facility, a two-year $250,000 tranche A term loan facility and a four-year $400,000 tranche B term loan facility. Borrowings under the revolving credit facility are subject to overall leverage ratios and bear interest, at the option of ISG, at a floating rate equal to either LIBOR plus a margin ranging from 2.00% to 3.50% per annum or the Prime rate plus a margin ranging from 1.00% to 2.50% per annum. Borrowings under the tranche A term loan bear interest at a floating rate equal to either LIBOR plus 3.25% per annum or the Prime rate plus 2.25% per annum and the borrowings under the tranche B term loan bear interest at a floating rate equal to either LIBOR plus 3.50% per annum or the Prime rate plus 2.50% per annum. The tranche A term loan is due and payable on May 7, 2005. The tranche B term loan will be

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

repaid in 15 equal quarterly installments of $1 million beginning September 30, 2003 with the remaining balance due on May 7, 2007. The Company is subject to various financial covenants including a minimum borrowing availability, limitations on capital expenditures, minimum fixed charges coverage and EBITDA ratios as defined in the agreement. At June 28, 2003, based on outstanding letters of credit, eligible accounts receivable, and inventories, the Company had unused borrowing capacity under the facility of $33,825 and the weighted average interest rate on outstanding borrowings at the end of the period was 4.72%. Payments of dividends are restricted by the minimum fixed charges coverage ratio that includes dividend payments as a component. Commitment fees are payable quarterly for the unused portion of the total loan commitment with the rates ranging from 0.375% to 0.75%. The Revolving Credit Facility may be withdrawn if a material adverse effect or event of default has occurred and the Company is unable to remedy the event in a timely manner as defined in the agreement.

     ISG has a $35,000 convertible note with the Pension Benefit Guaranty Corporation (PBGC) with interest at 6% per annum and payable semi-annually beginning January 1, 2004. The principal is due in full on May 6, 2007. The note is convertible, at the PBGC's option, into shares of ISG stock at any time.

     The Company also has a $10,000 Coal Act subordinated note with the United Mine Workers of America 1992 Benefit Plan and the UMWA Combined Benefit Fund with interest and principal payable quarterly commencing on June 30, 2003. Principal payments will be made in 10 equal quarterly installments.

     ISG has $6,000 of industrial development bond financing that expires in May 2007. The bonds bear interest at 5.8% and require monthly sinking fund payments of principal and interest beginning in December 2002. At June 28, 2003, sinking fund payments of $298 were included as a component of Prepaid and other current assets. Bondholders receive principal and interest payments from the sinking fund trustee semi-annually. These bonds are secured by the Cleveland plant facilities.

     The $2,750 promissory note is payable to Acme and is due in full on October 10, 2007. The note bears interest at 7.75% annually, with interest paid quarterly throughout the term of the note beginning April 15, 2003.

     Additionally, in connection with the Bethlehem asset acquisition, the Company assumed a credit facility with Columbus Coatings. Borrowings under the facility bear interest at a floating rate equal to LIBOR plus 5.0% per annum. The facility was paid in full on August 8, 2003. The Company entered into a new loan agreement on August 8, 2003 with GE Capital Corporation for $60,000 maturing on August 15, 2008. The loan bears interest at the greater of 5.75% or the Eurodollar base rate plus a margin of 4.25%. Monthly principal payments are $533 beginning September 15, 2003 and increase to $1,700 beginning September 15, 2005 through maturity.

     The Company also assumed a credit facility of Chicago Cold Rolling that was amended and restated on June 30, 2003. Borrowings under the facility bear interest at a floating rate equal to LIBOR plus 3.5% per annum.

     The amounts included in property, plant and equipment for capital leases were $217,948 (net of $3,103 of accumulated amortization) at June 28, 2003. The Company assumed capital lease obligations at certain of the Bethlehem facilities in connection with the Bethlehem acquisition. There is a capital lease with Wilmington Trust on an ore vessel. The monthly payment is $446 with a maturity of January 2009. The slab caster at the Sparrows Point facility is covered under a capital lease with Wells Fargo Bank Northwest. There is a quarterly payment under this lease of $1,995 which escalates to $2,328 in March 2004. The remaining balance of the lease is due at maturity in June 2005. The Company also negotiated a new capital lease with DTE Burns Harbor L.L.C. on a coke oven battery at the Burns Harbor facility. Monthly payments of $1,677 on the lease

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

begin in January 2005. The payments are based on future coke production by the facility. The lease matures in December 2014.

     The Company believes that the carrying amount of its long-term debt at June 28, 2003 approximates fair market value.

(5) STOCK COMPENSATION

     The Company recognizes compensation expense for its stock option program in accordance with the fair value method of FASB Statement No. 123, which requires the recognition of expense for stock based awards on their fair value on the date of grant. ISG's Key Employees' Incentive Stock Option Plan provides that common stock options may be granted to key employees and officers with exercise prices equal to the market value on the grant date. Outstanding options vest in four equal installments beginning April 12, 2003. The options are scheduled to expire April 11, 2008. In the event the Company executes an initial or subsequent public offering of the Company's securities, the next available vesting of options is accelerated. In the event there is a change of control of 50% or more of the voting stock of the Company, all remaining unvested options will vest immediately. At June 28, 2003, 593 additional shares were reserved for future grants. The fair value of stock based compensation granted in 2002 is $1,438, of which, $119 and $285 was recognized as compensation expense in the three and six months ended June 28, 2003 and $5 was recognized as compensation expense for the period from inception February 22, 2002 through June 29, 2002. These amounts were determined on the date of the grant using the Black-Scholes option-pricing model under the following assumptions: risk-free rate of return of 3.04%; dividend yield of 0%; and the options are anticipated to be exercised upon vesting.

     On July 7, 2003, the Company granted an additional 267 stock options with similar terms as the initial stock option grants.

                                                                JUNE 28, 2003
                                                              ------------------
                                                                 (UNAUDITED)
                                                              SHARES     PRICE
                                                              ------   ---------
Options outstanding at beginning of the year................  1,980     $10,000
Granted.....................................................     --          --
Exercised...................................................     --          --
Canceled....................................................     --          --
                                                              -----     -------
Options outstanding at end of period........................  1,980     $10,000
                                                              =====     =======
Options exercisable at end of period........................    495     $10,000
                                                              =====     =======

     The Company has a Stock Appreciation Rights Plan (Stock Rights) for certain key employees that provides employees a cash payment upon vesting and exercise of such rights representing the difference between the Stock Rights price and the market value of the stock on the date of exercise, with the award limited to 200% of the grant price. Stock Rights vest in four equal installments beginning September 1, 2003 and expire on August 31, 2007. In September 2002 the Company granted 309 stock appreciation rights and $413 and $827 of compensation expense was recognized in the three and six months ended June 28, 2003.

     In September 2003, 20 options were exercised and 51 options were forfeited.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(6) LOSS PER SHARE

     The following table presents calculations of loss per share:

                                                                                    FOR THE
                                                                                  PERIOD FROM
                                                 THREE MONTHS     SIX MONTHS       INCEPTION
                                                     ENDED           ENDED       FEBRUARY 22,
                                                 -------------   -------------   2002 THROUGH
                                                 JUNE 28, 2003   JUNE 28, 2003   JUNE 29, 2002
                                                 -------------   -------------   -------------
Common Stock
  Net loss available to holders of Common
     Stock.....................................    $(25,773)       $(28,060)        $(9,489)
  Weighted average number of shares of Common
     Stock outstanding.........................      19,244          19,244          17,921
  Basic and diluted loss per share.............    $ (1,339)       $ (1,458)        $  (529)
                                                   ========        ========         =======
Class B Common Stock
  Net loss available to holders of Class B
     Common Stock..............................    $ (1,406)       $   (726)
  Weighted average number of Class B shares
     outstanding...............................       1,237             619
  Basic and diluted loss per share.............    $ (1,137)       $ (1,172)
                                                   ========        ========

     The Class B stock is identical in all respects to the common stock except that it contains an automatic conversion to common stock upon an initial public offering at a specified conversion ratio. The conversion of the Class B common stock will result in a one time "deemed dividend" to the holders of the Class B shares in the amount of approximately $73.6 million. The deemed dividend will be recognized on the balance sheet as a reclassification from retained earnings to paid in capital in excess of par value. This transaction will have no impact on the statement of cash flows or the calculation of net earnings in the period during which the public offering is completed. However, the conversion of the Class B stock will result in a reduction of earnings per share in the period it is reported. The Class B common stock constitutes, together with the common stock, a single class of stock that votes together with common stock as a single class.

     The weighted average of each class of stock was used to calculate the distribution of the net loss attributable to each class for May and June. The net loss for April was attributed entirely to the Common Stock as the Class B Common Stock was not issued until May 2003. There were no Class B shares issued in 2002 and therefore earnings per share for such shares is not presented for the 2002 periods.

(7) CONTINGENCIES


     ISG is subject to various legal actions, contingencies, environmental and other obligations in the normal course of conducting its business. Consequently, ISG provides for costs related to such matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on future results of operations and liquidity cannot be predicted because any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While it is not possible to predict with certainty, the Company believes that the ultimate resolution of such matters will not have a material adverse effect on its financial position, results of operations or cash flows.



     ISG is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


up of environmental media such as soils and groundwater. As a consequence, ISG may incur substantial capital expenditures and operating or maintenance expenses in order to comply with such requirements. Additionally, if the Company is unable to meet required environmental standards or laws, operations could be temporarily or permanently closed. If, in the future, the Company is required to investigate and remediate any contamination at plant sites where wastes have been used or disposed, ISG could be required to record additional liabilities.



     Permits and other environmental controls are also required to reduce air and water pollution from certain operations; and these permits are subject to modification, renewal and revocation by issuing authorities. Additional permits may be required, or more onerous conditions may be imposed on our existing facilities as a result of increases in production or modifications to certain of our facilities. The Company is unable to make meaningful estimates of the cost of these potential liabilities at this time. However, the Company does not believe that there would be a material adverse effect on its financial position, results of operations or cash flows.



     Pursuant to the RCRA, the EPA requested that ISG evaluate certain locations at its East Chicago, Indiana facility. Although discussions between the EPA and ISG are continuing with respect to the scope of the site investigation, the Company has accrued amounts related to the legal defense of the Company's position on the requested site assessment and studies of the expected remedial action.



     Undiscounted environmental liabilities related to the acquisition of the assets and certain liabilities of Bethlehem facilities in the amount of $236,496 were recorded pursuant to FASB Statement No. 141 Business Combinations at their net present value using a 7% discount rate, resulting in accrued environmental liabilities of $164,308. Of this total, $7,565 was recorded in accrued expenses and other current liabilities and $156,743 was recorded in other long-term liabilities.



     The table below represents the amounts recorded for environmental liabilities since December 31, 2002:



Balance at December 31, 2002................................   $ 56,414
  Add: liabilities recognized upon acquisition of Bethlehem
     on May 7, 2003.........................................    166,000
  Add: accretion and revisions of amounts due to changes in
     estimates..............................................      1,144
  Less: spending against reserves...........................     (3,227)
                                                               --------
Balance at June 28, 2003....................................   $220,331
                                                               ========



     At the Lackawanna facility, the Company anticipates performing a corrective measures study and implementing the corrective measures once authorized and approved by the EPA and the New York State Department of Environmental Conservation. The estimated cost, on an undiscounted basis, of $58,766 for all remediation and post remediation activities to be completed over a period of 15 years was determined by an independent third party.



     Idled mining operations located in Pennsylvania will require the prevention of acid mine drainage from discharging into surface waters. To comply with these obligations, the Company will pump and treat acid mine drainage from five closed coal mines and one coal refuse disposal area. The anticipated cost, on an undiscounted basis, of the acid mine drainage as well as the establishment of the financial assurance for the long-term operation and maintenance of facilities at the mines pertinent to acid mine drainage treatment and management totaled $32,275.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


     At the Sparrows Point facility, the Company assumed the comprehensive multimedia pollution prevention agreement entered into by Bethlehem in 1997. The total cost, on an undiscounted basis, of the agreement and other post closure activities primarily for landfills totaled $19,130.



     As described elsewhere herein, the Company purchased only selected assets of LTV, Bethlehem and Acme through sales in bankruptcy proceedings. The sellers in those transactions retained the liability for personal injury and other damages associated with historic asbestos exposures involving LTV, Acme, and Bethlehem. The sale orders issued by the U.S. Bankruptcy Courts having jurisdiction over each respective transaction explicitly provide that the sellers retained such asbestos-related liability, we and our subsidiaries assumed no such liability, and that ISG shall not be deemed a successor to any seller with respect to asbestos-related liabilities or any other matter. We believe the manner through which our facilities were purchased in conjunction with the attendant orders of the U.S. Bankruptcy Court place us in the significantly better position than other steelmakers with substantial exposure to asbestos-related liability. Despite the foregoing it is possible that future claims with respect to historic asbestos exposure might be directed at us. The risk of incurring liability as the result of such claims is considered extremely remote by the Company but is impossible to estimate at this time.



     Environmental expenditures for the remainder of 2003 and annually for the next four years and thereafter are expected to be:



2003........................................................   $ 24,452
2004........................................................     43,309
2005........................................................     43,402
2006........................................................     36,324
2007........................................................     32,142
2008 and beyond.............................................    122,527
                                                               --------
                                                               $302,156
                                                               ========



     In the six months ended June 28, 2003, the Company spent approximately $31,261 for recurring costs to manage hazardous substances and pollution in ongoing operations. Spending for environmental compliance related capital expenditures to limit or monitor pollutants was $1,139 and the Company expects to spend an average of $37,000 annually for capital expenditures through 2007 to meet environmental standards.



     As ISG becomes aware of additional matters or obtains more information, it may be required to adjust its liabilities for environmental remediation, investigation and clean up of contamination.



     The Company's policy is to fully reserve for product liability claims that have been or may be incurred on all products that have been shipped. The reserve is calculated on claims that have been submitted but not settled. That calculation also considers anticipated claims based on historical performance. The reserve for claims and allowances is a reduction of accounts receivable for financial reporting purposes.



     Other contingent liabilities with respect to product warranties, legal proceedings, and other matters arise in the normal course of business. In the opinion of management, no such matters exist which would have a material effect on the Company's financial position, results of operations or cash flows.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


(8) RELATED PARTIES


     The Company has transactions in the normal course of business with various related parties. Approval by a majority of ISG's disinterested directors is required to approve any transactions between ISG and a 5% or greater stockholder.

     Wilbur L. Ross is a director of the Company and is a principal of WL Ross, which manages two funds that own 41.9% of ISG's common stock at June 28, 2003. During the first six months of 2003, the Company paid WL Ross $5,402 for fees and out-of-pocket expenses associated with financial advisory services.

     Cleveland-Cliffs Inc. is a stockholder of ISG with the right to designate one ISG board member, which is currently filled by the Chairman and Chief Executive Officer of Cleveland-Cliffs Inc. The Company has a 15-year supply agreement with Cleveland-Cliffs Inc. to purchase all of its iron ore pellet requirements for use in certain of ISG's blast furnaces at prices that approximate market. The supply agreement can be extended beyond the initial term with the consent of both parties or can be terminated with a two-year advance termination notice. In the first six months of 2003 and 2002, the Company purchased $108,916 and $8,086, respectively in iron ore pellets under this agreement. Under the Bethlehem acquisition, ISG assumed an agreement to sell iron ore pellets to Cleveland-Cliffs and total sales of iron ore pellets were approximately $1,388 since the date of acquisition.

     Park Corporation is a stockholder of ISG with the right to designate one board member, which is currently filled by the Chairman and Chief Executive Officer of the Park Corporation. The Park Corporation supplied $2,149 of supplies and services to ISG in the first six months of 2003 and none during the period from February 22, 2002 through June 29, 2002. Under the Bethlehem acquisition, ISG assumed an agreement that totaled approximately $2,045 in ingot sales to Park Corporation since the date of acquisition.

     GE Capital is a stockholder of ISG. The Company has various capital lease arrangements financed through GE Capital. Since the date of acquisition, the Company made lease payments of approximately $148 to GE Capital.

     At June 28, 2003, $1,244 was receivable from Park Corporation and $104 was payable to GE Capital. There were no other amounts receivable or payable to/from any related parties.

(9) POSTRETIREMENT BENEFIT PLANS

     The Company has a labor agreement with the USWA covering substantially all hourly employees. As part of the agreement, the Company established Benefit Trusts to fund USWA retiree medical and death benefits for retirees and dependents from USWA represented bargaining units of LTV, Bethlehem and ISG. The Benefit Trusts will be funded by contributions from the Company based on quarterly operating cash flows of ISG and certain overtime hours worked as defined in the agreement beginning with the first quarter of 2003. There were no contributions made in the first six months of 2003.

     ISG also has medical plans covering USWA employees who are eligible to retire under the current labor agreements. The Company does not intend to provide similar retiree medical benefits for employees who retire after the current labor agreement expires. The expense for employees eligible to retire by the contract expiration totaled $6,438 in 2003. The 2003 expense is included in cost of sales and is recorded as a component of Accrued expenses and other current liabilities in the consolidated balance sheet at June 28, 2003.

                         INTERNATIONAL STEEL GROUP INC.

                                 JUNE 28, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(10) OTHER FINANCIAL INFORMATION

     Supplemental cash flow information:

                                                                                 FOR THE
                                                                               PERIOD FROM
                                                                 FOR THE       INCEPTION,
                                                               SIX MONTHS     FEBRUARY 22,
                                                                  ENDED       2002 THROUGH
                                                              JUNE 28, 2003   JUNE 29, 2002
                                                              -------------   -------------
Borrowings under revolving credit facilities................    $ 864,572        $21,212
Payments under revolving credit facilities..................     (925,270)            --
                                                                ---------        -------
Net borrowings (payments) under revolving credit
  facilities................................................    $ (60,698)       $21,212
                                                                =========        =======
Income taxes paid...........................................    $  29,289             --
Interest paid...............................................        4,625             --
Interest income.............................................    $      73        $   108
Interest capitalized........................................           95             27

(11) SUBSEQUENT EVENTS

     On September 30, 2003 we entered into an agreement with United States Steel Corporation or U.S. Steel, under which we will transfer our No. 2 pickle line at Indiana Harbor Works to U.S. Steel and in exchange receive the assets of the U.S. Steel's plate business, including the plate mill at Gary Works. No cash is expected to be exchanged at the closing and the transaction is expected to close in the fourth quarter.

     In October 2003, the Company negotiated an amendment to its New Credit Facility effective September 30, 2003. The amendment included a waiver on certain covenants as of September 30, 2003. Certain quarterly covenants were amended through 2004 and interest rates were increased by 0.5% over the New Credit Facility interest rate until a specific leverage ratio is attained.

              AUDITED HISTORICAL FINANCIAL STATEMENTS OF BETHLEHEM

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of
Bethlehem Steel Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and cash flows present fairly, in all material respects, the financial position of Bethlehem Steel Corporation and its subsidiaries ("Bethlehem") at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming that Bethlehem will continue as a going concern, which contemplates continuity of the company's operations and realization of its assets and payments of its liabilities in the ordinary course of business. As more fully described in the notes to the consolidated financial statements, on October 15, 2001, Bethlehem filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the bankruptcy process and the company's recurring losses from operations raise substantial doubt about Bethlehem's ability to continue as a going concern. Bethlehem is currently operating its business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and continuation of the company as a going concern is contingent upon, among other things, the confirmation of a Plan of Reorganization, the company's ability to comply with all debt covenants under the existing debtor-in-possession financing agreements, and Bethlehem's ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. If no reorganization plan is approved, it is possible that the company's assets may be liquidated. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
January 29, 2003

                          BETHLEHEM STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                                2002       2001        2000
                                                              --------   ---------   --------
                                                                   (DOLLARS IN MILLIONS,
                                                                  EXCEPT PER SHARE DATA)
Net Sales...................................................  $3,572.4   $ 3,334.3   $4,094.4
Costs and Expenses:
Cost of sales...............................................   3,499.8     3,468.6    3,816.6
  Depreciation and amortization (Note A)....................     246.3       253.1      260.3
  Selling, administration and general expense...............      88.8       106.4      113.0
  Special charges (gains) (Note C)..........................     380.5       372.3      (20.9)
                                                              --------   ---------   --------
Total Costs and Expenses....................................   4,215.4     4,200.4    4,169.0
                                                              --------   ---------   --------
Loss from Operations before Reorganization Items............    (643.0)     (866.1)     (74.6)
Reorganization Items (Note B)...............................     (14.5)       (8.1)        --
Financing Income (Expense):
  Interest and other financing costs (Notes A, B and F).....     (52.4)      (93.3)     (75.4)
  Interest income...........................................        --         1.9        6.6
                                                              --------   ---------   --------
Loss Before Income Taxes....................................    (709.9)     (965.6)    (143.4)
Benefit (Provision) for Income Taxes (Note E)...............      10.3      (984.0)      25.0
                                                              --------   ---------   --------
Net Loss....................................................    (699.6)   (1,949.6)    (118.4)
Dividend Requirements on Preferred and Preference Stock.....      39.4        40.5       40.7
                                                              --------   ---------   --------
Net Loss Applicable to Common Stock.........................  $ (739.0)  $(1,990.1)  $ (159.1)
                                                              ========   =========   ========
Net Loss per Common Share (Note L):
  Basic and Diluted.........................................  $  (5.64)  $  (15.30)  $  (1.21)
                                                              ========   =========   ========

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                          BETHLEHEM STEEL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                               (DOLLARS IN MILLIONS,
                                                              EXCEPT PER SHARE DATA)
                                       ASSETS
Current Assets:
  Cash and cash equivalents (Note A)........................  $    67.6    $   104.0
  Receivables, less allowances of $17.1 and $22.6...........      350.2        350.4
  Inventories (Notes A and F)
     Raw materials and supplies.............................      224.6        259.5
     Finished and semifinished products.....................      516.3        465.8
                                                              ---------    ---------
     Total Inventories......................................      740.9        725.3
  Other current assets......................................       27.6         22.8
                                                              ---------    ---------
Total Current Assets........................................    1,186.3      1,202.5
Investments and Miscellaneous Assets........................       76.9        129.6
Property, Plant and Equipment, less accumulated depreciation
  of $4,263.3 and $4,367.6 (Note A).........................    2,615.5      2,686.9
Intangible Pension Asset (Note H)...........................         --        225.0
                                                              ---------    ---------
Total Assets................................................  $ 3,878.7    $ 4,244.0
                                                              =========    =========
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $   167.6    $   150.1
  Accrued employment costs..................................       98.7         34.4
  Other post-retirement benefits (Note H)...................        3.9          3.5
  Accrued taxes (Note E)....................................       31.3         14.4
  Debt and capital lease obligations -- current (Note F)....      695.7         19.3
  Other current liabilities.................................       50.1         49.9
                                                              ---------    ---------
Total Current Liabilities...................................    1,047.3        271.6
Long-term Debt and Capital Lease Obligations (Note F).......       84.9        628.2
Deferred Gain (Note G)......................................       81.5        103.2
Other Post-retirement Benefits (Note H).....................       34.7         37.8
Other Long-term Liabilities.................................        7.1          5.6
Liabilities Subject to Compromise (Note B)..................    6,073.4      4,878.1
Stockholders' Deficit (Notes I, J and K):
  Preferred Stock -- at $1 per share par value (aggregate
     liquidation preference of $462.8); Authorized
     20,000,000 shares......................................       11.3         11.4
  Preference Stock -- at $1 per share par value (aggregate
     liquidation preference of $68.3); Authorized 20,000,000
     shares.................................................        2.0          2.0
  Common Stock -- at $1 per share par value; Authorized
     250,000,000 Issued 136,092,234 and 135,780,069
     shares.................................................      136.1        135.8
  Common Stock -- Held in treasury 4,952,123 and 4,898,134
     shares at cost.........................................      (65.9)       (65.9)
  Additional paid-in capital................................    1,909.9      1,908.2
  Accumulated other comprehensive loss......................   (1,905.0)      (833.0)
  Accumulated deficit.......................................   (3,538.6)    (2,839.0)
                                                              ---------    ---------
Total Stockholders' Deficit.................................   (3,450.2)    (1,680.5)
                                                              ---------    ---------
Total Liabilities and Stockholders' Deficit.................  $ 3,878.7    $ 4,244.0
                                                              =========    =========

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                          BETHLEHEM STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                               2002       2001       2000
                                                              -------   ---------   -------
                                                                  (DOLLARS IN MILLIONS)
Operating Activities:
  Net Loss..................................................  $(699.6)  $(1,949.6)  $(118.4)
  Adjustments for items not affecting cash from operating
     activities: Deferred income taxes (Note E).............       --       984.0     (26.0)
     Depreciation and amortization (Note A).................    246.3       253.1     260.3
     Special charges (gains) (Note C).......................    380.5       372.3     (20.9)
     Recognition of deferred gains..........................    (21.7)      (22.7)    (17.1)
     Reorganization items (Note B)..........................     14.5         8.1        --
     Litigation recovery....................................       --        13.0        --
     Other -- net...........................................     13.6         1.6      19.1
Working capital (excluding investing and financing
  activities):
     Receivables -- operating...............................     (7.8)        9.6      81.2
     Receivables -- financing (Note F)......................       --      (212.0)       --
     Inventories............................................    (16.3)      148.7      (9.4)
     Accounts payable.......................................    (14.0)       25.1     (45.2)
     Employment costs and other.............................      6.5        (8.1)      1.0
  Funding post-retirement benefits (Note H):
     Pension less than expense..............................    135.2        94.5      29.0
     Retiree healthcare and life insurance benefits less
       than expense.........................................     40.3        83.0     134.0
                                                              -------   ---------   -------
Cash Provided from (Used by) Operations Before
  Reorganization Items......................................     77.5      (199.4)    287.6
Reorganization Items........................................    (14.5)       (8.1)       --
                                                              -------   ---------   -------
Cash Provided from (Used by) Operating Activities...........     63.0      (207.5)    287.6
                                                              -------   ---------   -------
Investing Activities:
  Capital expenditures......................................   (124.3)      (89.2)   (224.3)
  Cash proceeds from asset sales............................     27.8        47.5     128.0
                                                              -------   ---------   -------
Cash Used for Investing Activities..........................    (96.5)      (41.7)    (96.3)
                                                              -------   ---------   -------
Financing Activities:
  Borrowings (Note F).......................................     90.6       408.8     132.3
  Debt and capital lease payments (Note F)..................    (65.2)     (108.9)   (226.7)
  Cash dividends paid (Note K)..............................       --       (20.2)    (40.4)
  Other payments............................................    (28.3)      (36.2)    (41.3)
  Purchase of Common Stock..................................       --          --      (4.9)
                                                              -------   ---------   -------
Cash Provided from (Used for) Financing Activities..........     (2.9)      243.5    (181.0)
                                                              -------   ---------   -------
Net Increase (Decrease) in Cash and Cash Equivalents........    (36.4)       (5.7)     10.3
Cash and Cash Equivalents -- Beginning of Period............    104.0       109.7      99.4
                                                              -------   ---------   -------
                             -- End of Period...............  $  67.6       104.0     109.7
                                                              =======   =========   =======
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized....................  $  45.2   $   105.4   $  68.8
Income taxes paid (received) -- net (Note E)................     (9.4)       (1.4)      1.4
Capital lease obligations incurred..........................      1.9         5.2       5.3

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                          BETHLEHEM STEEL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A.  ACCOUNTING POLICIES

     Reorganization Under Chapter 11 -- On October 15, 2001, Bethlehem and 22 of its wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. See Note B, Reorganization Under Chapter 11.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Bethlehem Steel Corporation and all majority owned subsidiaries and a pro rata portion of a majority owned raw material joint venture. Investments in entities over which Bethlehem has significant influence are accounted for using the equity method of accounting.

     Cash and Cash Equivalents -- Cash equivalents consist primarily of overnight investments, certificates of deposit and other short-term, highly liquid instruments generally with original maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates market.

     Inventories -- Inventories are valued at the lower of cost (principally
FIFO) or market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Repairs, renewals, and planned major maintenance that neither materially add to the value of the property nor appreciably prolong its life are charged to expense in the year incurred. Gains or losses on dispositions of property, plant and equipment are recognized in income. Interest is capitalized on significant construction projects and totaled $1 million in 2002, none in 2001 and $12 million in 2000.

     Bethlehem's property, plant and equipment by major classification is:

                                                                   DECEMBER 31
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
Land (net of depletion).....................................  $    32.4   $    30.3
Buildings...................................................      653.9       666.0
Machinery and equipment.....................................    6,046.2     6,224.3
Accumulated depreciation....................................   (4,263.3)   (4,367.6)
                                                              ---------   ---------
                                                                2,469.2     2,553.0
Construction-in-progress....................................      146.3       133.9
                                                              ---------   ---------
  Total.....................................................  $ 2,615.5   $ 2,686.9
                                                              =========   =========

     Depreciation -- Depreciation is based upon the estimated useful lives of each asset group. That life is 18 years for most steel producing assets. Steel producing assets, other than blast furnace linings, are depreciated on a straight-line basis adjusted by an activity factor. This factor is based on the ratio of production and shipments for the current year to the average production and shipments for the current and preceding four years at each operating location. Annual depreciation after adjustment for this activity factor is not less than 75% or more than 125% of straight-line depreciation. Depreciation after adjustment for this activity factor was $19 million less than straight-line in 2002, $24 million less than straight-line in 2001 and $9 million less than straight-line in 2000. Through December 31, 2002, $29 million less accumulated depreciation has been recorded under this method than would have been recorded under straight-line depreciation. The cost of blast furnace linings is depreciated on a unit-of-production basis.

     Amortization -- Prior to January 2002, goodwill was amortized over a 30-year life using the straight-line method. Amortization was $12 million in 2001 and 2000. The balance of goodwill was written-off in 2001. See Note C, Asset Impairments and Special Charges (Gains).

     Asset Impairment -- Bethlehem continually evaluates the carrying value of long-lived assets based on current events and circumstances. Bethlehem uses a probability weighted approach to determine future cash

                          BETHLEHEM STEEL CORPORATION
flows, unless a particular set of cash flow assumptions is considered more likely to occur. In that instance Bethlehem uses the most likely future cash flows for determining asset impairment. A logical grouping of long-lived assets are considered impaired when the estimated undiscounted future cash flows are less than their carrying value. In that event, Bethlehem recognizes a loss equal to the amount by which the carrying value exceeds the estimated fair market value of the assets less any estimated disposal costs. See Note C, Asset Impairment and Special Charges (Gains).

     Foreign Currency, Interest Rate and Commodity Price Risk Management -- On January 1, 2001, Bethlehem adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Adopting this standard had no effect on net income. Amounts recognized on the balance sheet at adoption were subsequently recorded in earnings.

     Periodically, Bethlehem enters into financial contracts to manage risks. Bethlehem uses foreign currency exchange contracts to manage the cost of firm purchase commitments for capital equipment or other purchased goods and services denominated in a foreign currency. Bethlehem uses interest rate swap agreements to fix the interest rate on certain floating rate financings. Bethlehem uses commodity contracts to fix the cost of a portion of its annual requirements for natural gas, zinc and other metals. Generally, foreign currency and commodity contracts are for periods of less than a year. At December 31, 2002, Bethlehem had no open derivative financial contracts or embedded derivatives.

     Environmental Expenditures -- Environmental expenditures that increase the life or efficiency of property, plant and equipment, or that will reduce or prevent future environmental contamination are capitalized. Expenditures that relate to existing conditions caused by past operations and have no significant future economic benefit are expensed. Environmental expenses are accrued at the time the expenditure becomes probable and the cost can be reasonably estimated. Bethlehem does not discount any recorded obligations for future remediation expenditures to their present value nor does Bethlehem record recoveries of environmental remediation costs from insurance carriers and other third parties, if any, as assets until their receipt.

     Deferred Taxes -- Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their tax bases. The realization of deferred tax assets is assessed periodically based principally on Bethlehem's recent operating results and expected ability to generate future taxable income through operations and tax planning opportunities. During 2001, Bethlehem fully reserved its deferred tax assets. Bethlehem is continuing this policy in the future until, at a minimum, a chapter 11 plan is confirmed (see Note E, Taxes for further discussion).

     Revenue Recognition -- Bethlehem recognizes substantially all revenues when products are shipped to customers and all substantial risks of ownership are transferred.

     Stock Options -- FASB Statement No. 123, Accounting for Stock-Based Compensation allows companies to adopt a method of accounting that records the fair value of stock options, when granted, as compensation expense or to continue to account for options under the intrinsic method. Under Bethlehem's current plans, exercisable options may be surrendered for the difference between the option price and the quoted market price of the Common Stock on the date of surrender. Depending on the circumstances, option holders receive either Common Stock, cash, or a combination of Common Stock and cash. Because Bethlehem may be compelled to settle the option award in cash rather than by issuing equity instruments, Bethlehem does not have the option of selecting between the fair value and intrinsic methods. Instead, the related expense is recognized periodically based on the difference between the option prices and current quoted market prices for our Common Stock.

     Use of Estimates -- In preparing these financial statements, Bethlehem makes estimates and uses assumptions that affect some of the reported amounts and disclosures. See, for example, Note B, Reorganiza-

                          BETHLEHEM STEEL CORPORATION
tion Under Chapter 11; Note E, Taxes; Note G, Commitments and Contingent Liabilities; and Note H, Post-retirement Benefits. In the future, actual amounts received or paid could differ from those estimates.

     New Accounting Pronouncements -- During 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. The Statement, which Bethlehem must adopt as of January 1, 2003, requires the recognition of a liability and an asset for the estimated cost of disposal as part of the initial cost of a long-lived asset and subsequent amortization of the asset to expense. Bethlehem does not expect adoption will have any material effect on its balance sheet or results of operations in 2003.

     During 2001 the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement establishes a single accounting approach for measuring impairment of long-lived assets. Bethlehem's adoption of this Statement on January 1, 2002, had no financial impact.

     During 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Statement addresses issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of the Statement includes costs to terminate contracts that are not capital leases, costs to consolidate facilities or relocate employees and termination benefits provided to employees who are involuntarily terminated under terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual compensation contract. The provisions of the Statement are effective for exit or disposal activities initiated after December 31, 2002. There is no immediate financial impact related to the adoption of this Statement.

     Also during 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires that a guarantor recognize a liability for the fair value of guarantee obligations issued after December 31, 2002. Bethlehem will record the fair value of future material guarantees, if any.

B.  REORGANIZATION UNDER CHAPTER 11

     On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code (the Code) in the United States Bankruptcy Court for the Southern District of New York (the Court). The wholly owned subsidiaries that did not file for chapter 11 reorganization are not material in relation to Bethlehem's consolidated financial position and results of operations. Bethlehem continues to manage its properties and operate its businesses under Sections 1107 and 1108 of the Code as a debtor-in-possession. These consolidated financial statements have been prepared in conformity with generally accepted accounting principles on a going concern basis, which contemplates continuity of operations, realization of assets and payment of liabilities. Under the Code, actions by creditors to collect indebtedness owed by the Debtors prior to October 15, 2001 (pre-petition) are stayed and certain other pre-petition contractual obligations may not be enforced against the Debtors. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors' businesses or the recovery by creditors of the Debtors. Any recovery by Bethlehem's equity holders appears unlikely.

     Bethlehem continues to pursue various strategic alternatives including, among other things, possible consolidation opportunities, joint ventures with other steel operations, a stand-alone plan of reorganization and liquidation of part or all of Bethlehem's assets. There can be no assurance that any such alternatives will be implemented. Bethlehem has an exclusive right to file a reorganization plan through July 31, 2003. After further consideration of such alternatives and negotiations with various parties in interest, Bethlehem expects to present a chapter 11 plan. That plan will likely cause a material change to the carrying amount of assets and liabilities in the financial statements.

                          BETHLEHEM STEEL CORPORATION

     The bar date for creditors, other than employees and former employees, to file proofs of claim with the Court was September 30, 2002. Differences between the amounts reflected on Bethlehem's records and claims by creditors will be investigated and resolved in connection with our claims resolution process. That process has commenced and, in light of the number of creditors, will take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known. It is reasonably possible that the amount of claims ultimately allowed by the Court will differ materially from the amounts presently recorded by Bethlehem. These amounts are not currently capable of being reasonably estimated.

     On January 6, 2003, International Steel Group (ISG) provided a proposal to purchase substantially all of Bethlehem's assets under section 363 of the Code. Management and the Board of Directors of Bethlehem are currently in discussions with ISG regarding the proposal to determine whether it believes such a transaction can be developed that is in the best interest of Bethlehem's creditors and other constituents. Any sale of assets under the proposal will require the approval of the Court and, if approved, an open auction for the assets.

     These consolidated financial statements have been prepared in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). SOP 90-7 provides for segregating pre-petition liabilities that are subject to compromise, identifying all transactions and events that are directly associated with the reorganization of the Debtors and discontinuing interest accrual on unsecured or undersecured debt. SOP 90-7 requires that pre-petition liabilities, including claims that become known after a petition is filed, be reported on the basis of the expected amount of the claim allowed rather than the amounts for which those claims might be settled. Until other information is available, recorded liability amounts represent Bethlehem's best estimate for potential allowed claims.

     Except for secured debt and capital lease obligations, all recorded liabilities of the Debtors that arose pre-petition have been classified as liabilities subject to compromise. The Court authorized, but did not require, payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other post-employment benefits and certain other accrued liabilities since October 15, 2001, are included in liabilities subject to compromise. Liabilities subject to compromise at December 31, 2002 and 2001 follows:

                                                                   DECEMBER 31
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
Pension liability...........................................  $2,849.0    $1,624.0
Other post-employment benefits..............................   2,059.0     2,005.7
Unsecured debt..............................................     526.7       526.7
Accounts payable............................................     190.7       220.8
Accrued employment costs....................................     186.7       270.6
Other accrued liabilities...................................     194.6       152.8
Accrued taxes and interest..................................      66.7        77.5
                                                              --------    --------
  Total.....................................................  $6,073.4    $4,878.1
                                                              ========    ========

     Net costs resulting from reorganization of the businesses have been reported in the statements of operations separately as reorganization items. For the years ended December 31, 2002 and 2001, the following have been incurred:

                                                                2002          2001
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Professional fees...........................................   $17.9         $ 7.1
(Gains) losses from termination of contracts................    (2.0)          1.4
Interest income.............................................    (1.4)         (0.4)
                                                               -----         -----
  Total.....................................................   $14.5         $ 8.1
                                                               =====         =====

                          BETHLEHEM STEEL CORPORATION

     Interest on unsecured debt that was not charged to earnings for the year ended December 31, 2002, was about $45 million and about $9 million for the period from October 15 to December 31, 2001.

C.  ASSET IMPAIRMENTS AND SPECIAL CHARGES (GAINS)

     Bethlehem recognized the following asset impairments and special charges (gains):

                                                              2002     2001     2000
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Pension plan curtailment...................................  $176.0   $   --   $   --
Impairment of long-lived assets............................    89.0    347.0      1.5
Employee benefit costs.....................................    78.5     42.5      4.5
Environmental accruals.....................................    37.0      5.0       --
Gain on sale of joint venture interests....................      --    (22.2)    (9.0)
Gain on Metropolitan Life conversion.......................      --       --    (17.9)
                                                             ------   ------   ------
  Total....................................................  $380.5   $372.3   $(20.9)
                                                             ======   ======   ======

     As discussed in Note H, Post-retirement Obligations, the Pension Benefit Guaranty Corporation (PBGC) filed a complaint in the United States District Court of Eastern Pennsylvania to terminate Bethlehem's Pension Plan effective December 18, 2002. As a result, Bethlehem recorded a $176 million non-cash curtailment charge as required by generally accepted accounting principles.

     Bethlehem continually analyzes its ability to recover the carrying value of its long-lived assets. In 2002, based on facts and circumstances that had been evolving, Bethlehem determined that the carrying value of certain assets exceeded the related expected future cash flows. Accordingly, Bethlehem recognized non-cash impairment losses of $89 million, principally for its Pennsylvania Steel Technologies operation in Steelton, Pennsylvania as market conditions in the rail market remain depressed and a new competitor entered the market. The fair market value of the assets was estimated using expected future cash flows and other fair market value indicators. During 2001, Bethlehem recorded non-cash impairment losses of (1) $317 million for goodwill acquired in the 1998 Lukens merger, (2) $11 million for the 110-inch plate mill at Burns Harbor which is expected to remain idle indefinitely, (3) $15 million for its Chicago Cold Rolling facility and (4) $3 million for writing-off its equity investment in a joint venture that ceased operations. During 2000, Bethlehem recognized a $1.5 million loss in connection with closing its Burns Harbor ingot teeming and slab mill operations.

     Bethlehem has taken several actions to reduce employment costs. As a result of these actions, Bethlehem recognized non-cash charges to account for employee benefits (primarily pensions) as required by generally accepted accounting principles. During 2002, Bethlehem (1) reduced about 245 USWA represented positions at its Pennsylvania Steel Technologies operations in Steelton, Pennsylvania and reduced about 290 non-represented salaried positions and recognized a $76 million charge and (2) recorded a $2.5 million non-cash charge related to Bethlehem's permanently idled pipe mill in Steelton, Pennsylvania. During 2001, Bethlehem (1) recognized a $7.5 million charge when it eliminated about 300 non-represented salaried positions and (2) recorded a $35 million charge when it closed its Lackawanna Coke operations. During 2000, Bethlehem recorded a $4.5 million charge in connection with the closure of its Burns Harbor slab mill.

     During the fourth quarter of 2002, Bethlehem received an administrative order from the Pennsylvania Department of Environmental Protection regarding future requirements related to managing acid mine drainage at its closed coal mining facilities. As a result, Bethlehem increased its estimate of probable total future spending and recorded a $17 million non-cash charge. Earlier in 2002, Bethlehem personnel attended a meeting requested by representatives from the New York Department of Environmental Conservation to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and to

                          BETHLEHEM STEEL CORPORATION
begin to implement an agreed upon plan of remediation at its closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, Bethlehem recorded a $20 million non-cash charge to reflect its most current estimate of the total probable future remediation costs at Lackawanna. These cash requirements for remediation are expected to be expended over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the regulatory agencies. During 2001, in connection with its closing of the Lackawanna coke ovens, Bethlehem recognized a $5 million charge to clean out certain pipes and tanks that previously were operating.

     In 2001, Bethlehem sold its interest in MBR, a Brazilian iron ore property, for $4 million in cash and $19 million in credits against future iron ore purchases (all of which have been used) resulting in a $22 million gain. During 2000, Bethlehem sold its equity interest in Presque Isle Corporation for $10 million resulting in a $9 million gain.

     In 2000, Bethlehem received $18 million from the conversion of Metropolitan Life Insurance Company from a mutual company owned by its policyholders to a publicly held company, all of which was recognized as a gain.

D.  ACQUISITIONS

     On June 5, 2002, Bethlehem acquired the remaining 50% ownership interest in Columbus Coatings Company (CCC) and Columbus Processing Company (CPC) joint ventures that Bethlehem did not already own from LTV Steel Corporation. CCC is an automotive quality, hot-dipped galvanized coating line and CPC is a steel slitting facility, both located in Columbus, Ohio. These interests were acquired for cash, a release of LTV's guarantee of CCC's debt and forgiveness of claims against LTV by Bethlehem and CCC. The value assigned to assets and liabilities acquired follows:

                                                               (DOLLARS IN MILLIONS)
                                                               ---------------------
Property, plant & equipment.................................          $ 155.3
Debt and capital lease obligation...........................           (105.9)
Other -- net................................................             (0.3)
                                                                      -------
  Net assets................................................             49.1
Less:
     Investment in and receivable from joint ventures and
      LTV...................................................            (46.7)
                                                                      -------
Cash purchase price, net of cash acquired...................          $   2.4
                                                                      =======

     On August 1, 2001, Bethlehem purchased the remaining 45% ownership interest in Chicago Cold Rolling (CCR) that it did not already own for $1 million plus assumption of $19 million in debt.

     These acquisitions were accounted for using the purchase method of accounting. Bethlehem's results include the operations of the businesses since the date of acquisition. Pro-forma amounts are not significant.

E.  TAXES

     Bethlehem's benefit (provision) for income taxes consisted of:

                                                              2002     2001    2000
                                                              -----   ------   -----
                                                              (DOLLARS IN MILLIONS)
Federal -- deferred.........................................   $--    $(985)    $26
Federal, state and foreign -- current.......................    10        1      (1)
                                                               ---    -----     ---
  Total benefit (provision).................................   $10    $(984)    $25
                                                               ===    =====     ===

                          BETHLEHEM STEEL CORPORATION

     The income tax benefit recorded in 2002 represents a $10 million tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted on March 8, 2002. The Act provides Bethlehem the ability to carry back a portion of its 2001 Alternative Minimum Tax (AMT) loss for a refund of taxes paid in prior years that was not previously available.

     The benefit (provision) for income taxes differs from the amount computed by applying the federal statutory rate to pre-tax income (loss). The computed amounts and the items comprising the total differences follow:

                                                             2002     2001     2000
                                                             -----   -------   -----
                                                              (DOLLARS IN MILLIONS)
Pre-tax loss:
United States..............................................  $(710)  $  (967)  $(144)
Foreign....................................................     --         1       1
                                                             -----   -------   -----
  Total....................................................  $(710)  $  (966)  $(143)
                                                             =====   =======   =====
Computed amounts...........................................  $ 249   $   338   $  50
Change in valuation allowance..............................   (244)   (1,208)    (25)
Goodwill amortization/impairment...........................     --      (115)     (4)
AMT refund.................................................     10        --      --
Percentage depletion.......................................      2         5       5
Reorganization costs.......................................     (6)       (3)     --
Other differences -- net...................................     (1)       (1)     (1)
                                                             -----   -------   -----
  Total benefit (provision)................................  $  10   $  (984)  $  25
                                                             =====   =======   =====

     The components of Bethlehem's net deferred income tax asset are as follows:

                                                                   DECEMBER 31
                                                              ----------------------
                                                                2002          2001
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Temporary differences:
  Employee benefits.........................................  $ 1,135       $   985
  Depreciable assets........................................     (190)         (220)
  Other.....................................................      210           185
                                                              -------       -------
     Total..................................................    1,155           950
Operating loss carry-forward................................      510           475
Alternative minimum tax credits.............................       25            35
                                                              -------       -------
Deferred income tax asset...................................    1,690         1,460
Valuation allowance.........................................   (1,690)       (1,460)
                                                              -------       -------
Deferred income tax asset -- net............................  $    --       $    --
                                                              =======       =======

     Temporary differences represent the cumulative taxable or deductible amounts recorded in Bethlehem's financial statements in different years than recognized in its tax returns. Bethlehem's employee benefits temporary difference includes amounts expensed in its financial statements for post-retirement pensions, health care and life insurance that become deductible in its tax return upon payment or funding in qualified trusts. The depreciable assets temporary difference represents principally cumulative tax depreciation in excess of financial statement depreciation. Other temporary differences represent various net expenses accrued for financial reporting purposes that are not deductible for tax reporting purposes until paid. At December 31, 2002, Bethlehem had regular tax net operating loss carry-forwards (NOL) of about $1.5 billion and alternative minimum tax loss carry-forwards of about $1 billion. The NOL will expire in varying amounts from 2005 through 2022 if Bethlehem is unable to use the amounts to offset taxable income in the future. Bethlehem's ability to reduce future income tax payments through the use of NOL could be limited if it were

                          BETHLEHEM STEEL CORPORATION
to undergo an ownership change as defined by the Internal Revenue Code. A chapter 11 plan may cause such an ownership change, may reduce the amount of NOL available and may limit NOL usage. Any liabilities cancelled under a chapter 11 plan will reduce Bethlehem's NOL by the amount cancelled and, therefore, in substance will be taxable income.

     FASB Statement No. 109, Accounting for Income Taxes, requires that Bethlehem record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states, "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." Bethlehem incurred financial accounting losses in 1999 through 2001. Bethlehem's results during 2001 were worse than it anticipated at the beginning of the year and it was not able to use any of the NOL expiring in 2001 in its federal income tax return for the year. In the absence of specific favorable factors, application of FASB Statement No. 109, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, during 2001, after consideration of these factors, Bethlehem provided a 100% valuation allowance for its deferred tax asset increasing its non-cash provision for income taxes for 2001 by $985 million. Bethlehem will continue this policy in the future until, at a minimum, a chapter 11 plan is confirmed.

     In addition to income taxes, Bethlehem incurred costs for certain other taxes as follows:

                                                              2002     2001     2000
                                                              -----   ------   ------
                                                               (DOLLARS IN MILLIONS)
Employment taxes............................................  $55.9   $ 69.4   $ 69.7
Property taxes..............................................   23.0     29.2     31.4
State taxes and other.......................................    6.6      7.0      9.7
                                                              -----   ------   ------
Total other taxes...........................................  $85.5   $105.6   $110.8
                                                              =====   ======   ======

                          BETHLEHEM STEEL CORPORATION

F.  DEBT AND CAPITAL LEASE OBLIGATIONS

                                                                   DECEMBER 31
                                                              ----------------------
                                                                2002         2001
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Secured debt:
  Notes and loans:
     GECC DIP facility, Variable, Due October, 2003.........  $  280.7     $  205.6
     Inventory debt, LIBOR plus 1.125%, Due October, 2003...     289.9        289.9
     CCC financing, Variable rate, Due October, 2003........      68.2           --
     Cold mill financing, LIBOR plus 2.5%, Due October,
       2003.................................................      38.8         43.8
     CCR financing, Variable rate, Due 2005.................      17.9         18.0
     Dauphin County, PA Note 2%, Due 2003-2009..............       2.3          2.3
  Capital lease obligations:
     Wide slab caster, 9.867%, Due 2003-2005................      42.6         46.1
     Ore vessel, 11.5%, Due 2003-2009.......................      24.2         26.1
     Other..................................................      16.0         15.7
                                                              --------     --------
       Total secured debt...................................     780.6        647.5
Unsecured debt:
  Notes and loans:
     7 5/8% notes, Due 2004.................................     150.0        150.0
     10 3/8% notes, Due 2003................................     102.8        102.8
     6 1/2% notes, Due 2006.................................      75.0         75.0
     9.64%, Due 2003-2009...................................       0.3          0.3
  Debentures:
     8.45%, Due 2005........................................      73.9         73.9
  Pollution control and industrial revenue bonds:
     7 1/2%-8%, Due 2015-2024...............................     127.7        127.7
                                                              --------     --------
       Total unsecured debt.................................     529.7        529.7
  Unamortized debt discount.................................      (3.0)        (3.0)
                                                              --------     --------
     Total debt.............................................   1,307.3      1,174.2
  Amounts classified as current.............................    (695.7)       (19.3)
  Amounts classified as subject to compromise...............    (526.7)      (526.7)
                                                              --------     --------
     Long-term..............................................  $   84.9     $  628.2
                                                              ========     ========

     At December 31, 2002 and 2001, secured debt and capital lease obligations with contractual maturities of less than one year are classified as current. All unsecured debt instruments have been classified as liabilities subject to compromise. Interest or principal is not expected to be paid or accrued on unsecured debt until a chapter 11 plan has been confirmed.

     A $450 million debtor-in-possession (DIP) financing with the General Electric Capital Corporation (GECC) was approved by the Court in 2001. The Court has authorized a $5 million carve out for the protection of certain administrative costs. The GECC financing is collateralized by, among other things, a senior lien on substantially all of the Debtors' assets, excluding inventory and those assets that had previously been subject to a lien, and a junior lien on inventory and those assets that had previously been subject to a lien. The GECC financing expires on the earlier of confirmation of a chapter 11 plan or October 15, 2003. Bethlehem's wholly owned subsidiaries that did not file for chapter 11 reorganization have guaranteed the financing. The PBGC's legal action to terminate Bethlehem's pension plan (see Note H, Post-retirement Benefits for more details) is an event of default under the GECC financing. However, on December 27, 2002, GECC agreed to waive such default and amended the credit facility's pension plan related provisions. The amendment was subsequently approved by the Court. Bethlehem pays interest on this financing at its option at

                          BETHLEHEM STEEL CORPORATION
either (1) an indexed rate, typically based on the prime rate, plus 2.5% or (2) LIBOR plus 3.5%. At December 31, 2002 and 2001 its average rate was about 6%. The GECC financing contains certain financial performance covenants, with which Bethlehem is in compliance at December 31, 2002, and restricts its ability to pay dividends. Initial proceeds from the GECC financing were used to repurchase accounts receivable that had been sold under a previous credit facility. As part of the GECC financing, the $290 million previously borrowed under an inventory credit facility remains outstanding as secured debt for the term of the GECC financing. Interest is payable monthly in arrears on the GECC facility and as adequate protection on the inventory debt. At December 31, 2002, letters of credit outstanding under the GECC financing amounted to $16 million and, based on net eligible receivables in the borrowing base, $133 million was available for borrowing. In 2001, Bethlehem incurred $8 million in debt financing costs related to the facility that are being amortized over the two year term of the loan.

     Because of Bethlehem's chapter 11 filing, CCC, which has not filed for chapter 11, and Bethlehem are in default under that loan agreement which would allow the lenders to call the full amount of the loan. Bethlehem believes that the market value of CCC exceeds the loan amount. In October, Bethlehem filed a motion with the Bankruptcy Court requesting approval to refinance with General Electric Capital Corporation the outstanding loan balance. A hearing was held on December 5, 2002 and the motion was approved. Closing on a new financing arrangement has been delayed indefinitely as management considers the impact of the PBGC's legal actions to terminate Bethlehem's pension plan.

     At December 31, 2002 and 2001, the estimated fair value of its unsecured debt was about $500 million less and $480 million less than the recorded amounts.

     The amounts included in property, plant and equipment for capital leases were $76 million (net of $17 million accumulated amortization) and $86 million (net of $10 million accumulated amortization) at December 31, 2002 and 2001.

G.  COMMITMENTS AND CONTINGENT LIABILITIES

     In 2000, Bethlehem sold and leased back under a long-term charter an ore vessel. The gain of $28 million was deferred and will be recognized over the eight-year life of the charter agreement. Bethlehem recognized $4 million of the gain during 2002 and 2001.

     Also in 2000, Bethlehem entered into a 12-year agreement to purchase pulverized coal for injection into L blast furnace at Sparrows Point. Bethlehem pays a minimum of $11 million per year plus additional amounts based on the amount of coal consumed. During 2002, Bethlehem made minimum payments of $11 million, paid variable fees of $5 million and purchased 561,000 tons of coal for $22 million.

     In 1998, Bethlehem sold the No. 1 Coke Oven Battery at Burns Harbor and entered into agreements to operate the facility and purchase about 800,000 tons of coke per year through the year 2007. Bethlehem purchased 845,000 tons of coke at a cost of $105 million in 2002, 821,000 tons at a cost of $99 million in 2001, and 851,000 tons at a cost of $104 million in 2000. The gain on the sale of about $160 million was deferred and is being recognized over the nine-year life of the operating and purchase agreements. Bethlehem has recognized $18 million of the gain in each year since 1999 as a reduction of cost of sales.

     In 1997, Bethlehem sold its interest in the Iron Ore Company of Canada
(IOC) and entered into a 14-year agreement to purchase up to 1.8 million tons of iron ore pellets per year generally at market prices through the year 2004 and about 500,000 tons in the years 2005 through 2011. In 2002, Bethlehem purchased
1.9 million net tons of iron ore from IOC at a cost of $50 million.

     Future minimum payments under noncancellable operating leases at December 31, 2002 were $30 million in 2003, $28 million in 2004, $24 million in 2005, $21 million in 2006, $15 million in 2007 and $62 million

                          BETHLEHEM STEEL CORPORATION
thereafter. Total rental expense under operating leases was $33 million, $35 million and $36 million in 2002, 2001 and 2000.

     At December 31, 2002, Bethlehem had outstanding approximately $35 million of purchase orders for additions and improvements to its properties.

     Bethlehem has guaranteed half the debt of its Double G joint venture. As of December 31, 2002 Bethlehem's exposure was $7 million. National Steel Corporation, its partner in the joint venture, has guaranteed the other half.

     The domestic steel industry is subject to various federal, state and local environmental laws and regulations concerning, among other things, air emissions, wastewater discharges and solid and hazardous waste disposal. Bethlehem and federal and state regulatory agencies conduct negotiations to resolve differences in interpretation of certain environmental control requirements. In some instances, those negotiations are held in connection with the resolution of pending environmental proceedings. Bethlehem believes that there will not be any significant curtailment or interruptions of any of its important operations as a result of these proceedings and negotiations. Bethlehem cannot predict the specific environmental control requirements that it will face in the future. Based on existing and anticipated regulations promulgated under presently enacted legislation, Bethlehem has recorded liabilities for future remediation costs at December 31, 2002 and 2001 of about $116 million and $77 million. Bethlehem also currently estimates that capital expenditures for environmental control in the near-term will average about $55 million per year. Estimates of future capital expenditures and operating costs required for environmental compliance and reclamation, however, are subject to numerous uncertainties, including the evolving nature of regulations, possible imposition of more stringent requirements, availability of new technologies and the timing of expenditures. Environmental claims under the Code for environmental remediation and other environmental matters are expected to be ultimately resolved along with all other unsecured claims as part of a chapter 11 plan. Bethlehem believes that the future costs of environmental compliance will not have a material adverse effect on its competitive position with respect to other integrated domestic steelmakers that are subject to the same environmental requirements.

     In the ordinary course of its business, Bethlehem is involved in various pending or threatened legal proceedings. These proceedings include a large number of cases in which plaintiffs allege injury due to exposure to asbestos, allegedly resulting from past operations of Bethlehem and others. All of the asbestos cases resolved to date have either been dismissed as to Bethlehem or settled for immaterial amounts. The prosecution of any claims and any payments related to litigation existing on October 15, 2001, the date of Bethlehem's filing for protection under chapter 11 of the Code, are automatically stayed pending resolution of all unsecured claims as part of a chapter 11 plan.

     Bethlehem cannot predict with certainty the outcome of any legal or environmental proceedings to which it is party. In Bethlehem's opinion, however, adequate reserves have been recorded for losses that are probable and result from legal proceedings and environmental reclamation requirements relating to events occurring prior to December 31, 2002. If such reserves prove to be inadequate, however, it is reasonably possible that Bethlehem could be required to record a charge to earnings that could be material to the results of operations in a particular future quarterly or annual period. Bethlehem believes that any ultimate liability arising from these actions that is reasonably possible over what has been recorded will not be material to Bethlehem's consolidated financial condition or near-term cash flow requirements.

H.  POST-RETIREMENT BENEFITS

     On December 18, 2002, the PBGC filed a complaint in the United States District Court for the Eastern District of Pennsylvania alleging there was sufficient cause under applicable laws to terminate the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies (the Plan). The complaint requests, among other things, that the PBGC be appointed as the Plan's trustee and December 18, 2002 be established as the

                          BETHLEHEM STEEL CORPORATION

Plan's termination date. Bethlehem is considering all legal options and has until February 21, 2003 to respond. As a result of the PBGC's actions, Bethlehem recognized a curtailment loss of $176 million in 2002 as required by generally accepted accounting principles and will not record future pension expense under the Plan. A termination would require Bethlehem to transfer administration responsibilities for the Plan and transfer ownership of the Plan's assets to the PBGC.

     Bethlehem's pension plan provides post-retirement benefits for substantially all its employees. Defined benefits are based on years of service and the five highest consecutive years of pensionable earnings during the last ten years prior to retirement or a minimum amount based on years of service. Bethlehem funds annually the amount required under ERISA minimum funding standards plus additional amounts as appropriate based on liquidity. In addition, Bethlehem currently provides other post-retirement benefits (OPEB) for health care and life insurance to most employees and their dependents.

     Under applicable accounting principles, Bethlehem is required to record a minimum pension liability at year-end, using its November 30, 2002 measurement date, equal to the unfunded accumulated pension obligation of $2,796 million for 2002 and $1,624 million for 2001. The difference between the unfunded pension accumulated and projected benefit obligations represents the projected future increases in salaries and wages used for actuarial purposes. Those applicable accounting principles require that any excess of the minimum liability over the accrued expense be recorded as an intangible asset up to the unamortized past service costs with the balance charged to other comprehensive income. As a result of the PBGC's actions Bethlehem was required to immediately recognize these unamortized past service costs as a plan curtailment. (See Note C, Asset Impairments and Special Charges (Gains).)

                          BETHLEHEM STEEL CORPORATION

     The following sets forth the plans' funded status at Bethlehem's valuation date together with certain actuarial assumptions used and the amounts recognized in its consolidated balance sheets and statements of operations on a going concern basis in accordance with generally accepted accounting principles:

                                                        PENSION             OPEB
                                                    ----------------   ---------------
                                                     2002      2001     2002     2001
                                                    -------   ------   ------   ------
                                                          (DOLLARS IN MILLIONS)
Change in benefit obligation:
  Projected benefit obligation -- beginning of
     year.........................................  $ 6,495   $6,060   $3,031   $2,775
  Current service cost............................       62       60       14       13
  Interest cost...................................      444      463      209      213
  Actuarial adjustments...........................      189      469       77      223
  Other...........................................        5       32       --       12
  Benefits/administration fees paid...............     (612)    (589)    (224)    (205)
                                                    -------   ------   ------   ------
  Projected benefit obligation -- November 30.....    6,583    6,495    3,107    3,031
                                                    -------   ------   ------   ------
Change in plan assets
  Fair value of plan assets -- beginning of
  year............................................    4,753    5,735       17       90
  Actual return on plan assets....................     (472)    (393)      --        1
  Employer contributions..........................       15        8       --       --
  Benefits/administration fees paid...............     (619)    (597)      (1)     (74)
                                                    -------   ------   ------   ------
  Fair value of plan assets -- November 30........    3,677    4,753       16       17
                                                    -------   ------   ------   ------
  Unfunded projected benefit obligation...........    2,906    1,742    3,091    3,014
  Unrecognized:
     Net actuarial (loss).........................   (1,905)    (838)    (992)    (960)
     Effect of future salary increases............     (110)    (120)      --       --
     Prior service from plan amendments...........       --     (223)     (10)     (12)
  December -- net/other...........................       53        5        9        5
                                                    -------   ------   ------   ------
     Accrued expense..............................  $   944   $  566   $2,098   $2,047
                                                    =======   ======   ======   ======
Balance sheet accounts:
  Current and long-term liabilities...............  $    --   $   --   $   39   $   41
  Liabilities subject to compromise...............    2,849    1,624    2,059    2,006
  Adjustments to recognize minimum pension
     liability:
     Accumulated other comprehensive loss.........   (1,905)    (833)      --       --
     Intangible pension asset.....................       --     (225)      --       --
                                                    -------   ------   ------   ------
     Accrued expense..............................  $   944   $  566   $2,098   $2,047
                                                    =======   ======   ======   ======

                          BETHLEHEM STEEL CORPORATION

                                            PENSION                   OPEB
                                     ---------------------   -----------------------
                                     2002    2001    2000     2002     2001    2000
                                     -----   -----   -----   ------   ------   -----
                                                  (DOLLARS IN MILLIONS)
Components of net expense:
  Current service cost.............  $  62   $  60   $  64   $   14   $   13   $  12
  Interest cost....................    444     463     468      209      213     212
  Expected return on plan assets...   (426)   (520)   (557)      (1)      (1)     (7)
  Other............................     --       8      --       --        3      --
  Amortizations:
     Initial net obligation........      2      34      34       --       --      --
     Plan amendments...............     61      50      50        2        2       2
     Actuarial (gain) loss.........     --      --     (12)      46       34      38
  PBGC, Multiemployer, other.......      7       8       8        7        7       7
                                     -----   -----   -----   ------   ------   -----
  Net expense*.....................  $ 150   $ 103   $  55   $  277   $  271   $ 264
                                     =====   =====   =====   ======   ======   =====
*Excludes amounts in special
  charges.
Assumptions:
  Expected return on plan assets...  9 1/2%  9 1/2%  9 1/2%   7 1/8%       8%      8%
  Discount rate -- expense.........  7 1/8%      8%      8%   7 1/8%       8%      8%
  Discount rate -- projected
     obligation....................  6 3/4%  7 1/8%      8%   6 3/4%   7 1/8%      8%
  Rate of compensation increase....      3%      3%    2.9%       3%       3%    2.9%
  Trend rate
     -- beginning next year........    n/a     n/a     n/a      8.1%     8.8%    8.6%
     -- ending rate................    n/a     n/a     n/a      4.8%     4.8%    4.8%
     -- ending year................    n/a     n/a     n/a     2010     2010    2010

     A one-percentage-point change in assumed health care cost trend rates would have an effect of $20 million on the total service and interest cost components of the 2003 OPEB expense and of $260 million on the November 30, 2002 projected benefit obligation for OPEB.

     Bethlehem filed a motion with the Court to form a committee under Section 1114 of the Code with the possible outcome being a reduction or elimination of Bethlehem's requirement to pay retiree medical and life insurance benefits.

I.  STOCKHOLDER RIGHTS AGREEMENT

     Bethlehem has a Stockholder Rights Agreement under which holders of Common Stock have rights to purchase a new series of Preference Stock, or under certain circumstances, additional shares of Common Stock. The rights generally become exercisable if a person or group begins a tender or exchange offer that would result in that person or group owning 15% or more of Bethlehem's Common Stock. Under these circumstances, each right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preference Stock at an exercise price of $60 per unit. The rights also become exercisable if a person or group acquires 15% or more of Common Stock or acquires 5% or more of Common Stock and makes a filing under the Hart- Scott-Rodino Antitrust Improvements Act of 1976. Under these circumstances, each right entitles the holder (other than the acquirer) to purchase, for the right's exercise price, a number of shares of Common Stock (or, in certain circumstances, other consideration) worth twice the right's exercise price. Bethlehem may redeem new rights under certain circumstances at one cent per right. If the rights are not redeemed or extended, they will expire in October 2008.

J.  STOCK OPTIONS

     At December 31, 2002, Bethlehem had options outstanding under various Plans approved by its stockholders. New options can be granted only under the Plan approved in 2001, which reserved 6,400,000

                          BETHLEHEM STEEL CORPORATION
shares of Common Stock for such use. At December 31, 2002, options on 5,480,750 shares of Common Stock were available for granting. Under the plans, the option price is the fair market value of its Common Stock on the date the option is granted. Options issued under the Plans become exercisable one to four years after the date granted and expire ten years from the date granted. Exercisable options may be surrendered for the difference between the option price and the quoted market price of the Common Stock on the date of surrender. Depending on the circumstances, option holders receive either Common Stock, cash, or a combination of Common Stock and cash. Because of the surrender component in its options, related expense is recognized periodically based on the difference between the option price and current quoted market prices. No options were granted in 2002. Compensation expense recognized and weighted average fair value for the options granted in 2002, 2001 and 2000 were not material.

     Changes in options outstanding during 2002, 2001 and 2000 were as follows:

                                                              NUMBER OF     WEIGHTED
                                                               OPTIONS    AVERAGE PRICE
                                                              ---------   -------------
Balance December 31, 1999...................................  5,682,077        $13
  Granted...................................................    889,250          6
  Terminated or canceled....................................   (286,899)        15
  Surrendered or exercised..................................     (1,000)         6
                                                              ---------
Balance December 31, 2000...................................  6,283,428         12
  Granted...................................................  1,145,450          3
  Terminated or canceled....................................   (514,919)        13
  Surrendered or exercised..................................    (10,360)         8
                                                              ---------
Balance December 31, 2001...................................  6,903,599         11
Terminated or canceled......................................   (668,745)        10
                                                              ---------
Balance December 31, 2002...................................  6,234,854        $11
                                                              =========

     Options exercisable at the end of 2002, 2001 and 2000 were 4,938,516; 4,575,387 and 4,303,416.

     Information on its stock options at December 31, 2002 follows:

                   NUMBER OF    AVERAGE      AVERAGE       NUMBER OF    AVERAGE
   RANGE OF         OPTIONS     EXERCISE   CONTRACTUAL      OPTIONS     EXERCISE
EXERCISE PRICES   OUTSTANDING    PRICE     LIFE (YEARS)   EXERCISABLE    PRICE
---------------   -----------   --------   ------------   -----------   --------
$2.375 -  7.37     1,864,727      $ 4           8            751,914      $ 5
 8.125 - 20.375    4,370,127       13           4          4,186,602       13
                   ---------                               ---------
          Total    6,234,854       11           5          4,938,516       12
                   =========                               =========

                          BETHLEHEM STEEL CORPORATION

K.  STOCKHOLDERS' DEFICIT

                                         PREFERRED STOCK   PREFERENCE STOCK      COMMON STOCK       COMMON STOCK
                                         $1.00 PAR VALUE    $1.00 PAR VALUE    $1.00 PAR VALUE    HELD IN TREASURY
                                         ---------------   -----------------   ----------------   -----------------
                                         SHARES   AMOUNT   SHARES    AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT
                                         ------   ------   -------   -------   -------   ------   -------   -------
                                            (SHARES IN THOUSANDS AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance December 31, 1999..............  11,623   $11.6     2,010     $ 2.0    133,589   $133.6    2,119    $(60.6)
Net loss for year......................
Dividends on Preferred Stock...........
Preference Stock:
  Stock dividend.......................                       100       0.1
  Issued...............................                        84       0.1
  Converted............................                      (138)     (0.1)       138     0.1
Common Stock:
  Acquired.............................                                                            2,732      (5.1)
  Issued...............................                                            897     0.9
                                         ------   -----     -----     -----    -------   ------    -----    ------
Balance December 31, 2000..............  11,623    11.6     2,056       2.1    134,624   134.6     4,851     (65.7)
Net loss for year......................
Minimum pension adjustment.............
Dividends on Preferred Stock...........
Preference Stock:
  Stock dividend.......................                       102       0.1
  Issued...............................                        19        --
  Converted............................    (265)   (0.2)     (149)     (0.2)       783     0.8
Common Stock:
  Acquired.............................                                                               47      (0.2)
  Issued...............................                                            374     0.4
                                         ------   -----     -----     -----    -------   ------    -----    ------
Balance December 31, 2001..............  11,358    11.4     2,028       2.0    135,781   135.8     4,898     (65.9)
Net loss for year......................
Minimum pension adjustment.............
Preference Stock:
  Converted............................    (103)   (0.1)      (62)       --        306     0.3
Common Stock:
  Acquired.............................                                                               54        --
  Issued...............................                                              5
                                         ------   -----     -----     -----    -------   ------    -----    ------
Balance December 31, 2002..............  11,255   $11.3..   1,966     $ 2.0    136,092   $136.1    4,952    $(65.9)
                                         ======   =====     =====     =====    =======   ======    =====    ======

                                                           ACCUMULATED
                                                      ---------------------
                                                        OTHER
                                         ADDITIONAL    COMPRE-
                                          PAID-IN      HENSIVE
                                          CAPITAL       LOSS       DEFICIT
                                         ----------   ---------   ---------
                                         (SHARES IN THOUSANDS AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance December 31, 1999..............   $1,961.5    $      --   $  (771.0)
Net loss for year......................                              (118.4)
Dividends on Preferred Stock...........      (40.4)
Preference Stock:
  Stock dividend.......................       (0.1)
  Issued...............................        0.1
  Converted............................
Common Stock:
  Acquired.............................
  Issued...............................        5.7
                                          --------    ---------   ---------
Balance December 31, 2000..............    1,926.8           --      (889.4)
Net loss for year......................                            (1,949.6)
Minimum pension adjustment.............                  (833.0)
Dividends on Preferred Stock...........      (20.2)
Preference Stock:
  Stock dividend.......................       (0.1)
  Issued...............................
  Converted............................       (0.4)
Common Stock:
  Acquired.............................
  Issued...............................        2.1
                                          --------    ---------   ---------
Balance December 31, 2001..............    1,908.2       (833.0)   (2,839.0)
Net loss for year......................                              (699.6)
Minimum pension adjustment.............                (1,072.0)
Preference Stock:
  Converted............................       (0.2)
Common Stock:
  Acquired.............................
  Issued...............................        1.9
                                          --------    ---------   ---------
Balance December 31, 2002..............   $1,909.9    $(1,905.0)  $(3,538.6)
                                          ========    =========   =========

                          BETHLEHEM STEEL CORPORATION

     Total non-owner changes in equity were as follows:

                                                         2002        2001       2000
                                                       ---------   ---------   -------
                                                            (DOLLARS IN MILLIONS)
Net Loss.............................................  $  (699.6)  $(1,949.6)  $(118.4)
Minimum Pension Adjustment...........................   (1,072.0)     (833.0)       --
                                                       ---------   ---------   -------
                                                       $(1,771.6)  $(2,782.6)  $(118.4)
                                                       =========   =========   =======

     Preferred and Preference Stock issued and outstanding:

                                                                   DECEMBER 31
                                                              ---------------------
                                                               2002          2001
                                                              -------       -------
                                                              (SHARES IN THOUSANDS)
Preferred Stock -- Authorized 20,000 shares
$5.00 Cumulative Convertible Preferred Stock................   2,500         2,500
$2.50 Cumulative Convertible Preferred Stock................   3,999         4,000
$3.50 Cumulative Convertible Preferred Stock................   4,756         4,858
Preference Stock -- Authorized 20,000 shares
Series "A" 5% Cumulative Convertible Preference Stock.......   1,288         1,324
Series "B" 5% Cumulative Convertible Preference Stock.......     678           704

     Each share of $3.50 Cumulative Convertible Preferred Stock issued in 1993 is convertible into 2.39 shares of Common Stock, subject to certain events. Each share of the $5.00 Cumulative Convertible Preferred Stock and the $2.50 Cumulative Convertible Preferred Stock issued in 1983 is convertible into 1.77 and .84 shares of Common Stock, subject to certain events. During 2001, Bethlehem declared and paid only the first and second quarter dividend on Preferred Stock. Under Delaware law, Bethlehem has insufficient "surplus" to pay dividends on Preferred and Common Stock. The remaining 2001 and all of 2002 quarterly dividends are in arrears. Bethlehem's failure to pay dividends on its Preferred Stock for six consecutive quarters triggers the right of the holders of a majority of the Preferred Stock to demand that two directors nominated by them be appointed to the Board. To date, the holders of a majority of the Preferred Stock have not made any demand to have any new directors appointed to the Board. Dividend payments are also restricted by Bethlehem's GECC financing (See Note F, Debt and Capital Lease Obligations).

     In accordance with its labor agreements, Bethlehem issues Preference Stock to a trustee under the Employee Investment Program. Series "A" and Series "B" of Preference Stock have a cumulative dividend of 5% per annum payable at Bethlehem's option in cash, Common Stock or additional shares of Preference Stock. Each share of Preference Stock is entitled to vote with Common Stock on all matters and is convertible into one share of Common Stock.

                          BETHLEHEM STEEL CORPORATION

L.  EARNINGS PER SHARE

     The following presents the details of Bethlehem's earnings per share calculations:

                                                          2002         2001          2000
                                                       ----------   -----------   ----------
                                                         (SHARES IN THOUSANDS AND DOLLARS
                                                        IN MILLIONS, EXCEPT PER SHARE DATA)
Basic and Diluted Earnings Per Share
Net loss.............................................   $ (699.6)    $(1,949.6)    $ (118.4)
Less dividend requirements
  $2.50 preferred dividend-cash......................      (10.0)        (10.0)       (10.0)
  $5.00 preferred dividend-cash......................      (12.5)        (12.5)       (12.5)
  $3.50 preferred dividend-cash......................      (16.9)        (17.7)       (17.9)
5% preference dividend-stock.........................         --          (0.3)        (0.3)
                                                        --------     ---------     --------
     Total preferred and preference dividends........      (39.4)        (40.5)       (40.7)
Net loss applicable to Common Stock..................   $ (739.0)    $(1,990.1)    $ (159.1)
                                                        --------     ---------     --------
Average Shares of Common Stock outstanding...........    130,981       130,077      131,747
                                                        --------     ---------     --------
Basic and Diluted Earnings Per Share.................   $  (5.64)    $  (15.30)    $  (1.21)
                                                        ========     =========     ========

M.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          2002                                    2001
                           -----------------------------------   ---------------------------------------
                             1Q       2Q        3Q       4Q        1Q         2Q         3Q        4Q
                           ------   -------   ------   -------   -------   ---------   -------   -------
                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
    Net sales............  $803.8   $ 933.5   $938.5   $ 896.6   $ 877.9   $   911.1   $ 825.4   $ 719.9
    Cost of sales........   811.5     931.2    887.5     869.6     910.8       915.2     844.0     798.6
    Net loss.............   (97.3)   (118.9)   (54.2)   (429.2)   (118.4)   (1,131.9)   (152.2)   (547.1)
    Net loss per Common
      Share -- basic &
      diluted............   (0.82)    (0.98)   (0.49)    (3.35)    (0.99)      (8.80)    (1.25)    (4.27)

N.  INFORMATION ABOUT PRODUCTS AND SERVICES

                                                             PERCENTAGE OF BETHLEHEM'S
                                                             NET SALES BY MAJOR PRODUCT
                                                            ----------------------------
                                                             2002       2001       2000
                                                            ------     ------     ------
Steel mill products:
  Hot-rolled sheets.......................................   16.1%      15.3%      14.9%
  Cold-rolled sheets......................................   16.1       15.2       18.9
  Coated sheets...........................................   31.2       29.0       27.9
  Tin mill products.......................................    8.2        7.9        6.3
  Plates..................................................   17.4       21.6       20.5
  Rail products...........................................    2.8        3.5        3.9
  Other steel mill products...............................    1.6        1.5        2.0
Other products and services (including raw materials and
  freight)................................................    6.6        6.0        5.6
                                                            -----      -----      -----
                                                            100.0%     100.0%     100.0%
                                                            =====      =====      =====

     Bethlehem's largest customer, General Motors Corporation, accounts for about 10% of its consolidated sales in 2002, 2001 and 2000.

                          BETHLEHEM STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                                                                    MARCH 31
                                                              ---------------------
                                                                2003         2002
                                                              ---------     -------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
NET SALES...................................................  $   907.7     $ 803.8
                                                              ---------     -------
COSTS AND EXPENSES
  Cost of sales.............................................      866.1       811.5
  Depreciation..............................................       60.1        60.5
  Selling, administration and general expense...............       17.0        25.1
  Impairment and other charges (Note 2).....................    2,300.0          --
                                                              ---------     -------
TOTAL COSTS AND EXPENSES....................................    3,243.2       897.1
                                                              ---------     -------
LOSS FROM OPERATIONS........................................   (2,335.5)      (93.3)
REORGANIZATION ITEMS (Note 4)...............................       (5.6)       (2.1)
FINANCING EXPENSE -- NET (Note 5)...........................      (12.6)      (12.2)
                                                              ---------     -------
LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE....................................................   (2,353.7)     (107.6)
BENEFIT FROM INCOME TAXES (Note 6)..........................         --        10.3
                                                              ---------     -------
LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE..........   (2,353.7)      (97.3)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (Note 3).............      (12.5)         --
                                                              ---------     -------
NET LOSS....................................................   (2,366.2)      (97.3)
DIVIDEND REQUIREMENTS ON PREFERRED AND PREFERENCE STOCK.....        9.8         9.9
                                                              ---------     -------
NET LOSS APPLICABLE TO COMMON STOCK.........................  $(2,376.0)    $(107.2)
                                                              =========     =======
NET LOSS PER COMMON SHARE (BASIC AND DILUTED):
  Net loss before cumulative effect of accounting change....  $  (18.00)    $ (0.82)
  Cumulative effect of accounting change....................      (0.10)         --
                                                              ---------     -------
  Net loss per common share.................................  $  (18.10)    $ (0.82)
                                                              =========     =======
AVERAGE SHARES OUTSTANDING:
  Basic and Diluted (millions)..............................      131.3       130.9
                                  ADDITIONAL DATA
  Steel products shipped (thousands of net tons)............      1,948       1,880
  Raw steel produced (thousands of net tons)................      2,199       2,306

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                          BETHLEHEM STEEL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31    DECEMBER 31
                                                                2003         2002
                                                              ---------   -----------
                                                                    (UNAUDITED)
                                                               (DOLLARS IN MILLIONS)
                                       ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..............................  $    40.9    $    67.6
     Receivables, less allowances...........................      372.3        350.2
     Inventories:
       Raw materials........................................      215.9        224.6
       Finished and semifinished............................      526.0        516.3
                                                              ---------    ---------
       Total Inventories....................................      741.9        740.9
     Other current assets...................................        9.1         27.6
                                                              ---------    ---------
TOTAL CURRENT ASSETS........................................    1,164.2      1,186.3
INVESTMENTS AND MISCELLANEOUS ASSETS (Note 2)...............       13.4         76.9
PROPERTY, PLANT AND EQUIPMENT -- NET (Notes 2 and 3)........      347.9      2,615.5
                                                              ---------    ---------
TOTAL ASSETS................................................  $ 1,525.5    $ 3,878.7
                                                              =========    =========
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
     Accounts payable.......................................  $   166.7    $   167.6
     Accrued employment costs...............................       94.1        102.6
     Accrued taxes..........................................       35.9         31.3
     Debt and capital lease obligations -- current..........      693.0        695.7
     Other current liabilities..............................       47.4         50.1
                                                              ---------    ---------
TOTAL CURRENT LIABILITIES...................................    1,037.1      1,047.3
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................       80.5         84.9
DEFERRED GAIN...............................................       76.1         81.5
LONG-TERM LIABILITIES (Note 3)..............................       47.4         41.8
LIABILITIES SUBJECT TO COMPROMISE (Note 7)..................    6,100.4      6,073.4
STOCKHOLDERS' DEFICIT:
     Preferred Stock........................................       11.3         11.3
     Preference Stock.......................................        1.9          2.0
     Common Stock...........................................      136.3        136.1
     Common Stock held in treasury at cost..................      (65.9)       (65.9)
     Additional paid-in capital.............................    1,910.2      1,909.9
     Accumulated other comprehensive loss...................   (1,905.0)    (1,905.0)
     Accumulated deficit....................................   (5,904.8)    (3,538.6)
                                                              ---------    ---------
TOTAL STOCKHOLDERS' DEFICIT.................................   (5,816.0)    (3,450.2)
                                                              ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................  $ 1,525.5    $ 3,878.7
                                                              =========    =========

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                          BETHLEHEM STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                                                                  MARCH 31 2003
                                                              ---------------------
                                                                2003          2002
                                                              ---------      ------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES:
     Net loss...............................................  $(2,366.2)     $(97.3)
     Adjustments for items not affecting cash from operating
      activities:
          Depreciation and amortization.....................       60.1        60.5
          Impairment and other charges (Note 2).............    2,300.0          --
          Cumulative effect of accounting change (Note 3)...       12.5          --
          Recognition of deferred gains.....................       (5.4)       (5.6)
          Reorganization items..............................        5.6         2.1
          Other -- net......................................        1.9         4.9
     Working capital (excluding financing and investing
      activities):
          Receivables.......................................      (22.6)      (20.0)
          Inventories.......................................         --         3.1
          Accounts payable..................................       (1.0)       (9.8)
          Other.............................................        3.1        10.7
     Funding Postretirement Benefits:
          Pension funding less than expense (Note 1)........         --        35.6
          Retiree healthcare and life insurance benefit
            payments less than expense......................       11.7        14.1
                                                              ---------      ------
CASH USED FOR OPERATING ACTIVITIES BEFORE REORGANIZATION
  ITEMS.....................................................       (0.3)       (1.7)
     Reorganization items...................................       (5.6)       (2.1)
                                                              ---------      ------
CASH USED FOR OPERATING ACTIVITIES..........................       (5.9)       (3.8)
                                                              ---------      ------
INVESTING ACTIVITIES:
     Capital expenditures...................................      (15.7)      (14.2)
     Cash proceeds from asset sales.........................       10.4        16.6
                                                              ---------      ------
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES............       (5.3)        2.4
                                                              ---------      ------
FINANCING ACTIVITIES:
     Borrowings.............................................       15.0         0.5
     Debt and capital lease payments........................      (22.1)      (18.1)
     Other payments.........................................       (8.4)       (9.0)
                                                              ---------      ------
CASH USED FOR FINANCING ACTIVITIES..........................      (15.5)      (26.6)
                                                              ---------      ------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................      (26.7)      (28.0)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD............       67.6       104.0
                                                              ---------      ------
                          -- END OF PERIOD..................  $    40.9      $ 76.0
                                                              =========      ======
  SUPPLEMENTAL CASH INFORMATION:
       Interest and other financing costs, net of amount
        capitalized.........................................  $    12.6      $  7.8
       Capital lease obligations incurred...................         --         1.9

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                          BETHLEHEM STEEL CORPORATION

           NOTES TO MARCH 31, 2003 CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
     1. These Consolidated Financial Statements are unaudited and should be read together with audited financial statements for the year ended December 31, 2002 included in this prospectus and other reports filed by Bethlehem with the Securities and Exchange Commission during 2003.

     On October 15, 2001, Bethlehem and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions for reorganization under chapter 11 of the United States Code (the Code) in the United States Bankruptcy Court for the Southern District of New York (the Court).

     On March 12, 2003, Bethlehem signed an asset purchase agreement (APA) to sell substantially all of its assets to a subsidiary of International Steel Group, Inc. (ISG) for cash, ISG Class B common stock and the assumption of certain liabilities. The transaction is expected to provide Bethlehem sufficient cash to satisfy all allowed secured, administrative and priority claims. Under the terms of the APA, the ISG Class B common stock with an expected value of $15 million is available to be distributed to the pre-petition unsecured creditors upon confirmation by the Court of a chapter 11 liquidating plan. No value will be distributed to holders of Bethlehem's common, preferred or preference equity. The APA was approved by the Court on April 22, 2003. In connection with the approval of the APA, among other matters, the United Steelworkers of America agreed to release substantially all claims against Bethlehem and subsidiary companies; the trustees of the funds under the Coal Industry Health Benefit Retiree Act of 1992 agreed to withdraw their civil action filed on March 18, 2003 in the United States District Court for the District of Columbia for injunctive relief and agreed to settle certain claims against Bethlehem and "related persons;" and the Pension Benefit Guaranty Corporation (PBGC) agreed to release certain claims against any member of Bethlehem's "controlled group" under Title IV of ERISA. Closing was completed on May 7, 2003, however, the opening of business on May 1, 2003 is the effective closing date for financial purposes. Bethlehem plans to file a chapter 11 liquidating plan with the Court within 60 days. Upon confirmation of such plan by the Court, Bethlehem's chapter 11 case can be closed.

     On March 25, 2003, the Court approved a motion under section 1114 of the Code terminating health care and life insurance benefits (OPEB) for claims incurred after March 31, 2003, for substantially all current and future retired employees and their eligible dependents. Claims incurred on or before March 31, 2003 and received on or before May 31, 2003 will be paid. The Court also required, if sufficient funds are available, Bethlehem to reimburse up to two weeks of COBRA premiums paid by Bethlehem's COBRA enrollees after all allowed secured, priority and administrative claims have been paid. Any remaining cash will be paid to ISG under the terms of the APA.

     On December 18, 2002, the PBGC filed a complaint in the United States District Court for the Eastern District of Pennsylvania alleging there was sufficient cause under applicable laws to terminate the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies (the Pension Plan). The complaint requested, among other things, that December 18, 2002 be established as the Pension Plan's termination date and that the PBGC be appointed the Pension Plan's ERISA trustee with full responsibility for managing Pension Plan assets and administering Pension Plan benefits. By agreement dated April 30, 2003, the litigation was resolved on the basis that the Pension Plan be terminated effective December 18, 2002 and the PBGC assume the duties of ERISA trustee of the Pension Plan effective April 30, 2003. As a result of the PBGC's action to terminate Bethlehem's Pension Plan, Bethlehem is not recording any pension expense in 2003.

     2. As a result of the events mentioned in Note 1, Bethlehem recorded in March 2003 a loss for impairment of long-lived assets of approximately $2.3 billion and a loss for unrecognized past service cost resulting from the termination of OPEB of $10 million. In addition, Bethlehem adopted the liquidation basis of accounting as of April 30, 2003. The liquidation basis of accounting requires Bethlehem to accrue approximately $28 million as an estimate for expenses to be incurred during the period through closing the chapter 11 case. It also requires that assets be stated at their estimated net realizable value which was accomplished with the impairment charge recognized in March 2003. Bethlehem's pre-petition unsecured

                          BETHLEHEM STEEL CORPORATION

                                  (UNAUDITED)

liabilities of approximately $6 billion continue to be valued at their historical basis until "legal release" by the Court. This release will occur when the ISG Class B common stock, with an expected value of $15 million becomes available to distribute to pre-petition unsecured creditors. Such creditors are also entitled to receive the benefits of any bankruptcy avoidance claims that Bethlehem may have.

     The pro forma statement of net liabilities as of March 31, 2003 reflecting
(1) the adoption of the liquidation basis of accounting, (2) the sale of substantially all of Bethlehem's assets to ISG and (3) the revaluation of liabilities upon "legal release" to the anticipated settlement value of the ISG Class B common stock follows ($ in millions):

                          BETHLEHEM STEEL CORPORATION
              PRO FORMA CONSOLIDATED STATEMENT OF NET LIABILITIES
                                 MARCH 31, 2003

                                                          HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                          ----------   -----------       ---------
ASSETS
  Current Assets:
     Cash and cash equivalents..........................  $    40.9     $    57.1(a)      $ 98.0
     Receivables -- net.................................      372.3        (252.3)(a)      120.0
     Inventories........................................      741.9        (741.9)(a)         --
     Other current assets...............................        9.1           0.9(a)        10.0
                                                          ---------     ---------         ------
  Total Current Assets..................................    1,164.2        (936.2)         228.0
  Investments and Miscellaneous Assets..................       13.4           1.6(a)        15.0
  Property, Plant and Equipment -- net..................      347.9        (347.9)(a)         --
                                                          ---------     ---------         ------
  Total Assets..........................................    1,525.5      (1,282.5)         243.0
                                                          ---------     ---------         ------
LIABILITIES
  Current Liabilities:
     Accounts payable...................................      166.7        (166.7)(a)         --
     Accrued employment costs...........................       94.1           7.9(a)(b)    102.0
     Secured debt and capital lease
       obligations-current..............................      693.0        (693.0)(a)         --
     Other current liabilities..........................       83.3          57.7(a)(b)    141.0
                                                          ---------     ---------         ------
  Total Current Liabilities.............................    1,037.1        (794.1)         243.0
  Secured Debt and Capital Lease Obligations............       80.5         (80.5)(a)         --
  Deferred Gains and Other Long-Term Liabilities........      123.5        (123.5)(a)(b)      --
  Liabilities Subject to Compromise.....................    6,100.4      (6,100.4)(a)(b)      --
                                                          ---------     ---------         ------
  Total Liabilities.....................................    7,341.5      (7,098.5)         243.0
                                                          ---------     ---------         ------
  Net Liabilities.......................................  $(5,816.0)    $ 5,816.0         $   --
                                                          =========     =========         ======

Notes:

(a)  Adjustment to reflect sale of assets to ISG and April activity.

(b) Adjustment to write-down liabilities of approximately $5.9 billion to anticipated settlement amount and to record accruals of approximately $28 million for estimated costs through closing the chapter 11 case.

     3. On January 1, 2003, Bethlehem adopted FASB Statement No. 143, Accounting for Asset Retirement Obligations. The Statement requires the recognition of a liability and an asset for the estimated cost of disposal as part of the initial cost of a long-lived asset and subsequent amortization of the asset to expense. As a result of adopting this Statement, Bethlehem increased property, plant and equipment, net by $1 million, other long-term liabilities by $13 million and recorded a $12 million charge for the "cumulative effect of a

                          BETHLEHEM STEEL CORPORATION

                                  (UNAUDITED)

change in accounting principle" to account for depreciation and interest expense that would have been recorded since the affected assets were placed in service through December 31, 2002.

     4. Net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items. For the three-month periods ended March 31, 2003 and 2002, the following have been recorded ($ in millions):

                                                              2003    2002
                                                              -----   -----
Professional and other fees.................................  $ 5.7   $ 4.3
Gains from termination of contracts.........................     --    (2.0)
Interest income.............................................   (0.1)   (0.2)
                                                              -----   -----
Total.......................................................  $ 5.6   $ 2.1
                                                              =====   =====

     5. Interest at the stated contractual amount on unsecured debt that was not charged to earnings as a result of Bethlehem's chapter 11 filing was approximately $11 million for the three-month periods ended March 31, 2003 and 2002.

     6. The income tax benefit recorded in 2002 represents a $10 million tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted on March 8, 2002. The Act provides Bethlehem the ability to carry back a portion of its 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available.

     7. Liabilities subject to compromise at March 31, 2003 and December 31, 2002 follows ($ in millions):

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
Pension liability...........................................  $2,849.0      $2,849.0
Other postemployment benefits...............................   2,081.9       2,059.0
Unsecured debt..............................................     526.7         526.7
Accounts payable............................................     190.6         190.7
Accrued employment costs....................................     180.7         186.7
Other accrued liabilities...................................     204.8         194.6
Accrued taxes and interest..................................      66.7          66.7
                                                              --------      --------
Total.......................................................  $6,100.4      $6,073.4
                                                              ========      ========

     The bar date by which creditors, other than employees and former employees, were required to file proofs of claim with the Court was September 30, 2002. On May 14, 2003, the Court approved an order to establish July 11, 2003 as the bar date by which employees and former employees as creditors will be required to file proofs of claim. Differences between the amounts reflected on Bethlehem's records and claims by creditors will be investigated and resolved in connection with Bethlehem's claims resolution process. That process has commenced and, in light of the number of creditors, will take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known. It is reasonably possible that the amount of claims ultimately allowed by the Court will differ materially from the amounts presently recorded by Bethlehem. These amounts are not currently capable of being reasonably estimated. Under the terms of the APA mentioned in Note 1, the ISG Class B common stock with an expected value of $15 million together with any bankruptcy avoidance claims that Bethlehem may have are the only assets available for distribution to allowed pre-petition unsecured claimants.

                          BETHLEHEM STEEL CORPORATION

                                  (UNAUDITED)

     8. Bethlehem's financing arrangement with General Electric Capital Corporation (GECC) restricts dividend payments. Preferred dividends are in arrears since the second quarter of 2001. A portion of the proceeds from the sale of substantially all of Bethlehem's assets to ISG has been used to fully repay its financing with GECC.

     9. Because of Bethlehem's chapter 11 filing, it is in default under the construction loan agreements of its Columbus Coating Company (CCC) subsidiary. This event of default would allow the lenders to call the full amount of the loan. Bethlehem believes that the market value of CCC exceeds the net loan amount. As part of the sale of assets to ISG, ISG has assumed the net outstanding debt.

             [PHOTO OF FURNACE]







H-4 Blast Furnace at Indiana Harbor







              [PHOTO OF MILL]








Charging slabs into reheat furnaces at hot strip mill in Burns Harbor







              [PHOTO OF LADLE]







Iron ladle charging hot metal into basic oxygen furnace at Indiana Harbor







            [PHOTO OF LOCOMOTIVE]







Locomotive transporting hot metal to basic oxygen furnace at Indiana Harbor




                   [ISG LOGO]

                           (INTERNATIONAL STEEL LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate (except for the registration fee) of the approximate fees and expenses payable by us in connection with the sale of common stock being registered.

SEC Registration fee........................................  $20,225
NASD filing fee.............................................   15,000
NYSE Listing Application Fee................................        *
Blue sky qualification fees and expenses....................    5,000
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent and registrar fees...........................    5,000
Miscellaneous...............................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======

---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES


     Pursuant to the authority conferred by Section 102 of the General Corporation Law of the State of Delaware, our certificate of incorporation contains a provision providing that none of our directors shall be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of a director's duties as a director, except for liability:


     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the General Corporation Law of the State of Delaware; or

     - for any transactions from which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.

INDEMNIFICATION AND INSURANCE

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting (and, in some situations, requiring) Delaware corporations such as us to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with, among other things, their service to the corporation in those capacities. Our certificate of incorporation contains provisions requiring us to indemnify and hold harmless our directors, officers and employees to the fullest extent permitted or required by law. Among other things, these provisions provide that we are required to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that the indemnitee is or was acting in an official capacity as our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against all expenses, liabilities and losses, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits us to provide broader indemnification rights than law permitted us to provide prior to the amendment). These provisions also provide for the advance payment of fees and expenses incurred by the indemnitee in defense of any such proceeding, subject to reimbursement by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by us. We expect to enter into agreements with our directors, executive officers and certain other key employees providing contractually for indemnification consistent with our certificate of incorporation and bylaws.


     Our certificate of incorporation also permits us to secure insurance on our behalf and on behalf of any officer, director, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent, regardless of whether the bylaws would permit indemnification. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since April 2002, we have issued and sold the following securities:

     - On April 11, 2002, the registrant issued (1) 4,210.5 shares of restricted common stock, par value $0.01 per share, to WLR Recovery Fund L.P. and
       (2) 4,210.5 shares of restricted common stock, par value $0.01 per share, to WLR Recovery Fund II L.P., in each case, for a purchase price of $9,500 per share, for an aggregate purchase price of $79,999,500.

     - On April 11, 2002, the registrant issued 9,500 shares of restricted common stock, par value $0.01 per share, to certain accredited investors, as that term is defined in Rule 501(a) promulgated under the Securities Act, for a purchase price of $10,000 per share, for an aggregate purchase price of $95,000,000.

     - On October 3, 2002, the registrant issued 1,323 shares of restricted common stock, par value $0.01 per share, to certain accredited investors, as that term is defined in Rule 501(a) promulgated under the Securities Act, for a purchase price of $46,250 per share, for an aggregate purchase price of $61,188,750.

     - On May 7, 2003, the registrant issued 1,694 shares of restricted Class B Common Stock, par value $0.01 per share, to certain accredited investors, as that term is defined in Rule 501(a) promulgated under the Securities Act, for a purchase price of $92,500 per share, for an aggregate purchase price of $156,695,000.

     - On May 7, 2003, the registrant issued 162.2 shares of restricted Class B Common Stock, par value $0.01 per share, to Bethlehem Steel Corporation as partial consideration for the Bethlehem assets.

     The sales of the above securities were deemed to be exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about us. No underwriters were involved in the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) List of Exhibits.


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement
 3.1*     Third Amended and Restated Certificate of Incorporation
 3.2*     Amended and Restated Bylaws
 4.1*     Specimen certificate for shares of common stock
 4.2*     Amended and Restated Stockholders Agreement dated as of
          October 3, 2002 by and among International Steel Group Inc.,
          WLR Recovery Fund L.P., WLR Recovery Fund II L.P., and the
          persons listed on Schedule A thereto
 4.3***   Registration Rights Agreement, dated as of May 6, 2003, by and between ISG and the Pension Benefit Guaranty Corporation
 4.4***   Convertible Subordinated Promissory Note, dated as of May 6,
          2003, by ISG, as Maker and the Pension Benefit Guaranty
          Corporation, as Payee
 4.5      ISG is a party to certain long-term debt agreements where
          the amount of securities authorized thereunder does not
          exceed 10% of ISG's total consolidated assets. ISG agrees to furnish a copy of any such agreement to the Commission upon request
 5.1*     Opinion of Jones Day
10.1***   Credit and Guaranty Agreement, dated as of May 7, 2003, by and among International Steel Group Inc., as a Guarantor,
          ISG Acquisition Inc., ISG Cleveland Inc., ISG Hennepin Inc.,
          ISG Indiana Harbor Inc., ISG Warren Inc., ISG Riverdale
          Inc., ISG Plate Inc., ISG Piedmont Inc., ISG Burns Harbor,
          Inc., ISG Sparrows Point Inc., ISG Steelton Inc., and ISG
          Lackawanna Inc., as Borrowers, certain subsidiaries of the company, as Guarantors, the Lenders party thereto from time to time, UBS Securities LLC, as Joint Lead Arranger and
          Joint Bookrunner, UBS AG, Stamford Branch, as Administrative
          Agent, Goldman Sachs Credit Partners L.P., as Joint Lead
          Arranger, Joint Bookrunner and Syndication Agent, The CIT
          Group/Business Credit, Inc., as Collateral Agent, Fleet
          Capital Corporation, as Co-Documentation Agent and LaSalle
          Bank National Association, as Co-Documentation Agent
10.2***   First Amendment to Credit and Guaranty Agreement, dated as of August 6, 2003, by and among International Steel Group
          Inc., as a Guarantor, ISG Acquisition Inc., ISG Cleveland
          Inc., ISG Hennepin Inc., ISG Indiana Harbor Inc., ISG Warren
          Inc., ISG Riverdale Inc., ISG Plate Inc., ISG Piedmont Inc.,
          ISG Burns Harbor, Inc., ISG Sparrows Point Inc., ISG
          Steelton Inc., and ISG Lackawanna Inc., as Borrowers,
          certain subsidiaries of the company, as Guarantors, the
          Lenders party thereto from time to time, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, UBS AG,
          Stamford Branch, as Administrative Agent, Goldman Sachs
          Credit Partners L.P., as Joint Lead Arranger, Joint
          Bookrunner and Syndication Agent, The CIT Group/Business
          Credit, Inc., as Collateral Agent, Fleet Capital
          Corporation, as Co-Documentation Agent and LaSalle Bank
          National Association, as Co-Documentation Agent
10.3***   Second Amendment and Limited Waiver to Credit and Guaranty
          Agreement, dated as of September 30, 2003, by and among
          International Steel Group Inc., as a Guarantor, ISG
          Acquisition Inc., ISG Cleveland Inc., ISG Hennepin Inc., ISG
          Indiana Harbor Inc., ISG Warren Inc., ISG Riverdale Inc.,
          ISG Plate Inc., ISG Piedmont Inc., ISG Burns Harbor, Inc.,
          ISG Sparrows Point Inc., ISG Steelton Inc., and ISG
          Lackawanna Inc., as Borrowers, certain subsidiaries of the company, as Guarantors, the Lenders party thereto from time to time, UBS Securities LLC, as Joint Lead Arranger and
          Joint Bookrunner, UBS AG, Stamford Branch, as Administrative
          Agent, Goldman Sachs Credit Partners L.P., as Joint Lead
          Arranger, Joint Bookrunner and Syndication Agent, The CIT
          Group/Business Credit, Inc., as Collateral Agent, Fleet
          Capital Corporation, as Co-Documentation Agent and LaSalle
          Bank National Association, as Co-Documentation Agent
10.4***   International Steel Group Inc. Officer Cash and Stock Bonus
          Plan dated as of June 28, 2002
10.5***   2002 Stock Option Plan of International Steel Group Inc.
          dated as of June 28, 2002

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.6***   Release and Settlement Agreement, dated as of April 22,
          2003, by and between International Steel Group Inc. and the
          Pension Benefit Guaranty Corporation
10.7**    Pellet Sale and Purchase Agreement, dated as of April 10,
          2002 by and among Cleveland-Cliffs Iron Company, Cliffs
          Mining Company, Northshore Mining Company, Northshore Sales
          Company, ISG Cleveland Inc. and ISG Indiana Harbor, Inc.
10.8***   Asset Purchase Agreement, dated as of February 26, 2002, by and among WLR Acquisition Corp., LTV Steel Company, Inc.,
          The River Terminal Railway Company, The Chicago Short Line
          Railway Company, and Cuyahoga Valley Railway
10.9***   Amendment to the Asset Purchase Agreement, dated as of April
          11, 2002, by and among WLR Acquisition Corp., LTV Steel
          Company, Inc., The River Terminal Railway Company, The
          Chicago Short Line Railway Company, and Cuyahoga Valley
          Railway
10.10***  Amendment No. 2 to the Asset Purchase Agreement, dated as of
          June 4, 2002, by and among WLR Acquisition Corp., LTV Steel
          Company, Inc., The River Terminal Railway Company, The
          Chicago Short Line Railway Company, and Cuyahoga Valley
          Railway
10.11***  Amendment No. 3 to the Asset Purchase Agreement, dated as of
          July 8, 2002, by and among WLR Acquisition Corp., LTV Steel
          Company, Inc., The River Terminal Railway Company, The
          Chicago Short Line Railway Company, and Cuyahoga Valley
          Railway
10.12***  Asset Purchase Agreement, dated as of March 12, 2003, by and among ISG, ISG Acquisition, Inc., Bethlehem, and the other sellers named therein
10.13***  Amendment No. 1 to Asset Purchase Agreement, dated as of
          April 22, 2003, by and among ISG, ISG Acquisition, Inc.,
          Bethlehem, and the other sellers named therein
10.14***  Amendment No. 2 to Asset Purchase Agreement, dated as of May
          6, 2003, by and among ISG, ISG Acquisition, Inc., Bethlehem, and the other sellers named therein
11.1***   Statement regarding computation of per share earnings
21.1***   List of Subsidiaries
23.1      Independent Accountants' Consent of KPMG LLP
23.2*     Consent of Jones Day (included in Exhibit 5.1)
23.3      Independent Accountants' Consent of PricewaterhouseCoopers
          LLP
24.1***   Power of Attorney


---------------

  * To be filed by amendment

 ** Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission

*** Previously filed

(b) Financial Statement Schedules.

                INTERNATIONAL STEEL GROUP INC. AND SUBSIDIARIES
                  SCHEDULE II -- VALUATION QUALIFYING ACCOUNTS
   FOR THE PERIOD FROM INCEPTION FEBRUARY 22, 2002, THROUGH DECEMBER 31, 2002

                                                                ADDITIONS
                                                        -------------------------
                                          BALANCE AT      CHARGED                                  BALANCE AT
                                         FEBRUARY 22,   TO COSTS AND   CHARGES TO                 DECEMBER 31,
            CLASSIFICATION                   2002         EXPENSES       OTHER      DEDUCTIONS        2002
            --------------               ------------   ------------   ----------   ----------    ------------
                                                                (DOLLARS IN THOUSANDS)
Allowance for Doubtful Accounts........     $  --          $5,632           --       $(2,498)(a)     $3,134

(a) Amounts for Doubtful Accounts

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, International Steel Group Inc. has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richfield, State of Ohio, on October 28, 2003.


                                          INTERNATIONAL STEEL GROUP INC.


                                          By:    /s/ LEONARD M. ANTHONY

                                            ------------------------------------
                                                     Leonard M. Anthony
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----

                  *                        President, Chief Executive      October 28, 2003
--------------------------------------   Officer and Director (Principal
            Rodney B. Mott                     Executive Officer)


        /s/ LEONARD M. ANTHONY               Chief Financial Officer       October 28, 2003
--------------------------------------    (Principal Financial Officer)
          Leonard M. Anthony


                  *                        Vice President -- Corporate     October 28, 2003
--------------------------------------        Controller (Principal
            Brian D. Kurtz                     Accounting Officer)


                  *                         Chairman of the Board of       October 28, 2003
--------------------------------------       Directors and Director
         Wilbur L. Ross, Jr.


                  *                                 Director               October 28, 2003
--------------------------------------
            John S. Brinzo


                  *                                 Director               October 28, 2003
--------------------------------------
        William C. Bartholomay



* The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC herewith, by signing his name hereto, does hereby sign and deliver to this Amendment No. 2 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.


                                          By:    /s/ LEONARD M. ANTHONY
                                            ------------------------------------
                                              Name: Leonard M. Anthony
                                              Title: Chief Financial Officer

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1*      Form of Underwriting Agreement
 3.1*      Third Amended and Restated Certificate of Incorporation
 3.2*      Amended and Restated Bylaws
 4.1*      Specimen certificate for shares of common stock
 4.2*      Amended and Restated Stockholders Agreement dated as of
           October 3, 2002 by and among International Steel Group Inc.,
           WLR Recovery Fund L.P., WLR Recovery Fund II L.P., and the
           persons listed on Schedule A thereto
 4.3***    Registration Rights Agreement, dated as of May 6, 2003, by and between ISG and the Pension Benefit Guaranty Corporation
 4.4***    Convertible Subordinated Promissory Note, dated as of May 6,
           2003, by ISG, as Maker and the Pension Benefit Guaranty
           Corporation, as Payee
 4.5       ISG is a party to certain long-term debt agreements where
           the amount of securities authorized thereunder does not
           exceed 10% of ISG's total consolidated assets. ISG agrees to furnish a copy of any such agreement to the Commission upon request
 5.1*      Opinion of Jones Day
10.1***    Credit and Guaranty Agreement, dated as of May 7, 2003, by and among International Steel Group Inc., as a Guarantor,
           ISG Acquisition Inc., ISG Cleveland Inc., ISG Hennepin Inc.,
           ISG Indiana Harbor Inc., ISG Warren Inc., ISG Riverdale
           Inc., ISG Plate Inc., ISG Piedmont Inc., ISG Burns Harbor,
           Inc., ISG Sparrows Point Inc., ISG Steelton Inc., and ISG
           Lackawanna Inc., as Borrowers, certain subsidiaries of the company, as Guarantors, the Lenders party thereto from time to time, UBS Securities LLC, as Joint Lead Arranger and
           Joint Bookrunner, UBS AG, Stamford Branch, as Administrative
           Agent, Goldman Sachs Credit Partners L.P., as Joint Lead
           Arranger, Joint Bookrunner and Syndication Agent, The CIT
           Group/Business Credit, Inc., as Collateral Agent, Fleet
           Capital Corporation, as Co-Documentation Agent and LaSalle
           Bank National Association, as Co-Documentation Agent
10.2***    First Amendment to Credit and Guaranty Agreement, dated as of August 6, 2003, by and among International Steel Group
           Inc., as a Guarantor, ISG Acquisition Inc., ISG Cleveland
           Inc., ISG Hennepin Inc., ISG Indiana Harbor Inc., ISG Warren
           Inc., ISG Riverdale Inc., ISG Plate Inc., ISG Piedmont Inc.,
           ISG Burns Harbor, Inc., ISG Sparrows Point Inc., ISG
           Steelton Inc., and ISG Lackawanna Inc., as Borrowers,
           certain subsidiaries of the company, as Guarantors, the
           Lenders party thereto from time to time, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, UBS AG,
           Stamford Branch, as Administrative Agent, Goldman Sachs
           Credit Partners L.P., as Joint Lead Arranger, Joint
           Bookrunner and Syndication Agent, The CIT Group/Business
           Credit, Inc., as Collateral Agent, Fleet Capital
           Corporation, as Co-Documentation Agent and LaSalle Bank
           National Association, as Co-Documentation Agent
10.3***    Second Amendment and Limited Waiver to Credit and Guaranty
           Agreement, dated as of September 30, 2003, by and among
           International Steel Group Inc., as a Guarantor, ISG
           Acquisition Inc., ISG Cleveland Inc., ISG Hennepin Inc., ISG
           Indiana Harbor Inc., ISG Warren Inc., ISG Riverdale Inc.,
           ISG Plate Inc., ISG Piedmont Inc., ISG Burns Harbor, Inc.,
           ISG Sparrows Point Inc., ISG Steelton Inc., and ISG
           Lackawanna Inc., as Borrowers, certain subsidiaries of the company, as Guarantors, the Lenders party thereto from time to time, UBS Securities LLC, as Joint Lead Arranger and
           Joint Bookrunner, UBS AG, Stamford Branch, as Administrative
           Agent, Goldman Sachs Credit Partners L.P., as Joint Lead
           Arranger, Joint Bookrunner and Syndication Agent, The CIT
           Group/Business Credit, Inc., as Collateral Agent, Fleet
           Capital Corporation, as Co-Documentation Agent and LaSalle
           Bank National Association, as Co-Documentation Agent
10.4***    International Steel Group Inc. Officer Cash and Stock Bonus
           Plan dated as of June 28, 2002
10.5***    2002 Stock Option Plan of International Steel Group Inc.
           dated as of June 28, 2002
10.6***    Release and Settlement Agreement, dated as of April 22,
           2003, by and between International Steel Group Inc. and the
           Pension Benefit Guaranty Corporation
10.7**     Pellet Sale and Purchase Agreement, dated as of April 10,
           2002 by and among Cleveland-Cliffs Iron Company, Cliffs
           Mining Company, Northshore Mining Company, Northshore Sales
           Company, ISG Cleveland Inc. and ISG Indiana Harbor, Inc.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.8***    Asset Purchase Agreement, dated as of February 26, 2002, by and among WLR Acquisition Corp., LTV Steel Company, Inc.,
           The River Terminal Railway Company, The Chicago Short Line
           Railway Company, and Cuyahoga Valley Railway
10.9***    First Amendment to the Asset Purchase Agreement, dated as of
           April 11, 2002, by and among WLR Acquisition Corp., LTV
           Steel Company, Inc., The River Terminal Railway Company, The
           Chicago Short Line Railway Company, and Cuyahoga Valley
           Railway
10.10***   Second Amendment to the Asset Purchase Agreement, dated as of June 4, 2002, by and among WLR Acquisition Corp., LTV
           Steel Company, Inc., The River Terminal Railway Company, The
           Chicago Short Line Railway Company, and Cuyahoga Valley
           Railway
10.11***   Third Amendment to the Asset Purchase Agreement, dated as of
           July 8, 2002, by and among WLR Acquisition Corp., LTV Steel
           Company, Inc., The River Terminal Railway Company, The
           Chicago Short Line Railway Company, and Cuyahoga Valley
           Railway
10.12***   Asset Purchase Agreement, dated as of March 12, 2003, by and among ISG, ISG Acquisition, Inc., Bethlehem, and the other sellers named therein
10.13***   Amendment No. 1 to Asset Purchase Agreement, dated as of
           April 22, 2003, by and among ISG, ISG Acquisition, Inc.,
           Bethlehem, and the other sellers named therein
10.14***   Amendment No. 2 to Asset Purchase Agreement, dated as of May
           6, 2003, by and among ISG, ISG Acquisition, Inc., Bethlehem, and the other sellers named therein
11.1***    Statement regarding computation of per share earnings
21.1***    List of Subsidiaries
23.1       Independent Accountants' Consent of KPMG LLP
23.2*      Consent of Jones Day (included in Exhibit 5.1)
23.3       Independent Accountants' Consent of PricewaterhouseCoopers
           LLP
24.1***    Power of Attorney


---------------

  * To be filed by amendment

 ** Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission

*** Previously filed